Form 10KSB40, Exhibit 13
period 1996-12-31
FENTURA BANCORP INC
filed 1997-03-20
CIK 919865

                                                                    EXHIBIT 13.1


FENTURA BANCORP, INC.
FENTON, MI

                                                           1996 ANNUAL REPORT

                                 THE STATE BANK


                                CUSTOMER IS KING



-------------------------------TABLE OF CONTENTS-------------------------------


           CHAIRMAN'S LETTER                                       2
           MISSION STATEMENT                                       3
           STATEMENT OF MANAGEMENT RESPONSIBILITY                  4
           FINANCIAL HIGHLIGHTS                                    5
           REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS      6
           CONSOLIDATED BALANCE SHEETS                             7
           CONSOLIDATED STATEMENTS OF INCOME                       8
           CONSOLIDATED STATEMENTS OF
             CHANGES IN STOCKHOLDERS' EQUITY                       9
           CONSOLIDATED STATEMENTS OF CASH FLOWS                  10
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS          11-17
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS     18-24
           FINANCIAL REVIEW                                       25
           1996 PHOTO GALLERY                                  26-27
           NEW TEAM MEMBERS & PROMOTIONS                          28
           OUR LEADERSHIP TEAM                                    29
           OUR DIRECTORS                                       30-31
           OUR COMMUNITY OFFICES                                  32

                               CHAIRMAN'S LETTER

To Our Shareholders and Friends:

I am pleased to report that your Bank achieved record earnings again in 1996. Net income increased 7% to $3,233,000 from $3,025,000 earned in 1995. Per Share Earnings increased from $4.53 to $4.84, based on weighted average shares outstanding for each year. Factors contributing to the earnings increase included a strong increase in net interest income, continued steady balance sheet growth and a 10% increase in other operating income.

Total Assets at year end 1996 were $254,381,000 compared to $238,559,000 at 12/31/95. This 7% year to year increase in total Assets was funded by a 6% increase in total Deposits. Shareholder Equity increased 10% to $24,109,000 or $36.09 per share compared with $21,880,000 or $32.80 per share twelve months earlier.

In December, Donald L. Grill was named President & CEO of both Fentura Bancorp., Inc. and The State Bank. Mr. Grill brings 23 years of banking experience to The State Bank. His prior experiences include serving as COO of a large Michigan based bank holding company regional bank as well as President & CEO of a community bank located in Frankenmuth, Michigan.

The Board approved Officer status for seven individuals during 1996. Dale N. Smallidge was named Vice President and Consumer Lending Manager. Initial Officer appointments were granted to: Thomas E. Bertschy promoted to Human Resources Officer; Kimberly A. Cadieux promoted to Customer Service Officer and Sales Manager; Dennis J. Carnell, Jr. and Neil G. Zelley appointed as Commercial Lending Officers; Sharon M. Howell appointed as Community Offices Director; and Robert J. Zoldos promoted to Operations Officer.

I want to personally thank Dick Bagnall, Executive Vice President, Carolyn Spicer, Senior Vice President, Ron Justice, Vice President, Tracy Winglemire, Vice President, Tom Bertschy, Human Resources Officer, and Joyce Dunckel, Executive Services Manager, for their teamwork and cooperation in overseeing bank operations prior to Mr. Grill's appointment.

Two new supermarket branches were opened in 1996 in VG's Food Centers to provide 7 day banking services to customers in the Fenton and Davison Communities.

Your Bank's technological capabilities took a major step forward during the year with the unveiling of PC based home banking which allows customers to check balances, transfer funds, view account statements, pay bills and much more from their home or office computer.

As we approach our centennial year of service to our customers, we are extremely optimistic about our future. Asset quality remains strong and our growth rates continue to outpace peer banks. Our alternative retail delivery systems, unique products and services, and strengthened management team position us well for continued growth and profitability.

The Board of Directors, management team, and talented staff members want to thank you for your continued support and confidence.



                                                  Sincerely,

                                                  /s/ ROBERT J. DERY

                                                  Robert J. Dery
                                                  Chairman of the Board

                               MISSION  STATEMENT






                                   [PHOTO]


          WE ARE COMMITTED TO REMAINING AN INDEPENDENT COMMUNITY BANK
            WE ARE A TEAM OF PROFESSIONALS WHO PLEDGE ALLEGIANCE TO
                             CUSTOMER SATISFACTION
                              EMPLOYEE CAMARADERIE
                               COMMUNITY SERVICE
                               SHAREHOLDER VALUE

   We Will Honor These Commitments While Providing Service Second to None By:

Providing convenient and flexible products and services to meet changing consumer needs while resolving service issues at the point of customer contact in an accurate and timely manner.

Aligning our resources to create a collaborative culture that fosters rewarding team relationships while providing challenging work assignments and personal growth opportunities for everyone.

Supporting the communities we serve with our active involvement and economic support through donations, sponsorships and charitable contributions while perpetuating our heritage of good citizenship.

Enhancing profitable customer relationships to ensure consistent earnings and long term value while maximizing shareholder equity and customer loyalty.

                                  STATEMENT OF
                           MANAGEMENT RESPONSIBILITY


To the Stockholders:

Management of Fentura Bancorp, Inc. and its wholly owned subsidiary, The State Bank, has prepared and is responsible for the consolidated financial statements and the integrity and consistency of other related data contained in our Annual Report. In the opinion of management, the consolidated financial statements, which necessarily include amounts based on management estimates and judgments, have been prepared in conformity with generally accepted accounting principles appropriate to the circumstances.

The Corporation maintains an internal control structure that is designed to provide reasonable assurance as to the integrity of financial records and the protection of assets. The internal control structure includes written policies and procedures, proper delegation of authority, organizational division of responsibilities, and careful selection and training of qualified personnel.

The effectiveness of, and compliance with, established control procedures is monitored through a continuous program of internal audit and credit examination. In recognition of cost-benefit relationships and inherent control limitations, some features of the control structure are designed to detect rather than prevent errors, irregularities and departures from Corporation policies and practices. Management believes the internal control structure has prevented or detected on a timely basis any occurrences that could be material to the consolidated financial statements and that timely corrective actions have been initiated when appropriate.

The Audit Committee of the Board of Directors is composed of outside directors and has the responsibility for the recommendations of the independent certified public accounts for the Corporation. The Audit Committee meets regularly with the independent certified public accountants and the internal audit department to review audit reports, the scope of both internal and external audits and to discuss any action to be taken. The independent certified public accountants and the internal auditors have free access to the Audit Committee.

The consolidated financial statements in this Annual Report have been audited by the Corporation's independent certified public accountants, Grant Thornton, LLP.



 /s/ DONALD L. GRILL                           /s/ RONALD L. JUSTICE

Donald L. Grill                              Ronald L. Justice
President and                                Vice President
Chief Executive Officer                      Chief Financial Officer

                              FINANCIAL HIGHLIGHTS




Dollar Amounts
in Thousands                        Years Ended December 31, Percentage
Except Per Share Data                   1996     1995         Change
                                      ------------------     ----------
EARNINGS AND DIVIDENDS
   Net Income                         $  3,233  $  3,025       6.88%
   Cash Dividends                        1,291     1,114      15.89%

PER SHARE RESULTS*
   Net Income                         $   4.84  $   4.53       6.73%
   Cash Dividends                         1.93      1.67      15.56%
   Stockholders' Equity                  36.09     32.80      10.02%

DAILY AVERAGES
   Loans (Net)                        $169,063  $154,577       9.37%
   Loans Held for Sale                     966       815      18.53%
   Investments                          48,248    49,687     - 2.90%
   Money Market Assets                   6,541     1,891     245.90%
   Total Assets                        242,981   223,626       8.66%
   Deposits                            214,805   196,694       9.21%
   Borrowings                            2,655     5,130     -48.25%
   Stockholders' Equity                 23,020    20,684      11.29%

TRUST ASSETS
   Market Value of Trust Assets       $ 47,776  $ 38,520      24.03%

AVERAGE RATES (Tax Equiv.)
   Loans                                 10.06%    10.15%    - 0.89%
   Securities                             6.29%     6.30%    - 0.16%
   Money Market Assets                    5.41%     6.38%    -15.20%
   Earning Assets                         9.12%     9.20%    - 0.87%
   Deposits and Borrowed Funds            3.94%     3.91%      0.77%
   Interest Margin                        5.36%     5.43%    - 1.29%

NET RETURN
   On Average Assets                      1.33%     1.35%    - 1.48%
   On Average Equity                     14.04%    14.62%    - 3.97%

RATIOS
   Dividend Payout Ratio                 39.88%    36.87%      8.16%
   Equity To Assets Ratio (Average)       9.47%     9.22%      2.42%



*Per share results are calculated using the average number of common shares outstanding.

[REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS LETTERHEAD]


                                                          [GRANT THORNTON LOGO]



Board of Directors
Fentura Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Fentura Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fentura Bancorp, Inc. and subsidiary as of December 31, 1996, and 1995, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP

Detroit, Michigan
January 17, 1997

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                         As of December 31,
                                                                 1996                          1995
ASSETS                                                         --------------------------------------
------
Cash and due from banks (Note B)                               $ 11,921                      $ 11,545
Federal funds sold                                                8,450                         6,300
                                                               --------                      --------
         Cash and cash equivalents                               20,371                        17,845

Time deposits with other banks                                       95                           190
Loans held for sale                                               1,007                           925
Investment securities-held to maturity, at cost
    (market value of $6,594 and $9,487 in
    1996 and 1995, respectively) (Note C)                         6,530                         9,399
Investment securities-available for sale, at
    market (Note C)                                              44,355                        36,431
Loans (Note D)                                                  175,229                       167,536
Less allowance for possible credit losses                        (2,836)                       (2,618)
                                                               --------                      --------
         Net loans                                              172,393                       164,918
                                                               --------                      --------
Bank premises and equipment, net (Note E)                         4,794                         3,887
Accrued interest receivable                                       1,835                         1,677
Other assets                                                      3,001                         3,287
                                                               --------                      --------
         Total assets                                          $254,381                      $238,559
                                                               ========                      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits (Note F)
    Interest bearing                                           $195,843                      $184,074
    Noninterest bearing                                          28,206                        27,411
                                                               --------                      --------
         Total deposits                                         224,049                       211,485
Short-term borrowings                                             1,174                           631
FHLB Advances (Note G)                                            1,195                         2,000
Accrued taxes, interest and other liabilities (Notes H and I)     3,854                         2,563
                                                               --------                      --------
         Total liabilities                                      230,272                       216,679
Stockholders' Equity (Note J & K)
Common stock, $5 par value; 1,000,000 shares authorized,
    677,147 shares issued and outstanding                         3,386                         3,335
Capital surplus                                                  16,266                        15,910
Retained earnings                                                 4,632                         2,690
Unrealized loss on securities available for sale (Note C)          (175)                          (55)
                                                               --------                      --------
         Total stockholders' equity                              24,109                        21,880
                                                               --------                      --------
         Total liabilities and stockholders' equity            $254,381                      $238,559
                                                               ========                      ========


        The accompanying notes are an integral part of these statements.

                       CONSOLIDATED STATEMENTS OF INCOME
                       (in thousands, except share data)

                                                                  Years Ended December 31,
                                                                 ---------------------------
                                                                  1996      1995      1994
                                                                 -------   -------   -------
Interest income
    Loans                                                        $17,337   $15,974   $12,141
    Investment securities
         Taxable                                                   2,378     2,431     2,588
         Tax-exempt                                                  434       462       469
    Short-term investments                                           353       121       197
                                                                 -------   -------   -------
         Total interest income                                    20,502    18,988    15,395

Interest expense
    Deposits                                                       8,389     7,522     5,902
    Short-term borrowings                                            182       371        82
                                                                 -------   -------   -------
         Total interest expense                                    8,571     7,893     5,984
                                                                 -------   -------   -------
Net interest income                                               11,931    11,095     9,411
Provision for possible credit losses (Note D)                        648       540       263
                                                                 -------   -------   -------
Net interest income after provision for possible credit losses    11,283    10,555     9,148

Other operating income
    Service charges on deposit accounts                            1,439     1,314     1,299
    Gain on sale of mortgages                                        326       243       370
    Mortgage servicing income                                        364       396       368
    Fiduciary income                                                 350       271       245
    Other                                                          1,058       999       488
                                                                 -------   -------   -------
         Total other operating income                              3,537     3,223     2,770

Other operating expenses
    Salaries and employee benefits (Note I)                        4,661     4,289     3,784
    Net occupancy costs                                              645       580       463
    Net furniture and equipment costs                              1,317     1,091       905
    Office supplies                                                  320       233       189
    FDIC assessment                                                    2       222       394
    Advertising and promotional                                      354       293       274
    Loss on security transactions (Note C)                            67       117        32
    Other                                                          2,889     2,538     2,236
                                                                 -------   -------   -------
         Total other operating expenses                           10,255     9,363     8,277
                                                                 -------   -------   -------
Income before income taxes                                         4,565     4,415     3,641
Provision for income taxes (Note H)                                1,332     1,390     1,054
                                                                 -------   -------   -------
Net income                                                       $ 3,233   $ 3,025   $ 2,587
                                                                 =======   =======   =======
Per share amounts (Note K)
    Net income                                                   $  4.84   $  4.53   $  3.88
    Cash dividends                                               $  1.93   $  1.67   $  1.44
Average number of common shares outstanding                      668,106   667,079   667,079


        The accompanying notes are an integral part of these statements.

                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY
                     (in thousands, except per share data)

                  Years Ended December 31, 1996, 1995 and 1994

                                                                              Unrealized
                                                                             Gain (Loss)
                                                                             on Securities      Total
                                              Common  Capital   Retained       Available    Stockholders'
                                              Stock   Surplus   Earnings       For Sale        Equity
                                              ------  -------   --------       --------        -------
Balance, January 1, 1994                      $2,901  $13,132    $2,361          $  47        $18,441
    Net income                                     -        -     2,587              -          2,587
    Cash dividends, $1.44 per share                -        -      (957)             -           (957)
    Unrealized loss on securities,
        net of tax of $543 (Note C)                -        -         -         (1,054)        (1,054)
                                              ------  -------    ------          -----        -------
Balance, December 31, 1994                     2,901   13,132     3,991         (1,007)        19,017
    Net income                                     -        -     3,025              -          3,025
    Cash dividends, $1.67 per share                -        -    (1,114)             -         (1,114)
    Stock dividend (Note K)                      434    2,778    (3,212)             -              -
    Unrealized gain on securities,
        net of tax of $491 (Note C)                -        -         -            952            952
                                              ------  -------    ------          -----        -------

Balance, December 31, 1995                     3,335   15,910     2,690            (55)        21,880
    Net income                                     -        -     3,233              -          3,233
    Cash dividends, $1.93 per share                -        -    (1,291)             -         (1,291)
    Issuance of shares under stock purchase
        plans (Note J):
        Automatic Dividend Reinvestment Plan      18      125         -              -            143
        Directors Stock Purchase Plan             20      144         -              -            164
        Retainer Stock Plan                        7       44         -              -             51
    Issuance of shares                             6       43         -              -             49
    Unrealized loss on securities,
        net of tax of $62 (Note C)                 -        -         -           (120)          (120)
                                              ------  -------    ------          -----        -------

Balance, December 31, 1996                    $3,386  $16,266    $4,632          $(175)       $24,109
                                              ======  =======    ======          =====        =======





        The accompanying notes are an integral part of these statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Years Ended December 31,
                                                               ---------------------------
                                                                 1996      1995      1994
                                                               -------   -------   -------
Cash flows from operating activities
   Net income                                                  $ 3,233   $ 3,025   $ 2,587
   Adjustments to reconcile net income to net
       cash provided by operating activities
           Depreciation and amortization                           949       726       716
           Deferred income taxes                                  (120)      (71)       19
           Provision for possible credit losses                    648       540       263
           (Accretion) amortization on securities                  129        98       287
           Realized loss on sale of investment securities           67       117        32
           (Increase) decrease in loans held for sale              (82)     (221)     (186)
           (Increase) in accrued interest receivable              (158)      (87)     (327)
           (Increase) decrease in other assets                     445       383       626
           Increase (decrease) in accrued taxes, interest
             and other liabilities                               1,291       895       (70)
                                                               -------   -------   -------
       Total adjustments                                         3,169     2,380     1,360
                                                               -------   -------   -------
       Net cash provided by operating activities                 6,402     5,405     3,947

Cash flows from investing activities
   Net decrease in time deposits with other banks                   95       196       190
   Proceeds from sales of investment securities                  5,449    17,436     5,306
   Proceeds from maturities of investment securities            11,966    12,007    15,774
   Purchase of investment securities                           (22,849)  (19,566)  (20,610)
   Origination of loans, net of principal repayments            (8,847)  (30,159)  (28,060)
   Proceeds from sales of loans                                    724     4,955     1,301
   Acquisition of premises and equipment                        (1,832)   (1,235)     (788)
   Proceeds from sales of premises and equipment                     -        68        71
                                                               -------   -------   -------
       Net cash used in investing activities                   (15,294)  (16,298)  (26,816)

Cash flows from financing activities
   Net increase (decrease) in demand deposits, NOW accounts,
       and savings accounts                                      2,382      (885)    1,492
   Net increase (decrease) in certificates of deposit           10,182    17,717    16,939
   Net increase (decrease) in short-term borrowings                543      (869)      750
   Net increase (decrease) in FHLB advances                       (805)    2,000         -
   Cash dividends                                               (1,291)   (1,114)     (957)
   Proceeds from issuance of stock                                 407         -         -
                                                               -------   -------   -------
       Net cash provided by financing activities                11,418    16,849    18,224
                                                               -------   -------   -------
Net increase (decrease) in cash and cash equivalents             2,526     5,956    (4,645)
Cash and cash equivalents at beginning of year                  17,845    11,889    16,534
                                                               -------   -------   -------
Cash and cash equivalents at end of year                       $20,371   $17,845   $11,889
                                                               =======   =======   =======
Supplemental disclosure of cash flow information:
   Cash paid during the year for:
       Interest                                                $ 9,382   $ 7,740   $ 6,055
       Income taxes                                            $ 1,575   $ 1,516   $   996


        The accompanying notes are an integral part of these statements.

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. BASIS OF PRESENTATION AND OPERATIONS - Fentura Bancorp, Inc. (the Corporation) was incorporated in Michigan during 1988 and began operations as a bank holding company on July 1, 1988, by issuance of its common stock in exchange for all of the common stock of The State Bank. The State Bank has been in existence since 1898 and operates nine community banking offices offering banking and trust services principally to individuals, small business, and government entities primarily in Genesee, Livingston and Oakland counties in southeastern Michigan.

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

2. PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Fentura Bancorp, Inc., and its wholly-owned subsidiary, The State Bank (the Bank). All significant intercompany transactions are eliminated in consolidation.

3. LOANS HELD FOR SALE - Loans held for sale are carried at the lower of cost or market. Market value is determined in the aggregate on the basis of existing forward commitments.

4. INVESTMENT SECURITIES - Investment securities are classified based on the Corporation's intent with respect to holding securities.

     Securities purchased, where the Corporation has both the positive intent and ability to hold to maturity, are classified as held to maturity and are recorded at cost, adjusted for amortization of premium and accretion of discount.

     When securities are purchased and the Corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity, they are classified as available for sale and carried at market value. Any decision to sell a security available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Cost is adjusted for amortization of premiums and accretion of discounts to maturity or, for mortgage backed securities, over the estimated life of the security. Unrealized gains and losses for available for sale securities are excluded from income and recorded as an amount, net of tax, in a separate component of stockholders' equity until realized.

     Trading securities are defined as debt or equity securities acquired with the purpose of selling them in the near term. These securities are recorded at market value and unrealized gains or losses are recorded as a component of net income. The Corporation has no securities that qualify as trading securities.

5. INTEREST INCOME ON LOANS - Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued during the current quarter is reversed, and unpaid interest accrued during prior quarters is charged to the allowance for possible credit losses. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current or the loan becomes both well secured and in the process of collection.

6. LOAN ORIGINATION FEES AND COSTS - Loan origination fees and certain direct loan origination costs are capitalized and recognized over the life of the related loans as a yield adjustment.

7. LOAN IMPAIRMENT - A loan is identified as impaired when it is probable, in the opinion of management, that interest and principal may not be collected according to the contractual terms of the loan agreement.

8. ALLOWANCE FOR POSSIBLE CREDIT LOSSES - The allowance is maintained at a level considered by management to be adequate to provide for reasonably foreseeable loan losses based on an evaluation of the loan portfolio, loan loss experience and the economic environment.

9. MORTGAGE SERVICING RIGHTS - Mortgage servicing rights represent the cost of acquiring the right to service mortgage loans. These costs are initially capitalized and subsequently amortized in proportion to, and over the period of, the estimated net loan servicing income. The value of the mortgage servicing rights is periodically evaluated in relation to the estimated discounted net future servicing revenues. Any valuation adjustment is recorded as an offset to the asset.

     Statement of Financial Accounting Standards (SFAS) No. 122 (an amendment of SFAS No. 65), "Accounting for Mortgage Servicing Rights", was adopted by the Corporation in 1996 and increased income before income taxes by approximately $205,000.

10. BANK PREMISES AND EQUIPMENT - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over useful lives ranging from 3 to 50 years.

11. INCOME TAXES - The Corporation files a consolidated Federal income tax return. The Corporation utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax planning strategies are utilized in the computation of deferred federal income taxes. In addition, the current or deferred tax consequences of a transaction is measured by applying the provisions of enacted tax laws to determine the amount of taxes receivable or payable currently or in future years.

12. INCOME PER SHARE - Income per share is calculated by dividing net earnings by the weighted average number of common shares outstanding.

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                                  (CONTINUED)

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

13. USE OF ESTIMATES - In the preparation of financial statements, management is required to make estimates and assumptions that effect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

14. CASH EQUIVALENTS - For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash due from banks, and federal funds sold to be cash equivalents.

15.  ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARDS - The Financial
     Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as amended by SFAS No. 127. The Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain transactions such as repurchase agreements and securities lending, which are effective after December 31, 1997. This pronouncement is to be applied prospectively. Management does not expect the Statement to have a material impact on the consolidated financial condition or results of operations of the Bank.

NOTE B - RESTRICTED CASH BALANCES

     Aggregate reserves of $1,900,000 were maintained in the form of vault cash and deposits with the Federal Reserve Bank to satisfy regulatory requirements at December 31, 1996.

NOTE C - INVESTMENT SECURITIES

     The Corporation adopted the Financial Accounting Standards Board's "Guide to Implementation of Statement 115" (the Guide) in November, 1995. Pursuant to the Guide, the Corporation reassessed security classifications, and accordingly reclassified certain portions of its investment portfolio from held maturity to available for sale. The effect of this reclassification was the transfer of securities with a recorded value of approximately $15,669,000 to assets designated as available for sale, and increased equity by approximately $99,000, net of deferred tax of $51,000 for the unrealized holding gain.

     The amortized cost and estimated market value of investment securities held to maturity at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                           Estimated
                                Amortized   Market
                                  Cost       Value
                                 ------     ------
Due in one year or less          $  766     $  767
Due in one year through
 five years                       3,112      3,154
Due after five years through
 ten years                        2,041      2,046
Due after ten years                 611        627
                                 ------     ------
                                 $6,530     $6,594
                                 ======     ======


     The amortized cost and estimated market value of investments in securities held to maturity, by major category, are as follows (in thousands):

                                            December 31, 1996
                            -------------------------------------------------
                                           Gross        Gross       Estimated
                            Amortized    Unrealized  Unrealized      Market
                               Cost        Gains       Losses        Value
                              ------        ----       ------        ------
Obligations of states and
  political subdivisions      $6,530        $ 82         $18        $6,594
                              ======        ====         ===        ======

                                           December 31, 1995
                             ----------------------------------------------
                                           Gross        Gross     Estimated
                             Amortized  Unrealized   Unrealized    Market
                               Cost        Gains       Losses       Value
                              ------        ----       ------       ------
Obligations of states and
  political subdivisions      $9,399        $100         $12        $9,487
                              ======        ====         ===        ======



     The amortized cost and estimated market value of investment securities available for sale at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    Estimated
                                         Amortized   Market
                                           Cost       Value
                                          -------    -------
Due in one year or less                   $ 3,187    $ 3,180
Due in one year through five years         31,811     31,576
Due after five years through ten years      6,032      6,050
                                          -------    -------
                                           41,030     40,806
Equity securities                             716        716
Mortgage backed securities                  2,874      2,833
                                          -------    -------
    Totals                                $44,620    $44,355
                                          =======    =======

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        December 31, 1996, 1995 and 1994
                                  (continued)

NOTE C - INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and estimated market value of investments in debt securities available for sale, by major category, are as follows (in thousands):


                                             December 31, 1996
                             -----------------------------------------------
                                              Gross       Gross    Estimated
                             Amortized      Unrealized Unrealized   Market
                               Cost           Gains      Losses     Value
                              -------         -----      ------    -------
Obligations of US govern-
  ment corporations and
  agencies                    $41,030          $66        $290    $40,806
Equity securities                 716            -           -        716
Mortgage backed securities      2,874            -          41      2,833
                              -------          ---        ----    -------
                              $44,620          $66        $331    $44,355
                              =======          ===        ====    =======

                                          December 31, 1995
                             -----------------------------------------------
                                             Gross        Gross    Estimated
                             Amortized    Unrealized   Unrealized   Market
                               Cost          Gains       Losses     Value
                              -------        -----       ------    -------
Obligations of US govern-
  ment corporations and
  agencies                    $33,718         $222        $308    $33,632
Obligations of states and
  political subdivisions          501           14           -        515
Equity securities                 682            -           -        682
Mortgage backed securities      1,613            1          12      1,602
                              -------         ----        ----    -------
                              $36,514         $237        $320    $36,431
                              =======         ====        ====    =======



     Securities having a carrying value of $2,524,000 (market value of $2,508,000) were pledged at December 31, 1996, to secure public deposits, repurchase agreements, and for other purposes required by law.

     Gross gains on sales of securities of $41,000, $78,000 and $65,000 and gross losses of $108,000, $195,000 and $97,000 were recognized in 1996, 1995 and 1994, respectively.


NOTE D - LOANS

     Major categories of loans included in the portfolio at December 31, are as follows (in thousands):


                                   1996           1995
                                 --------       --------
Commercial                       $ 79,450       $ 71,091
Real estate - construction         15,467         21,666
Real estate - mortgage             15,924         15,820
Consumer                           64,388         58,959
                                 --------       --------
                                 $175,229       $167,536
                                 ========       ========

     Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1996, are as follows (in thousands):

                         Within       One-      After
                          One         Five      Five
                          Year       Years     Years       Total
                        -------    --------   -------    --------
Commercial              $28,480    $ 52,828   $ 3,782    $ 85,090
Real Estate              10,632       4,167    10,953      25,752
Consumer                  8,321      47,018     9,048      64,387
                        -------    --------   -------    --------
                        $47,433    $104,013   $23,783    $175,229
                        =======    ========   =======    ========

Loans at fixed
  interest rates        $17,762    $ 81,224   $22,860    $121,846

Loans at variable
  interest rates         29,671      22,789       923      53,383
                        -------    --------   -------    --------
                        $47,433    $104,013   $23,783    $175,229
                        =======    ========   =======    ========


     The aggregate balances on nonaccrual loans and the reduction of interest income associated with these loans at December 31, are as follows (in thousands):

                                1996  1995
                                ----  ----
Nonaccrual                      $575  $320
                                ====  ====
As a percentage of total loans   .33%  .19%
                                ====  ====

Income in accordance with
  original loan terms           $ 46  $ 51
Income recognized                  -     -
                                ----  ----
Reduction in interest income    $ 46  $ 51
                                ====  ====




     Certain directors and executive officers of the Corporation, including their associates, were loan customers of the Bank during 1996 and 1995. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to those persons at December 31, 1996, 1995 and 1994 amounted to $1,448,000, $1,645,000, and $1,524,000, respectively. During 1996,
$68,000 of new loans were made, repayments totaled $133,000, and directors with loans (or associated loans) aggregating $132,000 were removed. At December 31, 1996, those loans aggregated 6.0% of consolidated stockholders' equity.

     Transactions in the allowance for possible credit losses for the years ended December 31, were as follows (in thousands):

                                       1996    1995    1994
                                      ------  ------  ------
Balance, beginning of year            $2,618  $2,158  $2,169
Provision for possible credit
  losses charged to operations           648     540     263
                                      ------  ------  ------
                                       3,266   2,698   2,432
Loans charged off, net of recoveries
  of $7, $210 and $136 for 1996,
  1995 and 1994, respectively            430      80     274
                                      ------  ------  ------

Balance, end of year                  $2,836  $2,618  $2,158
                                      ======  ======  ======

As a percent of total loans             1.62%   1.56%   1.52%
                                      ======  ======  ======

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        December 31, 1996, 1995 and 1994
                                  (continued)


NOTE D - LOANS (CONTINUED)

     The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114 (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan", effective as of January 1, 1995. The change had no significant effect on the recorded allowance for possible credit losses. Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

                                    1996  1995
                                    ----  ----
Principal amount of impaired loans  $959  $556
Less:  valuation allowance           451   150
                                    ----  ----
                                    $508  $406
                                    ====  ====



     The above valuation allowance related to impaired loans is included in the total allowance for possible credit losses.

     Total cash collected on impaired loans during 1996 was approximately $370,000, of which approximately $247,000 was credited to the principal balance outstanding on such loans and $123,000 was recognized as interest income.
Total cash collected on impaired loans during 1995 was approximately $92,000, of which approximately $69,000 was credited to the principal balance outstanding on such loans and $23,000 was recognized as interest income. Interest that would have been accrued on impaired loans during 1996 and 1995 was approximately $45,000 and $48,000, respectively.

NOTE E - BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are comprised of the following at December 31, (in thousands):

                                             1996          1995
                                            ------        ------
Land and land improvements                  $  355        $  202
Building and building improvements           2,703         2,437
Furniture and equipment                      6,492         5,135
                                            ------        ------
                                             9,550         7,774
Less accumulated depreciation                4,756         3,887
                                            ------        ------
                                            $4,794        $3,887
                                            ======        ======


NOTE F - DEPOSITS

     The following is a summary of deposits at December 31, (in thousands):



                                1996          1995
                              --------      --------
Interest bearing:
  Savings                     $ 58,642      $ 54,496
  Money market demand           32,871        35,430
  Time, $100,000 and over       27,258        25,604
  Time, $100,000 and under      77,072        68,544
                              --------      --------
                              $195,843      $184,074
                              ========      ========
Noninterest bearing:
  Demand                      $ 28,206      $ 27,411
                              ========      ========



     At December 31, 1996, scheduled maturity of time deposits were as follows (in thousands):


                               Amount
                              --------
Less than 1 year              $ 68,474
1-5 years                       35,473
Over 5 years                       383
                              --------
                              $104,330
                              ========



NOTE G - FHLB ADVANCES

     The State Bank has the authority and approval from the FHLB to utilize $15,000,000 in collateralized borrowings. Advances at December 31, 1996 mature in 2016. Pursuant to collateral agreements with the FHLB, advances are collateralized by the unpaid principal balance of permanent 1-4 family whole mortgage loans, the outstanding balance of U.S. government and agency securities, and the outstanding balance of mortgage backed securities. The average monthly amount of outstanding advances approximated $1,300,000 and $2,200,000 during 1996 and 1995, respectively. Interest expense for advances totaled approximately $93,000 and $164,000 during 1996 and 1995, respectively. There were no FHLB advances outstanding in 1994.


NOTE H - INCOME TAXES

     The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):


             1996    1995    1994
            ------  ------  ------
Current     $1,452  $1,461  $1,035
Deferred      (120)    (71)     19
            ------  ------  ------
            $1,332  $1,390  $1,054
            ======  ======  ======


     Income tax expense was less than the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for the difference are as follows:


                              % of Pretax Income
                              ------------------
                              1996    1995  1994
                              ----    ----  ----
Income tax at statutory rate   34%     34 %  34 %
Tax exempt interest            (3)     (3)   (5)
Other                          (2)      -     -
                               --      --    --
Actual income tax expense      29%     31 %  29 %
                               ==      ==    ==

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        December 31, 1996, 1995 and 1994
                                  (continued)

NOTE H - INCOME TAXES (CONTINUED)

     The deferred tax asset and current liability are reflected in the balance sheet in other assets and accrued taxes, interest and other liabilities, respectively. The details of the net deferred tax asset and current liability at December 31, are as follows (in thousands):

                                         1996    1995
                                        -----   -----
Deferred tax liabilities
  Depreciation                          $(126)  $(132)
  Other                                   (82)    (71)
                                        -----   -----
    Total deferred tax liabilities       (208)   (203)

Deferred tax assets
  Provision for possible credit losses    771     681
  Deferred loan fees                        7      17
  Deferred compensation                    88      59
  Unrealized losses on investment
    securities available for sale          90      28
  Other                                    16       -
                                        -----   -----
    Total deferred tax assets             972     785
                                        -----   -----
    Net deferred tax asset                764     582
    Current liability                     (22)    (90)
                                        -----   -----
                                        $ 744   $ 492
                                        =====   =====



     The tax effect of the unrealized losses on investment securities available for sale is credited directly to its related component of stockholders' equity.

NOTE I - BENEFIT PLANS

     The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is the Plan's intention to invest principally in the Corporation's common stock. The contribution to the Plan in 1996, 1995 and 1994 was $135,000, $125,000, and $105,000, respectively.

     The Corporation has also established a 401(k) Plan where 25% of the employees' contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the Plan for 1996, 1995 and 1994 was $31,000, $30,000, and $26,000, respectively.

NOTE J - STOCK PURCHASE AND OPTION PLANS

     The Corporation implemented the following stock purchase and option plans in 1996.

     The Automatic Dividend Reinvestment Plan ("DRIP") permits enrolled shareholders to automatically use dividends paid on common stock to purchase additional shares of the Corporation's common stock at the fair market value on the investment date. Any shareholder who is the beneficial or record owner of not more than 9.9% of the issued and outstanding shares of the Corporation's common stock is eligible to participate in the plan.

     The Directors Stock Purchase Plan permits directors of the Corporation to purchase shares of common stock made available for purchase under the plan at the fair market value on the fifteenth day prior to the annual issuance date. The total number of shares issuable under this plan is limited to 4,000 shares in any calendar year.

     The Retainer Stock Plan for Directors allows directors to elect to receive shares of common stock in full or partial payment of the directors' retainer fees and fees for attending meetings. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the market value of the stock on the first business day prior to the payment date.

     The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation's common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The plan is administered by the Board of Directors.

     The Nonemployee Director Stock Option Plan grants options to nonemployee directors to purchase the Corporation's common stock on April 1 each year. The purchase price of the shares is the fair market value at the date of the grant, and there is a three year vesting period before options may be exercised. Options to acquire no more than 2,800 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 28,000 shares in the aggregate may be outstanding at any one time. There were 1,840 options outstanding under this plan at December 31, 1996.

     The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation's common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 30,000 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the plan. There were no options outstanding under this plan at December 31, 1996.

     Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation's stock, on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that would otherwise result solely as a result of the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given.

     The options granted under the above described option plans are not significant to the Corporation, consequently pro forma disclosures under SFAS No. 123, "Accounting for Stock Based Compensation," have not been presented.

NOTE  K - COMMON STOCK

     The Corporation declared a 15% stock dividend in November, 1995. Accordingly, per share amounts for 1994 have been adjusted to reflect the 1995 dividend. The 1995 dividend was payable on January 19, 1996, to shareholders of record as of January 5, 1996.

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        December 31, 1996, 1995 and 1994
                                  (continued)


NOTE  L - REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighed assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets the capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events, since that notification, that management believes have changed the Bank's category.


                                         As of December 31, 1996
                                         -----------------------
                                                                    To Be Well
                                                For Capital      Capitalized Under
                                                 Adequacy        Prompt Corrective
                               Actual            Purposes        Action Provisions
                           --------------     --------------     -----------------
                           Amount   Ratio     Amount  Ratio      Amount      Ratio
                           ------   -----    ---------------     -----------------
Total Capital
 (to Risk Weighed Assets)  $26,414  13.01%  $16,246    8.00%     $20,307     10.00%
Tier 1 Capital
 (to Risk Weighed Assets)  $23,876  11.76%  $ 8,123    4.00%     $12,184      6.00%
Tier 1 Capital
 (to Average Assets)       $23,876   9.86%  $ 9,688    4.00%     $12,110      5.00%

                                         As of December 31, 1996
                                         -----------------------
                                                                    To Be Well
                                                For Capital      Capitalized Under
                                                 Adequacy        Prompt Corrective
                               Actual            Purposes        Action Provisions
                           --------------     --------------     -----------------
                           Amount   Ratio     Amount  Ratio      Amount      Ratio
                           ------   -----    ---------------     -----------------
Total Capital
 (to Risk Weighed Assets)  $24,348  12.61%   $15,446   8.00%    $19,308     10.00%
Tier 1 Capital
 (to Risk Weighed Assets)  $21,934  11.36%   $ 7,723   4.00%    $11,585      6.00%
Tier 1 Capital
 (to Average Assets)       $21,934   9.81%   $ 8,946   4.00%    $11,181      5.00%


NOTE M - FINANCIAL INSTRUMENTS

1.   FAIR VALUES OF FINANCIAL INSTRUMENTS



     The estimated fair values of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                1996                       1995
                        --------------------------------------------------
                        Carrying     Estimated      Carrying    Estimated
                         Amount      Fair Value      Amount     Fair Value
                        --------     ----------     --------    ----------
Assets:
 Cash and cash
    equivalents         $ 20,371      $ 20,371     $ 17,845      $ 17,845
 Time deposits
    with other banks          95            95          190           190
 Loans held for sale       1,007         1,010          925           938
 Securities               50,882        50,949       45,830        45,918
 Loans                   172,393       174,900      164,918       166,960

Liabilities:
 Deposits                224,049       223,993      211,485       211,683
 Short-term
    borrowings             1,174         1,174          631           631
 FHLB advances             1,195         1,236        2,000         2,000


     The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

     Investment securities and time deposits with other banks (including mortgage-backed securities): Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     Loans held for sale: The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward commitments.

     Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

     Off-balance-sheet instruments: The Corporation's off-balance-sheet instruments approximate their fair values.

     Deposit liabilities: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

     Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

     FHLB advances: Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of the existing debt.

                        NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                        December 31, 1996, 1995 and 1994
                                  (continued)

NOTE M - FINANCIAL INSTRUMENTS (CONTINUED)

     Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

OFF-BALANCE-SHEET RISK

     The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk that are not recognized in the statement of financial condition.

     Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual notational amount of those items. The Corporation generally requires collateral to support such financial instruments in excess of the contractual notational amount of those instruments and, therefore, is in a fully collateralized position.

     The Corporation had outstanding unfunded loan origination commitments aggregating $37,973,000 and $32,861,000 at December 31, 1996 and 1995,
respectively. Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since a portion of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

     The Corporation originates primarily residential and commercial real estate loans, commercial loans, and installment loans. The Corporation estimates that 81% of the loan portfolio is based in Genesee, Livingston, and Oakland counties within Southeast Michigan with the remainder of the portfolio distributed throughout Michigan.

     At December 31, 1996, the Corporation had consumer loans collateralized by real estate aggregating approximately $21,950,000 and construction loans collateralized by real estate relating to commercial, residential and land development properties of approximately $15,467,000.

NOTE N - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following quarterly financial information is unaudited. However, in the opinion of management, all adjustments which include normal recurring adjustments necessary to present fairly the results of operations for such periods are reflected (in thousands except per share data).



                           March 31,        June 30,      September 30,     December 31,
                        --------------  --------------   ---------------  --------------
                         1996    1995    1996    1995    1996     1995     1996    1995
                        --------------  --------------   ---------------  --------------
Net interest income     $2,878  $2,535  $2,964  $2,724   $3,028   $2,853  $3,061  $2,983
Provision for possible
  credit losses            180      80     150     160      117      105     201     195
Noninterest income         774     762     897     835      841      757   1,025     869
Noninterest expense      2,353   2,379   2,548   2,423    2,634    2,197   2,720   2,364
Net income                 780     588     834     684      799      895     820     858
Net income per share      1.17     .88    1.25    1.02     1.20     1.34    1.22    1.29

NOTE O - PARENT ONLY CONDENSED FINANCIAL INFORMATION

     The condensed financial information that follows presents the financial condition of Fentura Bancorp, Inc. (parent company only), along with the results of its operations and its cash flows.




                            CONDENSED BALANCE SHEETS
                           December 31, 1996 and 1995
                                 (in thousands)


                              1996     1995
                             -------  -------
ASSETS
  Cash                       $   407  $     -
  Investment in subsidiary    23,702   21,880
                             -------  -------
                             $24,109  $21,880
                             =======  =======
Stockholders' equity         $24,109  $21,880
                             =======  =======


                         CONDENSED STATEMENTS OF INCOME
                   Years Ended December 31, 1996, 1995, 1994
                                 (in thousands)


                                 1996    1995    1994
                                ------  ------  ------
Dividends from subsidiary       $1,291  $1,114  $  957
Equity in undistributed income
 of subsidiary                   1,942   1,911   1,630
                                ------  ------  ------
Net income                      $3,233  $3,025  $2,587
                                ======  ======  ======


                       CONDENSED STATEMENTS OF CASH FLOWS
                   Years Ended December 31, 1996, 1995, 1994
                                 (in thousands)


                                           1996     1995     1994
                                          ------   ------   ------
Cash flows from operating activities
  Net income                              $3,233   $3,025   $2,587
  Adjustment to reconcile net
    income to net cash provided
    by operating activities
        Equity in undistributed
          income of subsidiary            (1,942)  (1,911)  (1,630)
                                          ------   ------   ------
        Net cash provided by
          operating activities             1,291    1,114      957
Cash flows used for financing activities
  Dividends paid                          (1,291)  (1,114)    (957)
  Proceeds from stock issuance               407        -        -
                                          ------   ------   ------
    Net cash used in financing
      activities                            (884)  (1,114)    (957)
Net change in cash and cash
  equivalents                                407        -        -
Cash and cash equivalents at
  beginning of year                            -        -        -
                                          ------   ------   ------
Cash and cash equivalents at
  end of year                             $  407   $    -   $    -
                                          ======   ======   ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Bancorp, Inc. (the Corporation together with its sole operating subsidiary, The State Bank [the Bank]), for the years ended December 31, 1996, 1995 and 1994. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 7 through 17 of this report. It provides a more detailed and comprehensive review of the operating results and financial position than could be obtained from financial statements alone.

                              PERFORMANCE SUMMARY

Selected financial data as of December 31, 1996 and 1995, and for the twelve month periods then ended, are presented on page 5 of the Corporation's 1996 Annual Report. As indicated, the Corporation experienced an increase in net interest income caused primarily by earning asset growth.

                              NET INTEREST INCOME

Net interest income, the principal source of earnings, is the amount of interest income generated by earning assets (principally investment securities and loans) less interest paid on interest bearing liabilities (largely deposits and other borrowings). Table 1 summarizes the changes in net interest income resulting from changes in volume and rates for years ended December 31, 1996, 1995 and 1994. Net interest income (displayed without consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 2. Net interest income increased $836,000 in 1996, or 7.5% to $11,931,000 as compared with an increase of $1,684,000 or 17.9%, in 1995, and $1,001,000, or 11.9% in 1994. The primary factor contributing to the interest income increase is substantial growth in the Company's loan portfolio (the largest group of earning assets). The increase in interest income was partially offset by increases in interest expense. Growth in the Company's certificate of deposit balances and an increase in interest rates resulted in the increase in interest expense. Balances increased due to greater market penetration in existing markets, growth in new market areas, and a change in consumer behavior toward certificates of deposits as market interest rates increased.

As indicated in Table 2, for the year ended December 31, 1996, the Corporation's net interest margin was 5.24% compared with 5.30% and 4.95% for the same period in 1995 and 1994 respectively. The decrease in margin from 1995 to 1996 is attributed to the change in the interest rate environment. Asset yields are lower because certain assets have matured or paid down throughout the year and new assets have been recorded at lower interest rates. Additionally, certain assets have repriced as market rates fluctuated during the year.

Average earning assets increased 8.7% in 1996 and 10.2% in 1995. Loans, the highest yielding component of earning assets, represented 75.5% of earning
assets in 1996 up from 75.0% in 1995 and 67.7% in 1994.   Average interest
bearing liabilities increased 8.4% in 1996 and 11.3% in 1995. Noninterest bearing deposits amounted to 11.8% of average earning assets in 1996 compared with 12.4% in 1995 and 13.4% in 1994.



TABLE 1
                         CHANGES IN NET INTEREST INCOME
              DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES
                            YEARS ENDED DECEMBER 31,


                                            INCREASE (DECREASE)   INCREASE (DECREASE)     INCREASE (DECREASE)
                                                 1996                   1995                     1994
                                                DUE TO:                DUE TO:                  DUE TO:
                                            -----------------------------------------------------------------
                                                 YIELD/                 YIELD/                  YIELD/
(000'S Omitted)                             VOL   RATE   TOTAL   VOL     RATE    TOTAL   VOL     RATE   TOTAL
-------------------------------------------------------------------------------------------------------------
Interest Bearing Deposits in Banks         ($20)   $1   ($19)    ($7)      $1    ($6)    ($11)    $0     ($11)
Taxable Securities                          (52)   (2)   (54)   (332)     176   (156)     704   (414)     290
Tax-Exempt  Securities                      (29)    2    (27)     (3)      (4)    (7)     (34)   (31)     (65)
Federal Funds Sold                          286   (34)   252    (107)      36    (71)    (251)    26     (225)

Total Loans                               1,503  (146) 1,357   2,666    1,157  3,823    1,224    204    1,428
Loans Held For Sale                          12    (7)     5      17       (7)    10      (37)     6      (31)
                                         --------------------------------------------------------------------
     TOTAL EARNING ASSETS                 1,700  (186) 1,514   2,234    1,359  3,593    1,595   (209)   1,386


Interest Bearing Demand Deposits             29     6     35     (37)     (48)   (85)      55    (68)     (13)
Savings Deposits                            (48) (136)  (184)    (26)      38     12      352    (28)     324
Time CD's $100,000 and Over                 550   (23)   527     366      254    620      (31)    80       49
Other Time Deposits                         479    10    489     597      476  1,073      (23)    21       (2)
Other Borrowings                           (179)  (10)  (189)    185      104    289       25      2       27
                                         --------------------------------------------------------------------
     TOTAL INTEREST BEARING LIABILITIES     831  (153)   678   1,085      824  1,909      378      7      385
                                         --------------------------------------------------------------------
       NET INTEREST INCOME               $  869  ($33)  $836  $1,149   $  535 $1,684   $1,217  ($216)  $1,001
                                         ====================================================================

TABLE 2                   AVERAGE BALANCES AND RATES
                            YEARS ENDED DECEMBER 31,


                                                          1996                       1995                      1994
                                                ------------------------   ------------------------   ------------------------
(000'S Omitted)                                 Average  Income/  Yield/   Average   Income/  Yield/  Average  Income/  Yield/
                                                Balance  Expense  Rate     Balance   Expense  Rate    Balance  Expense  Rate
                                                ------------------------   ------------------------   ------------------------
ASSETS:
   Interest Bearing Deposits in Banks           $    138  $    13   9.42%  $    370  $    32   8.65%  $    450  $    37   8.22%

INVESTMENT SECURITIES:
   U.S. Treasury and Government Agencies          39,024    2,322   5.95%    39,946    2,379   5.96%    45,584    2,523   5.53%
   State and Political                             8,517      435   5.11%     9,080      462   5.09%     9,134      469   5.13%
   Other                                             707       55   7.78%       661       52   7.87%       991       65   6.56%
                                                ------------------------   ------------------------   ------------------------
Total Investment Securities                       48,248    2,812   5.83%    49,687    2,893   5.82%    55,709    3,057   5.49%

Federal Funds Sold                                 6,403      341   5.33%     1,521       89   5.85%     4,560      160   3.51%
LOANS:
   Commercial                                     85,087    8,417   9.89%    78,226    7,928  10.13%    63,541    5,981   9.41%
   Tax Free                                        1,001       56   5.59%       983       61   6.21%     1,562       93   5.95%
   Real Estate-Mortgage                           24,715    2,651  10.73%    22,103    2,407  10.89%    20,588    2,071  10.06%
   Consumer                                       61,018    6,139  10.06%    55,671    5,510   9.90%    42,929    3,945   9.19%
                                                ------------------------   ------------------------   ------------------------
   Total Loans                                   171,821   17,263  10.05%   156,983   15,906  10.13%   128,620   12,090   9.40%
   Allowance for Loan Losses                      (2,758)                    (2,406)                    (2,218)
   Net Loans                                     169,063   17,263  10.21%   154,577   15,906  10.29%   126,402   12,090   9.56%
                                                ------------------------   ------------------------   ------------------------

Loans Held for Sale                                  966       73   7.56%       815       68   8.35%       611       51   8.35%
                                                ------------------------   ------------------------   ------------------------
TOTAL EARNINGS ASSETS                           $227,576  $20,502   9.01%  $209,375  $18,988   9.07%  $189,950  $15,395   8.10%
                                                ------------------------   ------------------------   ------------------------
Cash & Due From Banks                              8,724                      7,829                      6,824
All Other Assets                                   9,439                      8,828                      8,911
                                                --------                   --------                   --------
TOTAL ASSETS                                    $242,981                   $223,626                   $203,467
                                                ========                   ========                   ========

LIABILITIES & STOCKHOLDERS' EQUITY
Deposits:
    Noninterest Bearing - DDA                   $ 26,895        -      -   $ 26,041        -      -   $ 25,529        -       -
    Interest Bearing - DDA                        30,534      758   2.48%    29,349      723   2.46%    30,744      808   2.63%
    Savings Deposits                              56,536    1,760   3.11%    57,974    1,944   3.35%    62,019    1,932   3.12%
    Time CD's 100,000 and Over                    28,290    1,661   5.87%    19,052    1,134   5.95%    11,128      514   4.62%
    Other Time CD's                               72,550    4,210   5.80%    64,278    3,721   5.79%    52,454    2,648   5.05%
                                                ------------------------   ------------------------   ------------------------
Total Deposits                                   214,805    8,389   3.91%   196,694    7,522   3.82%   181,874    5,902   3.25%
Other Borrowings                                   2,655      182   6.85%     5,130      321   7.23%     1,574       82   5.21%
                                                ------------------------   ------------------------   ------------------------
    INTEREST BEARING LIABILITIES                $190,565  $ 8,571   4.50%  $175,783  $ 7,893   4.49%  $157,919  $ 5,984   3.79%

All Other Liabilities                              2,501                      1,118                        992

Stockholders' Equity                              23,020                     20,684                     19,027
                                                --------                   --------                   --------
    TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                     $242,981                   $223,626                   $203,467
                                                ========                   ========                   ========
Net Interest Rate Spread                                            4.51%                      4.58%                      4.32%

Impact on Noninterest Bearing

    FUNDS ON MARGIN                                                 0.73%                      0.72%                      0.64%

Net Interest Income/Margin                                $11,931   5.24%            $11,095   5.30%            $ 9,411   4.95%
                                                          =======   ====             =======   ====             =======   ====



YIELDS ARE CALCULATED WITHOUT CONSIDERATION OF FULL TAX EQUIVALENCY. AVERAGE LOAN BALANCES INCLUDE NONACCRUING LOANS.
LOAN INCOME INCLUDES CASH RECEIVED ON NONACCRUING LOANS.

              ALLOWANCE AND PROVISION FOR POSSIBLE CREDIT LOSSES

The allowance for possible credit losses reflects management's judgment as the level considered appropriate to absorb potential losses inherent in the loan portfolio. The Bank's methodology in determining adequacy of the allowance includes a review of individual loans and off-balance sheet arrangements, historical loss experience, current economic conditions, portfolio trends, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 1996, the allowance for possible credit losses was $2,836,000, or 1.62% of total loans. This compares with $2,618,000, or 1.56%, at December 31, 1995.

The provision for possible credit losses was $648,000 in 1996, $540,000 and $263,000 in 1995 and 1994 respectively. The provision was increased in 1996 in order to maintain an acceptable allowance to gross loan percentage with growth in the loan portfolio. Management believes that increasing the provision in 1996 is prudent in light of loan portfolio growth and its estimate of future net charge offs based on presently known risks within the portfolio. Table 3 summarizes loan losses and recoveries during 1996, 1995 and 1994. During 1996 the Bank experienced net charge-offs of $430,000, compared with net charge-offs of $80,000 and $274,000 in 1995 and 1994 respectively. Accordingly, the net charge-off ratio for 1996 was .24% compared to .05% and .19% at the end of 1995 and 1994 respectively. An increase in charge-offs of installment loans to individuals and a decrease in recoveries from commercial loans were the components most significantly impacting 1996 totals.


TABLE 3      ANALYSIS OF THE ALLOWANCE FOR POSSIBLE CREDIT LOSSES

(000'S Omitted)                                                      Years Ended December 31,
                                                             1996             1995               1994
                                                             ------------------------------------------
Balance at Beginning of Year                                 $2,618           $2,158             $2,169
                                                             ------------------------------------------
Charge-offs:
   Domestic:
       Commercial, Financial and Agricultural                  (154)            (151)              (240)
       Real Estate-Construction                                   0                0                  0
       Real Estate-Mortgage                                     (50)             (14)               (30)
       Installment Loans to Individuals                        (304)            (125)              (140)
       Lease Financing                                            0                0                  0
                                                             ------------------------------------------
          Total Charge-offs                                    (508)            (290)              (410)
                                                             ------------------------------------------
Recoveries:
   Domestic:
       Commercial, Financial and Agricultural                     7              127                 61
       Real Estate-Construction                                   0                0                  0
       Real Estate-Mortgage                                       8                9                  4
       Installment Loans to Individuals                          63               74                 71
       Lease Financing                                            0                0                  0
                                                             ------------------------------------------
           Total Recoveries                                      78              210                136
                                                             ------------------------------------------
Net Charge-offs                                                (430)             (80)              (274)
                                                             ------------------------------------------
Provision                                                       648              540                263
                                                             ------------------------------------------
Balance at End of Year                                       $2,836           $2,618             $2,158
                                                             ==========================================
Ratio of Net Charge-offs During the Period                     0.24%            0.05%              0.19%
                                                             ==========================================

                         ANALYSIS OF NONINTEREST INCOME

Noninterest income was $3,537,000 in 1996, and $3,223,000 and $2,770,000 in
1995 and 1994 respectively. These amounts represent an increase of 9.7% in 1996 and a 16.4% increase in 1995.

The most significant component of the increase in noninterest income in 1996 was service charges on deposit accounts. As indicated in Table 4, these customer charges were $1,439,000 compared to $1,314,000 in 1995, an increase of $125,000. Growth in the number of accounts and certain account activities account for the increase.

Income derived from merchant services and VISA interchange fees, included in other operating income, was $146,000 in 1996 up from $104,000 in 1995. This increase is attributable to an increase in new merchant accounts and an increase in customer debit card activity resulting in increased VISA interchange fees.

Gain on the sale of mortgage loans originated by the Bank and sold in the secondary market was $326,000 in 1996 and $243,000 in 1995. This 34.2%
increase occurred primarily because the Corporation began recognizing income from the value of mortgage servicing rights in 1996 within the guidelines of Statement of Financial Accounting Standard No. 122.

Fiduciary income increased $79,000 in 1996 to $350,000 compared to $271,000 in 1995. This 29.2% increase in fees is attributed to growth in the assets under management within the Corporation's Investment Trust Department.

Gain on the sale of real estate owned decreased $152,000 in 1996 to $145,000 compared to $297,000 in 1995. A decline in the amount of real estate owned and associated sale transactions account for the decline in 1996.



TABLE 4                 ANALYSIS OF NONINTEREST INCOME
(000'S Omitted)                                   Years Ended December 31,
                                              1996           1995          1994
                                             -----------------------------------
Service Charges on Deposit Accounts           $1,439        $1,314        $1,299
Gain on Sale of Mortgages                        326           243           370
Gain on Sale of Real Estate Owned                145           297            16
Mortgage Servicing Income                        364           396           368
Fiduciary Income                                 350           271           245
Other Operating Income                           913           702           472
                                             -----------------------------------
    Total Noninterest Income                  $3,537        $3,223        $2,770
                                             ===================================


                              NONINTEREST EXPENSE

Total noninterest expense was $10,255,000 in 1996 compared with $9,363,000 in 1995 and $8,277,000 in 1994. This is an increase of 9.5% in 1996, and an increase of 13.1% in 1995.

Salary and benefit costs, the Corporation's largest noninterest expense category, were $4,661,000 in 1996, compared with $4,289,000 in 1995 and $3,784,000 in 1994. 1996 salary costs represent an increase of 8.7% over 1995. Increased costs are a result of additional staff to more effectively develop and sell product lines to the Corporation's customers and positions to staff two new branch facilities, one opening in June and the other in November of 1996.

Equipment expenses also increased substantially. In 1996 equipment expenses were $1,317,000 compared to $1,091,000 in 1995, an increase of 20.7%.
Equipment (mostly computer hardware and software) for the new branches and increased costs for maintenance contracts on the Corporation's computer systems are the primary reasons for the increase in equipment expenses.

Occupancy expenses associated with the Corporation's facilities were $645,000 in 1996 compared to $580,000 in 1995 and $463,000 in 1994. This represents an increase of 11.2% in 1996. The primary reason for the increase in 1996 is the lease expense associated with the two new branches and increased depreciation expenses associated with renovation of existing facilities.

In 1995, the Federal Deposit Insurance Corporation (FDIC) reviewed and restructured its premium assessments. Many banks not only received a lower assessment factor but also received a refund on prior premiums due to retroactive FDIC actions. Accordingly, in 1996 expenses associated with the FDIC assessment declined $220,000 to $2,000 from $222,000 in 1995.

Office supplies expense increased $87,000 in 1996 to $320,000 compared to $233,000 in 1995. This 37.3% is attributable to an increase in costs and purchase amounts of regular office supplies and preprinted forms.

Advertising and promotional expenses were $354,000 in 1996 compared to $293,000 in 1995 and $274,000 in 1994. The $61,000 or 20.8% increase in 1996 is attributable to increases in the use of various types of media to advertise the Corporation's products and services and for promotional items to be given to existing and potential customers as an additional form of advertisement.

The final category of noninterest expense is other operating expenses. These expenses were $2,506,000 in 1996 compared to $2,120,000 and $1,830,000 in 1995 and 1994 respectively. The $386,000 increase in 1996 was primarily associated with increased legal and outside consultant expenses. In addition, the Corporation also settled a law suit which contributed to the increase in noninterest expense in 1996.

TABLE 5            ANALYSIS OF NONINTEREST EXPENSE
(000'S Omitted)                                   Years Ended December 31,
                                       1996                  1995             1994
                                       --------------------------------------------
Salaries and Benefits                     $ 4,661           $4,289           $3,784
Equipment                                   1,317            1,091              905
Net Occupancy                                 645              580              463
FDIC Assessment                                 2              222              394
Office Supplies                               320              233              189
Loan & Collection Expense                     383              418              406
Advertising and Promotional                   354              293              274
Loss on Securities Transactions                67              117               32
Other Operating Expenses                    2,506            2,120            1,830
                                       --------------------------------------------
    Total Noninterest Expense             $10,255           $9,363           $8,277
                                       ============================================

                  LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Bank's Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. ALCO, which is comprised of key members of management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and perspective markets, business conditions, and product lines. Accordingly, the Committee adopts funding and balance sheet management strategies that are intended to determine that earnings, liquidity, and growth rates are consistent with policy and prudent business standards.

Liquidity maintenance together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Bank's liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature markets represent a substantial portion of deposits of individuals. The Bank's deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders' equity) provided primarily all funding needs in 1996 and 1995.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased) and secondary liquidity is provided by the investment portfolio. As of December 31, 1996, federal funds sold represented 3.3% of total assets, compared to 2.6% at the end of 1995. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

Interest rate risk is managed by controlling and limiting the level of earnings volatility arising from rate movements. The Corporation regularly performs reviews and analysis of those factors impacting interest rate risk. Factors include maturity and repricing frequency of balance sheet components, impact of rate changes on interest margin and prepayment speeds, market value impacts of rate changes, and other issues. Both actual and projected performance are reviewed, analyzed, and compared to policy and objectives to assure present and future financial viability.

Cash flows from financing activities primarily resulted from the growth of certificates of deposit. In 1996 those deposits increased $10,182,000 compared with an increase of $17,717,000 in 1995 and an increase of $16,939,000 in 1994. Cash used in investing activities was $15,294,000 in 1996 and $16,298,000 in 1995. The primary reason for the decrease in investing activities was a decrease in the originations of loans, net of principal repayments comparing 1996 to 1995.

                          RISK ELEMENTS AND MANAGEMENT

Credit risk is managed via specific credit approvals and monitoring procedures. The Bank's credit administration function reviews the portfolio on a periodic basis for compliance with credit policies and for identification of problem loans. These procedures provide management with information for setting appropriate direction and taking corrective action as needed.

Construction and Real Estate Loans
The Bank closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 1996, which comprised 8.8% of total loans, totaled $15,467,000 as compared to $21,666,000 at the end of 1995.

The construction and commercial real estate loan portfolios are located principally in the Bank's local markets. Included are loans to various industries and professional organizations. The Bank believes that the portfolios are well diversified and do not present a significant risk to the institution.

                              NONPERFORMING ASSETS

Nonperforming assets include loans on which interest accruals have ceased, loans which have been re-negotiated, and real estate acquired through foreclosure. Past due loans are loans which were delinquent 90 days or more but have not been placed on nonaccrual status. Table 6 represents the levels of these assets at December 31, 1996, 1995, and 1994.

In addition to nonperforming and past due loans, there were $1,014,000 of loans outstanding at December 31, 1996, that management is monitoring due to the possible financial problems of the borrowers.


TABLE 6            NONPERFORMING ASSETS AND PAST DUE LOANS



                                                                            December 31,
                                                             1996              1995         1994
                                                           --------------------------------------
Nonperforming Loans:
    Loans Past Due 90 Days or More
     & Still Accruing                                      $123,000        $  462,000  $   41,000
    Nonaccrual Loans                                        575,000           320,000     747,000
    Renegotiated Loans                                            0                 0      10,000
                                                           --------------------------------------
        Total Nonperforming Loans                           698,000           782,000     798,000
                                                           --------------------------------------
Other Nonperforming Assets:
    Other Real Estate                                        56,000           207,000   1,142,000
    REO in Redemption                                             0           131,000     193,000
    In-Substance Foreclosure                                      0                 0     120,000
    Other Nonperforming Assets                               28,000                 0       6,000
                                                           --------------------------------------
        Total Other Nonperforming Assets                     84,000           338,000   1,461,000
                                                           --------------------------------------
Total Nonperforming Assets                                 $782,000        $1,120,000  $2,259,000
                                                           ======================================

Nonperforming Loans as a % of Total Loans                      0.40%             0.47%       0.56%

Nonperforming Assets as a % of Total Loans                     0.45%             0.67%       1.57%
    and Other Real Estate

Allowance for Possible Credit Losses as a % of               406.30%           334.78%     270.43%
    Nonperforming Loans

Allowance for Possible Credit Losses, Other Real Estates
    and In-Substance Foreclosures as a % of                  369.82%           263.93%     159.94%
    Nonperforming Assets

Accruing Loans Past Due 90 Days or More
    to Total Loans                                             0.07%             0.28%       0.03%

Nonperforming Assets as a % of Total Assets                    0.31%             0.47%       1.04%



                               CAPITAL MANAGEMENT

Total shareholders' equity rose 10.2% to $24,109,000 at December 31, 1996, compared with $21,880,000 at December 31, 1995. The Corporation's equity to asset ratio was 9.5% at December 31, 1996, compared to 9.2% at December 31, 1995. In 1996 the Corporation increased its cash dividends by 15.6% to $1.93 per share compared with $1.67 in 1995.

At December 31, 1996, the Corporation's tier 1 and total risk-based capital ratios were 11.76% and 13.01%, respectively, compared with 11.36% and 12.61% in 1995. The Corporation's tier 1 leverage ratio was 9.86% at December 31, 1996 compared with 9.81% at December 31, 1995. The increases are largely attributable to growth in U.S. government agencies and treasury securities and an increase in the amount of federal funds sold at December 31, 1996, which for regulatory purposes are classified as lower risk than certain other asset categories. Regulations prescribed under the Federal Deposit Corporation Improvement Act of 1991 have defined "well capitalized" institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6% and 5% respectively. At December 31, 1996, the Corporation was well in excess of the minimum capital and leverage requirements necessary to be considered a "well capitalized" banking company as defined by federal law.

At December 31, 1996, the Corporation had an unrealized loss on securities available for sale (AFS) of $175,000 compared to an unrealized loss at December 31, 1995 of $55,000. This increase in unrealized loss is attributed to an
overall increase of market interest rates throughout 1996.    With higher
market rates, the unrecognized loss based on book value to market value increased.

                      INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, within prudent ranges of risk. The Corporation attempts to accomplish this objective by structuring the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals.
Imbalances in these repricing opportunities at any point in time constitutes a bank's interest rate sensitivity.

An indicator of the interest rate sensitivity structure of a financial institution's balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, which is referred to as "GAP".

Table 7 sets forth the distribution of repricing of the Corporation's earning assets and interest bearing liabilities as of December 31, 1996, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to the Corporation's needs, competitive pressures, and the needs of the Corporation's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates or indices.

TABLE 7                                         GAP ANALYSIS
(000'S Omitted)

                                                                      December 31, 1996
                                                     Within      Three     One to     After
                                                     Three       Months     Five       Five
                                                     Months     One Year   Years      Years     Total
                                                     -------------------------------------------------
Earning Assets:
Interest Bearing Bank Deposits                       $     0    $     0   $     95   $     0  $     95
Federal Funds Sold                                     8,450          0          0         0     8,450
Investment Securities                                  1,873      3,936     34,745    10,331    50,885
Loans                                                 60,903     10,248     81,224    22,854   175,229
Loans Held for Sale                                    1,007          0          0         0     1,007
                                                     -------------------------------------------------
       Total Earning Assets                          $72,233    $14,184   $116,064   $33,185  $235,666
                                                     =================================================
Interest Bearing Liabilities:
Interest Bearing Demand Deposits                     $32,871    $     0   $      0        $0  $ 32,871
Savings Deposits                                      17,557          0          0    41,085    58,642
Time Deposits Less Than $100,000                      16,034     32,757     28,158       123    77,072
Time Deposits Greater Than $100,000                   10,837      9,889      6,532         0    27,258
Other Borrowings                                       1,174         10         40     1,145     2,369
                                                     -------------------------------------------------
       Total Interest Bearing Liabilities            $78,473    $42,656   $ 34,730   $42,352  $198,212
                                                     =================================================
Interest Rate Sensitivity GAP                       ($ 6,240)  ($28,472)  $ 81,334  ($ 9,167) $ 37,455
Cumulative Interest Rate Sensitivity GAP            ($ 6,240)  ($34,712)  $ 46,622   $37,455
Interest Rate Sensitivity GAP Ratio                    (0.92)     (0.33)      3.34      0.78
Cumulative Interest Rate Sensitivity GAP Ratio         (0.92)     (0.71)      1.30      1.19



                       FENTURA BANCORP, INC. COMMON STOCK

Table 8 sets forth the high and low bid information for each quarter of 1996 and 1995, as provided by Roney & Co. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

As of January 1, 1997, there were 496 shareholders of record.

TABLE 8

                                                      Dividends
                                Bid Information         Paid
          Year  Quarter          High      Low        Per Share
          1995  First Quarter   $40.00    $40.00        $0.33
                Second Quarter  $41.00    $40.00        $0.33
                Third Quarter   $43.00    $41.00        $0.33
                Fourth Quarter  $43.00    $41.50        $0.68
                                                        -----
                                                        $1.67

          1996  First Quarter   $37.50    $36.50        $0.36
                Second Quarter  $37.50    $37.50        $0.36
                Third Quarter   $38.75    $37.50        $0.36
                Fourth Quarter  $42.00    $40.00        $0.85
                                                        -----
                                                        $1.93

Note: Dividend per share figures have been adjusted to reflect the 15% stock dividend payable in January 1996.

                                FINANCIAL REVIEW




          ASSETS                                        NET INCOME
(in thousands of dollars)                       (in thousands of dollars)

 1992            179,943                         1992            2,320
 1993            197,151                         1993            2,465
 1994            216,838                         1994            2,587
 1995            238,559                         1995            3,025
 1996            254,381                         1996            3,233


      TOTAL DEPOSITS                                      LOANS
(in thousands of dollars)                       (in thousands of dollars)

 1992            159,599                        1992            115,423
 1993            176,222                        1993            115,927
 1994            194,653                        1994            142,412
 1995            211,485                        1995            167,536
 1996            224,049                        1996            175,229



 BOOK VALUE PER SHARE                           NET RETURN ON AVERAGE ASSETS
    (in dollars)                                         (percent)

1992            25.27                              1992            1.31%
1993            27.64                              1993            1.32%
1994            28.51                              1994            1.27%
1995            32.80                              1995            1.35%
1996            36.09                              1996            1.33%

                   NEW TEAM MEMBERS, PROMOTIONS & TRANSFERS

                           NEW TEAM MEMBERS INCLUDE:


[PHOTO]                  [PHOTO]                     [PHOTO]                      [PHOTO]
NICHOLAS D. BUDA         KIMBERLY A. CADIEUX         DENNIS J. CARNELL, JR.       DONALD L. GRILL
LOAN ORIGINATOR          OFFICER                     OFFICER                      PRESIDENT AND
MORTGAGE LENDING         CUSTOMER SERVICE            COMMERCIAL LENDING           CHIEF EXECUTIVE OFFICER


[PHOTO]                            [PHOTO]                       [PHOTO]
SHARON M. HOWELL                   PETER D. LEWIS                DALE N. SMALLIDGE
OFFICER                            CREDIT ANALYST                VICE PRESIDENT
COMMUNITY OFFICES DIRECTOR         CREDIT ADMINISTRATION         CONSUMER LENDING


                         PROMOTIONS AND TRANSFERS ARE:


[PHOTO]                  [PHOTO]                        [PHOTO]                   [PHOTO]                   [PHOTO]
THOMAS E. BERTSCHY       LINDA J. GREGORY               THOMAS B. HUFTON II       WILLIAM M. JOHNSTON       WILLIAM J. KREBS
OFFICER                  ADMINISTRATIVE ASSISTANT       MANAGER                   MANAGER                   MANAGER
HUMAN RESOURCES          CREDIT ADMINISTRATION          FENTON VG'S               COMMERCIAL LENDING        DISTRIBUTED PROCESSING

[PHOTO]                                   [PHOTO]                            [PHOTO]                     [PHOTO]
JACQUELINE M. OCHS                        TERRY L. VICK II                   NEIL G. ZELLEY              ROBERT J. ZOLDOS
BUSINESS BANKING                          MANAGER                            OFFICER                     OFFICER
SERVICES REPRESENTATIVE                   DAVISON                            COMMERCIAL LENDING          OPERATIONS

                       OUR LEADERSHIP TEAM


                          ADMINISTRATION

                Robert J. Dery    Chairman of the Board
    Russell H. Van Gilder, Jr.    Vice Chairman of the Board
               Donald L. Grill    President & Chief Executive Officer
            Richard A. Bagnall    Executive Vice President & Senior Loan Officer
             Carolyn M. Spicer    Senior Vice President & Senior Retail Officer
             Ronald L. Justice    Vice President & CFO
              Joyce A. Dunckel    Manager Executive Services


  CORPORATE ADMINISTRATION                              HOLLY COMMUNITY OFFICE

Neil G. Zelley       Chief Auditor                      Kaye M. Cornell        Manager

Thomas E. Bertschy   Human Resources Officer

                                                        LINDEN COMMUNITY OFFICE

  INVESTMENT TRUST SERVICES                            Gerry A. Wagner         Manager

Tracy A. Justice     Vice President

                                                               COMMERCIAL LENDING

            RETAIL BANKING                             John A. Emmendorfer     Vice President
                                                       James J. Smythe         Vice President
Catherine A. Joslin  VP Senior EDP Officer             Dennis J. Carnell, Jr.  Loan Officer
Elsie M. Wermuth     Vice President                    William M. Johnston     Manager
Timothy J. Allen     Distributed Processing Officer
Kimberly A. Cadieux  Customer Service Officer
Sharon M. Howell     Community Offices Director                 CONSUMER LENDING
Pamela J. Koan       Compliance/Security Officer
Laura L. Nelson      Retail Banking Officer            Dale N. Smallidge       Vice President
Terry L. Tibbitts    Community Concierge Officer       Loretta M. Mead         Loan Officer
Robert J. Zoldos     Operations Officer                Jon C. Phillips         Loan Officer
William J. Krebs     Distributed Processing Manager
Jacqueline M. Ochs   Retail Banking Manager
Laura L. Temple      Teller Services Manager                    MORTGAGE LENDING

                                                       Cynthia L. Duquette     Loan Officer
CLARKSTON COMMUNITY OFFICE                             Nicholas D. Buda        Loan Originator
                                                       Joyce M. Rodgers        Loan Originator
Michael J. Macklem   Manager                           Cherie L. Mayner        Manager
                                                       Colleen Hackney         Manager
                                                       Jo Ann Zurek            Administrative Assistant
  DAVISON COMMUNITY OFFICE

Terry L. Vick II     Manager                                       CREDIT ADMINISTRATION

                                                       Cathy A. Reynolds       Vice President
FENTON VG'S COMMUNITY OFFICE                           Linda J. Gregory        Administrative Assistant
                                                       Peter D. Lewis          Credit Analyst
Thomas B. Hufton II  Manager

                                                                   LOAN CONTROL

                                                       Jill M. Pearce          Officer
                                                       Lori A. Barton          Administrative Assistant

                            THE STATE BANK DIRECTORS


                   [PHOTO]             [PHOTO]
                   ROBERT J. DERY      RUSSELL H. VAN GILDER, JR.
                   CHAIRMAN            VICE CHAIRMAN



           [PHOTO]             [PHOTO]             [PHOTO]
           RICHARD A. BAGNALL  JON S. GERYCH       DONALD L. GRILL



           [PHOTO]             [PHOTO]             [PHOTO]
           PHILIP J. LASCO     THOMAS P. MCKENNEY  BRIAN P. PETTY

           [PHOTO]             [PHOTO]             [PHOTO]
           GLEN J. PIECZYNSKI  FORREST A. SHOOK    STEVE R. SUSZEK
                                                   DIRECTOR EMERITUS

                           DIRECTORS

                      FENTURA BANCORP, INC.


        Richard A. Bagnall  Executive Vice President & Senior Loan Officer - The State Bank
           Donald L. Grill  President & CEO - The State Bank
            Robert J. Dery  Chairman of the Board
             Jon S. Gerych  President - Gerych's Inc.
           Philip J. Lasco  President - Lasco Ford Chrysler
        Thomas P. McKenney  Attorney - Kohl, Secrest, Wardle, Lynch, Clark and Hampton
            Brian P. Petty  President - Fenton Glass Service, Inc.
        Glen J. Pieczynski  Owner - Linden True Value Hardware, Inc.
Russell H. Van Gilder, Jr.  Chairman of the Board - VG's Food Center, Inc.






                     THE STATE BANK


        Richard A. Bagnall  Executive Vice President & Senior Loan Officer - The State Bank
           Donald L. Grill  President & CEO - The State Bank
            Robert J. Dery  Chairman of the Board
             Jon S. Gerych  President - Gerych's Inc.
           Philip J. Lasco  President - Lasco Ford Chrysler
        Thomas P. McKenney  Attorney - Kohl, Secrest, Wardle, Lynch, Clark and Hampton
            Brian P. Petty  President - Fenton Glass Service, Inc.
        Glen J. Pieczynski  Owner - Linden True Value Hardware, Inc.
          Forrest A. Shook  President & Owner - NLB Corp.
Russell H. Van Gilder, Jr.  Chairman of the Board - VG's Food Center, Inc.
           Steve R. Suszek  Director Emeritus - President - Stevens Furniture, Inc.




                     FOR ADDITIONAL INFORMATION CONTACT...

                          PUBLIC RELATIONS DEPARTMENT
                             FENTURA BANCORP, INC.
                        ONE FENTON SQUARE, P.O. BOX 725
                             FENTON, MI 48430-0725
                            TELEPHONE (810) 750-8725

                                THE STATE BANK

                              COMMUNITY OFFICES



                                    [MAP]










[LOGO] EQUAL HOUSING LENDER