Form 10-K405, Exhibit 13
period 1999-12-31
FENTURA BANCORP INC
filed 2000-03-28
CIK 919865

                                  EXHIBIT 13.00

                            RULE 14a-3 ANNUAL REPORT

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997


                                       AND


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

                                    CONTENTS




                                                                        PAGE
                                                                        ----
Report of Independent Certified Public Accountants....................    3

FINANCIAL STATEMENTS

    Consolidated Balance Sheets.......................................    4

    Consolidated Statements of Income.................................    5

    Consolidated Statements of Comprehensive Income...................    6

    Consolidated Statements of Stockholders' Equity...................    7

    Consolidated Statements of Cash Flows.............................    8

    Notes to Consolidated Financial Statements........................    9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS ......................   27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Stockholder and Board of Directors
Fentura Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Fentura Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fentura Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/S/ Grant Thornton LLP


Southfield, Michigan
January 14, 2000

                              FENTURA BANCORP, INC.

                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                  DECEMBER 31,

--------------------------------------------------------------------------------

                                                  ASSETS                                     1999            1998
                                                                                           --------        --------
Cash and due from banks                                                                   $  12,714       $  11,858
Federal funds sold                                                                              900           6,300
                                                                                           --------        --------
                 Cash and cash equivalents                                                   13,614          18,158

Loans held for sale                                                                             180          10,507
Investment securities-available for sale, at market                                          53,964          66,579
Investment securities-held to maturity, at cost (market value of
    $13,774 and $11,695 in 1999 and 1998, respectively)                                      13,922          11,377
Loans, net of allowance for possible credit losses of $2,961
    and $2,783, respectively                                                                188,105         159,123
Bank premises and equipment, net                                                              5,200           3,996
Accrued interest receivable                                                                   1,687           1,658
Other assets                                                                                  6,949           3,649
                                                                                          ---------       ---------
                 TOTAL ASSETS                                                              $283,621        $275,047
                                                                                          =========       =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
    Deposits
       Interest bearing                                                                    $215,527        $211,131
       Noninterest bearing                                                                   31,524          29,974
                                                                                          ---------       ---------
                 Total deposits                                                             247,051         241,105

    Short-term borrowings                                                                     1,365              41
    Long-term debt                                                                            1,164           1,175
    Accrued taxes, interest and other liabilities                                             2,176           2,704
                                                                                          ---------       ---------
                 Total liabilities                                                          251,756         245,025

STOCKHOLDERS' EQUITY
    Common stock, $2.50 par value; 2,000,000 shares authorized, 1,422,045 and
       1,408,436 shares issued and outstanding in
       1999 and 1998, respectively                                                            3,555           3,521
    Capital surplus                                                                          18,317          17,644
    Retained earnings                                                                        11,078           8,664
    Accumulated other comprehensive income (loss)                                            (1,085)            193
                                                                                          ---------       ---------
                 Total stockholders' equity                                                  31,865          30,022
                                                                                          ---------       ---------
                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $283,621        $275,047
                                                                                          =========       =========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              FENTURA BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                            YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                  1999         1998          1997
                                                                                 -------      -------       -------
Interest income
    Loans                                                                        $16,882      $17,487       $18,036
    Investment securities
       Taxable                                                                     3,163        2,840         2,886
       Tax - exempt                                                                  577          515           390
    Short-term investments                                                           592          598           289
                                                                                 -------      -------       -------
                 Total interest income                                            21,214       21,440        21,601
Interest expense
    Deposits                                                                       7,881        8,487         8,994
    Borrowings                                                                       132          161           173
                                                                                 -------      -------       -------
                 Total interest expense                                            8,013        8,648         9,167
                                                                                 -------      -------       -------
Net interest income                                                               13,201       12,792        12,434
Provision for possible credit losses                                                 545          724           624
                                                                                 -------      -------       -------
Net interest income after provision for possible credit losses                    12,656       12,068        11,810
Other operating income
    Service charges on deposit accounts                                            1,972        1,766         1,584
    Gain on sale of mortgages                                                        108          283           215
    Mortgage servicing income                                                        153          181           314
    Fiduciary income                                                                 581          562           490
    Other income and fees                                                          1,424        1,124           869
    Security gains (losses)                                                           24          112           (12)
                                                                                 -------      -------       -------
                 Total other operating income                                      4,262        4,028         3,460
Other operating expenses
    Salaries and employee benefits                                                 5,564        5,025         4,925
    Net occupancy                                                                    797          723           682
    Furniture and equipment                                                        1,429        1,396         1,423
    FDIC assessment                                                                   27           28            28
    Advertising and promotional                                                      257          249           305
    Other                                                                          3,062        3,127         2,867
                                                                                 -------      -------       -------
                 Total other operating expenses                                   11,136       10,548        10,230
                                                                                 -------      -------       -------
Income before income taxes                                                         5,782        5,548         5,040
Provision for income taxes                                                         1,782        1,728         1,580
                                                                                 -------      -------       -------
                 NET INCOME                                                     $  4,000     $  3,820      $  3,460
                                                                                ========     ========      ========
Income per common share
    Basic                                                                       $   2.83     $   2.73      $   2.53
    Diluted                                                                     $   2.81     $   2.73      $   2.53
Cash dividends per share                                                        $   1.12     $   1.05      $   1.31

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              FENTURA BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                            YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                 1999          1998           1997
                                                                                ------        ------         ------
Net income                                                                      $4,000        $3,820         $3,460

Other comprehensive income, net of tax:
    Unrealized holding gains (losses) arising
       during the year                                                          (1,262)          208            226

    Less:  reclassification adjustment for gains
       (losses) included in net income                                              16            74             (8)
                                                                                ------        ------         ------
Other comprehensive income (loss)                                               (1,278)          134            234
                                                                                ------        ------         ------
COMPREHENSIVE INCOME                                                            $2,722        $3,954         $3,694
                                                                               =======       =======        =======

We adopted the provisions of Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130), in 1998. Comprehensive income reflects changes in stockholders' equity from transactions and other events originating from nonowner sources. In our case, these changes are comprised of our reported net income and the changes in unrealized holding gains or losses in our available-for-sale investment portfolio. Unrealized investment gains or losses only impact the income statement when the investment is sold. SFAS 130 requires that we report all components of comprehensive as presented above for the last three years.





        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              FENTURA BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------

                                                                                                ACCUMULATED
                                                                                                   OTHER
                                                                                               COMPREHENSIVE          TOTAL
                                                   COMMON         CAPITAL      RETAINED           INCOME          STOCKHOLDERS'
                                                    STOCK         SURPLUS      EARNINGS           (LOSS)             EQUITY
                                                   -------        -------      --------        -------------      -------------
Balance, January 1, 1997                            $3,386        $16,266        $ 4,632           $  (175)            $24,109
    Net income                                         -              -            3,460               -                 3,460
    Cash dividends ($1.31 per share)                   -              -           (1,784)              -                (1,784)
    Issuance of shares under stock
       purchase plans                                   76            647            -                 -                   723
    Other comprehensive income                         -              -              -                 234                 234
                                                    ------        -------        -------           -------             -------
Balance, December 31, 1997                           3,462         16,913          6,308                59              26,742
    Net income                                         -              -            3,820               -                 3,820
    Cash dividends ($1.05 per share)                   -              -           (1,464)              -                (1,464)
    Issuance of shares under
      stock purchase plans                              59            731            -                 -                   790
    Other comprehensive income                         -              -              -                 134                 134
                                                    ------        -------        -------           -------             -------
Balance, December 31, 1998                           3,521         17,644          8,664               193              30,022
    Net income                                         -              -            4,000               -                 4,000
    Cash dividends ($1.12 per share)                   -              -           (1,586)              -                (1,586)
    Issuance of shares under
      stock purchase plans                              34            673            -                 -                   707
    Other comprehensive loss                           -              -              -              (1,278)             (1,278)
                                                    ------        -------        -------           -------             -------
Balance, December 31, 1999                          $3,555        $18,317        $11,078           $(1,085)            $31,865
                                                    ======        =======        =======           =======             =======


        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              FENTURA BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                            YEARS ENDED DECEMBER 31,

--------------------------------------------------------------------------------

                                                                                  1999         1998          1997
                                                                                 -------      -------       -------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                   $ 4,000      $ 3,820       $ 3,460
    Adjustments to reconcile net income to net cash
       (used in) provided by operating activities
          Depreciation and amortization                                              879          907           999
          Deferred income taxes (benefit)                                            (35)          48           (16)
          Provision for possible credit losses                                       545          724           624
          Amortization (accretion) on securities                                     (28)         (47)          100
          Realized (gain) loss on sale of investment securities                      (24)        (112)           12
          Decrease (increase) in loans held for sale                              10,327       (6,982)       (2,518)
          Decrease (increase) in accrued interest receivable                         (29)         249           (72)
          (Increase) decrease in other assets and other liabilities               (3,135)        (834)       (1,185)
                                                                                 -------      -------       -------
                 Total adjustments                                                 8,500       (6,047)       (2,056)
                                                                                 -------      -------       -------
                 Net cash provided by (used in) operating activities              12,500       (2,227)        1,404

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease in time deposits with other banks                                   -             95           -
    Proceeds from sales of investment securities held for sale                    12,321       11,014         7,491
    Proceeds from maturities of investment securities                             56,628       38,582        12,713
    Purchase of investment securities                                            (60,763)     (71,140)      (25,128)
    Originations of loans, net of principal repayments                           (37,987)      (3,023)      (22,211)
    Proceeds from sales of loans                                                   8,460       20,895        16,262
    Acquisition of premises and equipment                                         (2,083)        (913)         (195)
                                                                                 -------      -------       -------
                 Net cash used in investing activities                           (23,424)      (4,490)      (11,068)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand deposits, NOW accounts,
       and savings accounts                                                        5,380       12,234         5,637
    Net (decrease) increase in certificates of deposit                               566       (1,663)          848
    Net (decrease) increase in short-term borrowings                               1,324       (1,459)          326
    Payment of long-term debt                                                        (11)         (10)          (10)
    Cash dividends paid                                                           (1,586)      (1,464)       (1,784)
    Proceeds from issuance of common stock                                           707          790           723
                                                                                 -------      -------       -------
                 Net cash provided by financing activities                         6,380        8,428         5,740
                                                                                 -------      -------       -------
NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                                   (4,544)       1,711        (3,924)

Cash and cash equivalents at beginning of year                                    18,158       16,447        20,371
                                                                                 -------      -------       -------
Cash and cash equivalents at end of year                                         $13,614      $18,158       $16,447
                                                                                 =======      =======       =======
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Interest                                                                 $ 8,279      $ 8,725       $ 8,954
        Income taxes                                                             $ 2,054      $ 1,727       $ 1,477

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                              FENTURA BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND OPERATIONS
Fentura Bancorp, Inc. (the Corporation) began operations as a bank holding company in 1988 by issuance of its common stock in exchange for all of the common stock of The State Bank, in Fenton, Michigan (the Bank). The State Bank has been in existence since 1898 and operates nine community banking offices offering banking and trust services principally to individuals, small businesses, and government entities primarily in Genesee, Livingston and Oakland counties, Michigan.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, The State Bank. All significant intercompany transactions are eliminated in consolidation.

LOANS HELD FOR SALE
Loans held for sale are carried at the lower of cost or estimated market value. Market value is determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.

INVESTMENT SECURITIES
Investment securities are classified based on management's intent with respect to holding securities. Securities purchased, where the Corporation has both the positive intent and ability to hold to maturity, are classified as held to maturity and are recorded at cost, adjusted for amortization of premium and accretion of discount. All other securities purchased by the Corporation are classified as available for sale and carried at market value. Unrealized gains and losses on available for sale securities are excluded from income and recorded as an amount, net of tax, as a separate component of accumulated other comprehensive income until realized.

LOANS AND INTEREST INCOME ON LOANS
Loans held for investment are carried at their outstanding principal adjusted for deferred loan fees and costs. Interest on loans is accrued and credited to income based upon the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid interest accrued during the current quarter is reversed, and unpaid interest accrued during prior quarters is charged to the allowance for possible credit losses. Interest accruals are generally resumed when all delinquent principal and/or interest has been brought current or the loan becomes both well secured and in the process of collection.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOAN ORIGINATION FEES AND COSTS

Loan origination fees and certain direct loan origination costs are capitalized and recognized over the estimated life of the related loans as an adjustment of its yield.

ALLOWANCE FOR POSSIBLE CREDIT LOSSES

The allowance for possible credit losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for possible credit losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The Corporation considers a loan impaired when it is probable, in the opinion of management, that principal and interest may not be collected according to the contractual terms of the loan. Consistent with this definition, the Corporation considers all non-accrual loans to be impaired. The allowance for possible credit losses includes specific allowances for impaired loans.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over useful lives ranging from 3 to 50 years.

INCOME TAXES

The Corporation files a consolidated Federal income tax return with the Bank. The Corporation utilizes the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Tax planning strategies are utilized in the computation of deferred federal income taxes. In addition, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes receivable or payable currently or in future years.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME PER SHARE

Basic income per share is computed by dividing net income by the weighted average common shares outstanding for the period. Weighted average shares outstanding were 1,415,484, 1,399,408 and 1,367,988 in 1999, 1998 and 1997,
respectively. Diluted income per share reflects the potential dilution that could occur if outstanding options or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the income of the entity. There were 5,591 dilutive shares in 1999.

USE OF ESTIMATES

In the preparation of financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Corporation considers cash on hand, cash and due from banks and federal funds sold to be cash equivalents.

ISSUED BUT NOT YET ADOPTED ACCOUNTING STANDARD

The Financial Accounting Standards Board (FASB) has issued SFAS No. 133, (as amended), "Accounting for Derivative Instruments and Hedging Activities." The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement is effective in 2001 for the Corporation; however, management does not expect this pronouncement to have a significant impact on the Corporation's financial position or results of operations.

NOTE B - RESTRICTED CASH BALANCES

Aggregate reserves of $3,787,000 and $3,011,000 were maintained in the form of vault cash and deposits with the Federal Reserve Bank to satisfy regulatory requirements at December 31, 1999 and 1998, respectively.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE C - INVESTMENT SECURITIES

The amortized cost and estimated market value of investments available for sale, by major category, are as follows (in thousands):

                                                                         DECEMBER 31, 1999
                                                       ---------------------------------------------------
                                                                        GROSS         GROSS      ESTIMATED
                                                       AMORTIZED     UNREALIZED    UNREALIZED     MARKET
                                                         COST          GAINS        LOSSES        VALUE
                                                       ----------    ----------    ----------   ----------
Obligations of US government
  corporations and agencies                             $32,048       $    1      $   684         $31,365
Equity securities                                         1,287            -          208           1,079
Mortgage backed securities                               22,273            2          755          21,520
                                                        -------       ------      -------        --------
                                                        $55,608       $    3      $ 1,647         $53,964
                                                        =======       ======      =======        ========

                                                                         DECEMBER 31, 1998
                                                        --------------------------------------------------
                                                                       GROSS         GROSS      ESTIMATED
                                                        AMORTIZED    UNREALIZED    UNREALIZED    MARKET
                                                          COST          GAINS        LOSSES       VALUE
                                                        ---------    ----------    ----------   ---------
Obligations of US government
  corporations and agencies                             $52,322         $325          $21         $52,626
Equity securities                                         1,263          -            -             1,263
Mortgage backed securities                               12,702           20           32          12,690
                                                       --------        -----         ----        --------
                                                        $66,287         $345          $53         $66,579
                                                       ========        =====         ====        ========

Investment securities held to maturity at December 31, 1999 and 1998 consist of obligations of states and political subdivisions and are summarized as follows:

                                                                                    1999           1998
                                                                                  --------       --------
         Amortized cost                                                            $13,922        $11,377
         Gross unrealized gains                                                         65            324
         Gross unrealized losses                                                      (213)            (6)
                                                                                  --------       --------
                  Estimated market value                                           $13,774        $11,695
                                                                                  ========       ========

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE C - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated market value of investment securities available for sale at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                                                 ESTIMATED
                                                                               AMORTIZED           MARKET
                                                                                 COST              VALUE
                                                                              ----------         ---------
Due in one year or less                                                         $    -            $    -
Due in one year through five years                                               27,031            26,599
Due after five years through ten years                                            5,017             4,766
                                                                               --------          --------
                                                                                 32,048            31,365
Equity securities                                                                 1,287             1,079
Mortgage backed securities                                                       22,273            21,520
                                                                               --------          --------
                                                                                $55,608           $53,964
                                                                               ========          ========

The amortized cost and estimated market value of investment securities held to maturity at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                             ESTIMATED
                                                                              AMORTIZED       MARKET
                                                                                COST           VALUE
                                                                              --------       --------
         Due in one year or less                                               $  3,973        $ 3,977
         Due in one year through five years                                       5,017          4,988
         Due after five years through ten years                                   2,639          2,612
         Due after ten years                                                      2,293          2,197
                                                                               --------        -------
                                                                               $ 13,922        $13,774
                                                                               ========        =======

Securities having a carrying value of $2,616,000 and $2,535,000 at December 31, 1999 and 1998, respectively were pledged to secure public deposits, repurchase agreements, and for other purposes required by law.

Gross gains on sales of securities of $73,000, $115,000 and $24,000 and gross losses of $49,000, $3,000 and $36,000 were recognized in 1999, 1998 and 1997, respectively.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE D - LOANS

Major categories of loans at December 31, are as follows (in thousands):

                                                                                  1999             1998
                                                                                --------          --------
         Commercial                                                            $  92,896         $  78,832
         Real estate - construction                                               12,481             9,010
         Real estate - mortgage                                                   21,409            11,641
         Consumer                                                                 64,280            62,423
                                                                               ---------         ---------
                                                                                 191,066           161,906
         Less allowance for possible credit losses                                 2,961             2,783
                                                                               ---------         ---------
                                                                               $ 188,105         $ 159,123
                                                                               =========         =========

Final loan maturities and rate sensitivity of the loan portfolio at December 31, 1999 are as follows (in thousands):

                                                        WITHIN        ONE-         AFTER
                                                          ONE         FIVE         FIVE
                                                         YEAR         YEARS        YEARS          TOTAL
                                                        -------      --------      -------        --------
         Commercial, including construction             $36,052      $ 60,383      $ 5,192        $101,627
         Real Estate                                      4,275         1,157       19,727          25,159
         Consumer                                         8,082        45,284       10,914          64,280
                                                        -------      --------      -------        --------
                                                        $48,409      $106,824      $35,833        $191,066
                                                        =======      ========      =======        ========

         Loans at fixed interest rates                  $19,350      $ 83,468      $35,308        $138,126
         Loans at variable interest rates                29,059        23,356          525          52,940
                                                        -------      --------      -------        --------
                                                        $48,409      $106,824      $35,833        $191,066
                                                        =======      ========      =======        ========

The Corporation originates primarily residential and commercial real estate loans, commercial, construction loans, and installment loans. The Corporation estimates that 80% of their loan portfolio is based in Genesee and Livingston counties within Southeast Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Bank. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates, and do not represent more than a normal

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE D - LOANS (CONTINUED)

risk of collection. Total loans to these persons at December 31, 1999, 1998 and 1997 amounted to $1,449,000, and $909,000, and $1,466,000, respectively. During
1999, $879,000 of new loans were made and repayments totaled $339,000.

Transactions in the allowance for possible credit losses for the years ended December 31, were as follows (in thousands):

                                                                         1999          1998         1997
                                                                        ------        ------       ------
         Balance, beginning of year                                     $2,783        $2,955       $2,836
         Provision for possible credit losses charged to
             operations                                                    545           724          624
                                                                        ------        ------       ------
                                                                         3,328         3,679        3,460
         Loans charged off, net of recoveries of $84
             $172 and $64 for 1999, 1998 and 1997,
             respectively                                                  367           896          505
                                                                        ------        ------       ------
         Balance, end of year                                           $2,961        $2,783       $2,955
                                                                        ======        ======       ======
         As a percent of total loans                                     1.55%         1.72%        1.64%
                                                                        ======        ======       ======

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

                                                                                      1999          1998
                                                                                      ------       ------
         Principal amount not requiring allowance                                    $    -        $  319
         Principal amount requiring specific allowance                                 1,548        1,829
                                                                                     -------       ------
                                                                                       1,548        2,148
         Less:  valuation allowance                                                      702          496
                                                                                     -------       ------
                                                                                     $   844       $1,652
                                                                                     =======      =======

Loans on which accrual of interest have been discontinued at December 31, 1999 and 1998 amounted to $742 and $1,102, respectively and are included in the impaired loans above.

Interest income recognized on impaired loans based on cash collections totaled approximately $299,000, $204,000, and $199,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The average recorded investment in impaired loans was $1,848,000, $2,685,000, and $2,090,000 during the years ended December 31, 1999, 1998 and 1997.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE E - BANK PREMISES AND EQUIPMENT

Bank premises and equipment is comprised of the following at December 31, (in thousands):

                                                                                   1999           1998
                                                                                  -------        -------
         Land and land improvements                                              $    859       $    463
         Building and building improvements                                         4,190          3,274
         Furniture and equipment                                                    7,277          6,822
                                                                                 --------       --------
                                                                                   12,326         10,559
         Less accumulated depreciation                                              7,126          6,563
                                                                                 --------       --------
                                                                                 $  5,200       $  3,996
                                                                                 ========       ========

NOTE F - DEPOSITS

The following is a summary of interest-bearing deposits at December 31, (in thousands):

                                                                                   1999           1998
                                                                                 --------       --------
         Interest bearing:
             Savings                                                             $ 72,745       $ 65,948
             Money market demand                                                   38,702         41,669
             Time, $100,000 and over                                               28,070         27,257
             Time, $100,000 and under                                              76,010         76,257
                                                                                ---------      ---------
                                                                                 $215,527       $211,131
                                                                                =========      =========

At December 31, 1999, scheduled maturity of time deposits were as follows (in thousands):

                                                                                  AMOUNT
                                                                                 --------
             Less than 1 year                                                    $ 78,569
             1 - 5 years                                                           25,255
             Over 5 years                                                             256
                                                                                 --------
                                                                                 $104,080
                                                                                 ========

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------

NOTE G - LONG-TERM DEBT

The Bank has the authority and approval from the Federal Home Loan Bank (FHLB) to borrow up to $15,000,000 to be collateralized by 1-4 family mortgage loans, government and agency securities, and mortgage backed securities. Advances can be prepaid without penalty and mature in 2016. The following summarizes FHLB advances during 1999 and 1998:


                                                                                  1999           1998
                                                                                 --------       --------
             Balance outstanding at December 31                                   $ 1,164        $ 1,175
             Average amount outstanding                                             1,169          1,200
             Interest expense                                                          86             87


NOTE H - INCOME TAXES

The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):

                                                                             1999       1998       1997
                                                                            ------     ------     ------
         Current expense                                                    $1,817     $1,680     $1,596
         Deferred (benefit) expense                                            (35)        48        (16)
                                                                            ------     ------     ------
                                                                            $1,782     $1,728     $1,580
                                                                            ======     ======     ======

Income tax expense was less than the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for the difference are as follows:

                                                                             % OF PRETAX INCOME
                                                                        -------------------------------
                                                                         1999        1998        1997
                                                                        ------      ------      ------
         Income tax at statutory rate                                    34.0%       34.0%       34.0%
         Tax exempt interest                                             (3.0)       (2.7)       (2.1)
         Other                                                            (.2)        (.2)        (.6)
                                                                       -------     -------      ------
         Actual income tax expense                                       30.8%       31.1%       31.3%
                                                                       =======     =======      ======

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE H - INCOME TAXES (CONTINUED)

The net deferred tax asset and current refund (liability) are reflected in the balance sheet in other assets and accrued taxes, interest and other liabilities, respectively. The details of the net deferred tax asset and current liability at December 31, are as follows (in thousands):

                                                                                  1999            1998
                                                                                 ------          ------
Deferred tax assets
    Allowance for possible credit losses                                         $  813         $ 753
    Unrealized losses on investment securities available for sale                   559           -
    Compensation                                                                    102            86
    Other                                                                            17            57
                                                                                 ------         ------
               Total deferred tax assets                                          1,491           900

Deferred tax liabilities
    Depreciation                                                                    (65)          (41)
    Gain on sale of mortgage servicing rights                                      (115)         (131)
    Unrealized gains on investment securities available for sale                    -             (99)
    Other                                                                           (75)          (86)
                                                                                 ------         ------
              Total deferred tax liabilities                                       (255)         (357)
                                                                                 ------         ------
               Net deferred tax asset                                             1,236           543
               Current refund (payable)                                             122          (127)
                                                                                 ------         ------
                                                                                 $1,358         $ 416
                                                                                 ======         ======

NOTE I - BENEFIT PLANS

The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is the Plan's intention to invest principally in the Corporation's common stock. The contribution to the Plan in 1999, 1998 and 1997 was $120,000, $122,000 and $145,000, respectively.

The Corporation has also established a 401(k) Plan where 50% of the employees' contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 1999, 1998 and 1997 was $80,000, $76,000 and $32,000, respectively.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE J - STOCK PURCHASE AND OPTION PLANS

DIRECTOR AND EMPLOYEE PLANS

The Directors' Stock Purchase Plan permits directors of the Corporation to purchase shares of common stock made available for purchase under the plan at the fair market value on the fifteenth day prior to the annual issuance date. The total number of shares issuable under this plan is limited to 8,000 shares in any calendar year.

The Retainer Stock Plan allows directors to elect to receive shares of common stock in full or partial payment of the director's retainer fees and fees for attending meetings. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the market value of the stock on the first business day prior to the payment date.

The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation's common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The plan is administered by the Board of Directors. No shares have been issued under this plan.

DIVIDEND INVESTMENT PLAN

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

Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation's stock, on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that result solely as a result of the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given.

The following summarizes shares issued in connection with director, employee and dividends reinvestment plans:

                                                                           1999         1998         1997
                                                                          ------       ------       ------
         Automatic dividend  reinvestment plan                             7,372        9,104       17,084
         Director stock purchase and retainer stock plan                   4,833        9,954       11,340
         Other issuance of shares                                          1,404        4,692          984
                                                                          ------       ------       ------
                                                                          13,609       23,750       29,408
                                                                          ======       ======       ======

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE J - STOCK PURCHASE AND OPTION PLANS (CONTINUED)

STOCK OPTION PLANS

The Nonemployee Director Stock Option Plan grants options to nonemployee directors to purchase the Corporation's common stock on April 1 each year. The purchase price of the shares is the fair market value at the date of the grant, and there is a three year vesting period before options may be exercised. Options to acquire no more than 5,600 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 56,000 shares in the aggregate may be outstanding at any one time.

The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation's common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 60,000 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the plan. There were no options outstanding under this plan at December 31, 1999 and 1998.

The following table summarizes stock option activity:

                                                                    No. of                   Weighted
                                                                   Options                 Average Price
                                                                   -------                 -------------
      Options outstanding at January 1, 1997                         3,220                     $19.25

      Options granted in 1997                                        3,220                      22.38
                                                                   -------
      Options outstanding at December 31, 1997                       6,440                      20.81

      Options granted in 1998                                        4,140                      27.86
                                                                   -------
      Options outstanding at December 31, 1998                      10,580                      23.57

      Options granted in 1999                                        4,340                      44.70
                                                                   ------
      Options outstanding at December 31, 1999                      14,920                     $29.72
                                                                   =======                    =======

At December 31, 1999 no options have been exercised and no options were exercisable.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE J - STOCK PURCHASE AND OPTION PLANS (CONTINUED)

The stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) as permitted under Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). In accordance with APB 25, no compensation expense is required nor has been recognized for the options issued under existing plans. Had the Corporation chose not to elect APB 25, SFAS 123 would apply and compensation expense would have been recognized, and the Corporation's earnings would have been as follows (in thousands, except per share data):

                                                      1999             1998            1997
                                                     -------          -------         -------
         Net earnings
             As reported                        $     4,000       $     3,820    $     3,460
             Proforma                           $     3,977       $     3,796    $     3,448

         Basic earnings per share
             As reported                        $      2.83       $      2.73    $      2.53
             Proforma                           $      2.81       $      2.71    $      2.52

         Diluted earnings per share
             As reported                        $      2.81       $      2.73    $      2.53
             Proforma                           $      2.80       $      2.71    $      2.52

NOTE K - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets its capital adequacy requirements to which it is subject.

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE K - REGULATORY MATTERS (CONTINUED)

As of December 31, 1999, the most recent notification from Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                            TO BE WELL
                                                                    FOR CAPITAL         CAPITALIZED UNDER
                                                                     ADEQUACY           PROMPT CORRECTIVE
                                             ACTUAL                  PURPOSES           ACTION PROVISIONS
                                       --------------------     ------------------     -------------------
                                       AMOUNT       RATIO       AMOUNT      RATIO      AMOUNT      RATIO
                                       --------------------     ------------------     -------------------
As of December 31, 1999:
Total Capital
    (to Risk Weighted Assets)           $33,349    14.26%        $18,706   8.00%        $23,382  10.00%
Tier 1 Capital
    (to Risk Weighted Assets)           $30,426    13.01%         $9,353   4.00%        $14,029   6.00%
Tier 1 Capital
    (to Average Assets)                 $30,426    11.15%        $10,916   4.00%        $13,645   5.00%


                                                                                            TO BE WELL
                                                                    FOR CAPITAL         CAPITALIZED UNDER
                                                                     ADEQUACY           PROMPT CORRECTIVE
                                             ACTUAL                  PURPOSES           ACTION PROVISIONS
                                       --------------------     ------------------     -------------------
                                       AMOUNT       RATIO       AMOUNT      RATIO      AMOUNT      RATIO
                                       --------------------     ------------------     -------------------
As of December 31, 1998:
Total Capital
    (to Risk Weighted Assets)           $30,557    14.55%        $16,796   8.00%        $20,995  10.00%
Tier 1 Capital
    (to Risk Weighted Assets)           $27,933    13.30%         $8,398   4.00%        $12,597   6.00%
Tier 1 Capital
    (to Average Assets)                 $27,933    10.60%        $10,540   4.00%        $13,175   5.00%

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE L - FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation's financial instruments at December 31, are as follows (in thousands):

                                                                1999                        1998
                                                        ----------------------     ----------------------
                                                                     ESTIMATED                  ESTIMATED
                                                        CARRYING       FAIR        CARRYING       FAIR
                                                         AMOUNT        VALUE        AMOUNT        VALUE
                                                        --------     ---------     --------     ---------
Assets:
    Cash and cash equivalents                             $13,614      $13,614      $  18,158    $  18,158
    Loans held for sale                                       180          181         10,507       10,532
    Investment securities                                  67,886       67,738         77,664       78,274
    Loans                                                 188,105      190,194        159,123      163,963

Liabilities:
    Deposits                                              247,051      247,545        241,105      241,948
    Short-term borrowings                                   1,365        1,365             41           41
    Long-term debt                                          1,164        1,246          1,175        1,296


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

Loans held for sale: The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.

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

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE L -FINANCIAL INSTRUMENTS - CONTINUED

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

Long-Term debt: Rates currently available for FHLB debt with similar terms and remaining maturities are used to estimate the fair value of the existing debt.

Limitations: Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE L - FINANCIAL INSTRUMENTS - CONTINUED

OFF-BALANCE-SHEET RISK (CONTINUED)

The Corporation had outstanding unfunded loan origination commitments aggregating $48,573,000 and $43,182,000 at December 31, 1999 and 1998,
respectively. Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require a payment of a fee. Fees from issuing these commitments to extend credit are recognized over the period to maturity. Since portions of the commitments are expected to expire without being drawn upon, the total commitments do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the customer.

NOTE M - PARENT ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information that follows presents the financial condition of Fentura Bancorp, Inc. (parent company only), along with the results of its operations and its cash flows.

                              FENTURA BANCORP, INC.
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, (IN THOUSANDS)


                                                                                 1999              1998
                                                                                -------           -------
ASSETS
    Cash and cash equivalents                                                   $  1,645          $  1,007
    Investment securities                                                            256               475
    Land held for investment                                                         414               414
    Other assets                                                                      71               -
    Investment in subsidiary                                                      29,479            28,126
                                                                                --------          --------
                                                                                $ 31,865          $ 30,022
                                                                                ========          ========
STOCKHOLDERS' EQUITY
    Common Stock                                                                   3,555             3,521
    Additional paid in capital                                                    18,317            17,644
    Retained earnings                                                             11,078             8,664
    Accumulated other comprehensive income (loss)                                 (1,085)              193
                                                                                --------          --------
                                                                                $ 31,865          $ 30,022
                                                                                ========          ========

                              FENTURA BANCORP, INC.

                        DECEMBER 31, 1999, 1998 AND 1997

--------------------------------------------------------------------------------


NOTE M - PARENT ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)


                              FENTURA BANCORP, INC.

                         CONDENSED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, (IN THOUSANDS)


                                                                          1999         1998         1997
                                                                         ------       ------       ------
Dividends from subsidiary                                                $1,586       $1,464       $1,784
Interest income                                                             -            -             19
Operating expense                                                           (79)         (22)         (21)
Equity in undistributed income of subsidiary                              2,493        2,378        1,678
                                                                         ------       ------       ------
                  Net income                                             $4,000       $3,820       $3,460
                                                                         ======       ======       ======


                       CONDENSED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, (IN THOUSANDS)

                                                                         1999         1998         1997
                                                                        ------       ------       ------
Cash flows from operating activities
    Net income                                                           $4,000       $3,820       $3,460
    Adjustment to reconcile net income to net
       cash provided by operating activities
          Equity in undistributed income of subsidiary                   (2,493)      (2,378)      (1,678)
                                                                         ------       ------       ------
                  Net cash provided by operating activities               1,507        1,442        1,782

Cash flows provided by (used in) investing activities
    Sale of equity investment                                                10
    Purchase of investments                                                 -           (475)         -
    Acquisition of land held for investment                                 -           (414)         -
                                                                         ------       ------       ------
                  Net cash provided by (used in)
                     investing activities                                    10         (889)          -

Cash flows used in financing activities
    Dividends paid                                                       (1,586)      (1,464)      (1,784)
    Proceeds from stock issuance                                            707          790          723
                                                                         ------       ------       ------
                  Net cash used in financing activities                    (879)        (674)      (1,061)
                                                                         ------       ------       ------
Increase (decrease) in cash and cash equivalents                            638         (121)         721

Cash and cash equivalents at beginning of year                            1,007        1,128          407
                                                                         ------       ------       ------
Cash and cash equivalents at end of year                                 $1,645       $1,007       $1,128
                                                                         ======       ======       ======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Bancorp, Inc. (the Corporation), together with its sole operating subsidiary, the State Bank (the
Bank), for the years ended December 31, 1999, 1998, and 1997. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 4 through 26 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone.

TABLE 1                                                         Selected Financial Data
$ in thousands except per share data
  and ratios                                                     1999       1998       1997       1996       1995
------------------------------------------------------------------------------------------------------------------
Summary of Consolidated Statements of Earnings:
Interest Income                                               $21,214    $21,440    $21,601    $20,502    $18,988
Interest Expense                                                8,013      8,648      9,167      8,571      7,893
                                                           -------------------------------------------------------
Net Interest Income                                            13,201     12,792     12,434     11,931     11,095
Provision for Possible Credit Losses                              545        724        624        648        540
                                                           -------------------------------------------------------
Net Interest Income after Provision                            12,656     12,068     11,810     11,283     10,555
Total Other Operating Income                                    4,262      4,028      3,472      3,472      3,177
Total Other Operating Expense                                  11,136     10,548     10,242     10,190      9,317
                                                           -------------------------------------------------------
Income Before Income Taxes                                      5,782      5,548      5,040      4,565      4,415
Provision for Income Taxes                                      1,782      1,728      1,580      1,332      1,390
                                                           -------------------------------------------------------
Net Income                                                     $4,000     $3,820     $3,460     $3,233     $3,025
                                                           =======================================================
Net Income Per Share - Basic                                    $2.83      $2.73      $2.53      $2.42      $2.27
Net Income Per Share - Diluted                                  $2.81      $2.73      $2.53      $2.42      $2.27

Summary of Consolidated Statements of Financial Condition:
   at December 31,
Assets                                                       $283,621   $275,047   $262,798   $254,381   $238,559
Securities                                                     67,886     77,956     56,050     50,885     45,830
Loans                                                         191,246    172,413    184,198    176,236    168,461
Deposits                                                      247,051    241,105    230,534    224,049    211,485
Stockholders' Equity                                           31,865     30,022     26,742     24,109     21,880

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets                         13.01%     13.30%     12.22%     11.76%     11.36%
Total Capital to Risk Weighted Assets                          14.26%     14.55%     13.47%     13.01%     12.61%
Tier 1 Capital to Average Assets                               11.15%     10.60%      9.99%      9.86%      9.81%
Total Cash Dividends                                           $1,586     $1,464     $1,784     $1,291     $1,114
Book Value Per Share                                           $22.41     $21.32     $19.31     $17.80     $16.40
Cash Dividends Paid Per Share                                   $1.12      $1.05      $1.31      $0.97      $0.84
Period End Market Price Per Share                              $44.25     $50.00     $26.25     $21.57     $21.50
Dividend Pay-out Ratio                                         39.65%     38.32%     51.56%     39.93%     36.83%
Return on Average Stockholders' Equity                         12.66%     14.02%     13.76%     14.04%     14.62%
Return on Average Assets                                        1.46%      1.45%      1.35%      1.33%      1.35%
Net Interest Margin                                             5.32%      5.28%      5.26%      5.36%      5.43%
Total Equity to Assets at Period End                           11.24%     10.92%     10.18%      9.48%      9.17%

RESULTS OF OPERATIONS

The Corporation achieved record earnings again during 1999. Earnings for 1999 of $4,000,000 exceeded 1998 results of $3,820,000 by 4.7%. Net income has continued to steadily increase as a result of continued strength of core banking activities. Contributing to the 1999 record results was the improvement of net interest income and other operating income. Because of the strength of core banking activities and new opportunities in our current and surrounding markets management believes performance will remain strong throughout 2000.

The banking industry uses standard performance indicators to help evaluate the Corporation's performance. Return on average assets is one of these indicators. For 1999, 1998, 1997 respectively, the Corporation posted a return on average assets of 1.46%, 1.45%, and 1.35%. Total assets increased $9 million in 1999, $12 million in 1998, and $8 million in 1997. Return on average equity was 12.66% in 1999, 13.19% in 1998, and 13.38% in 1997. The increases in equity will allow the Corporation to continue its growth strategy. Net income per share-basic was $2.83 in 1999, $2.73 in 1998, and $2.53 in 1997.

NET INTEREST INCOME

Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally investment securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings). Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 1999, 1998, and 1997. Net interest income (displayed without consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Net interest income increased $409,000 in 1999, or 3.2% to $13,201,000 as compared with an increase of $358,000 or 2.9% to $12,792,000 in 1998. The primary factor contributing to the increase in net interest income in 1999 and 1998 is the reduction of interest expense. Interest expense was reduced even though interest-bearing liabilities increased. This reduction in expense occurred because of continuing progress in promoting lower cost core deposits while reducing reliance on higher rate retail or negotiated certificates of deposit as well as the re-pricing that occurred because of lower market rates.

As indicated in Table 3, for the year ended December 31, 1999, the Corporation's net interest margin was 5.18% compared with 5.17% and 5.17% for the same period in 1998 and 1997 respectively. This minor increase in margin is attributable to the change in balance sheet mix achieved through growth and the continued emphasis on lowering the cost of funds outlined in the paragraph above. Because of strong economic conditions, management anticipates steady loan growth and accordingly, growth in net interest income in 2000.

Average earning assets increased 2.9% in 1999, 3.0% in 1998, and 5.6% in 1997. Loans, the highest yielding component of earning assets, represented 69.9% of earning assets in 1999, compared to 69.4% in 1998 and 74.1% in 1997. Average interest bearing liabilities increased 2.5% in 1999, 1.4% in 1998, and 6.1% in 1997. Non-interest bearing deposits amounted to 11.7% of average earning assets in 1999 compared with 11.0% in 1998 and 11.2% in 1997.

                         Changes in Net Interest Income
                        Due to Changes in Average Volume
                               and Interest Rates
                            Years Ended December 31,

TABLE 2




                                                    INCREASE (DECREASE)        INCREASE (DECREASE)
                                                          1999                        1998
                                                         DUE TO:                     DUE TO:
                                                 ----------------------------------------------------
                                                          YIELD/                      YIELD/
(000'S OMITTED)                                   VOL      RATE     TOTAL     VOL      RATE    TOTAL
-----------------------------------------------------------------------------------------------------
INTEREST BEARING DEPOSITS IN BANKS                ($1)        $0     ($1)     ($7)      ($1)    ($8)
TAXABLE SECURITIES                                 309         7      316     (11)      (35)    (46)
TAX-EXEMPT SECURITIES                               81      (13)       68      151      (26)     125
FEDERAL FUNDS SOLD                                  48      (53)      (5)      326       (9)     317

TOTAL LOANS                                        631     (754)    (123)    (630)     (248)   (878)
LOANS HELD FOR SALE                              (482)         1    (481)      346      (17)     329
                                             --------------------------------------------------------

    TOTAL EARNING ASSETS                           586     (812)    (226)      175     (336)   (161)


INTEREST BEARING DEMAND DEPOSITS                   127     (177)     (50)       83      (65)      18
SAVINGS DEPOSITS                                   114        39      153       75     (265)   (190)
TIME CD'S $100,000 AND OVER                       (46)      (96)    (142)     (99)      (37)   (136)
OTHER TIME DEPOSITS                              (207)     (361)    (568)     (68)     (130)   (198)
OTHER BORROWINGS                                  (24)       (4)     (28)     (15)         2    (13)
                                             --------------------------------------------------------

    TOTAL INTEREST BEARING LIABILITIES            (36)     (599)    (635)     (24)     (495)   (519)
                                             --------------------------------------------------------

         NET INTEREST INCOME                      $622    ($213)     $409     $199      $159    $358
                                             ========================================================

                         Summary of Net Interest Income
                            Years Ended December 31,

TABLE 3
(000's omitted)
                                          1999                          1998                           1997
                                -------------------------    --------------------------     -------------------------
ASSETS                           AVG BAL  INC/EXP  YIELD       AVG BAL  INC/EXP  YIELD       AVG BAL  INC/EXP  YIELD
                                -------------------------------------------------------     -------------------------
 Interest bearing deposits in
   Banks                              $0      $0   0.00%          $16      $1    6.25%           $95      $9   9.47%
 Investment securities:
   U.S. Treasury and
     Government Agencies          51,098   3,091   6.05%       45,998   2,777    6.04%        46,574   2,826   6.07%
   State and Political            12,365     583   4.71%       10,689     515    4.82%         7,704     390   5.06%
   Other                             814      65   7.99%          827      63    7.62%           748      60   8.02%
                                -------------------------    --------------------------     -------------------------
   Total Investment Securities    64,277   3,739   5.82%       57,514   3,355    5.83%        55,026   3,276   5.95%
   Fed Funds Sold                 12,100     592   4.89%       11,199     597    5.33%         5,176     280   5.41%
 Loans:
   Commercial                     90,985   8,804   9.68%       83,430   8,203    9.83%        87,746   8,586   9.79%
   Tax Free                          366      21   5.74%          409      23    5.62%           635      36   5.67%
   Real Estate-Mortgage           24,442   2,085   8.53%       19,601   1,946    9.93%        22,280   2,413  10.83%
   Consumer                       62,367   5,960   9.56%       68,344   6,821    9.98%        67,401   6,836  10.14%
                                -------------------------    --------------------------     -------------------------
 Total loans                     178,160  16,870   9.47%      171,784  16,993    9.89%       178,062  17,871  10.04%
 Allowance for Loan Loss         (2,928)                      (2,845)                        (2,924)
 Net Loans                       175,232  16,870   9.63%      168,939  16,993   10.06%       175,138  17,871  10.20%
                                -------------------------    --------------------------     -------------------------
Loans Held for Sale                  180      12   6.67%        7,016     494    7.04%         2,266     165   7.28%
                                -------------------------    --------------------------     -------------------------
 TOTAL EARNING ASSETS           $254,717 $21,214   8.33%     $247,529 $21,440    8.66%      $240,625 $21,601   8.98%
                                -------------------------------------------------------     -------------------------
 Cash Due from Banks              10,149                        9,650                          9,620
 All Other Assets                 11,842                        9,278                          9,678
                                ---------                    ---------                      ---------
TOTAL ASSETS                    $273,780                     $263,612                       $256,999
                                ========                     ========                       ========
LIABILITIES & SHAREHOLDERS'
EQUITY:
  Deposits:
   Non-Interest bearing - DDA    $29,912                      $27,202                        $26,447
   Interest bearing - DDA         41,996     713   1.70%       35,982     763    2.12%        32,380     745   2.30%
   Savings Deposits               66,141   1,943   2.94%       62,172   1,790    2.88%        59,892   1,980   3.31%
   Time CD's $100,000 and Over    25,226   1,359   5.39%       26,034   1,501    5.77%        27,715   1,637   5.91%
   Other Time CD's                74,827   3,866   5.17%       78,495   4,434    5.65%        79,673   4,632   5.81%
                                -------------------------    --------------------------     -------------------------
 Total Deposits                  238,102   7,881   3.31%      229,885   8,488    3.69%       226,107   8,994   3.98%
 Other Borrowings                  1,908     132   6.92%        2,249     160    7.11%         2,462     173   7.03%
                                -------------------------    --------------------------     -------------------------
  INTEREST BEARING LIABILITIES  $210,098  $8,013   3.81%     $204,932  $8,648    4.22%      $202,122  $9,167   4.54%
                                -------------------------------------------------------     -------------------------
 All Other Liabilities             2,175                        2,512                          2,561
 Shareholders Equity              31,595                       28,966                         25,869
                                ---------                    ---------                      ---------
 TOTAL LIABILITIES and S/H
    EQUITY                      $273,780                     $263,612                       $256,999

                                =========        --------    =========        ---------     =========       ---------
Net Interest Rate Spread                           4.52%                         4.44%                         4.44%
IMPACT OF NON INT. FUNDS ON
MARGIN                                             0.66%                         0.73%                         0.73%

                                                 --------                     ---------                      --------
Net Interest Income/Margin               $13,201   5.18%              $12,792    5.17%               $12,434   5.17%
                                         ================             =================              ================

ALLOWANCE AND PROVISION FOR POSSIBLE CREDIT LOSSES

The allowance for possible credit losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the loan portfolio. The Bank's methodology in determining the adequacy of the allowance includes a review of individual loans and off-balance sheet arrangements, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated future net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 1999, the allowance for possible credit losses was $2,961,000 or 1.55% of total loans. This compares with $2,783,000 or 1.72% at December 31, 1998 and $2,955,000, or 1.64%, at December
31, 1997.

The provision for possible credit losses was $545,000 in 1999 and $724,000 and $624,000 in 1998 and 1997 respectively. The Bank decreased the provision in 1999 comparing to 1998 because of an overall improvement in asset quality and a reduction in loans charged-off. Loans charged-off decreased in 1999 because in 1998 there was a substantial write down on a non-performing commercial loan. The Bank reduced the provision in 1997 while maintaining a higher reserve to gross loan total due to only moderate growth in total loans. Table 4 summarizes loan losses and recoveries from 1995 through 1999. During 1999 the Bank experienced net charge-offs of $367,000, compared with net charge-offs of $896,000 and $505,000 in 1998 and 1997 respectively. Accordingly, the net charge-off ratio for 1999 was .19% compared to .55% and .28% at the end of 1998 and 1997 respectively. The net charge-off ratio decreased significantly in 1999 due to an increase in overall asset quality.

The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for possible credit losses is adequate to meet normal credit risks in the loan portfolio. The Corporation's loan portfolio has no significant concentrations in any one industry nor any exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation's local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Therefore, in light of the aforementioned, and strong economic conditions and asset quality, management expects a modest reduction to the allowance for loan losses as a percentage to gross loans in 2000. Non-performing loans are discussed further in the section titled "Non-Performing Assets".

TABLE 4

Analysis of the Allowance for Possible Credit Losses      Years Ended December 31,
(000's omitted)                                1999     1998       1997      1996      1995
                                          --------------------------------------------------
Balance Beginning of Period                  $2,783   $2,955     $2,836    $2,618    $2,158
                                          --------------------------------------------------
Charge-offs (Domestic):
    Commercial, Financial and                  (72)    (454)       (69)     (154)     (151)
Agricultural
    Real Estate-Construction                      0        0          0         0         0
    Real Estate-Mortgage                        (2)     (77)          0      (50)      (14)
    Installment Loans to Individuals          (377)    (537)      (500)     (304)     (125)
    Lease Financing                               0        0          0         0         0
                                          --------------------------------------------------
                                              (451)  (1,068)      (569)     (508)     (290)
      TOTAL CHARGE-OFFS
                                          --------------------------------------------------
Recoveries(Domestic):
    Commercial, Financial and                    13       43         15         7       127
Agricultural
    Real Estate-Construction                      0        0          0         0         0
    Real Estate-Mortgage                          0       37          4         8         9
    Installment Loans to Individuals             71       92         45        63        74
    Lease Financing                               0        0          0         0         0
                                          --------------------------------------------------
                                                 84      172         64        78       210
      TOTAL RECOVERIES
                                          --------------------------------------------------
Net Charge-offs                               (367)    (896)      (505)     (430)      (80)
                                          --------------------------------------------------
Provision                                       545      724        624       648       540
                                          --------------------------------------------------
Balance at End of Period                     $2,961   $2,783     $2,955    $2,836    $2,618
                                          ==================================================
                                              0.19%    0.55%      0.28%     0.24%     0.05%
RATIO OF NET CHARGE-OFFS DURING THE
PERIOD

OTHER OPERATING INCOME

TABLE 5                                                       Years Ended
Analysis of Other Operating Income                            December 31,
------------------------------------------------------------------------------------
(000's omitted)
                                                     1999        1998        1997
------------------------------------------------------------------------------------
Service Charges on Deposit Accounts                  $1,972      $1,766      $1,584
Gain on Sale of Mortgages                               108         283         215
Gain on Sale of Real Estate Owned                        89           8           1
Mortgage Servicing Fees                                 153         181         314
Fiduciary Income                                        581         562         490
Gain (Loss) on Security Transactions                     24         112        (12)
Other Operating Income                                1,335       1,116         868
                                                ------------------------------------
  Total Non-Interest Income                          $4,262      $4,028      $3,460
                                                ====================================

Other operating income was $4,262,000 in 1999, $4,028,000 and $3,460,000 in 1998
and 1997 respectively. These amounts represent an increase of 5.8% in 1999 compared to 1998 and an increase of 16.4% comparing 1998 to 1997.

The most significant category of other operating income is service charges on deposit accounts. These fees were $1,972,000 in 1999, compared to $1,766,000 and $1,584,000 in 1998 and 1997 respectively. This is an increase of $206,000 or 11.7% in 1999, $182,000 or 11.5% in 1998, and $145,000 or 10.1% in 1997. Growth
in deposit totals, the number of accounts and certain account activities account for the increases.

Gains on the sale of mortgage loans originated by the Bank and sold in the secondary market were $108,000 in 1999, $283,000 in 1998, and $215,000 in 1997.
The 61.86% decrease in 1999 is attributable to decreases in mortgage loans made and subsequently sold in the secondary market due to a decrease in residential mortgage refinance and new home purchases activity due to the impact of changing market rates. The 31.6% increase in 1998 is attributable to increases in mortgage loans made and subsequently sold in the secondary market due to an increase in refinance activity brought on by market rates.

Fees from servicing sold mortgage loans decreased $28,000 to $153,000 in 1999 compared to $181,000 in 1998 and $314,000 in 1997. The decreases are attributable to lower serviced loan balances in 1999 due to pay-offs of sold loans throughout the year and the retention of certain new mortgage loans as opposed to selling those loans and recognizing servicing fees.

Fiduciary income increased $19,000 in 1999 to $581,000 compared to $562,000 in 1998 and $490,000 in 1997. The 3.4% fee increase in 1999 and the 14.7% increase in 1998 attributable to growth in the assets under management within the Corporation's Investment Trust Department and the market value of assets under management due to market performance.

In 1999, the Company recognized a $24,000 gain on security transactions comparing to $112,000 in security gains in 1998. These gains are a result of several transactions wherein the Company sold investment securities to reinvest in issues which provided greater total income potential.

Other operating income includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other operating income was $1,335,000 in 1999 compared to $1,116,000 and $868,000 in 1998 and 1997 respectively. The increase in 1999 is primarily attributable to a gain representing a premium paid for deposits sold in connection with a branch sale.

OTHER OPERATING EXPENSE

TABLE 6                                                            Years Ended
Analysis of Other Operating Expense                                December 31,
---------------------------------------------------------------------------------------------
(000's omitted)
                                                      1999            1998            1997
---------------------------------------------------------------------------------------------
Salaries and  Benefits                                     $5,564        $5,025       $4,925
Equipment                                                   1,429         1,396        1,423
Net Occupancy                                                 797           723          682
FDIC Assessment                                                27            28           27
Office Supplies                                               274           313          262
Loan & Collection Expense                                     373           356          430
Advertising and Promotional                                   257           249          305
Other Operating Expenses                                    2,415         2,458        2,176
                                                ---------------------------------------------
  Total Non-Interest Expense                              $11,136       $10,548      $10,230
                                                =============================================

Total other operating expense was $11,136,000 in 1999 compared to $10,548,000 in 1998 and $10,230,000 in 1997. This is an increase of 5.6% in 1999 and 3.0% in
1998.

Salary and benefit costs, the Corporation's largest other operating expense category, were $5,564,000 in 1999, compared with $5,025,000 in 1998, and $4,925,000 in 1997. 1999 salary costs represent an increase of 10.7% over 1998, and 1998 salary costs represent an increase of 2.0% over 1997. Increased costs are a result of annual salary increases, staff additions, and the implementation of pension programs for certain employees which resulted in increases in benefit expenses.

In 1999 equipment expenses were $1,429,000 compared to $1,396,000 in 1998 and $1,423,000 in 1997, an increase of 2.4% in 1999 and a decrease of 1.9% in 1998. Equipment expenses increased in 1999 primarily because of higher costs in connection with maintenance contracts. A minimal portion of the increase in equipment expense in 1999 is attributable to depreciation on replacement equipment to ensure Y2K compatibility. Overall the impact of Y2K was insignificant. Equipment expenses decreased in 1998 because several substantial assets became fully depreciated in the last quarter of 1997 and accordingly reduced depreciation expense in 1998.

Occupancy expenses associated with the Corporation's facilities were $797,000 in 1999 compared to $723,000 in 1998 and $682,000 in 1997. In 1999, this is an increase of 10.2% and in 1998 an increase of 6.0%. In 1999 the increase is attributable to increases in facility repairs, maintenance contracts, and expenses connected with the opening of the "Loan Store". In 1998 the increase is attributable to an increase in real estate taxes.

Advertising and promotional expenses were $257,000 in 1999 compared to $249,000 in 1998 and $305,000 in 1997. The $8,000 or 3.2% increase in 1999 is attributable to increased cost in connection with marketing and support to certain targeted customers. The $56,000 or 18.4% decrease in 1998 is attributable to decreases in the use of various types of media to advertise products and services and the reduction of promotional items given to existing and potential customers as an additional form of advertisement.

Loan and collection expenses were $373,000 in 1999 compared to $356,000 in 1998, and $430,000 in 1997. The $17,000 or 4.8% increase in 1999 is attributable to expense in connection with the disposition of other real estate and increased legal expense in connection with loan collections. The $74,000 or 17.2% decrease in 1998 is primarily attributable to a decrease in indirect consumer loan volume and accordingly, a decrease in dealer reserve fees. Volume was down due to increased competition for indirect loans.

The final category of operating expense is other operating expenses. These expenses were $2,415,000 in 1999 compared to $2,458,000 in 1998, and $2,175,000 in 1997. These expenses decreased in 1999 because of lower costs for check production. The $282,000 increase in 1998 is attributable to an increase in consulting expense and a $75,000 loss on an improperly endorsed check. Consulting expenses increased because of consulting services provided to improve employee benefits and enhance compensation and leveling systems.

FINANCIAL CONDITION

Proper management of the volume and composition of the Corporation's earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation's investment securities portfolio is structured to provide a source of liquidity through maturities and generate an income stream with relatively low levels of principal risk. The Corporation does not engage in securities trading. Loans comprise the largest component of earning assets and are the Corporation's highest yielding assets. Client deposits are the primary source of funding for earning assets while short term debt and other sources of funds could be utilized if market conditions and liquidity needs change.

The Corporation's total assets averaged $273,780,000 for 1999, up $10,168,000 from 1998, resulting primarily from growth of deposits. The ratio of average earning assets to total average assets during 1999 was 93.0%, compared to 93.9% in 1998. Average loans comprised 65.1% of total average assets during 1999, basically matching the 65.2% during 1998. The ratio of average non-interest bearing deposits to total deposits was 12.6% in 1999 compared to 12.1% during 1998. Interest bearing deposits comprised 99.1% of total average interest bearing liabilities during 1999, up slightly from 98.9% during 1998.

INVESTMENT SECURITIES PORTFOLIO

Investment securities (including equity securities) totaled $67,886,000 at December 31, 1999 compared to $77,956,000 at December 31, 1998. This is a decrease of $10,070,000 or 12.9%. The decrease in 1999 was principally due to the loan growth that occurred throughout the year. At December 31, 1999 these investment securities comprised 26.1% of earning assets up from 30.4% at December 31, 1998. A summary of investment securities balances (including available for sale and held to maturity securities) at the end of the last five years are included below. The Corporation considers all of its investments as available for sale except for Michigan tax exempt securities which are classified as held to maturity.

TABLE 7
Investment Securities
(000's omitted)
December 31,                                       1999        1998       1997       1996      1995
-----------------------------------------------------------------------------------------------------
U.S. Treasury                                         $0      $1,000     $5,981     $7,943    $9,583
Federal Agencies:
  Mortgage-backed                                 21,520      12,690      3,535      2,833     1,602
  Other                                           31,365      51,626     36,184     32,863    24,049
Tax-Exempt State and Municipal                    13,922      11,377      9,590      6,530     9,914
Other                                              1,079       1,263        760        716       682
                                             ========================================================
  Total Investment Securities                    $67,886     $77,956    $56,050    $50,885   $45,830
                                             ========================================================

Table 8 contains the amortized cost, fair value, and yields of the classes of debt investment securities for each of the last two years. As the data indicates, investment securities balances from December 31, 1998 to December 31, 1999 have decreased. Increases in loan balances from new loan growth in excess of the amount of deposit growth, accounts for the decrease in investments in 1999.

The Corporation's present policies with respect to the classification of investments in debt and equity securities are discussed in Note A to the Consolidated Financial Statements. An analysis of investment securities classifications, excluding equity securities at year end for each of the last two years is presented in Table 8. As of December 31, 1999, the estimated aggregate fair value of the Corporation's debt investment securities portfolio was $1,584,000 below amortized cost. At December 31, 1999 gross unrealized gains were $68,000 and gross unrealized losses were $1,652,000. A summary of estimated fair values and unrealized gains and losses for the major components of the investment securities portfolio is provided in Note C to the Consolidated Financial Statements.

TABLE 8
Analysis of Investment Securities
                                                  1999                          1998
                                     Amortized    Fair             Amortized    Fair
(000's omitted)                        Cost      Value    Yield      Cost      Value   Yield
---------------------------------------------------------------------------------------------
Available for Sale:
  U.S. Treasuries                          $0        $0    0.00%       $999    $1,000  5.51%
  U.S. Agencies                        31,128    30,448    6.16%     51,323    51,626  5.80%
  Mortgage backed                      22,273    21,520    5.96%     12,702    12,690  6.36%
  Tax exempt State and Municipal          920       917    6.59%
Held To Maturity:
  Tax exempt State and Municipal       13,922    13,774    6.22%     11,377    11,695  6.76%
                                   ----------------------------------------------------------

  Total                               $68,243   $66,659    6.11%    $76,401   $77,011  6.03%
                                   ==========================================================
Average Maturity                                   4.45    Years                 4.11  Years

The following table shows, by class of maturities at December 31, 1999, the amounts and weighted average yields of debt investment securities.

TABLE 9
Analysis and Maturities of Investment Securities
                                      Amortized       Fair
(000's omitted)                         Cost         Value         Yield
--------------------------------------------------------------------------
AVAILABLE FOR SALE
U.S. Agencies
  One year or less                          $0           $0         0.00%
  Over one through five years           26,111       25,681         6.15%
  Over five through ten years            5,017        4,766         6.21%
  Over ten years                             0            0         0.00%
                                 ---------------------------
    Total                               31,128       30,447
Mortgage-Backed
  One year or less                          $0           $0
  Over one through five years              239          235         6.43%
  Over five through ten years            6,504        6,317         6.31%
  Over ten years                        15,530       14,969         5.81%
                                 ---------------------------
    Total                               22,273       21,521
State and Political
  One year or less                          $0           $0
  Over one through five years              920          917         6.59%
  Over five through ten years                0            0
  Over ten years                             0            0
                                 ---------------------------
    Total                                  920          917

HELD TO MATURITY
State and Political
  One year or less                      $3,973       $3,977         5.80%
  Over one through five years            5,017        5,020         5.97%
  Over five through ten years            2,639        2,612         6.62%
  Over ten years                         2,293        2,165         6.94%
                                 ---------------------------
    Total                               13,922       13,774
Total Investment Securities            $68,243      $66,659
                                 ===========================

LOAN PORTFOLIO

The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston counties. The Corporation's commercial loan portfolio is widely diversified with no concentration within a single industry that exceeds 10% of total loans. The Corporation's respective loan portfolio balances are summarized in Table 10.

Total loans increased $29,160,000 at December 31, 1999, with total loans comprising 73.5% of earning assets as compared to 63.1% of December 31, 1998 earning assets. During 1999, the Corporation experienced a significant amount of commercial loan demand brought on by strong growth within our market areas. Because of this demand, commercial loans increased $14,064,000 or 17.8% in 1999. Mortgage loans also increased significantly in 1999. The increase in mortgages is primarily due to a management decision to hold certain loans as portfolio loans as opposed to selling them in the secondary market. Accordingly, mortgage loans increased $9,768,000 in 1999. Management expects a continued strong local economy throughout 2000 and because of this believes loan demand will remain strong. Accordingly, the Corporation will aggressively seek out new loan opportunities while continuing to maintain sound credit quality.

Total loans decreased in 1998 comparing to 1999 because throughout the year there was substantial downward pressure on loan pricing due to the falling interest rate environment and aggressive pricing strategies by major competitors. In order to the maintain the net interest margin the Corporation resisted matching certain competitor rates and as a result, experienced substantial loan payoffs.

TABLE 10
Loan Portfolio
December 31,
(000's omitted)                      1999          1998         1997          1996          1995
-----------------------------------------------------------------------------------------------------
Commercial                             $92,896      $78,832       $81,544       $79,450      $71,091
Real estate - construction              12,481        9,010        14,589        15,467       21,666
Real estate - mortgage                  21,409       11,641        15,007        15,924       15,820
Consumer                                64,280       62,423        69,533        64,388       58,959
                                 --------------------------------------------------------------------
  Total                               $191,066     $161,906      $180,673      $175,229     $167,536
                                 ====================================================================

NON-PERFORMING ASSETS

Non-performing assets include loans on which interest accruals have ceased, loans which have been re-negotiated, and real estate acquired through foreclosure. Past due loans are loans which were delinquent 90 days or more, but have not been placed on non-accrual status. Table 11 represents the levels of these assets at December 31, 1995 through 1999.

The improvement or decrease in non-performing loans in 1999 as compared to 1998 and in 1998 comparing to 1997 is the result of various factors including successful workout strategies and charges to the allowance for loan losses.

The increase in non-performing loans in 1997 was primarily due to several delinquent single-family mortgage loans which had sufficient equity and no expected loss. Additionally, the increase in non-accrual loans was due to two large commercial loan facilities wherein agreements had been executed that required specific action plans, collateral pledges, and related performance expectations. While the non-performing loan increase was of concern, overall asset quality remained satisfactory.

The level and composition of non-performing assets are affected by economic conditions in the Corporation's local markets. Non-performing assets, charge-offs, and provisions for possible credit losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation's operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management's opinion, may deteriorate in quality if economic conditions change.

TABLE 11
Non-Performing Assets and Past Due Loans
                                                                     December 31,
                                             1999         1998           1997      1996         1995
                                         ----------------------------------------------------------------
Non-Performing Loans:
  Loans Past Due 90 Days or More & Still
    Accruing                                 $240,000     $168,000    $618,000     $123,000     $462,000
  Non-Accrual Loans                           859,000    1,102,000   1,866,000      575,000      320,000
  Renegotiated Loans                            6,000        7,000       8,000            0            0
                                         ----------------------------------------------------------------
    Total Non-Performing Loans              1,105,000    1,277,000   2,492,000      698,000      782,000
                                         ----------------------------------------------------------------
Other Non-Performing Assets:
  Other Real Estate                           288,000      172,000           0       56,000      207,000
  REO in Redemption                           179,000       96,000           0            0      131,000
  Other Non-Performing  Assets                 56,000       39,000      94,000       28,000            0
                                         ----------------------------------------------------------------
    Total Other Non-Performing Assets         523,000      307,000      94,000       84,000      338,000
                                         ----------------------------------------------------------------
Total Non-Performing Assets                $1,628,000   $1,584,000  $2,586,000     $782,000   $1,120,000
                                         ================================================================
Non-Performing Loans as a % of
  Total Loans                                   0.58%        0.79%       1.38%        0.40%        0.47%
Non-Performing Assets as a % of
  Total Loans and Other Real Estate             0.85%        0.98%       1.43%        0.45%        0.67%
Allowance for Loan Losses as a % of
  Non-Performing Loans                        267.96%      217.93%     118.58%      406.30%      334.78%
Allowance for Loan Losses, Other Real
  Estate, and In-Substance Foreclosures
  as a % of Non-Performing Assets             199.57%      192.61%     114.27%      369.82%      263.93%
Accruing Loans Past Due 90 Days or
  More to Total Loans                           0.13%        0.10%       0.34%        0.07%        0.28%
Non-performing Assets as a % of
  Total Assets                                  0.57%        0.58%       0.98%        0.31%        0.47%


Table 12 reflects the allocation of the allowance for loan losses and is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified. Table 12 also reflects the percentage ratio of outstanding loans by category to total loans at the end of the respective year.

TABLE 12
Allocation of the Allowance for Loan Losses


                                1999              1998             1997              1996              1995
            December 31,            Loan             Loan              Loan             Loan              Loan
         (000's omitted)  Amount     %      Amount     %     Amount     %      Amount     %     Amount     %
-----------------------------------------------------------------------------------------------------------------
              Commercial   $1,682   53.19%   $1,270  51.69%   $1,416   49.65%   $1,065  48.56%     $936   50.52%
    Real estate mortgage      144   13.17%      130  9.756%      153   11.86%      370  14.70%      245   14.29%
                Consumer      963   33.64%      983  38.56%    1,376   38.49%    1,374  36.74%    1,177   35.19%
             Unallocated      172               400               10                27              260
-----------------------------------------------------------------------------------------------------------------
                   Total   $2,961  100.00%   $2,783 100.00%   $2,955  100.00%   $2,836 100.00%   $2,618  100.00%
                         ========================================================================================


The following describes the Corporation's policy and related disclosures for impaired loans. The Corporation maintains a valuation allowance for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.

Certain of the Corporation's non-performing loans included in Table 11 are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated substandard or worse are also measured for impairment. Impairment losses are adequately covered by the provision for loan losses. The policy does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.

At December 31, 1999, loans considered to be impaired totaled $1,548,000. There was no amount included within impaired loans that did not require specific allowance. The average recorded investment in impaired loans was $1,848,000 in 1999. The interest income recognized on impaired loans based on cash collections totaled $299,000 during 1999.

At December 31, 1998, loans considered to be impaired totaled $2,148,000. Included within this amount is $319,000 of impaired loans not requiring allowance and $1,829,000 of impaired loans requiring specific allowance. The average recorded investment in impaired loans was $2,685,000 in 1998. The interest income recognized on impaired loans based on cash collections totaled $204,000 during 1998.

The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter and charged to the allowance for loan losses for prior quarters when the loan is placed on non-accrual status.

DEPOSITS

TABLE 13
Average Deposits
Years Ended December 31,      1999             1998             1997               1996             1995
                        Average  Average  Average Average  Average  Average  Average  Average  Average  Average
(000's omitted)         Balance    Rate   Balance   Rate   Balance    Rate   Balance   Rate    Balance    Rate
-----------------------------------------------------------------------------------------------------------------
Non-int bearing demand   $29,912          $27,202           $26,447           $26,895           $26,041
Interest-bearing demand   41,996    1.70%  35,982    2.12%   32,380    2.30%   30,534   2.48%    29,349    2.46%
Savings                   66,141    2.94%  62,172    2.88%   59,892    3.31%   56,536   3.11%    57,974    3.35%
Time                     100,053    5.22% 104,529    5.68%  107,388    5.84%  100,840   5.82%    83,330    5.83%
                        -----------------------------------------------------------------------------------------
  Total                 $238,102    3.31% $229,885   3.69% $226,107    3.98% $214,805   3.91%  $196,694    3.82%
                        =========================================================================================


The Corporation's average deposit balances and rates for the past five years are summarized in Table 13. Total average deposits were 3.6% higher in 1999 as compared to 1998. Deposit growth was derived primarily from increases in non-interest bearing demand, interest bearing demand, and savings reduced in part by decreases in time deposits. Interest-bearing demand deposits comprised 17.6% of total deposits while savings deposits comprised 27.89% of total deposits. The shift in deposits from time to non-interest bearing demand, interest-bearing demand, and savings reflects the Corporation's continuing progress in promoting lower cost core deposits.

As of December 31, 1999 certificates of deposit of $100,000 or more accounted for approximately 11.4% of total deposits compared to 11.3% at December 31, 1998. The maturities of these deposits are summarized in Table 14.

TABLE 14
Maturity of Time Certificates of Deposit of $100,000 or More

                                 December 31,
(000's omitted)                      1999
-----------------------------------------------
Three months or less                    $9,520
Over three through six months            7,314
Over six through twelve months           8,348
Over twelve months                       2,888
                                 --------------
  Total                                 28,070
                                 ==============

FEDERAL INCOME TAXES

The Corporation's effective tax rate was 31% for 1999, 1998, and 1997. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation's investment in securities and loans which provide income exempt from federal income tax. Additional information relating to federal income taxes is included in Note H to the Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity.

The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and perspective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards.

Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Bank's liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Bank's deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders' equity) provided primarily all funding needs in 1999, 1998, and 1997. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while secondary liquidity is provided by the investment portfolio. As of December 31, 1999 federal funds sold represented .3% of total assets, compared to 2.3% at the end of 1998. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

Interest rate risk is managed by controlling and limiting the level of earnings volatility arising from rate movements. The Corporation regularly performs reviews and analysis of those factors impacting interest rate risk. Factors include maturity and re-pricing frequency of balance sheet components, impact of rate changes on interest margin and prepayment speeds, market value impacts of rate changes, and other issues. Both actual and projected performance, are reviewed, analyzed, and compared to policy and objectives to assure present and future financial viability.

The Corporation had cash flows from financing activities resulting primarily from the growth of demand and savings deposits. In 1999, these deposits increased $5,380,000 compared to an increase of $12,234,000 in 1998 and an increase of $5,637,000 in 1997. Cash used in investing activities was $23,424,000 in 1999 compared to $4,490,000 in 1998 and $11,068,000 in 1997. The increase in investing activities in 1999 resulted from the increase in origination of loans and the reduction of the amount of loans sold. The primary reason for the decrease in investing activities in 1998 was a decrease in the origination of loans, net of principal repayments and an increase in maturing and sold investment comparing to 1997.

RISK ELEMENTS AND MANAGEMENT

Credit risk is managed via specific credit approvals and monitoring procedures. The Bank's loan review function evaluates the portfolio on a periodic basis for compliance with credit policies and for identification of problem loans. These procedures provide management with information for setting appropriate direction and taking corrective action as needed.

The Bank closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 1999 which comprised 6.5% of total loans, totaled $12,481,000 as compared to $9,010,000 and $14,589,000 at the end of 1998 and 1997 respectively.

The construction and commercial real estate loan properties are located principally in the Bank's local markets. Included are loans to various industries and professional organizations. The Bank believes that these portfolios are well diversified and do not present a significant risk to the institution.
                                       40

CAPITAL RESOURCES

Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined "well capitalized" institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5% respectively. At December 31, 1999, the Corporation was well in excess of the minimum capital and leverage requirements necessary to be considered a "well capitalized" banking company as defined by federal law.

Total shareholders' equity rose 6.1% to $31,865,000 at December 31, 1999, compared with $30,022,000 at December 31, 1998. The Corporation's equity to asset ratio was 11.2% at December 31, 1999, compared to 10.9% at December 31, 1998. The increase in the amount of capital was obtained through retained earnings and the proceeds from the issuance of new shares. In 1999, the Corporation increased its cash dividends by 6.7% to $1.12 per share compared with $1.05 in 1998.

At December 31, 1999, the Corporation's tier 1 and total risk-based capital ratios were 13.0% and 14.3%, respectively, compared with 13.3% and 14.6% in 1998. The Corporation's tier 1 leverage ratio was 11.2% at December 31, 1999 compared with 10.6% at December 31, 1998. These minor decreases in tier 1 and total risk-based capital ratios is largely attributable to the loan growth rate exceeding the growth rate of total stockholders' equity.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Fentura Bancorp, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 1999, the results of these measurement techniques were within the Corporations policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation's primary market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures are managed in 1999 compared to 1998. As of the date of this report, the Corporation does not know of or expect there to be any material change in the general nature of its primary market risk exposure in the near term.

The Corporation's market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors which are outside of the Corporation's control. All information provided in this section consists of forward looking statements. Reference is made to the section captioned "Forward Looking Statements" in this annual report for a discussion of the limitations on the Corporation's responsibility for such statements.

The following table provides information about the Corporation's financial instruments that are sensitive to changes in interest rates as of December 31, 1999. They show expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans (including loans held for sale) and investment securities (at amortized cost) were calculated without adjusting the instruments' contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 15
     RATE SENSITIVITY OF FINANCIAL INSTRUMENTS





                                   2000      2001      2002     2003     2004    Thereafter   Total
------------------------------------------------------------------------------------------------------
Rate Sensitive Assets:
  Fixed interest rate loans        $19,350   $13,719   $24,688 $18,107   $26,742    $35,520  $138,126
    Average interest rate            9.48%     9.88%     9.65%   9.57%     8.89%      7.05%
  Variable interest rate loans     $29,070    $8,615    $3,950  $5,026    $5,768       $691   $53,120
    Average interest rate            9.57%     9.56%     9.55%   9.63%     9.17%      5.92%
  Fixed interest rate               $3,973    $5,822   $11,349 $12,441    $2,679    $30,195   $66,459
securities
    Average interest rate            5.80%     6.39%     5.57%   6.17%     6.24%      6.14%
  Variable Interest rate                                                             $1,784    $1,784
securities
    Average interest rate                                                             5.89%
  Other interest bearing assets       $900                                                       $900
    Average interest rate            4.38%

Rate Sensitive Liabilities:
  Interest-bearing checking        $38,702                                                    $38,702
    Average interest rate            1.76%
  Savings                          $72,745                                                    $72,745
  Average interest rate              3.33%
  Time                             $78,568   $12,934    $6,853  $3,258    $2,211       $256  $104,080
    Average interest rate            5.06%     5.30%     5.82%   5.27%     5.23%      5.08%
  Short term borrowings             $1,365                                                     $1,365
    Average interest rate            5.00%
  FHLB advances                        $10       $10       $10     $10       $10     $1,114    $1,164
    Average interest rate            7.34%     7.34%     7.34%   7.34%     7.34%      7.34%


INTEREST RATE SENSITIVITY MANAGEMENT

Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, within prudent ranges of risk. The Corporation attempts to accomplish this objective by structuring the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any point in time constitute a bank's interest rate sensitivity. The Bank currently does not utilize derivatives in managing interest rate risk.

An indicator of the interest rate sensitivity structure of a financial institution's balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, and is referred to as "GAP".

Table 16 sets forth the distribution of re-pricing of the Corporation's earning assets and interest bearing liabilities as of December 31, 1999, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 16                                    Gap Analysis


                                                                  December 31, 1999
    -------------------------------------------------------------------------------
(000's Omitted)                                       Within       Three      One to       After
                                                       Three     Months-        Five        Five
                                                      Months    One Year       Years       Years       Total
-------------------------------------------------------------------------------------------------------------
Earning Assets:
  Interest Bearing Bank Deposits                          $0          $0          $0          $0           0
  Federal Funds Sold                                     900           0           0           0         900
  Investment Securities                                2,029       3,728      32,291      30,195      68,243
  Loans                                               63,145       9,145      83,468      35,308     191,066
  Loans Held for Sale                                    180           0           0           0         180
                                                 ------------------------------------------------------------
    Total Earning Assets                             $66,254     $12,873    $115,759     $65,503    $260,389
                                                 ============================================================
Interest Bearing Liabilities:
  Interest Bearing Demand Deposits                   $38,702          $0          $0          $0     $38,702
  Savings Deposits                                    28,571           0           0      44,174      72,745
  Time Deposits Less than $100,000                    21,857      32,550      21,543          60      76,010
  Time Deposits Greater than $100,000                  9,520      15,662       2,888           0      28,070
  Other Borrowings                                     1,375           0          40       1,114       2,529
                                                 ------------------------------------------------------------
    Total Interest Bearing Liabilities              $100,025     $48,212     $24,471     $45,348    $218,056
                                                 ============================================================

Interest Rate Sensitivity GAP                      ($33,771)   ($35,339)     $91,288     $20,155     $42,333
Cumulative Interest Rate
  Sensitivity GAP                                  ($33,771)   ($69,110)     $22,178     $42,333
Interest Rate Sensitivity GAP                           0.66        0.27        4.73        1.44
Cumulative Interest Rate
  Sensitivity GAP Ratio                                 0.66        0.53        1.13        1.19



As indicated in Table 16, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position would have a short-term negative impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation's needs, competitive pressures, and the needs of the Corporation's customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. Additionally, simulation modeling, which measures the impact of upward and downward movements of interest rates on interest margin and the market value of equity, indicates that an upward movement of interest rates may have a positive impact.

ACCOUNTING AND REPORTING DEVELOPMENTS

The Financial Accounting Standards board (FASB) has issued SFAS No 133, "Accounting for Derivative and Hedging Activities as Amended." The statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The statement's effective date was extended to fiscal years ending after July 1, 2000. Therefore, for the Corporation, SFAS No. 133 becomes effective in 2001. Management does not expect this pronouncement to have a significant impact on the Corporation's financial position.

FORWARD LOOKING STATEMENT

This discussion and analysis of financial condition and results of operations, and other sections of the Financial Statements, contain forward looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecast in such forward looking statements. The Corporation undertakes no obligation to update, amend or clarify forward looking statements as a result of new information, future events, or otherwise.

Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward looking statement include, but are not limited to, changes in interest rate and interest rate relationships, demands for products and services, the degree of competition by traditional and non-traditional competitors, changes in banking laws or regulations, changes in tax laws, change in prices, the impact of technological advances, government and regulatory policy changes, the outcome of pending and future litigation and contingencies, trends in customer's behaviors as well as their ability to repay loans, and the local economy.

FENTURA BANCORP, INC. COMMON STOCK

Table 17 sets forth the high and low market information for each quarter of 1997 through 1999. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. As of March 10, 2000, there were 576 shareholders of record, not including participants in the Company's employee stock option program.

TABLE 17
Common Stock Data



                                                                          Dividend
Market Information                                                          Paid
         Year     Quarter                 High        Low                Per Share
------------------------------------------------------------------------------------
         1997 First Quarter              $21.88      $21.88                   $0.18
              Second Quarter             $24.50      $22.38                   $0.19
              Third Quarter              $25.50      $24.00                   $0.19
              Fourth Quarter             $26.13      $25.50                   $0.75
                                                                        ------------
                                                                              $1.31


         1998 First Quarter              $28.00      $26.50                   $0.21
              Second Quarter             $50.63      $38.00                   $0.21
              Third Quarter              $50.00      $41.25                   $0.21
              Fourth Quarter             $51.00      $46.50                   $0.42
                                                                        ------------
                                                                              $1.05


         1999 First Quarter              $56.00      $49.00                   $0.23
              Second Quarter             $54.00      $53.00                   $0.23
              Third Quarter              $55.00      $46.66                   $0.23
              Fourth Quarter             $50.75      $38.00                   $0.43
                                                                        ------------
                                                                              $1.12

Note: Dividend per share figures have been adjusted to reflect the 2 for 1 stock split in March 1998.


                                       43