Form 10-K, Exhibit 13
period 2005-12-31
FENTURA FINANCIAL INC
filed 2006-03-22
CIK 919865

Exhibit 13

Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.

FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2005 and 2004

and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	38-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan

We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 3, 2006

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(000’s omitted except share and per share data)

	2005	2004
ASSETS
Cash and due from banks	$ 21,327	$ 22,705
Federal funds sold	9,750	4,550

Total cash and cash equivalents	31,077	27,255
Securities available for sale, at fair value	99,542	110,391
Securities held to maturity (fair value 2005 - $14,672
2004 - $18,788)	14,851	18,786
Loans held for sale	1,042	1,587
Loans, net of allowance of 2005 - $6,301,
2004 - $5,501	433,055	387,929
Bank premises and equipment	14,617	13,812
Accrued interest receivable	2,676	2,335
Bank owned life insurance	6,579	6,861
Goodwill	7,955	7,955
Acquisition intangibles	1,075	1,433
Federal Home Loan Bank stock	2,300	2,252
Other assets	4,320	4,294

	$ 619,089	$ 584,890

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing deposits	$ 76,792	$ 80,631
Interest-bearing deposits	451,262	410,434

Total deposits	528,054	491,065
Short-term borrowings	1,537	5,200
Federal Home Loan Bank Advances	14,228	19,402
Repurchase Agreements	10,000	10,000
Subordinated debentures	14,000	12,000
Accrued taxes, interest and other liabilities	4,375	4,254

Total liabilities	572,194	541,921
Stockholders' equity
Common stock - $0 par value, shares issued
1,931,297 - 2005; 1,889,463 - 2004	34,491	33,110
Retained earnings	13,729	10,514
Accumulated other comprehensive income (loss)	(1,325)	(655)

	46,895	42,969

	$ 619,089	$ 584,890

See accompanying notes to consolidated financial statements.

2.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003
(000’s omitted except share and per share data)

	2005	2004	2003
Interest income
Loans, including fees	$ 29,670	$22,161	$15,669
Securities:
Taxable	3,250	3,053	1,943
Tax-exempt	794	746	665
Short-term investments	164	134	161

Total interest income	33,878	26,094	18,438
Interest expense
Deposits	9,390	7,004	5,318
Other Borrowings	1,908	1,259	283

Total interest expense	11,298	8,263	5,601

Net interest income	22,580	17,831	12,837
Provision for loan losses	1,389	1,389	1,319

Net interest income after provision for loan losses	21,191	16,442	11,518
Noninterest income
Service charges on deposit accounts	3,445	3,738	3,609
Gain on sale of mortgage loans	842	510	1,258
Trust and investment services income	1,157	1,072	571
Gain (Loss) on sale of securities	(149)	0	31
Gain on sale of fixed assets	0	0	201
Gain on sale of credit card and SBA loans	0	464	0
Other income and fees	1,587	1,508	1,196

Total noninterest income	6,882	7,292	6,866
Noninterest expense
Salaries and employee benefits	11,983	9,956	6,981
Occupancy	1,673	1,633	1,116
Furniture and equipment	2,080	2,153	1,533
Office supplies	378	349	300
Loan and collection	388	289	280
Advertising and promotional	627	499	373
Other professional services	949	1,031	1,171
Other general and administrative	2,722	2,266	1,522

Total noninterest expense	20,800	18,176	13,276

Net income before taxes	7,273	5,558	5,108
Federal income taxes	2,219	1,524	1,320

Net income	$ 5,054	$ 4,034	$ 3,788

Per share:
Earnings - basic	$ 2.65	$ 2.14	$ 2.01
Earnings - diluted	2.64	2.13	2.01

See accompanying notes to consolidated financial statements.

3.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2005, 2004 and 2003
(000’s omitted except share and per share data)

	2005	2004	2003
Net income	$ 5,054	$ 4,034	$ 3,788
Other comprehensive income:
Unrealized holding gains (losses) on available
for sale securities	(1,163)	(803)	(671)
Less: reclassification adjustment for (gains) and
losses later recognized in income	149	0	(31)

Net unrealized gains (losses)	(1,014)	(803)	(640)
Tax effect	344	273	218

Other comprehensive income (loss), net of tax	(670)	(530)	(422)

Comprehensive income	$ 4,384	$ 3,504	$ 3,366

See accompanying notes to consolidated financial statements.

4.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2005, 2004 and 2003
(000’s omitted except share and per share data)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity
Balance, January 1, 2003	$ 30,236	$ 9,395	$ 297	$ 39,928
Net Income	0	3,788	0	3,788
Cash Dividends ($0.92 per share)	0	(1,966)	0	(1,966)
Stock Dividend (170,953 shares)	2,979	(2,979)	0	0
Stock repurchase (26,478 shares)	(894)	0	0	(894)
Issuance of shares under stock purchase and dividend
reinvestment plans (13,450 shares)	448	0	0	448
Other comprehensive loss (net of tax)	0	0	(422)	(422)

Balance, December 31, 2003	32,769	8,238	(125)	40,882
Net Income	0	4,034	0	4,034
Cash Dividends ($0.92 per share)	0	(1,758)	0	(1,758)
Stock repurchase (3,621 shares)	(122)	0	0	(122)
Issuance of shares under stock purchase and dividend
reinvestment plans (12,710 shares)	463	0	0	463
Other comprehensive loss (net of tax)	0	0	(530)	(530)

Balance, December 31, 2004	33,110	10,514	(655)	42,969
Net Income	0	5,054	0	5,054
Cash Dividends ($0.97 per share)	0	(1,839)	0	(1,839)
Issuance of shares from common stock
offering (23,119 shares)	758	0	0	758
Issuance of shares under stock purchase and dividend
reinvestment plans (18,715 shares)	623	0	0	623
Other comprehensive loss (net of tax)	0	0	(670)	(670)

Balance, December 31, 2005	$ 34,491	$ 13,729	$(1,325)	$ 46,895

See accompanying notes to consolidated financial statements.

5.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004 and 2003
(000’s omitted except share and per share data)

	2005	2004	2003
OPERATING ACTIVITIES:
Net income	$ 5,054	$ 4,034	$ 3,788
Adjustments to reconcile net income to cash
Provided by Operating Activities:
Depreciation and amortization	1,560	2,336	1,964
Provision for loan losses	1,389	1,389	1,319
Loans originated for sale	(52,093)	(33,822)	(76,622)
Proceeds from the sale of loans	53,481	34,540	82,294
(Gain) Loss on sale of securities	149	0	(31)
(Gain) Loss on sales of fixed assets	0	0	(201)
Gain on sales of loans	(842)	(974)	(1,258)
Net (increase) decrease in bank owned life insurance	282	(219)	(224)
Net (increase) decrease in interest receivable & other assets	213	(53)	(2,131)
Net increase (decrease) in interest payable & other liabilities	465	1,853	(387)

Total Adjustments	4,604	5,050	4,723

Net Cash Provided By (Used In) Operating Activities	9,658	9,084	8,511

Cash Flows From Investing Activities:
Proceeds from maturities of securities - HTM	8,505	3,858	6,108
Proceeds from maturities of securities - AFS	1,410	2,625	8,027
Proceeds from calls of securities - HTM	109	7	715
Proceeds from calls of securities - AFS	19,943	48,813	29,855
Proceeds from sales of securities - AFS	18,144	0	10,997
Purchases of securities - HTM	(4,701)	(10,472)	(5,266)
Purchases of securities - AFS	(30,358)	(23,865)	(115,232)
Net increase in loans	(46,515)	(42,446)	(30,113)
Net cash from acquisition of WMFC	0	(1,112)	0
Acquisition of premises and equipment, net	(2,223)	(867)	(682)

Net Cash Provided By (Used in) Investing Activities	(35,686)	(23,459)	(95,591)
Cash Flows From Financing Activities:
Net increase (decrease) in deposits	36,989	32,712	52,656
Net increase (decrease) in short term borrowings	(3,663)	382	1,949
Net increase (decrease) in repurchase agreements	0	(2,500)	12,500
Issuance of subordinated debt	2,000	0	12,000
Purchase of advances from FHLB	57,400	0	0
Repayments of advances from FHLB	(62,418)	(7,706)	(16)
Proceeds from stock offering	758	0	0
Net proceeds from stock issuance and purchase	623	341	(446)
Cash dividends	(1,839)	(1,758)	(1,966)

Net Cash Provided By (Used In) Financing Activities	29,850	21,471	76,677
NET INCREASE IN CASH AND CASH EQUIVALENTS	3,822	7,096	10,403
CASH AND CASH EQUIVALENTS - BEGINNING	27,255	20,159	30,562

CASH AND CASH EQUIVALENTS - ENDING	$ 31,077	$ 27,255	$ 20,159

CASH PAID FOR:
INTEREST	$ 10,933	$ 8,160	$ 5,696
INCOME TAXES	$ 2,935	$ 730	$ 1,850

See notes to consolidated financial statements

(Continued)

6.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
Noncash investing and financing activities:

WMFC acquisition	2004
Securities acquired (including FHLB stock)	$ 26,966
Loans acquired	97,277
Bank premises and equipment	4,782
Bank owned life insurance	184
Acquisition intangibles recorded	9,578
Other assets acquired	718
Deposits assumed	(109,828)
Borrowings assumed	(27,369)
Other liabilities assumed	(1,194)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Fentura Financial, Inc. (the Corporation) and its wholly owned subsidiaries, The State Bank in Fenton, Michigan; Davison State Bank in Davison, Michigan; and West Michigan Community Bank in Hudsonville, Michigan (“the Banks”), as well as Fentura Mortgage Company, West Michigan Mortgage Company, LLC, and the other subsidiaries of the Banks. Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eleven community banking offices in Genesee, Livingston, Oakland Counties in southeastern Michigan and four community banking offices in Ottawa and Kent Counties in west Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Sale of Common Stock: During 2005, the Corporation completed a secondary stock offering, selling 23,119 shares. Net of issuance expenses the common stock sale raised $758,000. The proceeds were used to support the anticipated growth in assets, fund investments in loans and securities and for general corporate purposes.

(Continued)

7.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of securities, fair values of financial instruments and carrying value of intangibles are particularly subject to change.

Cash Flows: Cash and cash equivalents, includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and short-term borrowings.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis and are sold with servicing rights released.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days (180 days for residential mortgages).

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(Continued)

8.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Consumer loans are typically charged off no later than 120 days past due.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

(Continued)

9.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Bank owned life insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Goodwill: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Acquisition Intangibles: Acquisition intangibles consist of core deposit and acquired customer and trust relationship intangible assets arising from acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. Acquisition intangibles are assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Stock Compensation: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

The stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) as permitted under Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS 123). In accordance with APB 25, no compensation expense is required nor has been recognized for the options issued under existing plans. Had the Corporation chosen not to elect APB 25, SFAS 123 would apply and compensation expense would have been recognized, and the Corporation’s earnings would have been as follows (in thousands, except per share data):

	2005	2004	2003
Net income
As reported	$ 5,054	$ 4,034	$ 3,788
Deduct: Stock-based compensation
expense determined under a fair value
based system	(8)	(93)	(12)

Proforma	$ 5,046	$ 3,941	$ 3,776

Basic net income per share
As reported	$ 2.65	$ 2.14	$ 2.01
Proforma	2.65	2.09	2.00
Diluted net income per share
As reported	$ 2.64	$ 2.13	$ 2.01
Proforma	2.64	2.08	2.00

(Continued)

10.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The fair value of options granted and the pro forma effects are computed using option-pricing models, using the following weighted-average assumptions as of grant date.

	2005		2004		2003
Risk-free interest rate	4.28%		3.78%		2.78%
Expected option life	6 year	s	6 year	s	6 year	s
Expected stock price volatility	26%		23%		24%
Dividend yield	3.20%		2.70%		3.60%
Weighted average fair value of options
granted during the year	$ 6.74		$ 6.92		$ 5.97

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Employee Stock Ownership Plan (ESOP) shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

(Continued)

11.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $853,000 and $6,358,000 was required to meet regulatory reserve and clearing requirements at year-end 2005 and 2004 respectively. These balances do not earn interest. During 2005, the Corporation implemented a new software program that reduced the Corporation’s regulatory reserve requirement.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Operating Segments: While the Corporation’s chief decision-makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporate-wide basis. Accordingly, all of the Corporation’s financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

12.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 2 — EARNINGS PER SHARE

The factors in the earnings per share computation follow.

	2005	2004	2003
Basic
Net income	$ 5,054	$ 4,034	$ 3,788

Weighted average common shares
outstanding	1,905,456	1,884,310	1,883,201

Basic earnings per common share	$ 2.65	$ 2.14	$ 2.01

Diluted
Net income	$ 5,054	$ 4,034	$ 3,788

Weighted average common shares outstanding
for basic earnings per common share	1,905,456	1,884,310	1,883,201
Add: Dilutive effects of assumed exercises of
stock options	5,849	8,361	5,231

Average shares and dilutive potential
common shares	1,911,305	1,892,671	1,888,432

Diluted earnings per common share	$ 2.64	$ 2.13	$ 2.01

Stock options for 14,785, 12,404 and 5,096 shares of common stock were not considered in computing diluted earnings per common share for 2005, 2004 and 2003 respectively, because they were antidilutive.

(Continued)

13.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 3 — SECURITIES

Year-end securities are as follows (in thousands):

Available for Sale

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2005
U.S. Government and federal agency	$ 22,886	$ 0	$ (640)
State and municipal	6,591	59	(47)
Mortgage-backed	68,057	4	(1,481)
Equity securities	2,008	100	(2)

	$ 99,542	$ 163	$(2,170)

2004
U.S. Government and federal agency	$ 47,835	$ 0	$ (398)
State and municipal	7,124	86	(28)
Mortgage-backed	54,386	48	(701)
Equity securities	1,045	0	0

	$110,390	$ 134	$(1,127)

Held to Maturity

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
2005
Mortgage-backed	$ 14	$ 1	$ 0	$ 15
State and municipal	14,837	46	(226)	14,657

	$14,851	$ 47	$ (226)	$14,672

2004
Mortgage-backed	$ 23	$ 2	$ 0	$ 25
State and municipal	18,763	181	(181)	18,763

	$18,786	$ 183	$ (181)	$18,788

Sales of available for sale securities were as follows (in thousands):

	2005	2004	2003
Proceeds	$18,144	0	$10,997
Gross gains	18	0	37
Gross losses	167	0	6

(Continued)

14.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 3 —SECURITIES (Continued)

Contractual maturities of debt securities at year-end 2005 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, and equity securities are shown separately (in thousands).

	Held to Maturity		Available for Sale
	Amortized Cost	Fair Value	Fair Value
Due in one year or less	$ 5,059	$ 5,019	$ 557
Due from one to five years	3,728	3,699	15,103
Due from five to ten years	3,928	3,835	7,512
Due after ten years	2,122	2,104	6,304
Mortgage-backed securities	14	15	68,058
Equity securities	0	0	2,008

	$14,851	$14,672	$99,542

Securities pledged at year-end 2005 and 2004 had a carrying amount of $47,923,000 and $47,209,000 and were pledged to secure public deposits and repurchase agreements.

At year-end 2005 and 2004, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’equity.

Securities with unrealized losses at year-end 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2005	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
US Government & federal agency	$ 0	$ 0	$22,886	$(640)	$ 22,886	$ (640)
State & municipal	5,218	(47)	7,593	(226)	12,811	(273)
Mortgage-backed	67,231	(1,481)	0	0	67,231	(1,481)
Equity securities	0	0	19	(2)	19	(2)

Total temporarily impaired	$72,449	$(1,528)	$30,498	$(868)	$102,947	$(2,396)

(Continued)

15.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 3 —SECURITIES (Continued)

2004	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
US Government & federal agency	$ 47,834	$ (398)	$ 0	$ 0	$ 47,834	$ (398)
State & municipal	8,307	(85)	5,794	(124)	14,101	(209)
Mortgage-backed	52,856	(701)	0	0	52,856	(701)

Total temporarily impaired	$108,997	$(1,184)	$5,794	$(124)	$114,791	$(1,308)

The Corporation evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and the ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of the reviews of the issuer’s financial condition.

Unrealized losses have not been recognized into income because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds approach their maturity date or if market rates decline prior to maturity.

NOTE 4 — LOANS

Major categories of loans at December 31, are as follows (in thousands):

	2005	2004
Commercial	$254,498	$229,012
Real estate - construction	76,386	61,278
Real estate - mortgage	37,627	32,705
Consumer	70,845	70,435

	439,356	393,430
Less allowance for loan losses	6,301	5,501

	$433,055	$387,929

(Continued)

16.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 4 — LOANS (Continued)

The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee, Oakland, and Livingston counties within southeast Michigan and Kent and Ottawa counties in west Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Such loans were made in ordinary course of business at the Banks’ normal credit terms and interest rates, and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 2005 and 2004 amounted to $10,752,000 and $14,191,000 respectively. During 2005, $5,836,000 of new loans were made to these persons, repayments totaled $5,340,000. During 2005, several directors resigned and the loans to these persons at the end of 2004 totaled $3,935,000.

Activity in the allowance for loan losses for the years are as follows (in thousands)

	2005	2004	2003
Balance, beginning of year	$ 5,501	$ 3,414	$ 3,184
Provision for loan losses	1,389	1,389	1,319
Addition from WMCB Acquisition	0	1,159	0
Loans charged off	(765)	(671)	(1,395)
Loan recoveries	176	210	306

Balance, end of year	$ 6,301	$ 5,501	$ 3,414

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

	2005	2004
Year end loans not requiring allocation	$1,092	$ 139
Year end loans requiring allocation	2,714	3,365

	$3,806	$3,504

Amount of the allowance for loan losses allocated	$ 684	$ 765

Loans for which the accrual of interest has been discontinued at December 31, 2005 and 2004 amounted to $1,476,000 and $1,102,000, respectively, and are included in the impaired loans above. Loans past due greater than 90 days and still accruing interest amounted to $80,000 and $91,000 at December 31, 2005 and 2004.

(Continued)

17.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 4 — LOANS (Continued)

Interest income recognized on impaired loans based on cash collected in total is approximately $293,000, $192,000 and $160,000 for the years ended December 31, 2005, 2004 and 2003, respectively. If the impaired loans had performed in accordance with their contractual terms during the year, additional interest income of $113,000, $77,000 and $22,000 would have been recorded in 2005, 2004 and 2003, respectively. The average recorded investment in impaired loans was $3,655,000, $4,303,000 and $3,752,000 during the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 5 — PREMISES AND EQUIPMENT, NET

Bank premises and equipment is comprised of the following at December 31 (in thousands):

	2005	2004
Land and land improvements	$ 4,375	$ 3,565
Building and building improvements	11,199	11,756
Furniture and equipment	7,719	10,421
Construction in progress	735	12

	24,028	25,754
Less accumulated depreciation	9,411	11,942

	$14,617	$13,812

Depreciation expense was $1,418,000, $1,445,000 and $1,031,000 for 2005, 2004 and 2003, respectively.

The Corporation leases property for certain branches and ATM locations. Rent expense for 2005 was $292,000, for 2004 was $292,000 and for 2003 was $149,000. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present (in thousands).

2006	$244
2007	95
2008	42
2009	37
2010	30
Thereafter	30

$478

(Continued)

18.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

Goodwill
Goodwill relates to the acquisition of West Michigan Financial Corporation during 2004. See Note 15.

Acquired Intangible Assets
Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end:

Amortizes intangible assets	Gross Carrying Amounts	Accumulated Amortization
		2005	2004
Core deposit assets	$1,509	$556	$252
Customer relationship intangibles	216	94	40

Total	$1,725	$650	$292

Aggregate amortization expense was $358,000 and $292,000 for 2005 and 2004, respectively.

Estimated amortization expense for each of the next five years:

2006	$316
2007	274
2008	187
2009	136
2010	94

The weighted average remaining amortization period for the intangible assets is 3.12 years.

(Continued)

19.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 7 — DEPOSITS

The following is a summary of deposits at December 31 (in thousands):

	2005	2004
Noninterest-bearing:
Demand	$ 76,792	$ 80,631
Interest-bearing:
Savings	109,694	148,631
Money market demand	118,445	118,388
Time, $100,000 and over	115,452	50,934
Time, $100,000 and under	107,671	92,481

	$528,054	$491,065

Brokered deposits totaled approximately $29,260 and $3,304 at December 31, 2005 and 2004. At December 31, 2005 and 2004, brokered deposits had interest rates ranging from 2.70% to 4.55% and 1.50% to 5.25%, respectively, and maturities ranging from one month to fifty-six months.

Scheduled maturities of time deposits at December 31, were as follows (in thousands):

	2005	2004
In one year	$153,404	$ 78,877
In two years	36,497	16,314
In three years	13,495	25,077
In four years	10,764	10,911
In five years	8,767	11,646
Thereafter	196	590

	$223,123	$143,415

Deposits from principal officers, directors, and their affiliates at year-end December 31, 2005 and 2004 were $10,561,000 and $21,013,000.

(Continued)

20.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 8 — BORROWINGS

Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Federal Home Loan Bank Advances
        At year-end, advance from the Federal Home Loan Bank were as follows (dollars in thousands):

Principal Terms	Advance Amount	Range of Maturities	Rate
December 31, 2005
Single Maturity fixed rate advances	$10,228	January 2006 to May 2016	4.27%
Putable advances	4,000	January 2006 to January 2011	4.48%

	$14,228

December 31, 2004
Single Maturity fixed rate advances	$15,402	January 2005 to May 2016	3.10%
Putable advances	4,000	January 2006 to January 2011	4.48%

	$19,402

Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $28,346,000 and $20,574,000 and first mortgage loans totaling $7,844,000 and $8,842,000 under a blanket lien arrangement at December 31, 2005 and 2004.

Maturities over the next five years are (dollars in thousands):

2006	$5,176
2007	3,022
2008	1,024
2009	26
2010	2,028
Thereafter	2,952

$14,228

(Continued)

21.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 8 – BORROWINGS (Continued)

Repurchase Agreements
Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with carrying amounts of $13.9 million and $18.9 million at year-end 2005 and 2004.

These agreements are fixed rate financing arrangements that, at year-end 2005, mature in 2007 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning repurchase agreements is summarized as follows (in thousands):

	2005	2004
Average daily balance during the year	$ 10,000	$ 11,815
Average interest rate during the year	2.70%	1.90%
Maximum month-end balance during the year	$ 10,000	$ 10,000
Weighted average interest rate at year-end	3.32%	2.02%

Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2005 is 6.87%. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

A trust formed by the Corporation issued $2,000,000 trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2005 is 5.98%. The Corporation issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

(Continued)

22.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 9 — INCOME TAXES

The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):

	2005	2004	2003
Current expense	$ 2,704	$1,524	$1,273
Deferred (benefit) expense	(485)	0	47

	$ 2,219	$1,524	$1,320

Income tax expense was less than the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for the difference are as follows (in thousands):

	2005	2004	2003
Income tax at statutory rate	$ 2,473	$ 1,890	$ 1,737
Tax exempt interest	(307)	(291)	(271)
Other	53	(75)	(146)

	$ 2,219	$ 1,524	$ 1,320

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities (in thousands):

	2005	2004
Deferred tax assets
Allowance for loan losses	$ 1,866	$ 1,531
Unrealized loss on securities available for sale	682	338
Compensation	392	253
Other	168	173

	3,108	2,295
Deferred tax liabilities
Depreciation	(265)	(242)
Purchase accounting adjustments	(577)	(575)
Other	(111)	(152)

	(953)	(969)

	$ 2,155	$ 1,326

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that no valuation allowance is required at December 31, 2005 or 2004.

(Continued)

23.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 10 — BENEFIT PLANS

The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. The contribution to the Plan in 2005, 2004 and 2003 was $50,000, $40,000 and $60,000, respectively.

The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2005, 2004 and 2003 was $242,000, $180,000 and $141,000, respectively.

NOTE 11 — STOCK PURCHASE AND OPTION PLANS

Director and Employee Plans
On December 26, 2001, the Corporation approved a plan to repurchase up to 50,000 shares of its common stock. The timing of the purchases and the actual number of shares purchased are based on market conditions. Shares have been repurchased from time to time in the open market or in privately negotiated transactions. Shares repurchased will be available for future issuance in the discretion of the Corporation’s Board of Directors. The Corporation repurchased 0 shares and 3,621 shares in 2005 and 2004, respectively. No further purchases are contemplated under this Plan.

The Directors Stock Purchase Plan permits directors of the Corporation to purchase shares of common stock made available for purchase under the plan at the fair market value on the fifteenth day prior to the annual issuance date. The total number of shares issuable under this plan is limited to 9,600 shares in any calendar year.

The Retainer Stock Plan allows directors to elect to receive shares of common stock in full or partial payment of the director’s retainer fees and fees for attending meetings. The number of shares is determined by dividing the dollar amount of fees to be paid in shares by the market value of the stock on the first business day prior to the payment date.

The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan.

Dividend Investment Plan
The Automatic Dividend Reinvestment Plan (“DRIP”) permits enrolled shareholders to automatically use dividends paid on common stock to purchase additional shares of the Corporation’s common stock at the fair market value on the investment date. Any shareholder who is the beneficial or record owner of not more than 9.9% of the issued and outstanding shares of the Corporation’s common stock is eligible to participate in the plan.

(Continued)

24.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 11 - STOCK PURCHASE AND OPTION PLANS (Continued)

Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation’s stock on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that result solely as a result of the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given. Similarly, a reverse agreement exists which allows the Corporation to redeem family shares to maintain the family ownership percentage in the event that stock repurchase activity more than offsets the shares available because of the DRIP.

The following summarizes shares issued under the various plans:

	2005	2004	2003
Automatic dividend reinvestment plan	10,533	9,502	10,480
Director stock purchase & retainer stock	5,804	3,208	2,970
Other issuance of stock	2,379	0	0

	18,716	12,710	13,450

Stock Option Plans
The Nonemployee Director Stock Option Plan grants options to nonemployee directors to purchase the Corporation’s common stock on April 1 each year. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 6,720 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 67,200 shares in the aggregate may be outstanding at any one time.

The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 72,000 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the plan.

(Continued)

25.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 11 - STOCK PURCHASE AND OPTION PLANS (Continued)

The following table summarizes stock option activity:

	Number of Options	Weighted Average Price
Options outstanding at January 1, 2003	25,044	$ 23.83
Options granted 2003	14,575	31.14
Options exercised 2003	(1,822)	17.58
Options forfeited 2003	(3,036)	23.96

Options outstanding at December 31, 2003	34,761	26.99
Options granted 2004	12,250	39.00
Options forfeited 2004	(4,799)	26.47

Options outstanding at December 31, 2004	42,212	30.80
Options granted 2005	735	35.00
Options forfeited 2005	(645)	35.07

Options outstanding at December 31, 2005	42,302	$ 30.84

Information pertaining to options outstanding at December 31, is as follows:

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Life	Weighted Average Price	Number Exercisable
2005 $15.00 - $20.00	3,642	0.75	$15.77	3,642
$20.00 - $30.00	8,413	5.29	22.97	8,413
$30.00 - $40.00	29,983	7.69	34.79	16,493
$40.00 - $50.00	264	3.50	40.91	264

Outstanding at end of year	42,302			28,812

Weighted average exercise price of options
exercisable at the end of the year			$30.74

(Continued)

26.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 12 —REGULATORY MATTERS

The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below in thousands) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2005 and 2004, the most recent notifications from Federal Deposit Insurance Corporation categorized the Corporation and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Corporation or the Banks’ category.

(Continued)

27.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 12 — REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Total Capital
(to Risk Weighted Assets)
Consolidated	$59,880	11.9%	$40,430	8.0%	$50,537	10.0%
The State Bank	37,037	11.5	25,857	8.0	32,322	10.0
Davison State Bank	5,357	11.6	3,711	8.0	4,639	10.0
West Michigan Community Bank	13,970	10.5	10,602	8.0	13,252	10.0
Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	53,738	10.6	20,215	4.0	30,322	6.0
The State Bank	33,121	10.3	12,929	4.0	19,393	6.0
Davison State Bank	4,790	10.3	1,856	4.0	2,783	6.0
West Michigan Community Bank	12,311	9.3	5,301	4.0	7,951	6.0
Tier 1 Capital (to Average Assets)
Consolidated	53,738	8.9	24,069	4.0	30,086	5.0
The State Bank	33,121	8.6	15,453	4.0	19,317	5.0
Davison State Bank	4,790	8.6	2,212	4.0	2,764	5.0
West Michigan Community Bank	12,311	7.9	6,253	4.0	7,816	5.0

(Continued)

28.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004 Total Capital
(to Risk Weighted Assets)
Consolidated	$52,257	11.4%	$36,632	8.0%	$45,791	10.0%
The State Bank	34,268	11.5	23,851	8.0	29,813	10.0
Davison State Bank	5,126	11.5	3,563	8.0	4,454	10.0
West Michigan Community Bank	11,845	10.4	9,101	8.0	11,376	10.0
Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	46,756	10.2	18,316	4.0	27,474	6.0
The State Bank	30,622	10.3	11,925	4.0	17,888	6.0
Davison State Bank	4,665	10.5	1,782	4.0	2,672	6.0
West Michigan Community Bank	10,451	9.2	4,550	4.0	6,825	6.0
Tier 1 Capital (to Average Assets)
Consolidated	46,756	8.7	21,432	4.0	26,790	5.0
The State Bank	30,622	7.9	15,534	4.0	19,417	5.0
Davison State Bank	4,665	8.5	2,186	4.0	2,733	5.0
West Michigan Community Bank	10,451	7.7	5,467	4.0	6,834	5.0

(Continued)

29.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 13 —FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation’s financial instruments at December 31, are as follows (in thousands):

	2 0 0 5		2 0 0 4
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$ 31,077	$ 31,077	$ 27,255	$ 27,255
Securities - available for sale	99,542	99,542	110,390	110,390
Securities - held to maturity	14,851	14,672	18,786	18,788
FHLB stock	2,300	2,300	2,252	2,252
Loans held for sale	1,042	1,045	1,587	1,600
Loans	433,055	436,060	387,929	390,903
Bank owned life insurance	6,579	6,579	6,861	6,861
Accrued interest receivable	2,676	2,676	2,335	2,335
Liabilities:
Deposits	528,054	524,745	491,065	489,004
Short-term borrowings	1,537	1,537	5,200	5,200
FHLB advances	14,228	14,072	19,402	19,344
Repurchase agreements	10,000	10,000	10,000	10,000
Subordinated debentures	14,000	14,000	12,000	12,000
Accrued interest payable	1,041	1,041	676	676

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents
The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.

Securities (including mortgage-backed securities)
Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans held for sale
The market value of these loans represents estimated fair value. The market value is determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.

(Continued)

30.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 13 — FINANCIAL INSTRUMENTS (Continued)

Loans
For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.

Bank owned life insurance
The carrying amounts reported in the balance sheet for bank owned life insurance approximates their fair values.

Off-balance-sheet instruments
The Corporation’s off-balance-sheet instruments approximate their fair values.

Deposit liabilities
The fair values disclosed for demand deposits are, by definition equal to the amount payable on demand at the reporting date. The carrying amounts for variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed certificates of deposit are estimated using discounted cash flow calculation that applies interest rates currently being offered on similar certificates. The carrying amount of accrued interest payable approximates its fair value.

Short-term borrowings
The carrying amounts of federal funds purchased and other short-term borrowings approximate their fair values.

FHLB advances
Rates currently available for FHLB debt with similar terms and remaining maturities are used to estimate the fair value of the existing debt.

Repurchase agreements
Rates currently available for repurchase agreements with similar terms and remaining maturities are used to estimate the fair value of the existing repurchase agreements.

Subordinated Debentures
Rates currently available for subordinated debentures with similar terms and remaining maturities are used to estimate the fair value of the existing subordinated debentures.

(Continued)

31.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 13 — FINANCIAL INSTRUMENTS (Continued)

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on management’s judgments regarding future expected loss experience, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Off-balance-sheet risk
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year- end (in thousands):

	2005	2004
Commitments to make loans (at market rates)	$42,112	$47,687
Unused lines of credit and letters of credit	75,014	69,555

Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2005, $6,599,000 of the outstanding loan commitments had fixed interest rates ranging from 6.7% to 8.0% and maturities ranging from three years to seven years.

(Continued)

32.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.

CONDENSED BALANCE SHEETS
December 31 (in thousands)

	2005	2004
ASSETS
Cash and cash equivalents	$ 1,664	$ 524
Securities available for sale, at market	2,008	1,045
Other assets	211	674
Investment in subsidiaries	57,379	53,949

	$61,262	$56,192

LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities	$ 367	$ 473
Other borrowings	0	750
Subordinated debt	14,000	12,000
Stockholders' Equity	46,895	42,969

	$61,262	$56,192

CONDENSED STATEMENTS OF INCOME
Years ended December 31 (in thousands)

	2005	2004	2003
Interest on securities	$ 0	$ 1	$ 24
Other income	3	2	0
Dividends from subsidiaries	2,158	2,697	0
Interest expense	(898)	(569)	(56)
Operating expenses	(270)	(349)	(156)
Equity in undistributed income of subsidiaries	3,664	1,942	3,912

Income before income taxes	4,657	3,724	3,724
Federal income tax expense (benefit)	(397)	(310)	(64)

Net income	$ 5,054	$ 4,034	$ 3,788

(Continued)

33.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 14 - PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31 (in thousands)

	2005	2004	2003
Cash flows from operating activities
Net income	$ 5,054	$ 4,034	$ 3,788
Amortization	0	1	4
Change in other assets	288	(4,724)	(1,210)
Change in other liabilities	106	56	417
Equity in undistributed income of subsidiary	(3,664)	(1,942)	(3,912)

Net cash from operating activities	1,713	(2,575)	(913)
Cash flows provided by investing activities
Purchase of equity securities	(865)	(650)	0
Sales and maturities of securities - AFS	0	300	2,564
Purchases of securities - AFS	0	0	(303)
Purchase of West Michigan Financial Corp	0	(12,900)	0
Investment in subsidiary	(500)	(1,700)	0

Net cash from investing activities	(1,365)	(14,950)	2,261
Cash flows used in financing activities
Issuance of subordinated debt	2,000	0	12,000
Net short-term borrowings	(750)	750	0
Dividends paid	(1,839)	(1,758)	(1,966)
Stock repurchase	0	(122)	(894)
Proceeds from stock issuance	1,381	463	448

Net cash from financing activities	792	(667)	9,588

Change in cash and cash equivalents	1,140	(18,192)	10,936
Cash and cash equivalents at beginning of year	524	18,716	7,780

Cash and cash equivalents at end of year	$ 1,664	$ 524	$ 18,716

(Continued)

34.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 15 –ACQUISITION

On October 15, 2003, the Corporation announced the signing of a definitive agreement to acquire West Michigan Financial Corporation (“WMFC”), a commercial bank headquartered in Hudsonville, Michigan. The purpose of the acquisition was to establish a presence in the West Michigan market resulting in a foundation to grow the Corporations asset base, primarily loans, in the West Michigan market. Under the terms of the transaction, the Corporation acquired all of the outstanding stock of WMFC in exchange for cash. The total cost of the transaction was $12.9 million. The Corporation closed the transaction on March 15, 2004.

The acquisition has been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identified intangible assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. Identified intangible assets and purchase accounting fair value adjustments are being amortized under various methods over the expected lives of the corresponding assets and liabilities. Goodwill will not be amortized, but will be reviewed for impairment on an annual basis. Goodwill is tax deductible over 15 years. Identified intangible assets aggregate to $1.7 million and include a core deposit intangible and customer relationship value related to West Michigan Financial Corporation’s loan, deposit and wealth management customers. Goodwill aggregated to $7.9 million. Intangible assets recorded for the acquisition that are subject to amortization were computed as follows in thousands of dollars:

Amount
Core deposits intangible	$1,509
Customer relationships intangible	216

In conjunction with the acquisition, the fair values of significant assets and liabilities assumed at March 15, 2004 were as follows, stated in thousands of dollars:

Cash and cash equivalents	$ (1,112)
Securities	26,966
Loans	97,277
Acquisition intangibles	9,578
Deposits	(109,828)
Other borrowings	(27,369)

The following table presents pro forma information stated in thousands of dollars for the years ended December 31, 2004 and 2003 as if the acquisition of WMFC had occurred at the beginning of 2004 and 2003. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, the elimination of acquisition related expenses, and the related income tax effects. WMFC has been included in results since March 15, 2004. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

(Continued)

35.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 15 –ACQUISITION (Continued)

	2004	2003
Interest income	$27,485	$25,333
Interest expense	8,691	8,185

Net interest income	18,794	17,148
Provision for loan losses	1,426	2,464

Net interest income after provision	17,368	14,684
Noninterest income	7,555	8,739
Noninterest expense	19,167	18,905

Income before federal income tax	5,756	4,518
Federal income tax expense	1,586	1,131

Net income	$ 4,170	$ 3,387

Basic earnings per share	$ 2.21	$ 1.80
Diluted earnings per share	2.20	1.79

NOTE 16 — SUMMARY OF QUARTERLY FINANCIAL DATA – UNAUDITED

The unaudited quarterly results of operations for 2005 and 2004 are as follows (in thousands except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005 Interest income	$7,647	$8,278	$8,813	$9,140
Interest expense	2,258	2,590	3,036	3,414
Provision for loan losses	269	329	404	387
Noninterest income	1,586	1,767	1,884	1,644
Noninterest expenses	5,093	5,298	5,272	5,135
Income before income taxes	1,613	1,828	1,985	1,848
Provision for income taxes	461	535	686	538
Net income	1,152	1,293	1,299	1,310
Earnings per share
Basic	.61	.68	.68	.68
Diluted	.61	.68	.68	.68

(Continued)

36.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE 16 - SUMMARY OF QUARTERLY FINANCIAL DATA - UNAUDITED (Continued)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004 Interest income	$5,257	$6,512	$6,906	$7,419
Interest expense	1,694	2,082	2,227	2,260
Provision for loan losses	273	363	383	370
Noninterest income	1,611	1,831	1,697	2,152
Noninterest expenses	3,795	4,791	4,825	4,765
Income before income taxes	1,106	1,107	1,168	2,176
Provision for income taxes	284	286	312	642
Net income	822	821	856	1,534
Earnings per share
Basic	.44	.44	.45	.81
Diluted	.44	.43	.45	.81

The Corporation sold SBA and credit card loans of $4 million in the fourth quarter, which produced a gain of $464,000. The loans were sold to reduce future credit risk.

(Continued)

37.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), for the years ended December 31, 2005, 2004, and 2003. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 5 through 35 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone. The financial data and results of operations for West Michigan Community Bank are included only from the date of acquisition on March 15, 2004.

Selected Financial Data

TABLE 1 $ in thousands except per share data and ratios	2005	2004	2003	2002	2001

Summary of Consolidated Statements of Income:
Interest Income	$ 33,878	$ 26,094	$ 18,438	$ 17,952	$ 21,567
Interest Expense	11,298	8,263	5,601	5,722	9,091

Net Interest Income	22,580	17,831	12,837	12,230	12,476
Provision for Loan Losses	1,389	1,389	1,319	426	751

Net Interest Income after Provision	21,191	16,442	11,518	11,804	11,725
Total Other Operating Income	6,882	7,292	6,866	5,394	5,363
Total Other Operating Expense	20,800	18,176	13,276	12,253	11,700

Income Before Income Taxes	7,273	5,558	5,108	4,945	5,388
Provision for Income Taxes	2,219	1,524	1,320	1,479	1,611

Net Income	$ 5,054	$ 4,034	$ 3,788	$ 3,466	$ 3,777

Net Income Per Share - Basic	$ 2.65	$ 2.14	$ 2.01	$ 1.82	$ 1.99
Net Income Per Share - Diluted	$ 2.64	$ 2.13	$ 2.01	$ 1.81	$ 1.98
Summary of Consolidated Balance Sheets:
Assets	$619,089	$584,890	$419,966	$340,483	$309,090
Securities, including FHLB stock	116,693	131,429	126,856	63,525	39,989
Loans, including loans held for sale	440,398	395,017	254,340	229,730	215,840
Deposits	528,054	491,065	348,525	295,869	265,270
Borrowings and Other Fundings	39,765	46,602	29,057	2,624	3,238
Stockholders' Equity	46,895	42,969	40,882	39,928	38,433
Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets	10.60%	10.20%	16.90%	14.10%	15.01%
Total Capital to Risk Weighted Assets	11.90%	11.40%	18.00%	15.20%	16.23%
Tier 1 Capital to Average Assets	8.90%	8.70%	14.00%	12.60%	12.50%
Total Cash Dividends	$ 1,839	$ 1,758	$ 1,966	$ 1,748	$ 1,748
Book Value Per Share	$ 24.28	$ 22.74	$ 21.74	$ 21.08	$ 20.14
Cash Dividends Paid Per Share	$ 0.97	$ 0.92	$ 0.92	$ 0.92	$ 0.92
Period End Market Price Per Share	$ 32.75	$ 36.75	$ 31.45	$ 31.59	$ 23.18
Dividend Pay-out Ratio	36.39%	43.58%	51.90%	50.43%	46.28%
Return on Average Stockholders' Equity	11.09%	9.72%	9.32%	8.78%	10.01%
Return on Average Assets	0.85%	0.74%	1.00%	1.10%	1.21%
Net Interest Margin	4.23%	3.70%	3.88%	4.46%	4.53%
Total Equity to Assets at Period End	7.57%	7.34%	9.73%	11.73%	12.43%

(Continued)

38.

RESULTS OF OPERATIONS
The Corporation achieved net income of $5,054,000 for the year of 2005, an increase of $1,020,000 or 25.3%. Net income increased primarily due to the expansion of the Corporation’s footprint in Southeast and Western Michigan, significantly higher loan balances and to the increases to the prime rate during 2005. Noninterest income decreased in 2005 by $410,000 or 5.6% from the noninterest income in the prior year. Non-interest expense increased by $2,624,000 or 14.4%. We expect that interest rates will remain steady or possibly increase slightly in 2006, which should have a positive impact on our operations.

Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2005, 2004, and 2003 respectively, the Corporation posted a return on average assets of 0.85%, 0.74%, and 1.00%. Return on average equity was 11.09% in 2005, 9.72% in 2004, and 9.32% in 2003. While the Corporation has a very strong capital position, the 9.14% increase in our equity in 2005, and the issuance of $2 million of trust preferred securities, greatly enhances our ability to grow. Total assets increased $34 million in 2005, $165 million in 2004, and $79 million in 2003. Diluted earnings per share were $2.64 in 2005, $2.13 in 2004, and $2.01 in 2003.

NET INTEREST INCOME
Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings).

A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risk. While interest rates on interest earning assets and interest bearing liabilities are subject to market forces, in general, the Corporation can exert more control over deposit costs than earning asset rates. Loan products carry either fixed rates of interest or rates tied to market indices determined independently. The Corporation sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits.

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2005 and 2004. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income increased by $4,778,000 in 2005, or 26.1% and increased by $5,021,000 or 37.8% in 2004. The primary factors contributing to the increase in net interest income in 2005 were the increase in loan volumes and the increases in the prime rate. The increase in volumes and prime rate increased net interest income which significantly offset increases in interest expenses resulting in an increase in net interest margin.

As indicated in Table 3, for the year ended December 31, 2005, the Corporation’s net interest margin was 4.23% compared with 3.70% and 3.88% for the same period in 2004 and 2003, respectively. The increase in 2005 was attributable to higher earning asset yields due to the increases in the prime rate during the year, offset with measured increases in the deposit yields. The decrease in 2004 was due to lower earning asset yields due to the historically low rate environment and the addition of West Michigan Community Bank which had a significantly lower net interest margin than the other two banks in the Corporation.

Average earning assets increased 10.3% in 2005. Average earning assets increased 44.6% in 2004, and increased 20.7% in 2003. Average earning assets increased due to higher loan balances, the highest yielding component of earning assets, representing 77.4% of earning assets in 2005, compared to 72.9% in 2004 and 69.3% in 2003. Average interest bearing liabilities increased 9.0% in 2005, 52.1% in 2004, and 22.7% in 2003. Non-interest bearing deposits amounted to 14.9% of average earning assets in 2005 compared with 14.8% in 2004 and 15.4% in 2003.

39.

TABLE 2	Changes in Net Interest Income Due to Changes in Average Volume and Interest Rates Years Ended December 31,

	INCREASE (DECREASE) 2005 DUE TO:			INCREASE (DECREASE) 2004 DUE TO:

(000's omitted)	VOL	YIELD/ RATE	TOTAL	VOL	YIELD/ RATE	TOTAL

TAXABLE SECURITIES	$ (413)	$ 609	$ 196	$ 1,096	$ 14	$ 1,110
TAX-EXEMPT SECURITIES	624	(551)	73	(209)	331	122
FEDERAL FUNDS SOLD	(71)	101	30	(66)	39	(27)
TOTAL LOANS	3,744	3,678	7,422	8,375	(1,811)	6,564
LOANS HELD FOR SALE	75	17	92	(88)	2	(86)

TOTAL EARNING ASSETS	3,959	3,854	7,813	9,108	(1,425)	7,683
INTEREST BEARING DEMAND DEPOSITS	33	461	494	515	173	688
SAVINGS DEPOSITS	(370)	(522)	(892)	375	538	913
TIME CDs $100,000 AND OVER	1,372	420	1,792	572	(745)	(173)
OTHER TIME DEPOSITS	230	762	992	352	(94)	258
OTHER BORROWINGS	203	446	649	1,071	(95)	976

TOTAL INTEREST BEARING LIABILITIES	1,468	1,567	3,035	2,885	(223)	2,662

NET INTEREST INCOME	$ 2,491	$ 2,287	$ 4,778	$ 6,223	($1,202)	$ 5,021

40.

TABLE 3	Summary of Net Interest Income
(000's omitted)	Years Ended December 31,
	2005			2004			2003
ASSETS	AVG BAL	INC/EXP	YIELD	AVG BAL	INC/EXP	YIELD	AVG BAL	INC/EXP	YIELD

Securities:
U.S. Treasury and Government Agencies	$91,280	$3,141	3.44%	$106,512	$2,916	2.74%	$68,109	$1,820	2.67%
State and Political (1)	23,892	1,203	5.04%	15,354	1,130	7.36%	19,384	1,008	5.20%
Other	3,733	109	2.89%	3,053	137	4.49%	1,950	123	6.31%

Total Securities	118,905	4,453	3.74%	124,919	4,183	3.35%	89,443	2,951	3.30%
Fed Funds Sold	4,347	164	3.77%	9,308	134	1.44%	15,911	161	1.01%
Loans:
Commercial	307,746	21,527	7.00%	259,016	15,632	6.04%	159,752	10,476	6.56%
Tax Free (1)	4,844	308	6.35%	4,708	297	6.31%	5,204	339	6.51%
Real Estate-Mortgage	36,409	2,690	7.39%	26,198	1,801	6.87%	15,276	1,090	7.14%
Consumer	72,064	5,109	7.09%	70,408	4,482	6.37%	54,476	3,743	6.87%

Total loans	421,063	29,634	7.04%	360,330	22,212	6.16%	234,708	15,648	6.67%
Allowance for Loan Loss	(5,975)			(4,779)			(3,247)
Net Loans	415,088	29,634	7.14%	355,551	22,212	6.16%	231,461	15,648	6.76%

Loans Held for Sale	2,215	142	6.41%	884	50	5.66%	2,508	136	5.42%

TOTAL EARNING ASSETS	546,530	34,393	6.29%	495,441	26,579	5.36%	342,570	18,896	5.52%

Cash Due from Banks	20,067			24,249			18,167
All Other Assets	36,823			31,990			20,634

TOTAL ASSETS	$597,445			$546,901			$378,124

LIABILITIES & SHAREHOLDERS' EQUITY:
Deposits:
Interest bearing - DDA	$111,670	$1,688	1.51%	$108,704	$1,194	1.10%	$53,897	$506	0.94%
Savings Deposits	125,031	1,395	1.12%	149,099	2,287	1.53%	117,138	1,374	1.17%
Time CD's $100,000 and Over	83,120	3,020	3.63%	39,260	1,228	3.13%	28,804	970	3.37%
Other Time CD's	99,928	3,287	3.29%	90,855	2,295	3.08%	73,759	2,468	3.35%

Total Interest Bearing Deposits	419,749	9,390	2.24%	387,918	7,004	1.81%	273,598	5,318	1.94%
Other Borrowings	47,697	1,908	4.00%	41,082	1,259	3.06%	8,502	283	3.33%

INTEREST BEARING LIABILITIES	467,446	11,298	2.42%	429,000	8,263	1.93%	282,100	5,601	1.99%

Non-interest bearing - DDA	81,471			73,553			52,853
All Other Liabilities	2,935			2,618			2,522
Shareholders Equity	45,593			41,730			40,649

TOTAL LIABILITIES and S/H EQUITY	$597,445			$546,901			$378,124

Net Interest Rate Spread			3.88%			3.44%			3.53%
Impact of Non-Interest Bearing Funds on Margin			0.35%			0.26%			0.35%

Net Interest Income/Margin		$23,095	4.23%		$18,316	3.70%		$13,295	3.88%

(1) – Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

41.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2005, the allowance for loan losses was $6,301,000 or 1.43% of total loans. This compares with $5,501,000 or 1.40% at December 31, 2004 and $3,414,000, or 1.34%, at December 31, 2003. Management believes that the allowance for loan losses is appropriate given identified risk in the loan portfolio based on asset quality.

The provision for loan losses was $1,389,000 in 2005 and $1,389,000 and $1,319,000 in 2004 and 2003, respectively, with $457,000 of the 2004 provision attributable to West Michigan Community Bank. The 2005 provision level reflects continued loan growth in the subsidiary banks coupled with a slight increase in nonperforming assets and higher net charge-offs. The provision for loan losses was consistent in 2005 with 2004, due to growth in the loan portfolios and slight increases in restructured loans. The increase in 2004 was due to the addition of West Michigan Community Bank; if the acquisition had not been made the provision would have been $932,000 for 2004. The provision in 2003 responded to an unanticipated charge-off of one large commercial relationship in the first half of the 2003.

Table 4 summarizes loan losses and recoveries from 2001 through 2005. During 2005 the Corporation experienced net charge-offs of $589,000, compared with net charge-offs of $461,000 and $1,089,000 in 2004 and 2003, respectively. The net charge-off ratio is the net of charge-off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2005 was .15% compared to .12% and .43% at the end of 2004 and 2003, respectively. The net charge-off ratio increased in 2005 due to higher charge offs in the commercial and consumer portfolios. In 2003, one large commercial relationship accounted for $836,000 of the net charge-offs for the year.

The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation’s loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Management does not expect the level of the allowance for loan losses as a percentage of gross loans to change significantly in 2006. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.

42.

Table 4 Analysis of the Allowance for Loan Losses	Years Ended December 31,
(000's omitted)	2005	2004	2003	2002	2001

Balance Beginning of Period	$ 5,501	$ 3,414	$ 3,184	$ 3,125	$ 2,932

Charge-offs:
Commercial, Financial and Agricultural	(405)	(365)	(940)	(329)	(226)
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	0	(7)	0
Installment Loans to Individuals	(360)	(306)	(455)	(510)	(487)

Total Charge-offs	(765)	(671)	(1,395)	(846)	(713)

Recoveries:
Commercial, Financial and Agricultural	70	38	168	344	30
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	0	0	0
Installment Loans to Individuals	106	172	138	135	125

Total Recoveries	176	210	306	479	155

Net Charge-offs	(589)	(461)	(1,089)	(367)	(558)

Provision	1,389	1,389	1,319	426	751

Addition from WMCB acquisition	0	1,159	0	0	0

Balance at End of Period	$ 6,301	$ 5,501	$ 3,414	$ 3,184	$ 3,125

Ratio of Net Charge-Offs During the Period	0.14%	0.12%	0.43%	0.16%	0.28%

NON-INTEREST INCOME
Non-interest income was $6,882,000 in 2005, $7,292,000 and $6,866,000 in 2004 and 2003, respectively. These amounts represent a decrease of 5.6% in 2005 compared to 2004 and an increase of 6.2% comparing 2004 to 2003.

The most significant category of non-interest income is service charges on deposit accounts. These fees were $3,445,000 in 2005, compared to $3,738,000 and $3,609,000 in 2004 and 2003, respectively. This was a decrease of $293,000 or 7.8% in 2005 and an increase of $129,000 or 3.6% in 2004. The decrease in 2005 was due to a decrease in NSF and overdraft privilege fees. The increase in 2004 was due to the addition of West Michigan Community Bank, which provided $277,000 of service charges on deposit accounts.

Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $842,000 in 2005, $510,000 in 2004, and $1,258,000 in 2003. The increase of 65.1% in 2005 is due to a full year of West Michigan Community Bank and a more sales focused mortgage origination program in 2005. The decrease of $748,000 in 2004 was due to higher interest rates than in 2003 and a continued slowdown of the refinance activity. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis; thus the Corporation did not receive mortgage-servicing fees in 2005, 2004 or 2003.

Trust and investment income increased $85,000 or 7.3% in 2005 to $1,157,000 compared with $1,072,000 in 2004 and $571,000 in 2003. The 7.3% increase is due to a full year of West Michigan Community Bank trust and investment fees and the increase in market value of trust assets. The 33.5% increase in 2004 was due primarily to the acquisition of West Michigan Community Bank, which provided $119,000 of additional trust income.

43.

In 2005, the Corporation recognized security losses of $149,000, which losses were incurred in order to reposition the security portfolio into higher yielding securities. In 2004, the Corporation did not recognize any securities gains compared to 2003 when the Corporation did recognize a gain on security transactions of $31,000. In 2003, these gains were due to the Corporation selling some low yielding securities and purchasing higher yielding securities.

In 2003, the Corporation recognized a gain on the sale of fixed assets of $201,000, due to the sale of a branch of one of the Bank subsidiaries.

In 2004, the Corporation recognized a gain on the sale of the credit card portfolio and the sale of some SBA loans, which totaled $464,000. The Corporation sold the credit card portfolio due to potential fraud risk in the future and sold the SBA loans due to processing issues with the loans.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $1,587,000 in 2005 compared to $1,508,000 and $1,196,000 in 2004 and 2003, respectively. The increase of 5.2% is due to a full year of other income from West Michigan Community Bank and an increase in ATM and debit card income. The increase in 2004 was due to the addition of West Michigan Community Bank.

NON-INTEREST EXPENSE
Total non-interest expense was $20,800,000 in 2005 compared to $18,176,000 in 2004 and $13,276,000 in 2003. This was an increase of 14.4% in 2005 and 36.9% in 2004.

Salaries and employee benefits, the Corporation’s largest operating expense category, were $11,983,000 in 2005, compared with $9,956,000 in 2004, and $6,981,000 in 2003. The increase in 2005 was primarily due to a full year of salaries for West Michigan Community Bank and bonus payouts for bank performance for employees during 2005. Increased costs in 2004 were primarily a result of the West Michigan Community Bank acquisition that increased this category by $2,081,000. The other portion of the increase were due to annual salary increases, increases in health care expenses and staff additions in connection with new branch offices in Brighton, Goodrich and Grandville, which all opened in 2004.

In 2005, equipment expenses were $2,080,000 compared to $2,153,000 in 2004 and $1,533,000 in 2003, a decrease of 3.4% in 2005 and an increase of 40.4% in 2004. The decrease in 2005 was due to a reduction in equipment maintenance on the mainframe computer. The Corporation purchased a new mainframe computer in early 2005, which will be amortized over three years. The increase in 2004 was primarily attributable to the acquisition of West Michigan Community Bank, which added $388,000 in depreciation expense in 2004. Also, the increase in 2004 was due in part to equipment maintenance cost increasing due to more equipment to cover and an increase in equipment depreciation.

Occupancy expenses associated with the Corporation’s facilities were $1,673,000 in 2005 compared to $1,633,000 in 2004 and $1,116,000 in 2003. In 2005, this was an increase of 2.4% and in 2004 an increase of 46.3%. The slight increase in 2005 is due to a full year of occupancy expenses for West Michigan Community Bank and occupancy expenses of the three recently opened branches. The increase of $517,000 in 2004 was also due to the opening of the three branch offices (Goodrich, Brighton & Grandville) and the acquisition of West Michigan Community Bank, which had occupancy expenses of $303,000 in 2004.

Office supplies were $378,000 in 2005 compared to $349,000 in 2004 and $ 300,000 in 2003. In 2005, this was an increase of 8.3% and in 2004 an increase of 16.3%. The increase is due to a full year of West Michigan Community Bank and a full year of expenses for the three branches opened in 2004. The increase of $49,000 in 2004 was due to the West Michigan Community Bank acquisition, which had office supplies in 2004 that totaled $56,000.

Loan and collection expenses were $388,000 in 2005 compared to $289,000 in 2004, and $280,000 in 2003. The increase of 34.3% for 2005 was due to an increase in ORE expenses and a full year of West Michigan Community Bank loan expenses. The slight increase in 2004 of 3.2% was due to the acquisition of West Michigan Community Bank, which had loan and collection expenses of $60,000 in 2004.

44.

Advertising expenses were $627,000 in 2005 compared to $499,000 in 2004, and $373,000 in 2003. The increase of 25.7% in 2005 was due to more focused advertising efforts in all markets and a full year of advertising expenses for West Michigan Community Bank. The increase of 33.8% in 2004 was due to the acquisition of West Michigan Community Bank, which had advertising expenses of $132,000. Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $949,000 in 2005 compared to $1,031,000 in 2004, and $1,171,000 in 2003. The decrease of 8.0% in 2005 was due to lower legal and consulting fees. The decrease of 12.0% in 2004 was due to having lower consulting fees pertaining to the overdraft privilege product. The increase of 6.5% in 2003 was due to higher consulting fees pertaining to the implementation of the overdraft privilege product.

Other general and administrative expenses were $2,722,000 in 2005 compared to $2,266,000 in 2004, and $1,522,000 in 2003. The increase of 20.1% in 2005 was due to increases in education and development of our staff, business development and a full year of West Michigan Community Bank expenses. The increase of $744,000 in 2004 was primarily due to the acquisition of West Michigan Community Bank, which had other expenses of $480,000 in 2004. Also, other losses and business development expenses increased in 2004.

FINANCIAL CONDITION
Proper management of the volume and composition of the Corporation’s earning assets and funding sources is essential for ensuring strong and consistent earnings performance, maintaining adequate liquidity and limiting exposure to risks caused by changing market conditions. The Corporation’s securities portfolio is structured to provide a source of liquidity through maturities and to generate an income stream with relatively low levels of principal risk. The Corporation does not engage in securities trading. Loans comprise the largest component of earning assets and are the Corporation’s highest yielding assets. Client deposits are the primary source of funding for earning assets while short-term debt and other sources of funds could be utilized if market conditions and liquidity needs change.

The Corporation’s total assets averaged $597 million for 2005 exceeding 2004‘s average of $547 million by $50 million or 9.1%. The Corporation acquired West Michigan Financial Corporation on March 15, 2004, which had assets of $137 million. The Corporation entered into a security leverage strategy in 2003, which entailed borrowing $12.5 million of repurchase agreements and using $12.5 million of excess liquidity to purchase $25 million of mortgage-backed securities that returned a positive spread and increased net interest income for the Corporation. Average loans comprised 70.5% of total average assets during 2005 compared to 65.9% in 2004. Loans grew $60.7 million on average, with commercial loans leading the advance by $48.7 million or 18.6%. The ratio of average non-interest bearing deposits to total deposits was 16.3% in 2005 compared to 15.9% during 2004. Interest bearing deposits comprised 89.8% of total average interest bearing liabilities during 2005, down from 90.4% during 2004. The Corporation’s year-end total assets were $619 million for 2005 up from $585 million in 2004. The increase was due to the higher loan demand in 2005.

SECURITIES PORTFOLIO
Securities totaled $114,393,000 at December 31, 2005 compared to $129,177,000 at December 31, 2004. This was a decrease of $14,784,000 or 11.4%. At December 31, 2005 these securities comprised 21.8% of earning assets, down from 24.4% at December 31, 2004. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage backed securities, which are classified as held to maturity. Increases in loan balances from new loan growth in 2005 did exceed the amount of deposit growth, which coupled with the decrease in securities in 2005 accounts for the increase in federal funds sold. Fed funds sold were $9,750,000 at December 31, 2005 compared with $4,550,000 at December 31, 2004.

45.

The Corporation’s present policies with respect to the classification of securities are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2005, the estimated aggregate fair value of the Corporation’s securities portfolio was $2,186,000 below amortized cost. At December 31, 2005 gross unrealized gains were $210,000 and gross unrealized losses were $2,396,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Note 3 to the Consolidated Financial Statements.

TABLE 5
Analysis and Maturities of Securities

(000's omitted)	Amortized Cost	Fair Value	Yield

AVAILABLE FOR SALE
U.S. Agencies
One year or less	$ 0	$ 0	0.00%
Over one through five years	14,317	13,911	3.76%
Over five through ten years	6,150	6,018	3.61%
Over ten years	3,059	2,957	3.75%

Total	23,526	22,886
Mortgage-Backed
One year or less	$ 1,998	$ 1,992	2.25%
Over one through five years	19,290	18,666	3.94%
Over five through ten years	5,919	5,730	4.21%
Over ten years	42,327	41,670	4.24%

Total	69,534	68,058
State and Political
One year or less	$ 564	$ 558	4.38%
Over one through five years	1,204	1,192	4.77%
Over five through ten years	3,194	3,216	7.48%
Over ten years	1,617	1,625	4.55%

Total	6,579	6,591
Equity Securities	$ 1,910	$ 2,008

HELD TO MATURITY
Mortgage-Backed
One year or less	$ 0	$ 0	0.00%
Over one through five years	3	4	7.50%
Over five through ten years	11	11	9.09%
Over ten years	0	0	0.00%

Total	14	15
State and Political
One year or less	$ 5,059	$ 5,019	5.26%
Over one through five years	3,728	3,699	6.12%
Over five through ten years	4,078	3,978	6.47%
Over ten years	1,972	1,961	6.85%

Total	14,837	14,657
Total Securities	$116,400	$114,214

46.

LOAN PORTFOLIO
The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston counties and in its new local markets in Kent and Ottawa counties of the west side of Michigan. The Corporation’s commercial loan portfolio is widely diversified with no concentration within a single industry that exceeds 10% of total loans. The Corporation’s loan portfolio balances are summarized in Table 6.

Total loans increased $45,926,000 for the year ended December 31, 2005, with total loans comprising 77.8% of earning assets as compared to 74.4% of December 31, 2004 earning assets. The increase was the growth of the commercial loan portfolio. Economic conditions remained reasonably steady throughout 2005 in southeastern Michigan and in western Michigan. The steadiness of the economy supported continued commercial business growth including commercial development. Accordingly, the Corporation experienced strong demand for commercial loans. In 2005, commercial loans increased $25,486,000 to $254,498,000 or 11.1%. Also, real estate construction and mortgage loans increased $20,031,000 or 21.3% in 2005. Consumer loans increased $410,000 or 0.58% in 2005. In 2004, commercial loans increased approximately $82,562,000 to $229,012,000 or 56.4%. Additionally, real estate construction and development loans increased $28,364,000 or 86.2% to $32,913,000 at December 31, 2004. Consumer loans increased $14,888,000 or 26.8% in 2004.

Management expects the economy to support continued growth and development in 2006 and will aggressively seek out new loan opportunities while continuing its efforts to maintain sound credit quality.

TABLE 6 Loan Portfolio December 31, (000's omitted)	2005	2004	2003	2002	2001

Commercial	$254,498	$229,012	$146,450	$129,562	$118,894
Real estate - construction	76,386	61,278	32,913	27,032	25,434
Real estate - mortgage	37,627	32,705	18,335	11,944	11,158
Consumer	70,845	70,435	55,547	55,683	58,644

Total	$439,356	$393,430	$253,245	$224,221	$214,130

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that 80% of the loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan and Kent and Ottawa counties in western Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the areas.

TABLE 7
Maturities of the Loan Portfolio by Loan Type

December 31, 2005 (000's omitted)	Within One Year	One- Five Years	After Five Years	Total

Commercial	$ 67,192	$168,228	$ 19,078	$254,498
Real estate - construction	69,047	5,607	1,732	76,386
Real estate - mortgage	18,201	9,820	9,606	37,267
Consumer	9,760	35,662	25,423	70,845

	$164,200	$219,317	$ 55,839	$439,356

47.

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

December 31, 2005 (000's omitted)	Within One Year	One- Five Years	After Five Years	Total

Loans:
Fixed Rate	$ 45,617	$143,344	$ 31,668	$220,641
Variable Rate	118,572	75,972	24,171	218,715

	$164,200	$219,317	$ 55,839	$439,356

Credit risk is managed via specific credit approvals and monitoring procedures. The Corporation’s outside loan review function examines the loan portfolio on a periodic basis for compliance with credit policies and to assess the overall credit quality of the loan portfolio. These procedures provide management with information on an ongoing basis for setting appropriate direction and taking corrective action as needed.

The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2005, which comprised 17.4% of total loans, totaled $76,386,000 as compared to $61,278,000 and $32,913,000 at the end of 2004 and 2003, respectively.

The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industrial and professional organizations. The Corporation believes that these portfolios are well diversified and do not present a significant risk to the Banks.

NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2001 through 2005. Non-performing assets increased at December 31, 2005 as compared to 2004. Other Real Estate Owned increased $292,000 in 2005, however, Other Real Estate In Redemption decreased by $856,000, which had one residential property that comprised $727,000 of the $856,000 balance at the end of the year in 2004. The majority of the properties are commercial and marketability is dependent on the real estate market. One single-family residential property comprises $500,000 of the outstanding balance at the end of 2005. Non-performing loans increased as compared to December 31, 2004. Renegotiated loans were increased significantly due to the restructure of two SBA guaranteed loans. Non-accrual loans and loans past due over 90 days and still accruing interest increased during this period. This increase was due to two commercial credits being nonaccrual in one of the subsidiary banks.

The level and composition of non-performing assets are affected by economic conditions in the Corporation’s local markets. Non-performing assets, charge-offs, and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation’s operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management’s opinion, may deteriorate in quality if economic conditions change.

48.

TABLE 9
Non-Performing Assets and Past Due Loans (000’s omitted)

	December 31,
	2005	2004	2003	2002	2001

Non-Performing Loans:
Loans Past Due 90 Days or More & Still
Accruing	$ 80	$ 91	$ 47	$ 72	$186
Non-Accrual Loans	1,476	1,102	229	512	321
Renegotiated Loans	1,401	477	1,262	0	0

Total Non-Performing Loans	2,957	1,670	1,538	584	507

Other Non-Performing Assets:
Other Real Estate	500	208	1,081	110	0
Other Real Estate Owned in Redemption	0	856	184	164	0
Other Non-Performing Assets	6	4	79	92	10

Total Other Non-Performing Assets	506	1,068	1,344	366	10

Total Non-Performing Assets	$3,463	$2,738	$2,882	$950	$517

Non-Performing Loans as a % of
Total Loans	0.67%	0.70%	0.61%	0.26%	0.24%
Non-Performing Assets as a % of
Total Loans and Other Real Estate	0.79%	0.69%	1.13%	0.42%	0.25%
Allowance for Loan Losses as a % of
Non-Performing Loans	213.09%	350.16%	221.98%	545.21%	616.37%
Accruing Loans Past Due 90 Days or
More to Total Loans	0.02%	0.02%	0.20%	0.03%	0.09%
Non-performing Assets as a % of
Total Assets	0.56%	0.47%	0.69%	0.28%	0.17%

Table 10 reflects the allocation of the allowance for loan losses and is based upon ranges of estimates and is not intended to imply either limitations on the usage of the allowance or precision of the specific amounts. The Corporation does not view the allowance for loan losses as being divisible among the various categories of loans. The entire allowance is available to absorb any future losses without regard to the category or categories in which the charged-off loans are classified. Table 10 also reflects the percentage ratio of outstanding loans by category to total loans at the end of each of the respective years.

TABLE 10
Allocation of the Allowance for Loan Losses

	2005		2004		2003		2002		2001
December 31, (000's omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and	$5,339	75.31%	$4,600	73.79%	$2,624	70.83%	$2,222	69.84%	$2,121	67.40%
construction
Real estate mortgage	263	8.56%	312	8.31%	207	7.24%	65	5.33%	60	5.21%
Consumer	593	16.13%	508	17.90%	576	21.93%	897	24.83%	819	27.39%
Unallocated	106		81		7		0		125

Total	$6,301	100.00%	$5,501	100.00%	$3,414	100.00%	$3,184	100.00%	$3,125	100.00%

The following describes the Corporation’s policy and related disclosures for impaired loans. The Corporation maintains an allowance for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.

Certain of the Corporation’s non-performing loans included in Table 9 are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated watch or lower are also measured for impairment. Impairment losses are believed to be adequately covered by the provision for loan losses. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and include certain smaller balance commercial loans, consumer loans, residential real estate loans, and credit card loans, and are not included in the impaired loan data in the following paragraphs.

49.

At December 31, 2005, loans considered to be impaired totaled $3,806,000. Specific allowances totaling $684,000 is required for $2,714,000 in loan balances the remaining impaired loans do not require specific reserves. The average recorded investment in impaired loans was $3,655,000 in 2005. The interest income recognized on impaired loans based on cash collections totaled $293,000 during 2005.

At December 31, 2004, loans considered to be impaired totaled $3,504,000. A specific allowance is required for all except for a $139,000 loan. The average recorded investment in impaired loans was $4,303,000 in 2004. The interest income recognized on impaired loans based on cash collections totaled $192,000 during 2004.

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

DEPOSITS
TABLE 11
Average Deposits

Years Ended December 31,	2005		2004		2003		2002		2001
(000's omitted)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Non-int. bearing demand	$81,471		$73,553		$52,853		$43,908		$39,014
Interest-bearing demand	111,670	1.51%	108,704	1.10%	53,897	0.94%	42,637	0.95%	36,457	1.62%
Savings	125,031	1.12%	149,099	1.53%	117,138	1.17%	85,746	1.37%	73,151	2.59%
Time	183,048	3.45%	130,115	2.71%	102,563	3.35%	99,419	4.07%	116,044	5.75%

Total	$501,220	1.87%	$461,471	1.52%	$326,451	1.63%	$271,710	2.07%	$264,666	3.38%

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 11. Total average deposits were 8.77% higher in 2005 as compared to 2004. Deposit growth was primarily in non-interest bearing demand, interest bearing demand and time deposit accounts. Interest-bearing demand deposits comprised 22.3% of total deposits, savings deposits comprised 24.9% of total deposits, and time deposits comprised 36.5% of total deposits.

As of December 31, 2005 certificates of deposit of $100,000 or more accounted for approximately 21.9% of total deposits compared to 10.4% at December 31, 2004. The maturities of these deposits are summarized in Table 12.

TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

(000's omitted)	December 31, 2005	December 31, 2004

Three months or less	$ 44,097	$24,417
Over three through six months	18,470	3,647
Over six through twelve months	24,280	3,678
Over twelve months	28,605	19,192

Total	$115,452	$50,934

Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with a carrying amount of $13.9 million at year-end 2005. These agreements are fixed rate financing arrangements that mature in 2007 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. These repurchase agreements were used as part of the securities leverage strategy to help enhance net interest income for the Corporation.

50.

FEDERAL INCOME TAXES
The Corporation’s effective tax rate was 30.5% for 2005, 27.4% for 2004 and 25.8% for 2003. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investment in securities and loans, which provide income exempt from federal income tax. The increase between 2005 and 2004 is due to the federal income tax assessed on bank owned life insurance policies surrendered on former employees during 2005. Additional information relating to federal income taxes is included in Note 8 to the Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2005, 2004, and 2003. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2005 federal funds sold represented 1.6% of total assets, compared to 0.8% at the end of 2004. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

Interest rate risk is managed by controlling and limiting the level of earnings volatility arising from rate movements. The Corporation regularly performs reviews and analyses of those factors impacting interest rate risk. Factors include maturity and re-pricing frequency of balance sheet components, impact of rate changes on interest margin and prepayment speeds, market value impacts of rate changes, and other issues. Both actual and projected performance, are reviewed, analyzed, and compared to policy and objectives to assure present and future financial viability.

The Corporation had cash flows from financing activities resulting primarily from the inflow of demand and savings deposits and decrease of borrowings. In 2005, these deposits increased $36,989,000 and these borrowings decreased $3,018,000. Cash used by investing activities was $35,686,000 in 2005 compared to cash used of $23,459,000 in 2004. The change in investing activities was due to the increase in the origination of loans in 2005 compared to 2004 and not as many securities purchases in 2005 compared with 2004.

51.

The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:

Table 13	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Time Deposits	$223,123	$153,404	$49,992	$19,531	$ 196
Short-term borrowings	1,537	1,537	-	-	-
FHLB advances	14,228	5,176	4,045	2,053	2,954
Repurchase agreements	10,000	-	10,000	-	-
Subordinated debt	14,000	-	-	-	14,000
Operating leases	478	244	95	42	97

Total	$263,366	$179,892	$64,037	$21,626	$17,247

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5% respectively. At December 31, 2005, the Corporation was in excess of the minimum capital and leverage requirements necessary to be considered a “well capitalized” banking company as defined by federal law.

Total shareholders’ equity rose 9.1% to $46,895,000 at December 31, 2005, compared with $42,969,000 at December 31, 2004. The Corporation’s equity to asset ratio was 7.6% at December 31, 2005, compared to 7.3% at December 31, 2005. The decrease in this ratio was primarily due to the acquisition of West Michigan Community Bank. The increase in equity in 2005 resulted from a stock offering and retained earnings (net income in excess of dividends). In 2005, the Corporation paid $0.97 per share in dividends, compared to $0.92 paid in 2004.

At December 31, 2005, the Corporation’s tier 1 and total risk-based capital ratios were 10.6% and 11.9%, respectively, compared with 10.2% and 11.4% in 2004. The decrease in the risk-based capital ratios was largely due to the purchase of West Michigan Financial Corporation in March of 2004. The Corporation’s tier 1 leverage ratio was 8.9% at December 31, 2005 compared with 8.7% at December 31, 2004. This decrease in the leverage ratio was due to the purchase of West Michigan Financial Corporation.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The Management’s Discussion and Analysis of financial condition and results of operations are based on the Corporation’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and actual results could differ from those estimates.

The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses identified and inherent in the loan and lease portfolio. Our evaluation of the adequacy of the allowance for loan and lease losses is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance for loan and leases losses represents management’s best estimate, but significant downturns in circumstances relating to loan and lease quality or economic conditions could result in a requirement for an increased allowance for loan and lease losses in the near future. Likewise, an upturn in loan and lease quality or improved economic conditions may result in a decline in the required allowance for loan and lease losses. In either instance unanticipated changes could have a significant impact on operating earnings.

52.

The allowance for loan and lease losses is increased through a provision charged to operating expense. Uncollectible loans and leases are charged-off through the allowance for loan and lease losses. Recoveries of loans and leases previously charged-off are added to the allowance for loan and lease losses. A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement. Our policy for recognizing income on impaired loans is to accrue interest unless a loan is placed on nonaccrual status.

OFF-BALANCE-SHEET ITEMS
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. Amount of commitments are included in Note 13 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2005, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2005 compared to 2004.

The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2005. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

53.

TABLE 14

Rate Sensitivity of Financial Instruments

(000's omitted)	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value

Rate Sensitive Assets:
Fixed interest rate loans	$ 45,628	$ 35,666	$35,365	$34,015	$38,299	$31,668	$220,641	$216,975
Average interest rate	6.66%	6.76%	6.71%	6.53%	6.65%	6.35%
Variable interest rate loans	$118,583	$ 17,876	$21,138	$17,867	$19,094	$24,160	$218,715	$219,085
Average interest rate	8.21%	7.58%	7.51%	7.41%	7.50%	7.45%
Fixed interest rate securities	$ 25,443	$ 9,035	$ 7,592	$12,068	$ 6,337	$19,206	$ 79,680	$ 79,500
Average interest rate	4.44%	4.87%	4.08%	5.37%	3.84%	4.99%
Variable Interest rate securities	$ 18,063	$ 2,550	$10,142	$ 679	$ 3,279		$ 34,713	$ 34,714
Average interest rate	2.95%	3.40%	3.60%	3.71%	4.00%
FHLB Stock	$ 2,300						$ 2,300	$ 2,300
Average interest rate	4.40%
Other interest bearing assets	$ 9,750						$ 9,750	$ 9,750
Average interest rate	4.00%

Rate Sensitive Liabilities:
Interest-bearing checking	$118,445						$118,445	$118,276
Average interest rate	1.83%
Savings	$109,694						$109,694	$109,736
Average interest rate	0.57%
Time	$153,296	$36,497	$13,495	$10,763	$ 8,768	$ 305	$223,123	$243,761
Average interest rate	3.67%	4.12%	3.68%	4.05%	4.58%	2.92%
Short term borrowings	$ 1,536						$ 1,537	$ 1,537
Average interest rate	1.25%
FHLB advances	$ 5,171	$ 3,015	$ 1,015	$ 15	$ 2,015	$ 2,997	$ 14,228	$ 14,072
Average interest rate	4.00%	3.60%	4.50%	7.34%	4.50%	2.80%
Repurchase agreements		$ 5,000	$ 5,000				$ 10,000	$ 10,000
Average interest rate		4.00%	2.60%
Subordinated debt			$12,000		$ 2,000		$ 14,000	$ 14,000
Average interest rate			4.20%		6.10%

INTEREST RATE SENSITIVITY MANAGEMENT
Interest rate sensitivity management seeks to maximize net interest income as a result of changing interest rates, within prudent ranges of risk. The Corporation attempts to accomplish this objective by structuring the balance sheet so that re-pricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these re-pricing opportunities at any point in time constitute a bank’s interest rate sensitivity. The Corporation currently does not utilize derivatives in managing interest rate risk.

An indicator of the interest rate sensitivity structure of a financial institution’s balance sheet is the difference between its interest rate sensitive assets and interest rate sensitive liabilities, and is referred to as “GAP”.

Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2005, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

54.

TABLE 15	Gap Analysis December 31, 2005

(000's Omitted)	Within Three Months	Three Months- One Year	One to Five Years	After Five Years	Total

Federal Funds Sold	$ 9,750	$ 0	$ 0	$ 0	$ 9,750
Securities	16,910	18,841	53,199	25,443	114,393
Loans	54,229	109,984	231,702	43,441	439,356
Loans Held for Sale	1,042	0	0	0	1,042
FHLB Stock	2,300	0	0	0	2,300

Total Earning Assets	$ 84,231	$ 128,825	$284,901	$68,884	$566,841

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$ 118,445	$ 0	$ 0	$ 0	$118,445
Savings Deposits	109,694	0	0	0	109,694
Time Deposits Less than $100,000	18,628	47,841	40,958	244	107,671
Time Deposits Greater than $100,000	44,097	42,751	28,604	0	115,452
Short-term Borrowings	1,537	0	0	0	1,537
FHLB Advances	4,000	1,015	8,075	982	14,228
Repurchase Agreements	0	0	10,000	0	10,000
Subordinated Debt	0	0	14,000	0	14,000

Total Interest Bearing Liabilities	$ 296,401	$ 91,607	$101,637	$ 1,226	$490,870

Interest Rate Sensitivity GAP	($212,170)	$ 37,218	$183,264	$67,658	$ 75,971
Cumulative Interest Rate
Sensitivity GAP	($212,169)	($174,951)	$ 8,313	$75,971
Interest Rate Sensitivity GAP	0.28	1.41	2.80	56.19
Cumulative Interest Rate
Sensitivity GAP Ratio	0.28	0.55	1.02	1.15

As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2005. The Corporation’s gap position was negative and there was an increase in market interest rates; yet net interest income increased and the net interest margin ratio increased. In 2005, with the Corporation being in a negative gap position, net interest income should in theory decrease if rates rose. What occurred, however, was rates increased on the asset side and the Corporation lagged the market, generating more net interest income and increasing the net interest margin ratio in 2005. The liabilities, largely deposits, either lagged market re-pricing due to the maturity dates on time deposits or were not re-priced by the same amount as assets due to competitive pressures. Interest bearing checking and savings deposits are generally lower cost of funds products compared to time deposits. For example certain asset products re-priced upward 1.25% with the upward movement of national prime rates in the last part of 2005 while most of interest bearing checking and savings were at rates lower than 0.50% at the start of the year and accordingly, had a much lesser level of re-pricing opportunity. The Corporation expects to continue to make strides in managing interest rate sensitivity.

55.

ACCOUNTING AND REPORTING DEVELOPMENTS
FAS 123, Revised requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after January 1, 2006. Compensation cost will also be recorded for prior option grants that vest after this date. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot be predicted. The application of this standard is expected to result in additional compensation expense of approximately $3,500 during 2006 for options that have already been granted but which will not vest until after January 1, 2006. There will be no significant effect on financial position, as total equity will not change.

SOP 03-3 requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. It applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made.

The effect of these other new standards on the Corporation’s financial position and results of operations is not expected to be material.

FORWARD LOOKING STATEMENTS
This discussion and analysis of financial condition and results of operations, and other sections of the Consolidated Financial Statements and this annual report, contain forward looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecast in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward looking statements as a result of new information, future events, or otherwise.

Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward looking statement include, but are not limited to, changes in interest rate and interest rate relationships, demands for products and services, the degree of competition by traditional and non-traditional competitors, changes in banking laws or regulations, changes in tax laws, change in prices, the impact of technological advances, government and regulatory policy changes, the outcome of pending and future litigation and contingencies, trends in customer behavior as well as their ability to repay loans, and the local and national economy.

FENTURA FINANCIAL, INC. COMMON STOCK
Table 16 sets forth the high and low market information for each quarter of 2003 through 2005. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2006, there were 921 shareholders of record, not including participants in the Corporation’s employee stock option program.

56.

TABLE 16
Common Stock Data

		Market Information		Dividends Paid
Years	Quarter	High	Low	Per Share

	First Quarter	$31.82	$30.45	$0.230
2003	Second Quarter	31.59	31.09	0.230
	Third Quarter	31.82	30.47	0.230
	Fourth Quarter	31.82	30.56	0.230 $0.920
	First Quarter	$39.00	$31.05	$0.230
2004	Second Quarter	45.00	31.26	0.230
	Third Quarter	45.00	39.40	0.230
	Fourth Quarter	40.70	36.75	0.230 $0.920
	First Quarter	$35.80	$33.26	$0.240
2005	Second Quarter	34.24	32.28	0.240
	Third Quarter	34.73	32.33	0.240
	Fourth Quarter	33.54	32.25	0.250 $0.970

Note:	Market and dividend per share figures have been adjusted to reflect a 10% stock dividend payable on February 13, 2004.

57.