Form 10-K, Exhibit 13
period 2006-12-31
FENTURA FINANCIAL INC
filed 2007-03-19
CIK 919865

EXHIBIT 13
FENTURA FINANCIAL, INC.
FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2006 and 2005
and
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-37

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	38-59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan
We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.
/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC
Grand Rapids, Michigan
March 3, 2007

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(000’s omitted except share and per share data)

	2006	2005
ASSETS
Cash and due from banks	$19,946	$21,327
Federal funds sold	9,500	9,750

Total cash and cash equivalents	29,446	31,077

Securities available for sale, at fair value	91,104	99,542
Securities held to maturity (fair value 2006 - $11,821; 2005 - $14,672)	11,899	14,851

Loans held for sale	2,226	1,042
Loans, net of allowance of 2006- $6,692, 2005- $6,301	444,301	433,055

Bank premises and equipment	16,854	14,617
Accrued interest receivable 2,676 2,676	2,985	2,676
Bank owned life insurance	6,815	6,579
Goodwill	7,955	7,955
Acquisition intangibles	759	1,075
Federal Home Loan Bank stock	2,032	2,300
Other assets	5,922	4,320

	$622,298	$619,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$74,886	$76,792
Interest-bearing deposits	453,669	451,262

Total deposits	528,555	528,054

Short-term borrowings	1,500	1,537
Federal Home Loan Bank Advances	11,052	14,228
Repurchase Agreements	10,000	10,000
Subordinated debentures	14,000	14,000
Accrued taxes, interest and other liabilities	5,873	4,375

Total liabilities	570,980	572,194

Stockholders’ equity
Common stock — $0 par value, 5,000,000 shares authorized, shares issued 2,152,862 — 2006; 1,931,297 — 2005	42,158	34,491
Retained earnings	10,118	13,729
Accumulated other comprehensive income (loss)	(958)	(1,325)

	51,318	46,895

	$622,298	$619,089

See accompanying notes to consolidated financial statements.	2.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2006, 2005 and 2004
(000’s omitted except share and per share data)

	2006	2005	2004
Interest income
Loans, including fees	$35,131	$29,670	$22,161
Securities:
Taxable	3,461	3,250	3,053
Tax-exempt	809	794	746
Short-term investments	515	164	134

Total interest income	39,916	33,878	26,094

Interest expense
Deposits	14,743	9,390	7,004
Other Borrowings	2,165	1,908	1,259

Total interest expense	16,908	11,298	8,263

Net interest income	23,008	22,580	17,831

Provision for loan losses	1,120	1,389	1,389

Net interest income after provision for loan losses	21,888	21,191	16,442

Noninterest income
Service charges on deposit accounts	3,708	3,445	3,738
Gain on sale of mortgage loans	615	842	510
Trust and investment services income	1,554	1,157	1,072
Gain (Loss) on sale of securities	(2)	(149)	0
Gain on sale of credit card and SBA loans	0	0	464
Other income and fees	1,768	1,587	1,508

Total noninterest income	7,643	6,882	7,292

Noninterest expense
Salaries and employee benefits	12,738	11,983	9,956
Occupancy	1,858	1,673	1,633
Furniture and equipment	2,140	2,080	2,153
Loan and collection	320	388	289
Advertising and promotional	624	627	499
Telephone and communication services	538	508	314
Other professional services	1,066	949	1,031
Other general and administrative	2,702	2,592	2,301

Total noninterest expense	21,986	20,800	18,176

Income before taxes	7,545	7,273	5,558

Federal income taxes	2,237	2,219	1,524

Net income	$5,308	$5,054	$4,034

Per share:
Earnings — basic	$2.48	$2.41	$1.95
Earnings — diluted	2.47	2.40	1.94

See accompanying notes to consolidated financial statements.	3.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2006, 2005 and 2004
(000’s omitted except share and per share data)

	2006	2005	2004
Net income	$5,308	$5,054	$4,034

Other comprehensive income:
Unrealized holding gains (losses) on available for sale securities	558	(1,163)	(803)
Less: reclassification adjustment for (gains) and losses later recognized in income	2	149	0
Net unrealized gains (losses)	556	(1,014)	(803)
Tax effect	(189)	344	273
Other comprehensive income (loss), net of tax	367	(670)	(530)

Comprehensive income	$5,672	$4,384	$3,504

See accompanying notes to consolidated financial statements.	4.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2006, 2005 and 2004
(000’s omitted except share and per share data)

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders’
	Stock	Earnings	Income (Loss)	Equity
Balance, January 1, 2004	$32,769	$8,238	$(125)	$40,882
Net Income	0	4,034	0	4,034
Cash Dividends ($0.84 per share)	0	(1,758)	0	(1,758)
Stock repurchase (3,621 shares)	(122)	0	0	(122)
Issuance of shares under stock purchase and dividend reinvestment plans (12,710 shares)	463	0	0	463
Other comprehensive loss (net of tax)	0	0	(530)	(530)
Balance, December 31, 2004	33,110	10,514	(655)	42,969
Net Income	0	5,054	0	5,054
Cash Dividends ($0.88 per share)	0	(1,839)	0	(1,839)
Issuance of shares from common stock offering (23,119 shares)	758	0	0	758
Issuance of shares under stock purchase and dividend reinvestment plans (18,715 shares)	623	0	0	623
Other comprehensive loss (net of tax)	0	0	(670)	(670)
Balance, December 31, 2005	34,491	13,729	(1,325)	46,895
Net Income	0	5,308	0	5,308
Cash Dividends ($0.94 per share)	0	(2,069)	0	(2,069)
Stock dividend (194,978 shares)	6,850	(6,850)	0	0
Issuance of shares under stock purchase and Dividend reinvestment plans (22,541 shares)	742	0	0	742
Stock compensation expense	20	0	0	20
Issuance of shares under stock option exercise (4,046 shares — 2006)	55	0	0	55
Other comprehensive income (net of tax)	0	0	367	367
Balance, December 31, 2006	$42,158	$10,118	$(958)	$51,318

See accompanying notes to consolidated financial statements.	5.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2006, 2005 and 2004
(000’s omitted except share and per share data)

	2006	2005	2004
OPERATING ACTIVITIES:
Net income	$5,308	$5,054	$4,034
Adjustments to reconcile net income to cash Provided by Operating Activities:
Stock compensation expense	(20)	0	0
Depreciation and amortization	2,008	1,560	2,336
Provision for loan losses	1,120	1,389	1,389
Loans originated for sale	(37,099)	(52,093)	(33,822)
Proceeds from the sale of loans	36,530	53,481	34,540
(Gain) Loss on sale of securities	2	149	0
Gain on sales of loans	(615)	(842)	(974)
Net (increase) decrease in bank owned life insurance	(236)	282	(219)
Net (increase) decrease in interest receivable & other assets	(470)	213	(53)
Net increase (decrease) in interest payable & other liabilities	1,329	465	1,853

Total Adjustments	2,549	4,604	5,050

Net Cash Provided By (Used In) Operating Activities	7,857	9,658	9,084

Cash Flows From Investing Activities:
Proceeds from maturities of securities — HTM	5,063	8,505	3,858
Proceeds from maturities of securities — AFS	15,178	1,410	2,625
Proceeds from calls of securities — HTM	925	109	7
Proceeds from calls of securities — AFS	975	19,943	48,813
Proceeds from sales of securities — AFS	1,103	18,144	0
Purchases of securities — HTM	(3,050)	(4,701)	(10,472)
Purchases of securities — AFS	(8,568)	(30,358)	(23,865)
Net increase in loans	(13,830)	(46,515)	(42,446)
Purchase of FHLB stock	(132)	0	0
FHLB stock buy back	400	0	0
Net cash from acquisition of WMFC	0	0	(1,112)
Acquisition of premises and equipment, net	(3,744)	(2,223)	(867)

Net Cash Provided By (Used in) Investing Activities	(5,680)	(35,686)	(23,459)

Cash Flows From Financing Activities:
Net increase (decrease) in deposits	501	36,989	32,712
Net increase (decrease) in short term borrowings	(37)	(3,663)	382
Net increase (decrease) in repurchase agreements	0	0	(2,500)
Issuance of subordinated debt	0	2,000	0
Proceeds from advances from FHLB	4,000	57,400	0
Repayments of advances from FHLB	(7,020)	(62,418)	(7,706)
Proceeds from stock offering	0	758	0
Net proceeds from stock issuance and repurchase	817	623	341
Cash dividends	(2,069)	(1,839)	(1,758)

Net Cash Provided By (Used In) Financing Activities	(3,808)	29,850	21,471

NET INCREASE IN CASH AND CASH EQUIVALENTS	(1,631)	3,822	7,096
CASH AND CASH EQUIVALENTS — BEGINNING	31,077	27,255	20,159

CASH AND CASH EQUIVALENTS — ENDING	$29,446	$31,077	$27,255

CASH PAID FOR:
Interest	$16,341	$10,933	$8,160
Income Taxes	$1,781	$2,935	$730
NONCASH DISCLOSURES:
Transfers from loans to other real estate	$1,567	$564	$201

See accompanying notes to consolidated financial statements.	6.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Noncash investing and financing activities:

          WMFC acquisition:

2004
Securities acquired (including FHLB stock)	$26,966
Loans acquired	97,277
Bank premises and equipment	4,782
Bank owned life insurance	184
Acquisition intangibles recorded	9,578
Other assets acquired	718
Deposits assumed	(109,828)
Borrowings assumed	(27,369)
Other liabilities assumed	(1,194)
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

(Continued)	7.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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

(Continued)	8.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Federal Home Loan Bank (FHLB) stock: The Banks are members of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Bank owned life insurance: The Banks have purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.
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

(Continued)	9.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Based Compensation: Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Corporation has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $19,800, a reduction in net income of $13,900 and a decrease in basic and diluted earnings per share of $0.01.
Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31 (in thousands, except per share data, adjusted for the 10% stock dividend on August 4, 2006):

	2005	2004
Net income
As reported	$5,054	$4,034
Deduct: Stock-based compensation expense determined under a fair value based system	(8)	(93)

Proforma	$5,046	$3,941

Basic net income per share
As reported	$2.41	$1.95
Proforma	2.41	1.90

Diluted net income per share
As reported	$2.40	$1.94
Proforma	2.40	1.89
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
Loan Commitments and Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)	10.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Earnings Per Common Share: Basic earnings per common share are net income divided by the weighted average number of common shares outstanding during the period. Employee Stock Ownership Plan (ESOP) shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.
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
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $872,000 and $853,000 was required to meet regulatory reserve and clearing requirements at year-end 2006 and 2005 respectively. These balances do not earn interest.
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Corporation or by the Corporation to shareholders.
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
Adoption of New Accounting Standards:
Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment. See “Stock Compensation” above for further discussion of the effect of adopting this standard.

(Continued)	11.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
SAB 108:
In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The adoption of SAB 108 had no effect on the Corporation’s financial statements for the year ending December 31, 2006.
Effect of Newly Issued But Not Yet Effective Accounting Standards:
In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation has determined that the adoption of FIN 48 will not have a material effect on the financial statements.

(Continued)	12.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 2 — EARNINGS PER SHARE
The factors in the earnings per share computation follow (adjusted for 10% stock dividend paid on August 4, 2006).

$ in thousands except per share data	2006	2005	2004
Basic
Net income	$5,308	$5,054	$4,034

Weighted average common shares outstanding	2,141,388	2,096,002	2,072,741

Basic earnings per common share	$2.48	$2.41	$1.95

Diluted
Net income	$5,308	$5,054	$4,034
Weighted average common shares outstanding for basic earnings per common share	2,141,388	2,096,002	2,072,741
Add: Dilutive effects of assumed exercises of stock options	4,674	6,434	9,197

Average shares and dilutive potential common shares	2,146,062	2,102,436	2,081,938

Diluted earnings per common share	$2.47	$2.40	$1.94

Stock options for 14,255, 16,264 and 13,644 shares of common stock were not considered in computing diluted earnings per common share for 2006, 2005 and 2004 respectively, because they were antidilutive.

(Continued)	13.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 — SECURITIES
Year-end securities are as follows (in thousands):
Available for Sale

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2006
U.S. Government and federal agency	$20,985	$0	$(546)
State and municipal	9,311	77	(27)
Mortgage-backed	58,499	48	(1,189)
Equity securities	2,309	191	(5)

	$91,104	$316	$(1,767)

2005
U.S. Government and federal agency	$22,886	$0	$(640)
State and municipal	6,591	59	(47)
Mortgage-backed	68,057	4	(1,481)
Equity securities	2,008	100	(2)

	$99,542	$163	$(2,170)

Held to Maturity

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
2006
Mortgage-backed	$9	$0	$0	$9
State and municipal	11,890	36	(114)	11,812

	$11,899	$36	$(114)	$11,821

2005
Mortgage-backed	$14	$1	$0	$15
State and municipal	14,837	46	(226)	14,657

	$14,851	$47	$(226)	$14,672

Sales of available for sale securities were as follows (in thousands):

	2006	2005	2004
Proceeds	$1,103	$18,144	$0
Gross gains	0	18	0
Gross losses	(2)	(167)	(0)

(Continued)	14.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 — SECURITIES (Continued)
Contractual maturities of debt securities at year-end 2006 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, and equity securities are shown separately (in thousands).

	Held to Maturity		Available for Sale
	Amortized	Fair	Fair
	Cost	Value	Value
Due in one year or less	$3,061	$3,053	$4,687
Due from one to five years	4,912	4,867	14,973
Due from five to ten years	2,514	2,479	2,398
Due after ten years	1,403	1,413	8,238
Mortgage-backed securities	9	9	58,499
Equity securities	0	0	2,309

	$11,899	$11,821	$91,104

Securities pledged at year-end 2006 and 2005 had a carrying amount of $38,775,000 and $47,923,000 and were pledged to secure public deposits and repurchase agreements.
At year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities with unrealized losses at year-end 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2006	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Government & federal agency	$2,964	$(11)	$18,020	$(535)	$20,984	$(546)
State & municipal	2,807	(14)	6,863	(127)	9,670	(141)
Mortgage-backed	52,981	(1,189)	0	0	52,981	(1,189)
Equity securities	0	0	24	(5)	24	(5)

Total temporarily impaired	$58,752	$(1,214)	$24,907	$(667)	$83,659	$(1,881)

(Continued)	15.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 3 — SECURITIES (Continued)

2005	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Government & federal agency	$0	$0	$22,886	$(640)	$22,886	$(640)
State & municipal	5,218	(47)	7,593	(226)	12,811	(273)
Mortgage-backed	67,231	(1,481)	0	0	67,231	(1,481)
Equity securities	0	0	19	(2)	19	(2)

Total temporarily impaired	$72,449	$(1,528)	$30,498	$(868)	$102,947	$(2,396)

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
NOTE 4 — LOANS
Major categories of loans at December 31, are as follows (in thousands):

	2006	2005
Commercial	$272,402	$254,498
Real estate — construction	78,927	76,386
Real estate — mortgage	36,867	37,627
Consumer	62,797	70,845

	450,993	439,356
Less allowance for loan losses	6,692	6,301

	$444,301	$433,055

(Continued)	16.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 4 — LOANS (Continued)
The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan and Kent and Ottawa counties in west Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.
Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Total loans to these persons at December 31, 2006 and 2005 amounted to $11,571,000 and $10,752,000 respectively. During 2006, $3,621,000 of new loans were made to these persons, repayments totaled $2,802,000.
Activity in the allowance for loan losses for the years is as follows (in thousands)

	2006	2005	2004
Balance, beginning of year	$6,301	$5,501	$3,414
Provision for loan losses	1,120	1,389	1,389
Addition from WMCB Acquisition	0	0	1,159
Loans charged off	(877)	(765)	(671)
Loan recoveries	148	176	210

Balance, end of year	$6,692	$6,301	$5,501

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

	2006	2005
Year end loans not requiring allocation	$1,365	$1,092
Year end loans requiring allocation	3,397	2,714

	$4,762	$3,806

Amount of the allowance for loan losses allocated	$606	$684
Loans for which the accrual of interest has been discontinued at December 31, 2006 and 2005 amounted to $2,354,000 and $1,476,000, respectively, and are included in the impaired loans above. Loans past due, greater than 90 days and still accruing interest, amounted to $2,311,000 and $80,000 at December 31, 2006 and 2005. Of the December 31, 2006 total, $1,963,000 was paid off on January 31, 2007 and is no longer on the books of the Corporation.

(Continued)	17.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 4 — LOANS (Continued)
Interest income recognized on impaired loans based on cash collected in total is approximately $284,000, $293,000 and $192,000 for the years ended December 31, 2006, 2005 and 2004, respectively. If the impaired loans had performed in accordance with their contractual terms during the year, additional interest income of $130,000, $113,000 and $77,000 would have been recorded in 2006, 2005 and 2004, respectively. The average recorded investment in impaired loans was $4,439,000, $3,655,000 and $4,303,000 during the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE 5 — PREMISES AND EQUIPMENT, NET
Bank premises and equipment is comprised of the following at December 31 (in thousands):

	2006	2005
Land and land improvements	$5,219	$4,375
Building and building improvements	12,948	11,199
Furniture and equipment	8,805	7,719
Construction in progress	776	735

	27,748	24,028
Less accumulated depreciation	10,894	9,411

	$16,854	$14,617

Depreciation expense was $1,507,000, $1,418,000 and $1,445,000 for 2006, 2005 and 2004, respectively.
The Corporation leases property for certain branches and ATM locations. Rent expense for 2006 was $325,000, for 2005 was $330,000 and for 2004 was $292,000. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present (in thousands).

2007	$268
2008	118
2009	118
2010	119
2011	112
Thereafter	0

$735

(Continued)	18.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 6 – GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill relates to the acquisition of West Michigan Financial Corporation during 2004. See Note 15.
Acquired Intangible Assets
Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end:

		Accumulated
	Gross Carrying	Amortization
Amortized intangible assets	Amounts	2006	2005
Core deposit assets	$1,509	$818	$556
Customer relationship intangibles	216	148	94

Total	$1,725	$966	$650

Aggregate amortization expense was $316,000, $358,000 and $292,000 for 2006, 2005 and 2004, respectively.
Estimated amortization expense for each of the next five years:

2006	$274
2007	192
2008	136
2009	94
2010	52
The weighted average remaining amortization period for the intangible assets is 2.36 years.

(Continued)	19.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 7 — DEPOSITS
The following is a summary of deposits at December 31 (in thousands):

	2006	2005
Noninterest-bearing:
Demand	$74,886	$76,792
Interest-bearing:
Savings	88,893	109,694
Money market demand	102,535	118,445
Time, $100,000 and over	136,978	115,452
Time, $100,000 and under	125,263	107,671

	$528,555	$528,054

Brokered deposits totaled approximately $49,658,000 and $29,260,000 at December 31, 2006 and 2005. At December 31, 2006 and 2005, brokered deposits had interest rates ranging from 3.85% to 5.40% and 2.70% to 4.55%, respectively, and maturities ranging from one month to fifty-six months.
Scheduled maturities of time deposits at December 31, were as follows (in thousands):

	2006	2005
In one year	$174,147	$153,404
In two years	42,855	36,497
In three years	20,117	13,495
In four years	10,312	10,764
In five years	14,513	8,767
Thereafter	297	196

	$262,241	$223,123

Deposits from principal officers, directors, and their affiliates at year-end December 31, 2006 and 2005 were $10,806,000 and $10,729,000.

(Continued)	20.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 8 — BORROWINGS
Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
Federal Home Loan Bank Advances
At year-end, advance from the Federal Home Loan Bank were as follows (dollars in thousands):

	Advance
Principal Terms	Amount	Range of Maturities	Rate
December 31, 2006
Single Maturity fixed rate advances	$11,052	January 2007 to May 2016	5.13%

December 31, 2005
Single Maturity fixed rate advances	$10,228	January 2006 to May 2016	4.27%
Putable advances	4,000	January 2006 to January 2011	4.48%

	$14,228

Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $24,024,000 and $28,346,000 and first mortgage loans totaling $10,624,000 and $7,844,000 under a blanket lien arrangement at December 31, 2006 and 2005.
Maturities over the next five years are (dollars in thousands):

2007	$3,022
2008	3,024
2009	26
2010	2,028
2011	2,030
Thereafter	922

$11,052

(Continued)	21.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 8 – BORROWINGS (Continued)
Repurchase Agreements
Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with carrying amounts of $10.9 million and $13.9 million at year-end 2006 and 2005.
These agreements are fixed rate financing arrangements that, at year-end 2006, mature in 2007 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning repurchase agreements is summarized as follows (in thousands):

	2006	2005
Average daily balance during the year	$10,000	$10,000
Average interest rate during the year	3.32%	2.70%
Maximum month-end balance during the year	$10,000	$10,000
Weighted average interest rate at year-end	3.32%	3.32%
Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2006 is 8.39%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
A trust formed by the Corporation issued $2,000,000 trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2006 is 6.97%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

(Continued)	22.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 9 — INCOME TAXES
The provision for income taxes reflected in the consolidated statements of income for the years ended December 31, consists of the following (in thousands):

	2006	2005	2004
Current expense	$2,749	$2,704	$1,524
Deferred (benefit) expense	(511)	(485)	0

	$2,237	$2,219	$1,524

Income tax expense was less than the amount computed by applying the statutory federal income tax rate to income before income taxes. The reasons for the difference are as follows (in thousands):

	2006	2005	2004
Income tax at statutory rate	$2,565	$2,473	$1,890
Tax exempt interest	(336)	(307)	(291)
Other	8	53	(75)

	$2,237	$2,219	$1,524

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities (in thousands):

	2006	2005
Deferred tax assets
Allowance for loan losses	$2,257	$1,866
Unrealized loss on securities available for sale	493	682
Compensation	369	392
Other	18	168

	3,137	3,108

Deferred tax liabilities
Depreciation	(264)	(265)
Purchase accounting adjustments	(258)	(577)
Other	(100)	(111)

	(622)	(953)

	$2,515	$2,155

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that no valuation allowance is required at December 31, 2006 or 2005.

(Continued)	23.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 10 — BENEFIT PLANS
The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. The contribution to the Plan in 2006, 2005 and 2004 was $40,000, $50,000 and $40,000, respectively.
The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2006, 2005 and 2004 was $292,000, $242,000 and $180,000, respectively.
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
The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the number of shares issued are at the sole discretion of the Board of Directors, with no shares granted as of December 31, 2006.
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
December 31, 2006 and 2005
NOTE 11 — STOCK PURCHASE AND OPTION PLANS (Continued)
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
The following summarizes shares issued under the various plans:

	2006	2005	2004
Automatic dividend reinvestment plan	13,337	11,586	10,452
Director stock purchase & retainer stock	7,892	6,384	3,529
Stock options	5,525	0	0
Other issuance of stock	2,890	2,616	0

	29,644	20,586	13,981

Stock Option Plans
The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. No options have been granted in 2006. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time. The Corporation did repurchase 977 shares of stock due to a director exercising options and opted for cashless entries.
The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 86,936 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the Plan.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Corporation’s common stock. The Corporation uses historical data to estimate option exercise and post-vesting termination behavior. (Employee and management options are tracked separately.) The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Shares are issued upon option exercise come from authorized but unissued shares.

(Continued)	25.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 11 — STOCK PURCHASE AND OPTION PLANS (Continued)
The following table summarizes stock option activity (adjusted for the 10% stock dividend paid on August 4, 2006):

			Weighted
			Average
	Number	Weighted	Remaining	Aggregate
	of	Average	Contractual	Intrinsic
	Options	Price	Life	Value
Options outstanding at January 1, 2006	46,532	$28.04
Options exercised 2006	(5,525)	15.74
Options forfeited 2006	(484)	30.88

Options outstanding at December 31, 2006	40,523	$29.68	6.19	$116,369

Exercisable at December 31, 2006	29,412	$30.45	6.13	$61,628

The fair value of options granted was determined using option-pricing models, using the following weighted-average assumptions as of grant date.

	2005	2004
Risk-free interest rate	4.28%	3.78%
Expected option life	6 years	6 years
Expected stock price volatility	26%	23%
Dividend yield	3.20%	2.70%
Fair value	$6.13	$6.29
Information related to the stock option plan during each year follows:

2006
Intrinsic value of options exercised	$85
Cash received from option exercises	55
Tax benefit realized from option exercises	0
As of December 31, 2006, there was $23,400 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.3 years.

(Continued)	26.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 12 — REGULATORY MATTERS
The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below in thousands) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2006 and 2005, the most recent notifications from Federal Deposit Insurance Corporation categorized the Corporation and the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation and the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Corporation or the Banks’ category.

(Continued)	27.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 12 — REGULATORY MATTERS (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
As of December 31, 2006	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$63,934	12.5%	$40,949	8.0%	$51,186	10.0%
The State Bank	35,985	11.0	26,062	8.0	32,577	10.0
Davison State Bank	4,737	11.7	3,250	8.0	4,063	10.0
West Michigan Community Bank	16,236	11.3	11,446	8.0	14,307	10.0

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	57,562	11.3	20,474	4.0	30,712	6.0
The State Bank	31,913	9.8	13,031	4.0	19,546	6.0
Davison State Bank	4,229	10.4	1,625	4.0	2,438	6.0
West Michigan Community Bank	14,444	10.1	5,723	4.0	8,584	6.0

Tier 1 Capital (to Average Assets)
Consolidated	57,562	8.6	26,897	4.0	33,622	5.0
The State Bank	31,913	8.2	15,481	4.0	19,352	5.0
Davison State Bank	4,229	8.2	2,068	4.0	2,585	5.0
West Michigan Community Bank	14,444	8.6	6,739	4.0	8,424	5.0

(Continued)	28.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 12 — REGULATORY MATTERS (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
As of December 31, 2005	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$59,880	11.9%	$40,430	8.0%	$50,537	10.0%
The State Bank	37,037	11.5	25,857	8.0	32,322	10.0
Davison State Bank	5,357	11.6	3,711	8.0	4,639	10.0
West Michigan Community Bank	13,970	10.5	10,602	8.0	13,252	10.0

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	53,738	10.6	20,215	4.0	30,322	6.0
The State Bank	33,121	10.3	12,929	4.0	19,393	6.0
Davison State Bank	4,790	10.3	1,856	4.0	2,783	6.0
West Michigan Community Bank	12,311	9.3	5,301	4.0	7,951	6.0

Tier 1 Capital (to Average Assets)
Consolidated	53,738	8.9	24,069	4.0	30,086	5.0
The State Bank	33,121	8.6	15,453	4.0	19,317	5.0
Davison State Bank	4,790	8.6	2,212	4.0	2,764	5.0
West Michigan Community Bank	12,311	7.9	6,253	4.0	7,816	5.0

(Continued)	29.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 13 — FINANCIAL INSTRUMENTS
The estimated fair values of the Corporation’s financial instruments at December 31, are as follows (in thousands):

	2006		2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$29,446	$29,446	$31,077	$31,077
Securities — available for sale	91,104	91,104	99,542	99,542
Securities — held to maturity	11,899	11,821	14,851	14,672
FHLB stock	2,032	2,032	2,300	2,300
Loans held for sale	2,226	2,231	1,042	1,045
Loans	444,301	435,743	433,055	436,060
Bank owned life insurance	6,815	6,815	6,579	6,579
Accrued interest receivable	2,985	2,985	2,676	2,676

Liabilities:
Deposits	$528,555	$521,440	$528,054	$524,745
Short-term borrowings	1,500	1,500	1,537	1,537
FHLB advances	11,052	11,052	14,228	14,072
Repurchase agreements	10,000	10,000	10,000	10,000
Subordinated debentures	14,000	14,000	14,000	14,000
Accrued interest payable	1,608	1,608	1,041	1,041
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

(Continued)	30.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 13 — FINANCIAL INSTRUMENTS (Continued)
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

(Continued)	31.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 13 — FINANCIAL INSTRUMENTS (Continued)
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end (in thousands):

	2006	2005
Commitments to make loans (at market rates)	$43,414	$42,112
Unused lines of credit and letters of credit	72,869	75,014
Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2006, $8,174,000 of the outstanding loan commitments had fixed interest rates ranging from 6.25% to 8.0% and maturities ranging from three years to seven years.

(Continued)	32.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS
December 31 (in thousands)

	2006	2005
ASSETS
Cash and cash equivalents	$5,396	$1,664
Securities available for sale, at market	2,309	2,008
Other assets	143	211
Investment in subsidiaries	58,220	57,379

	$66,068	$61,262

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$750	$367
Subordinated debt	14,000	14,000
Stockholders’ Equity	51,318	46,895

	$66,068	$61,262

CONDENSED STATEMENTS OF INCOME
Years ended December 31 (in thousands)

	2006	2005	2004
Interest on securities	$0	$0	$1
Other income	1	3	2
Dividends from subsidiaries	6,849	2,158	2,697
Interest expense	(1,264)	(898)	(569)
Operating expenses	(327)	(270)	(349)
Equity in undistributed income of subsidiaries	(468)	3,664	1,942

Income before income taxes	4,791	4,657	3,724
Federal income tax expense (benefit)	(517)	(397)	(310)

Net income	$5,308	$5,054	$4,034

(Continued)	33.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31 (in thousands)

	2006	2005	2004
Cash flows from operating activities
Net income	$5,308	$5,054	$4,034
Amortization	0	0	1
Change in other assets	38	429	(4,724)
Change in other liabilities	383	(106)	56
Equity in undistributed income of subsidiary	468	(3,664)	(1,942)

Net cash from operating activities	6,197	1,713	(2,575)

Cash flows provided by investing activities
Purchase of equity securities	(213)	(865)	(650)
Sales and maturities of securities – AFS	0	0	300
Purchases of securities – AFS	0	0	0
Purchase of West Michigan Financial Corp	0	0	(12,900)
Investment in subsidiary	(1,000)	(500)	(1,700)

Net cash from investing activities	(1,213)	(1,365)	(14,950)

Cash flows used in financing activities
Issuance of subordinated debt	0	2,000	0
Net short-term borrowings	0	(750)	750
Dividends paid	(2,069)	(1,839)	(1,758)
Stock repurchase	0	0	(122)
Proceeds from stock issuance	817	1,381	463

Net cash from financing net activities	(1,252)	792	(667)

Change in cash and cash equivalents	3,732	1,140	(18,192)

Cash and cash equivalents at beginning of year	1,664	524	18,716

Cash and cash equivalents at end of year	$5,396	$1,664	$524

(Continued)	34.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 15 – ACQUISITION
On October 15, 2003, the Corporation announced the signing of a definitive agreement to acquire West Michigan Financial Corporation (“WMFC”), a commercial bank headquartered in Hudsonville, Michigan. The purpose of the acquisition was, to establish a presence in the West Michigan market resulting in a foundation to grow the Corporations asset base, primarily loans, in the West Michigan market. Under the terms of the transaction, the Corporation acquired all of the outstanding stock of WMFC in exchange for cash. The total cost of the transaction was $12.9 million. The Corporation closed the transaction on March 15, 2004.
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

In conjunction with the acquisition, the fair values of significant assets and liabilities assumed at March 15, 2004 were as follows, stated in thousands of dollars:

Cash and cash equivalents	$(1,112)
Securities	26,966
Loans	97,277
Acquisition intangibles	9,578
Deposits	(109,828)
Other borrowings	(27,369)
The following table presents pro forma information stated in thousands of dollars for the year ended December 31, 2004 as if the acquisition of WMFC had occurred at the beginning of 2004. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, the elimination of acquisition related expenses, and the related income tax effects. WMFC has been included in results since March 15, 2004. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed date.

(Continued)	35.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 15 – ACQUISITION (Continued)

2004
Interest income	$27,485
Interest expense	8,691

Net interest income	18,794
Provision for loan losses	1,426

Net interest income after provision	17,368
Noninterest income	7,555
Noninterest expense	19,167

Income before federal income tax	5,756
Federal income tax expense	1,586

Net income	$4,170

Basic earnings per share	$2.21
Diluted earnings per share	2.20
NOTE 16 — SUMMARY OF QUARTERLY FINANCIAL DATA – UNAUDITED
The unaudited quarterly results of operations for 2006 and 2005 are as follows (in thousands except per share data):

	First	Second	Third	Fourth
2006	Quarter	Quarter	Quarter	Quarter
Interest income	$9,614	$9,979	$10,212	$10,111
Interest expense	3,748	4,134	4,510	4,516
Provision for loan losses	400	240	240	240
Noninterest income	1,797	1,888	1,940	2,018
Noninterest expenses	5,569	5,713	5,503	5,201
Income before income taxes	1,694	1,780	1,899	2,172
Provision for income taxes	487	522	563	665
Net income	1,207	1,258	1,336	1,507

Earnings per share
Basic	.57	.59	.62	.70
Diluted	.56	.59	.62	.70

(Continued)	36.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006 and 2005
NOTE 16 — SUMMARY OF QUARTERLY FINANCIAL DATA – UNAUDITED (Continued)

	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
Interest income	$7,647	$8,278	$8,813	$9,140
Interest expense	2,258	2,590	3,036	3,414
Provision for loan losses	269	329	404	387
Noninterest income	1,586	1,767	1,884	1,645
Noninterest expenses	5,093	5,298	5,272	5,137
Income before income taxes	1,613	1,828	1,985	1,847
Provision for income taxes	461	535	686	537
Net income	1,152	1,293	1,299	1,310

Earnings per share
Basic	.55	.62	.62	.62
Diluted	.54	.62	.62	.62

(Continued)	37.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), as well as Fentura Mortgage Company and West Michigan Mortgage Company, LLC for the years ended December 31, 2006, 2005 and 2004 The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 4 through 37 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone. The financial data and results of operations for West Michigan Community Bank are included only from the date of acquisition on March 15, 2004.

TABLE 1	Selected Financial Data

$ in thousands except per share data and ratios	2006	2005	2004	2003	2002

Summary of Consolidated Statements of Income:
Interest Income	$39,916	$33,878	$26,094	$18,438	$17,952
Interest Expense	16,908	11,298	8,263	5,601	5,722

Net Interest Income	23,008	22,580	17,831	12,837	12,230
Provision for Loan Losses	1,120	1,389	1,389	1,319	426

Net Interest Income after Provision	21,888	21,191	16,442	11,518	11,804
Total Other Operating Income	7,643	6,882	7,292	6,866	5,394
Total Other Operating Expense	21,986	20,800	18,176	13,276	12,253

Income Before Income Taxes	7,545	7,273	5,558	5,108	4,945
Provision for Income Taxes	2,237	2,219	1,524	1,320	1,479

Net Income	$5,308	$5,054	$4,034	$3,788	$3,466

Net Income Per Share – Basic *	$2.48	$2.41	$1.95	$1.83	$1.65
Net Income Per Share – Diluted *	$2.47	$2.40	$1.94	$1.83	$1.65

Summary of Consolidated Balance Sheets:
Assets	$622,298	$619,089	$584,890	$419,966	$340,483
Securities, including FHLB stock	105,035	116,693	131,429	126,856	63,525
Loans, including loans held for sale	453,219	440,398	395,017	254,340	229,730
Deposits	528,555	528,054	491,065	348,525	295,869
Borrowings and Other Fundings	36,552	39,765	46,602	29,057	2,624
Stockholders’ Equity	51,318	46,895	42,969	40,882	39,928

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets	11.30%	10.60%	10.20%	16.90%	14.10%
Total Capital to Risk Weighted Assets	12.50%	11.90%	11.40%	18.00%	15.20%
Tier 1 Capital to Average Assets	8.60%	8.90%	8.70%	14.00%	12.60%
Total Cash Dividends	$2,069	$1,839	$1,758	$1,966	$1,748
Book Value Per Share *	$24.08	$22.07	$20.67	$19.74	$19.16
Cash Dividends Paid Per Share *	$0.94	$0.88	$0.84	$0.76	$0.84
Period End Market Price Per Share *	$32.75	$29.77	$33.41	$28.59	$28.72
Dividend Pay-out Ratio	38.98%	36.39%	43.58%	51.90%	50.43%
Return on Average Stockholders’ Equity	10.82%	11.09%	9.72%	9.32%	8.78%
Return on Average Assets	0.85%	0.85%	0.74%	1.00%	1.10%
Net Interest Margin	4.11%	4.23%	3.70%	3.88%	4.46%
Total Equity to Assets at Period End	8.25%	7.57%	7.34%	9.73%	11.73%

*	Per Share data calculated using average shares outstanding in each period. Per share amounts and average shares outstanding have been adjusted to reflect a 10% stock dividend paid on August 4, 2006 and February 13, 2004

(Continued)	38.

RESULTS OF OPERATIONS
The Corporation achieved net income of $5,308,000 for the year of 2006, an increase of $254,000 or 5.0%. Net income increased primarily due to the expansion of the Corporation’s footprint in Southeast and Western Michigan, higher loan balances and the increases in the prime rate during 2006. Noninterest income increased in 2006 by $761,000 or 11.1% from the noninterest income in the prior year. Non-interest expense increased by $1,186,000 or 5.7%. We expect that interest rates will remain steady or possibly decrease slightly in 2007, which should have a positive impact on our operations.
Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2006, 2005, and 2004 respectively, the Corporation posted a return on average assets of 0.85%, 0.85%, and 0.74%. Return on average equity was 10.82% in 2006, 11.09% in 2005, and 9.72% in 2004. The Corporation has a very strong capital position, and provided a 9.43% increase in equity in 2006. Total assets increased $3 million in 2006, $34 million in 2005, and $165 million in 2004. Diluted earnings per share were $2.47 in 2006, $2.40 in 2005, and $1.94 in 2004 (adjusted for a 10% stock dividend paid on August 4, 2006). The large increases in the 2004 were the result of the West Michigan Community Bank acquisition in March 2004.
NET INTEREST INCOME
Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings).
A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risk. While interest rates on interest earning assets and interest bearing liabilities are subject to market forces, in general, the Corporation can exert more control over deposit costs than earning asset rates. Loan products carry either fixed rates of interest or rates tied to market indices which are determined independently. The Corporation sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits.
Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2006 and 2005. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income increased by $421,000 in 2006 or 1.8% and increased by $4,779,000 or 26.1% in 2005. The primary factors contributing to the increase in net interest income in 2006 were the increase in loan volumes and the increases in the prime rate. These increases were slightly higher than the increases in interest expenses resulting in a higher net interest income but lower net interest margin.
As indicated in Table 3, for the year ended December 31, 2006, the Corporation’s net interest margin was 4.11% compared with 4.23% and 3.70% for the same period in 2005 and 2004, respectively. The decrease in 2006 could be attributed to the flat yield curve that existed during the year, which hindered income on loans, as well as escalating funding costs. The increase in 2005 was due to higher earning asset yields resulting from prime rate increases during the year, these were offset with measured increases in the deposit yields.
Average earning assets increased 4.7% in 2006, 10.3% in 2005, and increased 44.6% in 2004. Average earning assets increased due to higher loan balances, the highest yielding component of earning assets, representing 79.1% of earning assets in 2006, compared to 77.4% in 2005 and 72.9% in 2004. Average interest bearing liabilities increased 5.5% in 2006, 9.0% in 2005, and 52.1% in 2004. Non-interest bearing deposits amounted to 13.5% of average earning assets in 2006 compared with 14.9% in 2005 and 14.8% in 2004.

TABLE 2
Changes in Net Interest Income
Due to Changes in Average Volume
and Interest Rates
Years Ended December 31,

		INCREASE			INCREASE
		(DECREASE)			(DECREASE)
		2006			2005
		DUE			DUE
	TO:			TO:
		YIELD/			YIELD/
(000’s omitted)	VOL	RATE	TOTAL	VOL	RATE	TOTAL

TAXABLE SECURITIES	$(226)	$448	$222	$(412)	$609	$197
TAX-EXEMPT SECURITIES	(127)	150	23	624	(551)	73
FEDERAL FUNDS SOLD	215	124	339	(71)	101	30

TOTAL LOANS	2,178	3,299	5,477	3,744	3,678	7,422
LOANS HELD FOR SALE	(37)	7	(30)	75	17	92

TOTAL EARNING ASSETS	2,003	4,028	6,031	3,960	3,854	7,814

INTEREST BEARING DEMAND DEPOSITS	(121)	828	707	33	461	494
SAVINGS DEPOSITS	(284)	141	(143)	(370)	(522)	(892)
TIME CDs $100,000 AND OVER	1,748	1,447	3,195	1,372	420	1,792
OTHER TIME DEPOSITS	685	909	1,594	230	762	992
OTHER BORROWINGS	(333)	590	257	203	446	649

TOTAL INTEREST BEARING LIABILITIES	1,695	3,915	5,610	1,468	1,567	3,035

NET INTEREST INCOME	$308	$113	$421	$2,492	$2,287	$4,779

TABLE 3

	Summary of Net Interest Income
	Years Ended December 31,
	2006			2005			2004
	AVG			AVG			AVG
(000’s omitted)	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD

ASSETS
Securities:
U.S. Treasury and Government Agencies	$84,099	$3,348	3.98%	$91,280	$3,141	3.44%	$106,512	$2,916	2.74%
State and Political (1)	21,376	1,226	5.73%	23,892	1,203	5.04%	15,354	1,130	7.36%
Other	4,304	124	2.88%	3,733	109	2.89%	3,053	137	4.49%

Total Securities	109,779	4,698	4.28%	118,905	4,453	3.74%	124,919	4,183	3.35%
Fed Funds Sold	10,045	503	5.01%	4,347	164	3.77%	9,308	134	1.44%
Loans:
Commercial	343,702	26,820	7.80%	307,746	21,527	7.00%	259,016	15,632	6.04%
Tax Free (1)	4,217	271	6.43%	4,844	308	6.35%	4,708	297	6.31%
Real Estate-Mortgage	36,330	2,638	7.26%	36,409	2,690	7.39%	26,198	1,801	6.87%
Consumer	66,526	5,382	8.09%	72,064	5,109	7.09%	70,408	4,482	6.37%

Total loans	450,775	35,111	7.79%	421,063	29,634	7.04%	360,330	22,212	6.16%
Allowance for Loan Loss	(6,632)			(5,975)			(4,779)
Net Loans	444,143	35,111	7.91%	415,088	29,634	7.14%	355,551	22,212	6.16%

Loans Held for Sale	1,626	112	6.89%	2,215	142	6.41%	884	50	5.66%

TOTAL EARNING ASSETS	572,225	40,424	7.06%	546,530	34,393	6.29%	495,441	26,579	5.36%

Cash Due from Banks	18,155			20,067			24,249
All Other Assets	39,663			36,823			31,990

TOTAL ASSETS	$623,411			$597,445			$546,901

LIABILITIES & SHAREHOLDERS’ EQUITY:

Deposits:
Interest bearing – DDA	$103,356	$2,395	2.32%	$111,670	$1,688	1.51%	$108,704	$1,194	1.10%
Savings Deposits	99,339	1,252	1.26%	125,031	1,395	1.12%	149,099	2,287	1.53%
Time CD’s $100,000 and Over	130,860	6,215	4.75%	83,120	3,020	3.63%	39,260	1,228	3.13%
Other Time CD’s	120,427	4,881	4.05%	99,928	3,287	3.29%	90,855	2,295	3.08%

Total Interest Bearing Deposits	453,982	14,743	3.25%	419,749	9,390	2.24%	387,918	7,004	1.81%
Other Borrowings	39,268	2,165	5.51%	47,697	1,908	4.00%	41,082	1,259	3.06%

INTEREST BEARING LIABILITIES	493,250	16,908	3.43%	467,446	11,298	2.42%	429,000	8,263	1.93%

Non-interest bearing — DDA	77,256			81,471			73,553
All Other Liabilities	3,832			2,935			2,618
Shareholders Equity	49,073			45,593			41,730

TOTAL LIABILITIES and S/H
EQUITY	$623,411			$597,445			$546,901

Net Interest Rate Spread			3.64%			3.88%			3.44%
Impact of Non-Interest Bearing Funds on Margin			0.47%			0.35%			0.26%

Net Interest Income/Margin		$23,516	4.11%		$23,095	4.23%		$18,316	3.70%

(1)	– Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2006, the allowance for loan losses was $6,692,000 or 1.48% of total loans. This compares with $6,301,000 or 1.43% at December 31, 2005 and $5,501,000, or 1.40%, at December 31, 2004. Management believes that the allowance for loan losses is appropriate given identified risk in the loan portfolio based on asset quality.
The provision for loan losses was $1,120,000 in 2006 and $1,389,000 and $1,389,000 in 2005 and 2004, respectively, with $457,000 of the 2004 provision attributable to West Michigan Community Bank. Provision for 2006 declined from the 2005 level by $269,000. The amount of provision taken for the year is a direct output of the calculation of loan loss adequacy. The Banks review loan loss adequacy on a quarterly basis. The decline for the year was due to loan breakout of specific allocations and general allocations in loan loss adequacy computation. The provision was also impacted by approximately $32,000,000 less in loan growth year to year, offset by increased net charge-off of about $140,000. The 2005 provision level reflects continued loan growth in the subsidiary banks coupled with a slight increase in nonperforming assets and higher net charge-offs. The provision for loan losses was consistent in 2005 with 2004, due to growth in the loan portfolios and slight increases in restructured loans.
Table 4 summarizes loan losses and recoveries from 2002 through 2006. During 2006, the Corporation experienced net charge-offs of $729,000, compared with net charge-offs of $589,000 and $461,000 in 2005 and 2004, respectively. The year to year increase in charge offs was due to an increase in commercial loan charge-offs by $149,000 year to year and a decrease in total recoveries of $28,000. The net charge-off ratio is the difference of charge-off loans minus the recoveries from loans divided by average gross loans. Accordingly, the net charge-off ratio for 2006 was 0.16% compared to 0.14% and 0.12% at the end of 2005 and 2004, respectively. The net charge-off ratio increased in 2006 due to higher charge offs in the commercial portfolio.
The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation’s loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. Employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Management does not expect the level of the allowance for loan losses as a percentage of gross loans to change significantly in 2007. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.

TABLE 4
Analysis of the Allowance for Loan Losses

	Years Ended December 31,
(000’s omitted)	2006	2005	2004	2003	2002

Balance Beginning of Period	$6,301	$5,501	$3,414	$3,184	$3,125

Charge-offs:
Commercial, Financial and Agricultural	(554)	(405)	(365)	(940)	(329)
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	0	0	(7)
Installment Loans to Individuals	(323)	(360)	(306)	(455)	(510)

Total Charge-offs	(877)	(765)	(671)	(1,395)	(846)

Recoveries:
Commercial and Financial	51	70	38	168	344
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	0	0	0	0	0
Installment Loans to Individuals	97	106	172	138	135

Total Recoveries	148	176	210	306	479

Net Charge-offs	(729)	(589)	(461)	(1,089)	(367)

Provision	1,120	1,389	1,389	1,319	426

Addition from WMCB acquisition	0	0	1,159	0	0

Balance at End of Period	$6,692	$6,301	$5,501	$3,414	$3,184

Ratio of Net Charge-Offs During the Period	0.16%	0.14%	0.12%	0.43%	0.16%
NON-INTEREST INCOME
Non-interest income was $7,643,000 in 2006, $6,882,000 and $7,292,000 in 2005 and 2004, respectively. These amounts represent an increase of 11.1% in 2006 compared to 2005, and a decrease of 5.6% in 2005 compared to 2004.
The most significant category of non-interest income is service charges on deposit accounts. These fees were $3,708,000 in 2006, compared to $3,445,000 and $3,609,000 in 2005 and 2004, respectively. This was an increase of $263,000 or 7.6% in 2006 and decrease of $293,000 or 4.5% in 2005. The increase in 2006 was due to an increase in NSF and overdraft privilege fees. The decrease between 2005 and 2004 was due to a decline in NSF and overdraft privilege fees.
Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $615,000 in 2006, $842,000 in 2005, and $510,000 in 2004. The decrease of 27.0% in 2006 is due to a stagnant to declining mortgage market. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis.
Trust and investment income increased $397,000 or 34.3% in 2006 to $1,554,000 compared with $1,157,000 in 2005 and $1,042,000 in 2004. The 34.3% increase is due to favorable changes in the market value of trust and investment assets as well as substantial growth in financial planning and brokerage assets. The increase in trust and investment income from 2004 to 2005 was partially due to a full year of West Michigan Community Bank’s trust and investment income.
In 2006, the Corporation recognized security losses of $2,000. In 2005, the Corporation recognized security losses of $149,000, which losses were incurred in order to reposition the security portfolio into higher yielding securities. In 2004, the Corporation did not recognize any securities gains.

In 2004, the Corporation recognized a gain on the sale of the credit card portfolio and the sale of some SBA loans, which totaled $464,000. The Corporation sold the credit card portfolio due to potential fraud risk in the future and sold the SBA loans due to processing issues with the loans.
Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $1,768,000 in 2006 compared to $1,587,000 and $1,508,000 in 2005 and 2004, respectively. Other income increased 11.4%, due to an increase in merchant fee income, debit card income, official check commission, cash surrender value of bank owned life insurance and servicing income from non-corporate affiliates. The Corporation also recognized a loss of $21,000 on sale of Real Estate Owned. The increase of 5.2%, between 2005 and 2004, is due to a full year of other income from West Michigan Community Bank and an increase in ATM and debit card income.
NON-INTEREST EXPENSE
Total non-interest expense was $21,986,000 in 2006 compared to $20,800,000 in 2005 and $18,176,000 in 2004. This was an increase of 5.7% in 2006 and 14.4% in 2005.
Salaries and employee benefits, the Corporation’s largest operating expense category, were $12,738,000 in 2006, compared with $11,983,000 in 2005 and $9,956,000 in 2004. A portion of the increase between 2006 and 2005 was due to the opening of a new branch in Grand Blanc, along with annual salary increases and increases in health care expenses. The increase between 2005 and 2004 was primarily due to a full year of salaries for West Michigan Community Bank and bonus payouts for bank performance for employees during 2005.
Occupancy expenses associated with the Corporation’s facilities were $1,858,000 in 2006 compared to $1,673,000 in 2005 and $1,633,000 in 2004. In 2006, this was an increase of 11.1% and in 2005 an increase of 2.4%. The increase in 2006 was due to the opening of the Grand Blanc office and increases in lease expense at several branch locations. The slight increase in 2005 was due to a full year of occupancy expenses for West Michigan Community Bank and occupancy expenses of the three recently opened branches in 2004.
In 2006, equipment expenses were $2,140,000 compared to $2,080,000 in 2005 and $2,153,000 in 2004. These result in an increase of 2.9% in 2006 compared to a decrease of 3.4% in 2005. The increase in 2006 was due to the opening of a new branch office in Grand Blanc. The decrease in 2005 was due to a reduction in equipment maintenance on the mainframe computer. The Corporation purchased a new mainframe computer in early 2005, which will be amortized over three years.
Loan and collection expenses were $320,000 in 2006 compared to $388,000 in 2005 and $289,000 in 2004. There was a decrease of 17.5% comparing 2006 with 2005. The decrease can be attributed to management’s increased monitoring of troubled credits and taking action sooner. The increase of 34.3% for 2005 was due to an increase in ORE expenses.
Advertising expenses were $624,000 in 2006 compared to $627,000 in 2005 and $499,000 in 2004. Advertising expenses had a minor decline between 2006 and 2005. The Corporation continues to remain focused on advertising in all of its markets to continue growth. The increase of 25.7% in 2005 was due to more focused advertising efforts in all markets and a full year of advertising expenses for West Michigan Community Bank.
Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,066,000 in 2006 compared to $949,000 in 2005 and $1,031,000 in 2004. The increase of 12.3% was comprised of increases in legal fees, audit and exam fees. The decrease of 8.0% in 2005 was due to lower legal and consulting fees.

Other general and administrative expenses were $3,620,000 in 2006 compared to $2,722,000 and $2,266,000 in 2004. The increase of 33.0% in 2006 was due to increases in communication costs, business development and other losses. In 2005, an increase of 20.1% was due to education and development of our staff, business development and a full year of West Michigan Community Bank expenses.
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
The Corporation’s total assets averaged $623 million for 2006 exceeding the 2005 average of $597 million by $26 million or 4.3%. Average loans comprised 72.3% of total average assets during 2006 compared to 70.5% in 2005. Loans grew $29.7 million on average, with commercial loans leading the advance by $36.0 million or 11.7%. The ratio of average non-interest bearing deposits to total deposits was 14.5% in 2006 compared to 16.3% in 2005. Interest bearing deposits comprised 92.0% of total average interest bearing liabilities during 2006, down from 89.8% during 2005. The Corporation’s year-end total assets were $622 million for 2006 up from $619 million in 2005. The increase was due to continued loan demand in 2006.
SECURITIES PORTFOLIO
Securities totaled $103,003,000 at December 31, 2006 compared to $114,393,000 at December 31, 2005. This was a decrease of $11,390,000 or 10.0%. At December 31, 2006 these securities comprised 19.2% of earning assets, down from 21.8% at December 31, 2005. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage backed securities, which are classified as held to maturity. Increases in loan balances from new loan growth in 2006 exceeded the amount of deposit growth. The decrease in securities in 2006 funded the loan growth, along with $501,000 in deposit growth. Thus, federal funds sold were nearly flat from year to year. Fed funds sold were $9,500,000 at December 31, 2006 compared with $9,750,000 at December 31, 2005.
The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2006, the estimated aggregate fair value of the Corporation’s securities portfolio was $1,529,000 below amortized cost. At December 31, 2006, gross unrealized gains were $352,000 and gross unrealized losses were $1,881,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Note 3 to the Consolidated Financial Statements.

TABLE 5
Analysis and Maturities of Securities

	Amortized	Fair
(000’s omitted)	Cost	Value	Yield (1)

AVAILABLE FOR SALE
U.S. Agencies
One year or less	$2,975	$2,965	3.42%
Over one through five years	14,382	14,010	3.63%
Over five through ten years	1,630	1,593	4.50%
Over ten years	2,544	2,417	3.75%

Total	21,531	20,985
Mortgage-Backed One year or less	$1	$1	8.25%
Over one through five years	21,308	20,691	3.89%
Over five through ten years	5,546	5,382	4.45%
Over ten years	32,785	32,425	4.44%

Total	59,640	58,499
State and Political One year or less	$1,725	$1,722	4.96%
Over one through five years	1,271	1,263	4.20%
Over five through ten years	885	872	7.67%
Over ten years	5,380	5,454	6.51%

Total	9,261	9,311
Equity Securities	$2,123	$2,309
HELD TO MATURITY
Mortgage-Backed One year or less	$0	$0	0.00%
Over one through five years	1	1	7.50%
Over five through ten years	8	8	9.08%
Over ten years	0	0	0.00%

Total	9	9
State and Political One year or less	$3,061	$3,053	6.12%
Over one through five years	4,912	4,867	6.07%
Over five through ten years	2,903	2,866	6.41%
Over ten years	1,014	1,026	6.33%

Total	11,890	11,812

Total Securities	$104,454	$102,925

(1)	Tax equivalent yield

LOAN PORTFOLIO
The Corporation extends credit primarily within in its local markets in Genesee, Oakland, Livingston, Kent and Ottawa counties. The Corporation’s commercial loan portfolio is widely diversified with no concentration within a single industry that exceeds 10% of total loans. The Corporation’s loan portfolio balances are summarized in Table 6.
Total loans increased $11,637,000 for the year ended December 31, 2006, with total loans comprising 78.8% of earning assets as compared to 77.0% of December 31, 2005 earning assets. There were many economic challenges in the State of Michigan in 2006. Continued declines in the automotive industry contributed to steepening unemployment rates and a declining population. Even with these burdening challenges, the Corporation continued some commercial loan growth. In 2006, commercial loans increased $17,904,000 to $272,402,000 or 7.0%. Also, real estate construction and mortgage loans increased $1,781,000 or 1.6% in 2006. Consumer loans decreased $8,048,000 or 11.4% in 2006. In 2005, commercial loans increased approximately $25,486,000 to $254,498,000 or 11.1%. Additionally, real estate construction and development loans increased $15,108,000 or 24.7% to $76,386,000 at December 31, 2005. Consumer loans increased $410,000 or 0.58% in 2005.
Management expects the economy to support continued growth and development in 2007 and will aggressively seek out new loan opportunities while continuing its efforts to maintain sound credit quality.
TABLE 6
Loan Portfolio

December 31,
(000’s omitted)	2006	2005	2004	2003	2002

Commercial	$272,402	$254,498	$229,012	$146,450	$129,562
Real estate – construction	78,927	76,386	61,278	32,913	27,032
Real estate – mortgage	36,867	37,627	32,705	18,335	11,944
Consumer	62,797	70,845	70,435	55,547	55,683

Total	$450,993	$439,356	$393,430	$253,245	$224,221

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that the majority of the loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan and Kent and Ottawa counties in western Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the areas.
TABLE 7
Maturities of the Loan Portfolio by Loan Type

	Within	One-	After
December 31, 2006	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Commercial	$78,852	$176,326	$17,224	$272,402
Real estate – construction	60,311	15,471	3,145	78,927
Real estate – mortgage	9,267	10,495	17,105	36,867
Consumer	8,198	33,321	21,278	62,797

	$156,628	$235,613	$58,752	$450,993

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

	Within	One-	After
December 31, 2006	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Loans:
Fixed Rate	$48,345	$173,517	$37,949	$259,811
Variable Rate	108,283	62,096	20,803	191,182

	$156,628	$235,613	$58,752	$450,993

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
The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2006, which comprised 17.5% of total loans, totaled $78,927,000 as compared to $76,386,000 and $61,278,000 at the end of 2005 and 2004, respectively.
The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industrial and professional organizations. The Corporation believes that these portfolios are well diversified and do not present a significant risk to the Banks.
NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2002 through 2006. Non-performing assets increased at December 31, 2006 as compared to 2005. Other Real Estate Owned increased $747,000 in 2006. The composition of Other Real Estate Owned is three commercial and one residential property totaling $1,247,000. Other Real Estate in Redemption increased to $216,000 at the end of 2006 from $0 at the end of 2005. Real Estate Owned in Redemption balance is comprised of one commercial property totaling $216,000. The majority of the properties are commercial and marketability is dependent on the real estate market. Non-performing loans increased by $2,145,000 as compared to December 31, 2005. Of that total $1,963,000 was paid off on January 31, 2007 and is no longer on the books of the Corporation. The increase in other non-performing assets is the result of taking possession of a single piece of equipment during the last quarter of 2006. Non-accrual loans and loans past due over 90 days and still accruing interest increased during this period. This increase was due to two commercial credits being nonaccrual in the subsidiary banks.
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

TABLE 9
Non-Performing Assets and Past Due Loans (000’s omitted)

	December 31,
	2006	2005	2004	2003	2002

Non-Performing Loans:
Loans Past Due 90 Days or More & Still Accruing	$2,311	$80	$91	$47	$72
Non-Accrual Loans	2,354	1,476	1,102	229	512
Renegotiated Loans	437	1,401	477	1,262	0

Total Non-Performing Loans	5,102	2,957	1,670	1,538	584

Other Non-Performing Assets:
Other Real Estate	1,247	500	208	1,081	110
Other Real Estate Owned in Redemption	216	0	856	184	164
Other Non-Performing Assets	155	6	4	79	92

Total Other Non-Performing Assets	1,618	506	1,068	1,344	366

Total Non-Performing Assets	$6,720	$3,463	$2,738	$2,882	$950

Non-Performing Loans as a % of Total Loans	1.13%	0.67%	0.70%	0.61%	0.26%
Non-Performing Assets as a % of Total Loans and Other Real Estate	1.48%	0.79%	0.69%	1.13%	0.42%
Allowance for Loan Losses as a % of Non-Performing Loans	131.16%	213.09%	350.16%	221.98%	545.21%
Accruing Loans Past Due 90 Days or More to Total Loans	0.51%	0.02%	0.02%	0.20%	0.03%
Non-performing Assets as a % of Total Assets	1.08%	0.56%	0.47%	0.69%	0.28%
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
TABLE 10
Allocation of the Allowance for Loan Losses

December 31,	2006		2005		2004		2003		2002
(000’s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and construction	$5,657	77.90%	$5,339	75.31%	$4,600	73.79%	$2,624	70.83%	$2,222	69.84%
Real estate mortgage	328	8.17%	263	8.56%	312	8.31%	207	7.24%	65	5.33%
Consumer	623	13.93%	593	16.13%	508	17.90%	576	21.93%	897	24.83%
Unallocated	84		106		81		7		0

Total	$6,692	100.00%	$6,301	100.00%	$5,501	100.00%	$3,414	100.00%	$3,184	100.00%

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
At December 31, 2006, loans considered to be impaired totaled $4,762,000. Specific allowances totaling $606,000 is required for $3,397,000 in loan balances; the remaining impaired loans do not require specific reserves. The average recorded investment in impaired loans was $4,439,000 in 2006. The interest income recognized on impaired loans based on cash collections totaled $284,000 during 2006.
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
DEPOSITS
TABLE 11
Average Deposits
Years Ended December 31,

	2006		2005		2004		2003		2002
	Average		Average		Average		Average		Average
(000’s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Non-int. bearing demand	$77,256		$81,471		$73,553		$52,853		$43,908
Interest-bearing demand	103,356	2.15%	111,670	1.51%	108,704	1.10%	53,897	0.94%	42,637	0.95%
Savings	99,339	1.26%	125,031	1.12%	149,099	1.53%	117,138	1.17%	85,746	1.37%
Time	251,287	4.73%	183,048	3.45%	130,115	2.71%	102,563	3.35%	99,419	4.07%

Total	$531,238	2.89%	$501,220	1.87%	$461,471	1.52%	$326,451	1.63%	$271,710	2.07%

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 11. Total average deposits were 5.99% higher in 2006 as compared to 2005. Deposit growth was primarily in time deposit accounts, while declining averages resulted in non-interest bearing demand, interest bearing demand and savings accounts. Interest-bearing demand average deposits comprised 19.5% of total average deposits, savings average deposits comprised 18.7% of total average deposits, and time average deposits comprised 47.3% of total average deposits.

As of December 31, 2006 certificates of deposit of $100,000 or more accounted for approximately 25.9% of total deposits compared to 21.9% at December 31, 2005. The maturities of these deposits are summarized in Table 12.
TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

	December 31,
(000’s omitted)	2006	2005

Three months or less	$37,216	$44,097
Over three through six months	29,661	18,470
Over six through twelve months	16,832	24,280
Over twelve months	53,269	28,605

Total	$136,978	$115,452

Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with a carrying amount of $10.6 million at year-end 2006. These agreements are fixed rate financing arrangements that mature in 2007 ($5,000,000) and 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. These repurchase agreements were used as part of the securities leverage strategy to help enhance net interest income for the Corporation.
FEDERAL INCOME TAXES
The Corporation’s effective tax rate was 29.7% for 2006, 30.5% for 2005, and 27.4% for 2004. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investment in securities and loans, which provide income exempt from federal income tax. The increase between 2005 and 2004 is due to the federal income tax assessed on bank owned life insurance policies surrendered on former employees during 2005. Additional information relating to federal income taxes is included in Note 8 to the Consolidated Financial Statements.
LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2006, 2005, and 2004. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2006, federal funds sold represented 1.5% of total assets, compared to 1.6% at the end of 2004. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.
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
The Corporation had cash flows from financing activities resulting primarily from the inflow of demand and savings deposits and decrease of borrowings. In 2006, these deposits increased $501,000 and these borrowings decreased $3,020,000. Cash used by investing activities was $4,216,000 in 2006 compared to cash used of $35,686,000 in 2005. The change in investing activities was due to the slower loan demand in 2006 compared to 2005 and not as many securities purchases in 2006 compared with 2005.
The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:
Table 13

		Less than 1			More than
	Total	year	1-3 years	3-5 years	5 years
Time Deposits	$262,241	$174,147	$62,972	$24,825	$297
Short-term borrowings	1,500	1,500	—	—	—
FHLB advances	11,052	3,022	3,050	4,058	922
Repurchase agreements	10,000	5,000	5,000	—	—
Subordinated debt	14,000	—	14,000	—	—
Operating leases	735	268	236	231	—

Total	$299,528	$183,937	$85,258	$29,114	$1,219

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2006, the Corporation was in excess of the minimum capital and leverage requirements necessary to be considered a “well capitalized” banking company as defined by federal law.
Total shareholders’ equity rose 9.43% to $51,318,000 at December 31, 2006, compared with $46,895,000 at December 31, 2005. The Corporation’s equity to asset ratio was 8.25% at December 31, 2006, compared to 7.6% at December 31, 2005. The increase in equity in 2006 resulted from retained earnings (net income in excess of dividends). In 2006, the Corporation paid $0.94 per share in dividends, compared to $0.88 paid in 2005.
At December 31, 2006, the Corporation’s tier 1 and total risk-based capital ratios were 11.3% and 12.5%, respectively, compared with 10.6% and 11.9% in 2005. The increase in the risk-based capital ratios was largely due to growth in earnings at the Banks. The Corporation’s tier 1 leverage ratio was 8.6% at December 31, 2006 compared with 8.9% at December 31, 2005. This decrease in the leverage ratio was due to continued equity growth and the reduction in average assets.

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
The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses identified and inherent in the loan portfolio. Our evaluation of the adequacy of the allowance for loan losses is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance for loan losses represents management’s best estimate, but significant downturns in circumstances relating to loan quality or economic conditions could result in a requirement for an increased allowance for loan losses in the near future. Likewise, an upturn in loan quality or improved economic conditions may result in a decline in the required allowance for loan losses. In either instance unanticipated changes could have a significant impact on operating earnings.
The allowance for loan losses is increased through a provision charged to operating expense. Uncollectible loans are charged-off through the allowance for loan losses. Recoveries of loans previously charged-off are added to the allowance for loan losses. A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement.
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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2006, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2006 compared to 2005.
The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2006. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14

	Rate Sensitivity of Financial Instruments							Fair
(000’s omitted)	2007	2008	2009	2010	2011	Thereafter	Total	Value

Rate Sensitive Assets:
Fixed interest rate loans	$48,345	$40,490	$47,145	$43,502	$42,380	$37,949	$259,811	$251,306
Average interest rate	6.80%	6.98%	6.90%	6.80%	7.30%	6.58%
Variable interest rate loans	$108,283	$27,059	$13,817	$16,256	$4,964	20,803	$191,182	$191,129
Average interest rate	9.06%	8.13%	8.09%	8.41%	8.48%	8.07%
Fixed interest rate securities	$18,366	$9,950	$14,671	$11,368	$3,649	$17,383	$75,387	$77,617
Average interest rate	4.09%	3.90%	3.91%	4.06%	4.15%	4.72%
Variable Interest rate securities	$12,534	$10,095	$0	$3,184	$343	$1,460	$27,616	$25,308
Average interest rate	3.59%	3.96%	0%	4.15%	3.75%	4.51%
FHLB Stock	$2,032						$2,032	$2,032
Average interest rate	5.00%
Other interest bearing assets	$9,500						$9,500	$9,500
Average interest rate	5.13%

Rate Sensitive Liabilities:
Interest-bearing checking	$102,535						$102,535	$102,534
Average interest rate	2.10%
Savings	$88,893						$88,893	$88,892
Average interest rate	0.61%
Time	$174,150	$42,855	$20,117	$10,312	$14,513	$294	$262,241	$252,127
Average interest rate	4.73%	4.57%	4.71%	4.69%	5.13%	3.11%
Short term borrowings	$1,500						$1,500	$1,495
Average interest rate	1.25%
FHLB advances	$3,022	$3,024	$26	$2,028	$2,030	$922	$11,052	$11,052
Average interest rate	3.59%	4.76%	7.34%	4.60%	4.91%	7.34%
Repurchase agreements	$5,000	$5,000					$10,000	$10,000
Average interest rate	2.61%	4.02%
Subordinated debt			$12,000		$2,000		$14,000	$14,000
Average interest rate			8.75%		8.75%
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

Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2006, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.
TABLE 15

	Gap Analysis
	December 31, 2006
	Within	Three	One to	After
	Three	Months-	Five	Five
(000’s Omitted)	Months	One Year	Years	Years	Total

Federal Funds Sold	$9,500	$0	$0	$0	$9,500
Securities	16,183	14,717	53,260	18,843	103,003
Loans	50,907	105,721	235,613	58,752	450,993
Loans Held for Sale	2,226	0	0	0	2,226
FHLB Stock	2,032	0	0	0	2,032

Total Earning Assets	$80,848	$120,438	$288,873	$77,595	$567,754

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$102,535	$0	$0	$0	$102,535
Savings Deposits	88,893	0	0	0	88,893
Time Deposits Less than $100,000	27,079	63,360	34,527	297	125,263
Time Deposits Greater than $100,000	37,219	46,491	53,268	0	136,978
Short-term Borrowings	1,500	0	0	0	1,500
FHLB Advances	1,000	2,022	7,108	922	11,052
Repurchase Agreements	0	5,000	5,000	0	10,000
Subordinated Debt	0	0	14,000	0	14,000

Total Interest Bearing Liabilities	$258,226	$116,873	$113,903	$1,219	$490,221

Interest Rate Sensitivity GAP	($177,378)	$3,565	$174,970	$76,376	$77,533
Cumulative Interest Rate Sensitivity GAP	($177,378)	($173,813)	$1,157	$77,533
Interest Rate Sensitivity GAP	0.31	1.03	2.54	63.65
Cumulative Interest Rate Sensitivity GAP Ratio	0.31	0.54	1.00	1.16
As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2006. The Corporation’s gap position was negative, which indicates liability sensitivity to rate changes. In 2006 there were four increases in the Prime rate. These increases, along with growth in earning assets, contributed to the increase in interest income of $6.0 million or 17.8% over 2005. Counteractive to that growth in interest income, was the increase in deposit and borrowing interest expense. Market demand and competition minimized the Corporation’s ability to lag rate increases on deposits, therefore increasing interest expense by $5.6 million or 49.7% over 2005. Overall, net interest income only increased $428,000 or 1.9% over 2005. Liabilities, largely deposits, lagged market re-pricing due to the maturity dates on time deposits or balances not being re-priced by the same amount as assets due to competitive pressures. Interest bearing checking and savings deposits are generally lower cost of funds products compared to time deposits. For example, certain asset products re-priced upward 1.00% with the movement of national prime rates in 2006, while most of interest bearing checking and savings were at rates lower than 0.50% during the year and accordingly, had a much lesser level of re-pricing opportunity. The Corporation expects to continue to make strides in managing interest rate sensitivity.
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

FENTURA FINANCIAL, INC. COMMON STOCK
Table 16 sets forth the high and low market information for each quarter of 2004 through 2006. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2007, there were 935 shareholders of record, not including participants in the Corporation’s employee stock option program.
TABLE 16
Common Stock Data

		Market		Dividends
		Information		Paid
Years	Quarter	High	Low	Per Share

2004	First Quarter	$35.45	$28.23	$0.210
	Second Quarter	40.91	28.42	0.210
	Third Quarter	40.91	35.82	0.210
	Fourth Quarter	37.00	35.41	0.210
				$0.840

2005	First Quarter	$32.55	$30.24	$0.220
	Second Quarter	31.13	29.35	0.220
	Third Quarter	31.57	29.39	0.220
	Fourth Quarter	30.49	29.31	0.220
				$0.880

2006	First Quarter	$31.55	$29.77	$0.230
	Second Quarter	33.41	31.14	0.230
	Third Quarter	33.64	30.00	0.230
	Fourth Quarter	34.00	32.55	0.250
				$0.940

Note:	Market and dividend per share figures have been adjusted to reflect a 10% stock dividend paid on August 4, 2006.

SHAREHOLDER RETURN PERFORMANCE GRAPH
The graph compares the cumulative total shareholder return on the Corporation’s common stock for the last five years with the cumulative total return of the Midwest Quadrant Pink Bank Index, published by SNL Financial L.C., and the Nasdaq Market Index assuming a $100 investment at the end of 2000. The Nasdaq Market Index is a broad equity market index. The Midwest Quadrant Pink Bank Index is composed of 101 banks and bank holding companies located in the Midwest and whose shares primarily trade on the Over-the-Counter Bulletin Board.
Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation’s common stock, the Nasdaq Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 2001 and the reinvestment of all dividends through the period ending December 31, 2006.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA FINANCIAL, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Fentura Financial, Inc.	100.00	140.72	143.91	172.33	157.93	177.83
NASDAQ — Total US	100.00	68.76	103.67	113.16	115.57	127.58
SNL Midwest OTC-BB and Pink Banks	100.00	128.26	161.90	192.90	200.83	211.50

Source: SNL Financial LC, Charlottesville, VA