Form 10-K, Exhibit 13
period 2007-12-31
FENTURA FINANCIAL INC
filed 2008-03-17
CIK 919865

Exhibit 13
Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.
FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2007 and 2006
and
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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
Fenton, Michigan
We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.

Crowe Chizek and Company LLC
Grand Rapids, Michigan
March 7, 2008

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006
(000’s omitted except share and per share data)

	2007	2006
ASSETS
Cash and due from banks	$22,734	$19,946
Federal funds sold	7,300	9,500

Total cash and cash equivalents	30,034	29,446

Securities available for sale, at fair value	71,792	91,104
Securities held to maturity (fair value 2007 - $8,714; 2006 - $11,821)	8,685	11,899

Loans held for sale	1,655	2,226
Loans, net of allowance of 2007- $8,554; 2006- $6,692	462,849	444,301

Bank premises and equipment	20,101	16,854
Accrued interest receivable	2,813	2,985
Bank owned life insurance	7,042	6,815
Goodwill	7,955	7,955
Acquisition intangibles	485	759
Federal Home Loan Bank stock	2,032	2,032
Equity Investment	3,089	0
Other assets	9,487	5,922

Total Assets	$628,019	$622,298

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits:
Non-interest-bearing deposits	$75,148	$74,886
Interest-bearing deposits	468,355	453,669

Total deposits	543,503	528,555

Short-term borrowings	649	1,500
Federal Home Loan Bank advances	11,030	11,052
Repurchase agreements	5,000	10,000
Subordinated debentures	14,000	14,000
Accrued taxes, interest and other liabilities	4,341	5,873

Total liabilities	578,523	570,980

Stockholders’ equity
Common stock — $0 par value, 5,000,000 shares authorized, shares issued and outstanding 2,163,385 – 2007; 2,152,862 – 2006	42,478	42,158
Retained earnings	7,488	10,118
Accumulated other comprehensive income (loss)	(470)	(958)

Total stockholders equity	49,496	51,318

Total liabilities and stockholders equity	$628,019	$622,298

See accompanying notes to consolidated financial statements.

2.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005
(000’s omitted except share and per share data)

	2007	2006	2005
Interest income
Loans, including fees	$34,964	$35,131	$29,670
Securities:
Taxable	3,217	3,461	3,250
Tax-exempt	722	809	794
Short-term investments	311	515	164

Total interest income	39,214	39,916	33,878

Interest expense
Deposits	16,404	14,743	9,390
Other borrowings	2,217	2,165	1,908

Total interest expense	18,621	16,908	11,298

Net interest income	20,593	23,008	22,580

Provision for loan losses	7,466	1,120	1,389

Net interest income after provision for loan losses	13,127	21,888	21,191

Non-interest income
Service charges on deposit accounts	3,421	3,708	3,445
Gain on sale of mortgage loans	402	615	842
Trust and investment services income	1,901	1,554	1,157
Gain (Loss) on sale of securities	2	(2)	(149)
Other income and fees	1,853	1,768	1,587

Total non-interest income	7,579	7,643	6,882

Non-interest expense
Salaries and employee benefits	12,183	12,738	11,983
Occupancy	2,090	1,858	1,673
Furniture and equipment	2,139	2,140	2,080
Loan and collection	753	320	388
Advertising and promotional	486	624	627
Telephone and communication services	570	538	508
Other professional services	1,143	1,066	949
Other general and administrative	2,470	2,702	2,592

Total non-interest expense	21,834	21,986	20,800

Income (loss) before taxes	(1,128)	7,545	7,273

Federal income taxes (benefit)	(661)	2,237	2,219

Net income (loss)	$(467)	$5,308	$5,054

Per share:
Earnings – basic	$(0.22)	$2.48	$2.41
Earnings – diluted	(0.22)	2.47	2.40
See accompanying notes to consolidated financial statements.

3.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2007, 2006 and 2005
(000’s omitted except share and per share data)

	2007	2006	2005
Net income (loss)	$(467)	$5,308	$5,054

Other comprehensive income:
Unrealized holding gains (losses) on available for sale securities	737	558	(1,163)
Less: reclassification adjustment for (gains) and losses later recognized in income	(2)	2	149

Net unrealized gains (losses)	739	556	(1,014)
Tax effect	(251)	(189)	344

Other comprehensive income (loss), net of tax	488	367	(670)

Comprehensive income (loss)	$(21)	$5,675	$4,384

See accompanying notes to consolidated financial statements.

4.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
Years ended December 31, 2007, 2006 and 2005
(000’s omitted except share and per share data)

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders
	Stock	Earnings	Income (Loss)	Equity

Balance, January 1, 2005	$33,110	$10,514	$(655)	$42,969

Net Income	0	5,054	0	5,054

Cash Dividends ($0.88 per share)	0	(1,839)	0	(1,839)

Issuance of shares from common stock offering (23,119 shares)	758	0	0	758

Issuance of shares under stock purchase and dividend reinvestment plans (18,715 shares)	623	0	0	623

Other comprehensive loss (net of tax)	0	0	(670)	(670)

Balance, December 31, 2005	34,491	13,729	(1,325)	46,895

Net Income	0	5,308	0	5,308

Cash Dividends ($0.94 per share)	0	(2,069)	0	(2,069)

Stock Dividend (194,978 shares)	6,850	(6,850)	0	0

Issuance of shares under stock purchase and dividend reinvestment plans (22,541 shares)	742	0	0	742

Stock compensation expense	20	0	0	20

Issuance of shares under stock option exercise (4,046 shares)	55	0	0	55

Other comprehensive loss (net of tax)	0	0	367	367

Balance, December 31, 2006	42,158	10,118	(958)	51,318

Net loss	0	(467)	0	(467)

Cash Dividends ($1.00 per share)	0	(2,163)	0	(2,163)

Issuance of shares under stock purchase and Dividend reinvestment plans (27,412 shares)	818	0	0	818

Stock repurchase (17,184 shares)	(520)	0	0	(520)

Stock compensation expense	16	0	0	16

Issuance of shares under stock option exercise (295 shares)	6	0	0	6

Other comprehensive income (net of tax)	0	0	488	488

Balance, December 31, 2007	$42,478	$7,488	$(470)	$49,496

See accompanying notes to consolidated financial statements.

5.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2007, 2006 and 2005
(000’s omitted except share and per share data)

	2007	2006	2005
OPERATING ACTIVITIES:
Net income (loss)	$(467)	$5,308	$5,054
Adjustments to reconcile net income to cash Provided by Operating Activities:
Stock compensation expense	(16)	(20)	0
Depreciation and amortization	1,863	2,008	1,560
Provision for loan losses	7,466	1,120	1,389
Loans originated for sale	(21,709)	(37,099)	(52,093)
Proceeds from the sale of loans	22,682	36,530	53,481
(Gain) Loss on sale of securities	(2)	2	149
(Gain) Loss on sale of fixed assets	(11)	0	0
Gain on sales of loans	(402)	(615)	(842)
(Gain) Loss on equity investment	199	0	0
Earnings from bank owned life insurance	(227)	(236)	282
Net (increase) decrease in interest receivable & other assets	(2,534)	(470)	213
Net increase (decrease) in interest payable & other liabilities	(1,780)	1,329	465

Total Adjustments	5,529	2,549	4,604

Net Cash Provided By (Used In) Operating Activities	5,062	7,857	9,658

Cash Flows From Investing Activities:
Proceeds from maturities of securities – HTM	1,819	5,063	8,505
Proceeds from maturities of securities – AFS	15,040	15,178	1,410
Proceeds from calls of securities – HTM	140	925	109
Proceeds from calls of securities – AFS	4,700	975	19,943
Proceeds from sales of securities – AFS	3,000	1,103	18,144
Purchases of securities – HTM	0	(3,050)	(4,701)
Purchases of securities – AFS	(1,482)	(8,568)	(30,358)
Equity investment purchase	(3,288)	0	0
Net increase in loans	(26,872)	(13,830)	(46,515)
Purchase of FHLB stock	0	(132)	0
FHLB stock buy back	0	400	0
Acquisition of premises and equipment, net	(4,779)	(3,744)	(2,223)

Net Cash Provided By (Used in) Investing Activities	(11,722)	(5,680)	(35,686)

Cash Flows From Financing Activities:
Net increase (decrease) in deposits	14,948	501	36,989
Net increase (decrease) in short term borrowings	(851)	(37)	(3,663)
Net increase (decrease) in repurchase agreements	(5,000)	0	0
Issuance of subordinated debt	0	0	2,000
Proceeds from FHLB advances	9,000	4,000	57,400
Repayments of FHLB advances	(9,022)	(7,020)	(62,418)
Proceeds from stock offering	0	0	758
Net proceeds from stock issuance and repurchase	336	817	623
Cash dividends	(2,163)	(2,069)	(1,839)

Net Cash Provided By (Used In) Financing Activities	7,248	(3,808)	29,850

NET INCREASE IN CASH AND CASH EQUIVALENTS	588	(1,631)	3,822
CASH AND CASH EQUIVALENTS – BEGINNING	29,446	31,077	27,255

CASH AND CASH EQUIVALENTS – ENDING	$30,034	$29,446	$31,077

CASH PAID FOR:
Interest	$18,964	$16,341	$10,933
Income taxes	$(418)	$1,781	$2,935
NONCASH DISCLOSURES:
Transfers from loans to other real estate	$858	$1,567	$564
See accompanying notes to consolidated financial statements.

6.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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
The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eleven community banking offices in Genesee, Livingston, and Oakland Counties in southeastern Michigan and four community banking offices in Ottawa and Kent Counties in west Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and the fair values of securities and other financial instruments are particularly subject to change.
Cash Flows: Cash and cash equivalents, includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and short-term borrowings.
(Continued)

7.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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
Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: the length of time and extent the fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Corporation’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.
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
December 31, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.
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
Equity Investment: The Corporation made an investment in 2007 of 24.99% ownership in Valley Capital Bank headquartered in Mesa, Arizona. This investment is recorded utilizing the equity method of accounting. Gains or losses on the investment are recorded through the income statement and the balance sheet value of this investment is adjusted for the gains or losses resulting from the equity method of accounting.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Bank Owned Life Insurance: The Banks have purchased life insurance policies on certain key executives. Upon adoption of EITF 06-5, which is discussed further below, Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement. Prior to adoption of EITF 06-5, the Banks recorded owned life insurance at its cash surrender value.
     In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance — Determining the Amount That Could Be Realized in Accordance with FASB
(Continued)

9.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance){Issue}. This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Banks’ ability to surrender a policy. The adoption of EITF 06-5 on January 1, 2007 had no impact on the Corporation’s financial condition or results of operation.
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

10.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Stock Based Compensation: Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Corporation has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $19,800, a reduction in net income of $13,900 and a decrease in basic and diluted earnings per share of $0.01. For 2007, stock-based employee compensation costs resulted in a reduction of income before income taxes of $15,780, a reduction of net income of $11,050 and a decrease in basic and diluted earnings per share of $0.01.
Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the year ending December 31, 2005 as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.
The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the year ending December 31, 2005
(in thousands, except per share data, adjusted for the 10% stock dividend on August 4, 2006):

2005
Net income
As reported	$5,054
Deduct: Stock-based compensation expense determined under a fair value based system	(8)

Proforma	$5,046

Basic net income per share
As reported	$2.41
Proforma	2.41
Diluted net income per share
As reported	$2.40
Proforma	2.40
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
The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Corporation’s financial statements.
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.
(Continued)

11.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Comprehensive Income: Comprehensive income consists of net income (loss) and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $753,000 and $872,000 was required to meet regulatory reserve and clearing requirements at year-end 2007 and 2006 respectively. These balances do not earn interest.
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
(Continued)

12.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Effect of Newly Issued But Not Yet Effective Accounting Standards:
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective on January 1, 2008. The impact of adoption on January 1, 2008 was not material.
In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The new standard is effective for the Corporation on January 1, 2008. The Corporation did not elect the fair value option for any financial assets or financial liabilities as of January 1, 2008.
In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective on January 1, 2008. The impact of adoption was not material.
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters in 2008. The Corporation does not expect the impact of this standard to be material.
(Continued)

13.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 2 — EARNINGS PER SHARE
The factors in the earnings per share computation follow (adjusted for 10% stock dividend paid on August 4, 2006).

$ in thousands except per share data	2007	2006	2005
Basic
Net income (loss)	$(467)	$5,308	$5,054

Weighted average common shares outstanding	2,159,586	2,141,388	2,096,002

Basic earnings per common share	$(0.22)	$2.48	$2.41

Diluted
Net income (loss)	$(467)	$5,308	$5,054
Weighted average common shares outstanding for basic earnings per common share	2,159,586	2,141,388	2,096,002
Add: Dilutive effects of assumed exercises of stock options	0	4,674	6,434

Average shares and dilutive potential common shares	2,159,586	2,146,062	2,102,436

Diluted earnings per common share	$(0.22)	$2.47	$2.40

Stock options for 24,447, 14,255 and 16,264 shares of common stock were not considered in computing diluted earnings per common share for 2007, 2006 and 2005 respectively, because they were antidilutive.
(Continued)

14.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 3 — SECURITIES
Year-end securities were as follows (in thousands):
Available for Sale

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses
2007
U.S. Government and federal agency	$21,152	$41	$(37)
Mortgage-backed	40,562	140	(662)
State and municipal	6,823	25	(61)
Equity securities	3,255	47	(207)

	$71,792	$253	$(967)

2006
U.S. Government and federal agency	$20,985	$0	$(546)
Mortgage-backed	58,499	48	(1,189)
State and municipal	9,311	77	(27)
Equity securities	2,309	191	(5)

	$91,104	$316	$(1,767)

Held to Maturity

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
2007
Mortgage-backed	$6	$0	$0	$6
State and municipal	8,679	61	(32)	8,708

	$8,685	$61	$(32)	$8,714

2006
Mortgage-backed	$9	$0	$0	$9
State and municipal	11,890	36	(114)	11,812

	$11,899	$36	$(114)	$11,821

Sales of available for sale securities were as follows (in thousands):

	2007	2006	2005
Proceeds	$3,000	$1,103	$18,144
Gross gains	2	0	18
Gross losses	0	(2)	(167)
(Continued)

15.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 3 — SECURITIES (Continued)
Contractual maturities of securities at year-end 2007 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, and equity securities are shown separately (in thousands).

	Held to Maturity		Available for Sale
	Amortized	Fair	Fair
	Cost	Value	Value
Due in one year or less	$1,471	$1,472	$6,259
Due from one to five years	3,728	3,747	13,016
Due from five to ten years	2,860	2,866	5,508
Due after ten years	620	623	3,192
Mortgage-backed securities	6	6	40,562
Equity securities	0	0	3,255

	$8,685	$8,714	$71,792

Securities pledged at year-end 2007 and 2006 had a carrying amount of $33,380,000 and $38,775,000 and were pledged to secure public deposits and repurchase agreements.
At year-end 2007 and 2006, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities with unrealized losses at year-end 2007, 2006 and 2005, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2007	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Government & federal agency	$5,985	$(15)	$6,978	$(22)	$12,963	$(37)
State & municipal	509	(2)	5,601	(91)	6,110	(93)
Mortgage-backed	27,849	(662)	0	0	27,849	(662)
Equity securities	1,034	(192)	18	(15)	1,052	(207)

Total temporarily impaired	$35,377	$(871)	$12,597	$(128)	$47,974	$(999)

2006	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Government & federal agency	$2,964	$(11)	$18,020	$(535)	$20,984	$(546)
State & municipal	2,807	(14)	6,863	(127)	9,670	(141)
Mortgage-backed	52,981	(1,189)	0	0	52,981	(1,189)
Equity securities	0	0	24	(5)	24	(5)

Total temporarily impaired	$58,752	$(1,214)	$24,907	$(667)	$83,659	$(1,881)

(Continued)

16.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 3 — SECURITIES (Continued)
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
Unrealized losses have not been recognized into income because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds approach their maturity date or if market rates decline prior to maturity. With respect to equity securities, management believes that the unrealized losses on these instruments are temporary. This is due to the nature of the companies invested in being primarily DeNovo banks which are expected to have net losses during their first few years of operation. Management works directly with these institutions and, is kept abreast of their financial status on a regular basis in some cases participating in their Board meetings. Management anticipates that each of these institutions will improve their performance in the near future and their market value will improve.
NOTE 4 — LOANS
Major categories of loans at December 31, are as follows (in thousands):

	2007	2006
Commercial	$318,555	$272,402
Real estate — construction	54,892	78,927
Real estate — mortgage	39,817	36,867
Consumer	58,139	62,797

	471,403	450,993
Less allowance for loan losses	8,554	6,692

	$462,849	$444,301

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
Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Total loans to these persons at December 31, 2007 and 2006 amounted to $13,398,000 and $11,571,000 respectively. During 2007, $4,919,000 of new loans were made to these persons, repayments totaled $2,457,000. With changes of directors in 2007, an additional $635,000 of existing loans was included in the loan totals at year end.
(Continued)

17.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 4 — LOANS (Continued)
Activity in the allowance for loan losses for the years is as follows (in thousands)

	2007	2006	2005
Balance, beginning of year	$6,692	$6,301	$5,501
Provision for loan losses	7,466	1,120	1,389
Loans charged off	(5,859)	(877)	(765)
Loan recoveries	255	148	176

Balance, end of year	$8,554	$6,692	$6,301

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (in thousands):

	2007	2006
Year end loans not requiring allocation	$11,197	$1,365
Year end loans requiring allocation	18,186	3,397

	$29,383	$4,762

Amount of the allowance for loan losses allocated	$2,751	$606
Loans for which the accrual of interest has been discontinued at December 31, 2007 and 2006 amounted to $13,056,000 and $2,354,000, respectively, and are included in the impaired loans above. Loans past due, greater than 90 days and still accruing interest, amounted to $54,000 and $2,311,000 at December 31, 2007 and 2006.
Interest income recognized on impaired loans based on cash collected in total is approximately $2,120,000, $284,000 and $293,000 for the years ended December 31, 2007, 2006 and 2005, respectively. If the impaired loans had performed in accordance with their contractual terms during the year, additional interest income of $599,000, $130,000 and $113,000 would have been recorded in 2007, 2006 and 2005, respectively. The average recorded investment in impaired loans was $17,073,000, $4,439,000 and $3,655,000 during the years ended December 31, 2007, 2006 and 2005, respectively.
(Continued)

18.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 5 — PREMISES AND EQUIPMENT, NET
Bank premises and equipment is comprised of the following at December 31 (in thousands):

	2007	2006
Land and land improvements	$5,721	$5,219
Building and building improvements	16,043	12,948
Furniture and equipment	9,568	8,805
Construction in progress	1,169	776

	32,501	27,748
Less accumulated depreciation	12,400	10,894

	$20,101	$16,854

Depreciation expense was $1,543,000, $1,507,000 and $1,418,000 for 2007, 2006 and 2005, respectively.
The Corporation leases property for certain branches and ATM locations. Rent expense for 2007 was $300,000, for 2006 was $325,000 and for 2005 was $330,000. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (in thousands).

2008	$230
2009	179
2010	183
2011	156
2012	129
Thereafter	0

$877

(Continued)

19.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 6 — GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill relates to the acquisition of West Michigan Financial Corporation during 2004.
Acquired Intangible Assets
Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end:

	Gross Carrying	Accumulated
	Amounts	Amortization
Amortized intangible assets		2007	2006
Core deposit assets	$1,509	$1,037	$818
Customer relationship intangibles	216	203	148

Total	$1,725	$1,240	$966

Aggregate amortization expense was $274,000, $316,000 and $358,000 for 2007, 2006 and 2005, respectively.
Estimated amortization expense for each of the next five years:

2008	$192
2009	136
2010	94
2011 2012	52 11
The weighted average remaining amortization period for the intangible assets is 2.08 years.
(Continued)

20.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 7 — DEPOSITS
The following is a summary of deposits at December 31 (in thousands):

	2007	2006
Noninterest-bearing:
Demand	$75,148	$74,886
Interest-bearing:
Savings	86,778	88,893
Money market demand	98,362	102,535
Time, $100,000 and over	160,633	136,978
Time, $100,000 and under	122,582	125,263

	$543,503	$528,555

Brokered deposits totaled approximately $76,261,000 and $49,658,000 at December 31, 2007 and 2006. At December 31, 2007 and 2006, brokered deposits had interest rates ranging from 4.70% to 5.40% and 3.85% to 5.40%, respectively, and maturities ranging from two months to fifty-seven months.
Scheduled maturities of time deposits at December 31, were as follows (in thousands):

	2007	2006
In one year	$178,369	$174,147
In two years	36,338	42,855
In three years	26,530	20,117
In four years	21,460	10,312
In five years	20,351	14,513
Thereafter	167	297

	$283,215	$262,241

Deposits from principal officers, directors, and their affiliates at year-end December 31, 2007 and 2006 were $12,758,000 and $10,806,000.
(Continued)

21.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 8 — BORROWINGS
Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
Federal Home Loan Bank Advances
At year-end, advances from the FHLB were as follows (dollars in thousands):

	Advance
Principal Terms	Amount	Range of Maturities
December 31, 2007
Single Maturity fixed rate advances, fixed rate at rates from 4.55%-7.34%, averaging 5.02%	$11,030	January 2008 to May 2016

December 31, 2006
Single Maturity fixed rate advances fixed rate at rates from 3.21%-7.34%, averaging 5.13%	$11,052	January 2007 to May 2016

Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $21,615,000 and $24,024,000 and first mortgage loans totaling $12,111,000 and $10,624,000 under a blanket lien arrangement at December 31, 2007 and 2006.
Maturities over the next five years are (dollars in thousands):

2008	$6,024
2009	26
2010	2,028
2011	2,030
2012	33
Thereafter	889

$11,030
(Continued)

22.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 8 — BORROWINGS (Continued)
Repurchase Agreements
Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with carrying amounts of $9.7 million and $10.9 million at year-end 2007 and 2006.
These agreements are fixed rate financing arrangements that, at year-end 2007, mature 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. Information concerning repurchase agreements is summarized as follows (in thousands):

	2007	2006
Average daily balance during the year	$7,356	$10,000
Average interest rate during the year	3.11%	3.32%
Maximum month-end balance during the year	$10,000	$10,000
Weighted average interest rate at year-end	2.61%	3.32%
Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2007 is 8.69%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
A trust formed by the Corporation issued $2,000,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2007 is 7.09%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.
(Continued)

23.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 9 — INCOME TAXES
The provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31 consists of the following (in thousands):

	2007	2006	2005
Current expense	$434	$2,552	$2,704
Deferred (benefit) expense	(1,095)	(315)	(485)

	$(661)	$2,237	$2,219

Income tax expense (benefit) was less than the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The reasons for the difference are as follows (in thousands):

	2007	2006	2005
Income tax at statutory rate	$(384)	$2,565	$2,473
Tax exempt interest	(242)	(284)	(307)
Other	(35)	(44)	53

	$(661)	$2,237	$2,219

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities (in thousands):

	2007	2006
Deferred tax assets
Allowance for loan losses	$2,909	$2,117
Unrealized loss on securities available for sale	244	493
Compensation	416	404
Non-accrual Interest	216	79
Other	176	53

	3,961	3,146
Deferred tax liabilities
Depreciation	(367)	(309)
Purchase accounting adjustments	(397)	(502)
Other	(125)	(109)

	(889)	(920)

	$3,072	$2,226

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has determined that no valuation allowance is required at December 31, 2007 or 2006.
(Continued)

24.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 10 — BENEFIT PLANS
The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. The contribution to the Plan in 2007, 2006 and 2005 was $25,000, $40,000 and $50,000, respectively.
The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2007, 2006 and 2005 was $313,000, $292,000 and $242,000, respectively.
The Corporation has entered into Supplemental Executive Retirement Agreements (SERP Agreements) with certain executives. The SERP Agreements are designed to encourage executives to remain long term employees of the Corporation, and to provide specified benefits to certain key executives who contribute materially to the continued growth, development and future business success of the Corporation. The retirement benefits are an unsecured obligation of the Corporation. The Corporation has purchased certain prepaid life insurance policies and expects to apply investment earnings on the policies to pay for all or a portion of the annual costs for the SERP Agreements. The Corporation and the Affiliate Banks have established other Non-Qualified Deferred Compensation arrangements for employees not covered under the SERP. The arrangements are designed to encourage certain officers to remain long term employees of the Corporation and the Affiliate Banks, and to provide the officers with supplemental retirement income. At year end 2007 and 2006, accumulated liability for these plans totaled $1,168,940 and $1,233,128. The Corporation’s contributions to the plans in 2007, 2006 and 2005 were $119,512, $124,339 and $61,408.
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
The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the number of shares issued are at the sole discretion of the Board of Directors, with no shares granted as of December 31, 2007.
(Continued)

25.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 11 — STOCK PURCHASE AND OPTION PLANS (Continued)
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
The following summarizes shares issued under the various plans:

	2007	2006	2005
Automatic dividend reinvestment plan	13,418	13,337	11,586
Director stock purchase & retainer stock	10,754	7,892	6,384
Stock options	295	5,525	0
Other issuance of stock	3,240	2,890	2,616

	27,707	29,644	20,586

Stock Option Plans
The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. No options have been granted in 2007. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time. The Corporation did repurchase 977 shares of stock due to a director exercising options and opted for cashless entries in 2006. The Corporation did repurchase 17,184 shares as part of the Stock Repurchase Plan in 2007.
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
(Continued)

26.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 11 — STOCK PURCHASE AND OPTION PLANS (Continued)
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
The following table summarizes stock option activity :

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding at January 1, 2007	40,523	$29.68
Options exercised 2007	(295)	21.90
Options forfeited 2007	0	0

Options outstanding at December 31, 2007	40,228	$29.74	5.08	$6,470

Exercisable at December 31, 2007	35,267	$29.94	5.02	$6,441

The fair value of options granted was determined using option-pricing models, using the following weighted-average assumptions as of grant date.

2005
Risk-free interest rate	4.28%
Expected option life	6 years
Expected stock price volatility	26%
Dividend yield	3.20%
Fair value	$6.13
Information related to the stock option plan during each year follows:

(in thousands)	2007	2006
Intrinsic value of options exercised	$3	$85
Cash received from option exercises	6	55
Tax benefit realized from option exercises	0	0
As of December 31, 2007, there was $7,600 of total unrecognized compensation cost related to non-vested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1 year.
(Continued)

27.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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
Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below in thousands) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, that the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2007 and 2006, the most recent notifications from Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks’ category.
The Corporation’s principal source of funds for dividend payments is dividends received from the Banks. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2008, the Corporation could, without prior approval, declare dividends of approximately $1,500,000 plus any 2008 net profits retained to the date of dividend declaration.
(Continued)

28.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 12 — REGULATORY MATTERS (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007
Total Capital
(to Risk Weighted Assets)
Consolidated	$61,993	11.6%	$42,738	8.0%	NA	NA
The State Bank	36,342	10.7	27,164	8.0	33,955	10.0
Davison State Bank	4,408	11.2	3,160	8.0	3,950	10.0
West Michigan Community Bank	15,280	10.3	11,908	8.0	14,884	10.0

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	55,370	10.4	21,369	4.0	NA	NA
The State Bank	32,087	9.4	13,582	4.0	20,373	6.0
Davison State Bank	3,908	9.9	1,580	4.0	2,370	6.0
West Michigan Community Bank	13,409	9.0	5,954	4.0	8,931	6.0

Tier 1 Capital
(to Average Assets)
Consolidated	55,370	9.0	24,573	4.0	NA	NA
The State Bank	32,087	8.3	15,403	4.0	19,253	5.0
Davison State Bank	3,908	8.0	1,945	4.0	2,432	5.0
West Michigan Community Bank	13,409	7.9	6,767	4.0	8,459	5.0
(Continued)

29.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 12 — REGULATORY MATTERS (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total Capital
(to Risk Weighted Assets)
Consolidated	$63,934	12.5%	$40,949	8.0%	NA	NA
The State Bank	35,985	11.0	26,062	8.0	32,577	10.0
Davison State Bank	4,737	11.7	3,250	8.0	4,063	10.0
West Michigan Community Bank	16,236	11.3	11,446	8.0	14,307	10.0

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	57,562	11.3	20,474	4.0	NA	NA
The State Bank	31,913	9.8	13,031	4.0	19,546	6.0
Davison State Bank	4,229	10.4	1,625	4.0	2,438	6.0
West Michigan Community Bank	14,444	10.1	5,723	4.0	8,584	6.0

Tier 1 Capital
(to Average Assets)
Consolidated	57,562	8.6	26,897	4.0	NA	NA
The State Bank	31,913	8.2	15,481	4.0	19,352	5.0
Davison State Bank	4,229	8.2	2,068	4.0	2,585	5.0
West Michigan Community Bank	14,444	8.6	6,739	4.0	8,424	5.0
(Continued)

30.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 13 — FINANCIAL INSTRUMENTS
The estimated fair values of the Corporation’s financial instruments at December 31, are as follows (in thousands):

	2007		2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$30,034	$30,034	$29,446	$29,446
Securities — available for sale	71,792	71,792	91,104	91,104
Securities — held to maturity	8,685	8,714	11,899	11,821
FHLB stock	2,032	2,032	2,032	2,032
Loans held for sale	1,655	1,655	2,226	2,231
Loans	462,849	457,693	444,301	435,743
Accrued interest receivable	2,813	2,813	2,985	2,985

Liabilities:
Deposits	$543,503	$536,969	$528,555	$521,440
Short-term borrowings	649	649	1,500	1,500
FHLB advances	11,030	10,907	11,052	11,052
Repurchase agreements	5,000	5,000	10,000	10,000
Subordinated debentures	14,000	13,934	14,000	14,000
Accrued interest payable	921	921	1,608	1,608
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
Loans
For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest receivable approximates its fair value.
(Continued)

31.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 13 — FINANCIAL INSTRUMENTS (Continued)
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
(Continued)

32.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end (in thousands):

	2007	2006
Commitments to make loans (at market rates)	$35,633	$43,414
Unused lines of credit and letters of credit	74,506	72,869
Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2007, $7,886,000 of the outstanding loan commitments had fixed interest rates ranging from 6.25% to 7.50% and maturities ranging from one year to fifteen years.
(Continued)

33.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS
December 31 (in thousands)

	2007	2006
ASSETS
Cash and cash equivalents	$842	$5,396
Securities available for sale, at market	2,738	2,309
Equity Investment	3,089	0
Other assets	63	143
Investment in subsidiaries	57,479	58,220

	$64,211	$66,068

LIABILITIES AND STOCKHOLDERS EQUITY
Other liabilities	$715	$750
Subordinated debt	14,000	14,000
Stockholders equity	49,496	51,318

	$64,211	$66,068

CONDENSED STATEMENTS OF INCOME
Years ended December 31 (in thousands)

	2007	2006	2005
Interest on securities	$0	$0	$0
Other income	(198)	1	3
Dividends from subsidiaries	2,208	6,849	2,158
Interest expense	(1,256)	(1,264)	(898)
Operating expenses	(352)	(327)	(270)
(Equity in undistributed income of subsidiaries) dividends in excess of earnings	(1,462)	(468)	3,664

Income/(loss) before income taxes	(1,060)	4,791	4,657
Federal income tax expense (benefit)	(593)	(517)	(397)

Net income (loss)	$(467)	$5,308	$5,054

(Continued)

34.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 14 — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31 (in thousands)

	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$(467)	$5,308	$5,054
Change in other assets	201	38	429
Change in other liabilities	(35)	383	(106)
(Equity in undistributed income of subsidiary) dividends in excess of earnings	1,462	468	(3,664)
Net loss of equity investment	199	0	0

Net cash from operating activities	1,360	6,197	1,713

Cash flows provided by investing activities
Equity Investment	(3,288)	0	0
Sales and maturities of securities-AFS	0	0	0
Purchases of securities-AFS	(783)	(213)	(865)
Investment in subsidiary	0	(1,000)	(500)

Net cash from investing activities	(4,071)	(1,213)	(1,365)

Cash flows used in financing activities
Issuance of subordinated debt	0	0	2,000
Net short-term borrowings	0	0	(750)
Dividends paid	(2,163)	(2,069)	(1,839)
Stock repurchase	(520)	0	0
Proceeds from stock issuance	840	817	1,381

Net cash from financing activities	(1,843)	(1,252)	792

Change in cash and cash equivalents	(4,554)	3,732	1,140

Cash and cash equivalents at beginning of year	5,396	1,664	524

Cash and cash equivalents at end of year	$842	$5,396	$1,664

(Continued)

35.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
NOTE 15 — SUMMARY OF QUARTERLY FINANCIAL DATA — UNAUDITED
The unaudited quarterly results of operations for 2007 and 2006 are as follows (in thousands except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2007
Interest income	$9,946	$9,942	$9,791	$9,535
Interest expense	4,546	4,550	4,694	4,831
Provision for loan losses	439	649	5,144	1,234
Non-interest income	1,865	2,028	1,970	1,716
Non-interest expense	5,496	5,598	5,236	5,504
Income before income taxes	1,330	1,173	(3,313)	(318)

Provision for income taxes	382	329	(1,206)	(166)

Net Income (Loss)	$948	$844	$(2,107)	$(152)

Earnings per share
Basic	0.44	0.39	(0.98)	(0.07)
Diluted	0.44	0.39	(0.98)	(0.07)
Net income for the third and fourth quarters of 2007 includes the impact of $5,144,000 ($3,395,000 after tax or $1.57 per share) and $1,234,000 ($814,000 after tax, or $0.38 per share), respectively, of charges against earnings for additional provisions for loan losses primarily to address risks associated with loans to residential developers.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2006
Interest income	$9,614	$9,979	$10,212	$10,111
Interest expense	3,748	4,134	4,510	4,516
Provision for loan losses	400	240	240	240
Non-interest income	1,797	1,888	1,940	2,018
Non-interest expense	5,569	5,713	5,503	5,201
Income before income taxes	1,694	1,780	1,899	2,172

Provision for income taxes	487	522	563	665

Net Income	$1,207	$1,258	$1,336	$1,507

Earnings per share
Basic	.57	.59	.62	.70
Diluted	.56	.59	.62	.70
(Continued)

36.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), as well as Fentura Mortgage Company and West Michigan Mortgage Company, LLC for the years ended December 31, 2007, 2006 and 2005. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 4 through 36 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone. The financial data and results of operations for West Michigan Community Bank are included only from the date of acquisition on March 15, 2004.
TABLE 1
Selected Financial Data

$ in thousands except per share data and ratios	2007	2006	2005	2004	2003

Summary of Consolidated Statements of Income:
Interest Income	$39,214	$39,916	$33,878	$26,094	$18,438
Interest Expense	18,621	16,908	11,298	8,263	5,601

Net Interest Income	20,593	23,008	22,580	17,831	12,837
Provision for Loan Losses	7,466	1,120	1,389	1,389	1,319

Net Interest Income after Provision	13,127	21,888	21,191	16,442	11,518
Total Other Operating Income	7,579	7,643	6,882	7,292	6,866
Total Other Operating Expense	21,834	21,986	20,800	18,176	13,276

Income (loss) Before Income Taxes	(1,128)	7,545	7,273	5,558	5,108
Federal Income Taxes (Benefit)	(661)	2,237	2,219	1,524	1,320

Net Income	$(467)	$5,308	$5,054	$4,034	$3,788

Earnings Per Share — Basic*	$(0.22)	$2.48	$2.41	$1.95	$1.83
Earnings Per Share — Diluted*	$(0.22)	$2.47	$2.40	$1.94	$1.83

Summary of Consolidated Balance Sheets:
Assets	$628,019	$622,298	$619,089	$584,890	$419,966
Securities, including FHLB stock	80,477	105,035	116,693	131,429	126,856
Loans, including loans held for sale	473,058	453,219	440,398	395,017	254,340
Deposits	543,503	528,555	528,054	491,065	348,525
Borrowings	30,679	36,552	39,765	46,602	29,057
Stockholders’ Equity	49,496	51,318	46,895	42,969	40,882

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets	10.40%	11.30%	10.60%	10.20%	16.90%
Total Capital to Risk Weighted Assets	11.60%	12.50%	11.90%	11.40%	18.00%
Tier 1 Capital to Average Assets	9.00%	8.60%	8.90%	8.70%	14.00%
Total Cash Dividends	$2,163	$2,069	$1,839	$1,758	$1,966
Book Value Per Share*	$22.88	$24.08	$22.07	$20.67	$19.74
Cash Dividends Paid Per Share*	$1.00	$0.94	$0.88	$0.84	$0.76
Period End Market Price Per Share*	$22.00	$32.75	$29.77	$33.41	$28.59
Dividend Pay-out Ratio	-463.17%	38.98%	36.39%	43.58%	51.90%
Return on Average Stockholders’ Equity	-0.89%	10.82%	11.09%	9.72%	9.32%
Return on Average Assets	-0.08%	0.85%	0.85%	0.74%	1.00%
Net Interest Margin	3.72%	4.11%	4.23%	3.70%	3.88%
Total Equity to Assets at Period End	7.88%	8.25%	7.57%	7.34%	9.73%

*	Per Share data calculated using average shares outstanding in each period. Per share amounts and average shares outstanding have been adjusted to reflect a 10% stock dividend paid on August 4, 2006 and February 13, 2004.

RESULTS OF OPERATIONS
The Corporation had a net loss of ($467,000) for the year of 2007, a decrease of $5,775,000 or 108.8%. Net income decreased primarily due to loan losses and provision expense in connection with the decline in the Michigan economy and the resulting need for additional loan loss provision and charge-offs. As a result of the decline, several construction and land development commercial loan borrowers became unable to repay their obligations. This will be further discussed in the section on allowance and provision for loan losses. A decrease of net-interest income in 2007 of $2,400,000, was due to loans being placed on non-accrual status as well as an increase in the cost of deposits. These contributed to the decline in net income. Non-interest income decreased in 2007 by $64,000 or 0.8% from the non-interest income in the prior year. Non-interest expense decreased by $152,000 or 0.7%. We expect that interest rates will decrease in 2008, which could have a negative impact on our operations.
Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2007, 2006, and 2005 respectively, the Corporation posted a return on average assets of (0.08%), 0.85%, and 0.85%. Return on average equity was (0.89%) in 2007, 10.82% in 2006, and 11.09% in 2005. While the Corporation maintained a strong capital position it had a decrease in equity of $1.8 million or 3.6% in 2007. Total assets increased $5.7 million in 2007, $3.2 million in 2006, and $34.2 million in 2005. Diluted earnings per share was of ($0.22) in 2007, $2.47 in 2006, and $2.40 in 2005 (adjusted for a 10% stock dividend paid on August 4, 2006).
NET INTEREST INCOME
Net interest income, the principal source of income, is the amount of interest income generated by earning assets (principally securities and loans) less interest expense paid on interest bearing liabilities (largely deposits and other borrowings).
A critical task of management is to price assets and liabilities so that the spread between the interest earned on assets and the interest paid on liabilities is maximized without unacceptable risk. While interest rates on interest earning assets and interest bearing liabilities are subject to market forces, in general, the Corporation can exert more control over deposit costs than earning asset rates. Deposit costs are somewhat limited though due to the timing of repricing of time deposits. Loan products carry either fixed rates of interest or rates tied to market indices which are determined independently. The Corporation sets its own rates on deposits, providing management with some flexibility in determining the timing and proportion of rate changes for the cost of its deposits.
Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2007 and 2006. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income decreased by $2,472,000 in 2007 or 10.5% and increased by $421,000 or 1.8% in 2006. The primary factors contributing to the decrease in net interest income in 2007 were an increase in loan volume at lower rates, caused by the decreases in the prime rate. The income from increased loan volume was reduced by increases in interest expenses, from higher costing deposits and borrowings, as a result the Corporation had a lower net interest income and lower net interest margin. Net interest income was also reduced by reversal of accrued interest income on loans that were re-classified to non-accrual status throughout the year.
As indicated in Table 3, for the year ended December 31, 2007, the Corporation’s net interest margin was 3.72% compared with 4.11% and 4.23% for the same period in 2006 and 2005, respectively. The decrease in 2007 could be attributed to declining interest income on loans due to non-performing loans and increasing deposit yields. The decrease in 2006 was due to higher earning asset yields resulting from prime rate increases during the year, these were more than offset with measured increases in the deposit yields.

Average earning assets decreased 1.1% in 2007, increased 4.7% in 2006, and increased 10.3% in 2005. Average earning assets decreased due to lower securities and fed funds sold. Loan balances, the highest yielding component of earning assets, represented 81.7% of earning assets in 2007, compared to 79.1% in 2006 and increased 77.4% in 2005. Average interest bearing liabilities decreased 0.8% in 2007, increased 5.5% in 2006, and increased 9.0% in 2005. Non-interest bearing deposits amounted to 13.3% of average earning assets in 2007 compared with 13.5% in 2006 and 14.9% in 2005.
TABLE 2
Changes in Net Interest Income
Due to Changes in Average Volume
and Interest Rates
Years Ended December 31,

	INCREASE			INCREASE
	(DECREASE)			(DECREASE)
	2007			2006
	DUE			DUE
	TO:			TO:
		YIELD/			YIELD/
(000’s omitted)	VOL	RATE	TOTAL	VOL	RATE	TOTAL

TAXABLE SECURITIES	$(372)	$125	$(247)	$(226)	$448	$222
TAX-EXEMPT SECURITIES	(210)	78	(132)	(127)	150	23
FEDERAL FUNDS SOLD	(198)	(2)	(200)	215	124	339

TOTAL LOANS	790	(968)	(178)	2,178	3,299	5,477
LOANS HELD FOR SALE	2	(4)	(2)	(37)	7	(30)

TOTAL EARNING ASSETS	12	(771)	(759)	2,003	4,028	6,031

INTEREST BEARING DEMAND DEPOSITS	(120)	83	(37)	(121)	828	707
SAVINGS DEPOSITS	(131)	69	(62)	(284)	141	(143)
TIME CDs $100,000 AND OVER	1,018	(103)	915	1,748	1,447	3,195
OTHER TIME DEPOSITS	(253)	1,098	845	685	909	1,594
OTHER BORROWINGS	(187)	239	52	(333)	590	257

TOTAL INTEREST BEARING LIABILITIES	327	1,386	1,713	1,695	3,915	5,610

NET INTEREST INCOME	$(315)	$(2,157)	$(2,472)	$308	$113	$421

TABLE 3
Summary of Net Interest Income
Years Ended December 31,

	2007			2006			2005
	AVG			AVG			AVG
(000’s omitted)	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD

ASSETS
Securities:
U.S. Treasury and Government
Agencies	$73,051	$3,120	4.27%	$84,099	$3,348	3.98%	$91,280	$3,141	3.44%
State and Political (1)	17,716	1,094	6.17%	21,376	1,226	5.73%	23,892	1,203	5.04%
Other	6,641	105	1.58%	4,304	124	2.88%	3,733	109	2.89%

Total Securities	97,408	4,319	4.43%	109,779	4,698	4.28%	118,905	4,453	3.74%
Fed Funds Sold	6,082	303	4.98%	10,045	503	5.01%	4,347	164	3.77%
Loans:
Commercial	359,262	27,276	7.59%	343,702	26,820	7.80%	307,746	21,527	7.00%
Tax Free (1)	3,552	233	6.57%	4,217	271	6.43%	4,844	308	6.35%
Real Estate-Mortgage	38,047	2,531	6.65%	36,330	2,638	7.26%	36,409	2,690	7.39%
Consumer	60,057	4,893	8.15%	66,526	5,382	8.09%	72,064	5,109	7.09%

Total loans	460,918	34,933	7.58%	450,775	35,111	7.79%	421,063	29,634	7.04%
Allowance for Loan Loss	(8,014)			(6,632)			(5,975)
Net Loans	452,904	34,933	7.71%	444,143	35,111	7.91%	415,088	29,634	7.14%

Loans Held for Sale	1,662	110	6.62%	1,626	112	6.89%	2,215	142	6.41%

TOTAL EARNING ASSETS	566,070	39,665	7.01%	572,225	40,424	7.06%	546,530	34,393	6.29%

Cash Due from Banks	17,321			18,155			20,067
All Other Assets	45,500			39,663			36,823

TOTAL ASSETS	$620,877			$623,411			$597,445

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Interest bearing — DDA	$98,172	$2,358	2.40%	$103,356	$2,395	2.32%	$111,670	$1,688	1.51%
Savings Deposits	88,943	1,190	1.34%	99,339	1,252	1.26%	125,031	1,395	1.12%
Time CD’s $100,000 and Over	152,305	7,130	4.68%	130,860	6,215	4.75%	83,120	3,020	3.63%
Other Time CD’s	114,182	5,726	5.01%	120,427	4,881	4.05%	99,928	3,287	3.29%

Total Interest Bearing Deposits	453,602	16,404	3.62%	453,982	14,743	3.25%	419,749	9,390	2.24%
Other Borrowings	35,868	2,217	6.18%	39,268	2,165	5.51%	47,697	1,908	4.00%

INTEREST BEARING LIABILITIES	489,470	18,621	3.80%	493,250	16,908	3.43%	467,446	11,298	2.42%

Non-interest bearing — DDA	75,177			77,256			81,471
All Other Liabilities	4,008			3,832			2,935
Shareholders Equity	52,222			49,073			45,593

TOTAL LIABILITIES and S/H EQUITY	$620,877			$623,411			$597,445

Net Interest Rate Spread			3.20%			3.64%			3.88%
Impact of Non-Interest Bearing Funds on Margin			0.51%			0.47%			0.35%

Net Interest Income/Margin		$21,044	3.72%		$23,516	4.11%		$23,095	4.23%

(1) — Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2007, the allowance for loan losses was $8,554,000 or 1.81% of total loans. This compares with $6,692,000 or 1.48% at December 31, 2006 and $6,301,000, or 1.43%, at December 31, 2005. Management believes that the allowance for loan losses is appropriate given identified risk in the loan portfolio based on asset quality.
The provision for loan losses was $7,466,000 in 2007 and $1,120,000 and $1,389,000 in 2006 and 2005, respectively. Provision for 2007 increased from the 2006 level by $6,346,000. The amount of provision taken for the year is a direct output of the calculation of loan loss adequacy. The Banks review loan loss adequacy on a quarterly basis. The increase for the year was due to approximately $20,410,000 in loan growth year to year, and the downgrading of a number of loans, which required additional, substantial provision be provided for them. The substantial climb in the 2007 provision for loan loss was to provide specific reserves for non-performing construction and land development loans, increased charge-offs and continuing decline in the Michigan economy. In addition, the Banks had substantial charge-offs of non-performing assets of $5,859,000 for 2007. The 2006 provision for loan losses reflected the normal course of business for that year.
In 2007, the Corporation continued commercial loan growth. Commercial loans increased $46,153,000 from 2006 year end. Real estate construction and mortgage loans decreased $21,085,000 from year end 2006. The decline in real estate construction and mortgage loans was primarily due to management efforts to reduce exposure and the diminishing demand for these types of loans given the surplus of available homes in the market. In 2007, the Corporation also recognized the need to charge-off several construction and land development loans. The construction and land development classified loans are further broken into their various stages of completion. The Corporation has $59,805,000 of these loans on the books. Of that $48,799,000 are loans still accruing interest, while $11,006,000 is no longer accruing interest. In the construction and land development portfolio, 23% of the loans are vacant land or infrastructure in process, 26% have had construction commence and the remaining 51% are completed projects. With the concentration of loans the Corporation has in construction and land development, it has elected to form a Special Asset Group to monitor this line of lending. The Special Asset Group (SAG) was also developed to act as an action group for watch credits and in the collection of credits that have already been classified as loss or doubtful. While there was a sharp rise in non-performing loans in 2007, management believes that the creation of the SAG will assist in mitigating non-performing loan impact in 2008. Additionally, with the establishment of the SAG and the nature of its focus, the Corporation expects an increase in loan and collection expenses in 2008 as this group works through troubled credits.
Table 4 summarizes loan losses and recoveries from 2003 through 2007. During 2007, the Corporation experienced net charge-offs of $5,604,000, compared with net charge-offs of $729,000 and $589,000 in 2006 and 2005, respectively. The year to year increase in charge offs was due to an increase in commercial loan charge-offs by $4,437,000 year to year. Of that, $3,816,000 was construction and land development loans. Also, consumer loan charge-offs increased by $359,000, and a mortgage charge-offs by $186,000. Total recoveries increased by $107,000 comparing 2007 with 2006. The net charge-off ratio is the difference of charged-off loans minus the recoveries from loans divided by average gross loans. Accordingly, the net charge-off ratio for 2007 was 1.19% compared to 0.16% and 0.14% at the end of 2006 and 2005, respectively. The net charge-off ratio increased in 2007 due to higher charge offs, primarily in the commercial portfolio, however other increases occurred in the mortgage and consumer loan portfolios.

The Corporation is evaluating a re-definition of certain loan grades that, if implemented, may impact the provision for loan losses in the first quarter of 2008. This change in loan grade definitions will result in some loans falling into different loan grades, and as a result, may impact the general allocation component of the allowance for loan losses. Management has not yet completed its analysis of the loan grade changes, but has concluded the impact of any such changes would not have a material impact on the calculation if it were applied at December 31, 2007.
The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation has identified a concentration level connected with construction and land development loans. Specific strategies have been developed to reduce the concentration level and limit exposure to this type of lending in the future. The Corporation’s loan portfolio has no exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. The Michigan economy, employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that may not be performing as agreed. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.
TABLE 4
Analysis of the Allowance for Loan Losses

	Years Ended December 31,
(000’s omitted)	2007	2006	2005	2004	2003

Balance Beginning of Period	$6,692	$6,301	$5,501	$3,414	$3,184

Charge-offs:
Commercial, Financial and Agricultural	(4,991)	(554)	(405)	(365)	(940)
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	(186)	0	0	0	0
Installment Loans to Individuals	(682)	(323)	(360)	(306)	(455)

Total Charge-offs	(5,859)	(877)	(765)	(671)	(1,395)

Recoveries:
Commercial and Financial	155	51	70	38	168
Real Estate-Construction	0	0	0	0	0
Real Estate-Mortgage	1	0	0	0	0
Installment Loans to Individuals	99	97	106	172	138

Total Recoveries	255	148	176	210	306

Net Charge-offs	(5,604)	(729)	(589)	(461)	(1,089)

Provision for loan losses	7,466	1,120	1,389	1,389	1,319

Addition from WMCB acquisition	0	0	0	1,159	0

Balance at End of Period	$8,554	$6,692	$6,301	$5,501	$3,414

Ratio of Net Charge-Offs During the Period	1.19%	0.16%	0.14%	0.12%	0.43%

NON-INTEREST INCOME
Non-interest income was $7,579,000 in 2007, $7,643,000 and $6,882,000 in 2006 and 2005, respectively. These amounts represent a decrease of 0.8% in 2007 compared to 2006, and an increase of 11.1% in 2006 compared to 2005.
The most significant category of non-interest income is service charges on deposit accounts. These fees were $3,421,000 in 2007, compared to $3,708,000 and $3,445,000 in 2006 and 2005, respectively. This was a decrease of $287,000 or 7.7% in 2007 and increase of $263,000 or 7.6% in 2006. The decrease in 2007 was due to a decrease in NSF and overdraft privilege fees. The increase in 2006 was due to an increase in NSF and overdraft privilege fees.
Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $402,000 in 2007, $615,000 in 2006, and $842,000 in 2005. The decrease of 34.8% in 2007 is due to a stagnant to declining mortgage market. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis. For 2008, Management anticipates gains on the sale of mortgage loans to remain steady. This is due to declining interest rates, which could provide consumers the ability to refinance their mortgage and the Corporation to collect additional fee income from the sale of such loans.
Trust and investment income increased $347,000 or 22.3% in 2007 to $1,901,000 compared with $1,554,000 in 2006 and $1,157,000 in 2005. The 22.3% increase is due to favorable changes in the market value of trust and investment assets as well as substantial growth in financial planning and brokerage assets. Management is anticipating continued growth in trust and investment income in 2008.
Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $1,853,000 in 2007 compared to $1,768,000 and $1,587,000 in 2006 and 2005, respectively. Other income increased 4.9%, due to an increase in gains on sale of fixed assets, servicing income from non-corporate affiliates and an increase in building rental income due to the buy-out of a lease. This resulted in significant one-time non-interest income of approximately $100,000.
NON-INTEREST EXPENSE
In 2007, the Corporation sought ways to be more efficient and manage overhead costs. As a result, total non-interest expense was $21,834,000 in 2007 compared to $21,986,000 in 2006 and $20,800,000 in 2005. This was a decrease of 0.7% in 2007 and an increase of 5.7% in 2006.
Salaries and employee benefits, the Corporation’s largest operating expense category, were $12,183,000 in 2007, compared with $12,738,000 in 2006 and $11,983,000 in 2005. The decrease between 2007 and 2006 was a result of limited performance payments to employees and decreases in staff. A portion of the increase between 2006 and 2005 was due to the opening of a new branch in Grand Blanc, along with annual salary increases and increases in health care expenses.
Occupancy expenses associated with the Corporation’s facilities were $2,090,000 in 2007 compared to $1,858,000 in 2006 and $1,673,000 in 2005. In 2007, this was an increase of 12.5% and in 2006 an increase of 11.1%. The increase in 2007 was due to the acquisition of a new bank building in Livingston County and the opening of a new office in Holland and their related depreciation expense, as well as increases in general utility and property tax expenses. These were partially offset by decreases in lease payment expenses with the closure of an office of West Michigan Community Bank at the end of September 2007.
In 2007, equipment expenses were $2,139,000 compared to $2,140,000 in 2006 and $2,080,000 in 2005. These result in a decrease of 0.1% in 2007 compared to an increase of 2.9% in 2006. The 2007 expense was nearly flat compared to 2006. This was due to an increase in equipment depreciation, rental and lease expenses, which were nearly offset by decreases in leasehold improvement expenses as several leased properties came to the end of their lease contract periods. The increase in 2006 was due to the opening of a new branch office in Grand Blanc.
Loan and collection expenses were $753,000 in 2007 compared to $320,000 in 2006 and $388,000 in 2005. The increase was due to significant increases in relation to other real estate owned resulting from the declining Michigan economy. Several properties were taken into ORE and additional valuation adjustments totaling $299,100 were made during the fourth quarter, as real estate prices continued to decline during 2007. These valuation adjustments along with other maintenance and property taxes for these properties accounted for $408,000 of the additional expense from 2007 to 2006. The decrease from 2006 to 2005 can be attributed to management’s increased monitoring of troubled credits and taking prompt action.
Advertising expenses were $486,000 in 2007 compared to $624,000 in 2006 and $627,000 in 2005. While maintaining market presence, the Corporation was able to reduce advertising expense. Advertising expenses had a minor decline between 2006 and 2005. The Corporation continues to remain focused on targeted advertising in all of its markets to continue growth.
Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,143,000 in 2007 compared to $1,066,000 in 2006 and $949,000 in 2005. The increase of 7.2% was comprised of increases in legal fees and audit fees. They were partially offset by decreases in state exam fees and other professional services. The increase of 12.3% in 2006 was due to higher legal, audit and exam fees.
Other general and administrative expenses, including telephone and communication services, were $3,040,000 in 2007 compared to $3,240,000 in 2006 and $2,722,000 in 2005. The decrease of 6.2% in 2007 was due to decreases in state business tax, ATM network expense and other losses and operating expenses. These were partially offset by increases in FDIC assessment expenses, supply and communication expenses.
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
The Corporation’s total assets averaged $621 million for 2007 declining from the 2006 average of $623 million by $2.5 million or 0.4%. Average loans comprised 74.2% of total average assets during 2007 compared to 72.3% in 2006. Loans grew $10.1 million on average, with commercial and tax-exempt loans leading the advance by $14.9 million or 4.1%. The ratio of average non-interest bearing deposits to total deposits was 14.2% in 2007 compared to 14.5% in 2006. Interest bearing deposits comprised 92.7% of total average interest bearing liabilities during 2007, up from 92.0% during 2006. The Corporation’s year-end total assets were $628 million for 2007 up from $622 million in 2006. The increase was due to continued loan demand in 2007.

SECURITIES PORTFOLIO
Securities totaled $80,477,000 at December 31, 2007 compared to $103,003,000 at December 31, 2006. This was a decrease of $22,526,000 or 21.9%. At December 31, 2007 these securities comprised 14.3% of earning assets, down from 19.2% at December 31, 2006. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage backed securities, which are classified as held to maturity. Increases in loan balances from new loan growth in 2007 exceeded the amount of deposit growth. The decrease in securities in 2007 funded the loan growth, along with $14,948,000 in deposit growth. Thus, federal funds sold decreased $2,200,000 comparing year—end 2007 to year-end 2006. Federal funds sold were $7,300,000 at December 31, 2007 compared with $9,500,000 at December 31, 2006.
The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2007, the estimated aggregate fair value of the Corporation’s securities portfolio was $685,000 below amortized cost. At December 31, 2007, gross unrealized gains were $314,000 and gross unrealized losses were $999,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Item 1 of the 10-K.

TABLE 5
Analysis and Maturities of Securities

	Amortized	Fair
(000’s omitted)	Cost	Value	Yield(1)
AVAILABLE FOR SALE
U.S. Agencies
One year or less	$6,000	$5,984	3.94%
Over one through five years	13,000	13,016	4.45%
Over five through ten years	2,148	2,152	5.00%
Over ten years	0	0	0.00%

Total	21,148	21,152
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	9,083	8,859	4.11%
Over five through ten years	3,930	3,840	4.25%
Over ten years	28,071	27,863	5.05%

Total	41,084	40,562
State and Political
One year or less	$276	$275	6.89%
Over one through five years	0	0	0.00%
Over five through ten years	3,363	3,356	6.72%
Over ten years	3,220	3,192	5.93%

Total	6,859	6,823
Equity Securities	$3,406	$3,255
HELD TO MATURITY
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	6	6	9.13%
Over five through ten years	0	0	0.00%
Over ten years	0	0	0.00%

Total	6	6
State and Political
One year or less	$1,471	$1,472	5.73%
Over one through five years	3,728	3,747	6.11%
Over five through ten years	2,860	2,866	6.61%
Over ten years	620	623	6.25%

Total	8,679	8,708

Total Securities	$81,182	$80,506

(1)	Tax equivalent yield

LOAN PORTFOLIO
The Corporation extends credit primarily within in its local markets in Genesee, Oakland, Livingston, Kent and Ottawa counties. The Corporation’s commercial loan portfolio is widely diversified but includes a concentration in construction and land development, as discussed previously and in the following paragraph. The Corporation’s loan portfolio balances are summarized in Table 6.
Total loans increased $20,410,000 for the year ended December 31, 2007, with total loans comprising 81.4% of earning assets as compared to 78.8% of December 31, 2006 earning assets. There were many economic challenges in the State of Michigan in 2007. Continued declines in the automotive industry contributed to steepening unemployment rates and a declining population. Even with these burdening challenges, the Corporation achieved substantial commercial loan growth. In 2007, commercial loans increased $46,153,000 or 16.9% to $318,555,000. Real estate construction and mortgage loans decreased $21,085,000 or 18.2% in 2007. The decline was primarily in the real estate construction portfolio as this type of loan demand diminished given the surplus of homes available in the housing market. Additional decreases in loans were due to charge-offs of several construction and land development loans in 2007. Consumer loans decreased $4,658,000 or 7.4% in 2007. In 2006, commercial loans increased $17,904,000 to $272,402,000 or 7.0%. Additionally, real estate construction and development loans increased $2,541,000 or 3.3% to $78,927,000 at December 31, 2006. Consumer loans decreased $8,048,000 or 11.4% in 2006.
Management expects the economy to remain soft during 2008 and the banks will continue to seek out new loan opportunities while continuing its efforts to maintain sound credit quality.
TABLE 6
Loan Portfolio

December 31,
(000’s omitted)	2007	2006	2005	2004	2003
Commercial	$318,555	$272,402	$254,498	$229,012	$146,450
Real estate — construction	54,892	78,927	76,386	61,278	32,913
Real estate — mortgage	39,817	36,867	37,627	32,705	18,335
Consumer	58,139	62,797	70,845	70,435	55,547

Total	$471,403	$450,993	$439,356	$393,430	$253,245

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that the majority of the loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan and Kent and Ottawa counties in western Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the general economic conditions in the markets we serve.
TABLE 7
Maturities of the Loan Portfolio by Loan Type

	Within	One-	After
December 31, 2007	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Commercial	$92,467	$190,084	$36,004	$318,555
Real estate — construction	48,244	5,379	1,269	54,892
Real estate — mortgage	6,010	10,750	23,057	39,817
Consumer	7,862	33,441	16,836	58,139

	$154,583	$239,654	$77,166	$471,403

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

	Within	One-	After
December 31, 2007	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Loans:
Fixed Rate	$60,864	$199,931	$50,725	$311,520
Variable Rate	93,719	39,723	26,441	159,883

	$154,583	$239,654	$77,166	$471,403

Credit risk is managed via specific credit approvals and monitoring procedures. The Corporation’s outside loan review function examines the loan portfolio on a quarterly basis for compliance with credit policies and to assess the overall credit quality of the loan portfolio. These procedures provide management with information on an ongoing basis for setting appropriate direction and taking corrective action as needed.
The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2007, which comprised 11.6% of total loans, totaled $54,892,000 as compared to $78,927,000 and $76,386,000 at the end of 2006 and 2005, respectively.
The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industrial and professional organizations. The Corporation believes that the portfolio is reasonably well diversified.
NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2003 through 2007. Non-performing assets increased substantially at December 31, 2007 as compared to 2006. Other Real Estate Owned increased $756,000 in 2007. The composition of Other Real Estate Owned is eleven commercial and three residential properties totaling $2,003,000. Other Real Estate in Redemption increased to $1,829,000 at the end of 2007 from $216,000 at the end of 2006. Real Estate Owned in Redemption balance is comprised of five commercial and four residential properties. Non-performing loans increased by $8,439,000 as compared to December 31, 2006. This was due to a substantial increase in non-accrual loans of $10,702,000 as compared to December 31, 2006. The composition of the added non-accrual loans was largely from commercial real estate and development loans. Loans past due over 90 days and still accruing interest decreased $2,257,000 during this period. The decrease was due to a payoff of a $1,963,000 account on January 31, 2007.
The level and composition of non-performing assets are both affected by economic conditions in the Corporation’s local markets. Non-performing assets, charge-offs, and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, potentially impacting the Corporation’s operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management’s opinion, may deteriorate in quality if economic conditions change.

TABLE 9
Non-Performing Assets and Past Due Loans (000’s omitted)

	December 31,
	2007	2006	2005	2004	2003
Non-Performing Loans:
Loans Past Due 90 Days or More & Still Accruing	$54	$2,311	$80	$91	$47
Non-Accrual Loans	13,056	2,354	1,476	1,102	229
Renegotiated Loans	431	437	1,401	477	1,262

Total Non-Performing Loans	13,541	5,102	2,957	1,670	1,538

Other Non-Performing Assets:
Other Real Estate	2,003	1,247	500	208	1,081
Other Real Estate Owned in Redemption	1,829	216	0	856	184
Other Non-Performing Assets	155	155	6	4	79

Total Other Non-Performing Assets	3,987	1,618	506	1,068	1,344

Total Non-Performing Assets	$17,528	$6,720	$3,463	$2,738	$2,882

Non-Performing Loans as a % of
Total Loans	2.86%	1.13%	0.67%	0.70%	0.61%
Non-Performing Assets as a % of
Total Loans and Other Real Estate	3.70%	1.48%	0.79%	0.69%	1.13%
Allowance for Loan Losses as a % of
Non-Performing Loans	63.18%	131.16%	213.09%	350.16%	221.98%
Accruing Loans Past Due 90 Days or More to Total Loans	0.01%	0.51%	0.02%	0.02%	0.20%
Non-performing Assets as a % of
Total Assets	2.79%	1.08%	0.56%	0.47%	0.69%
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
TABLE 10
Allocation of the Allowance for Loan Losses

December 31,	2007		2006		2005		2004		2003
(000’s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %
Commercial and construction	$7,321	79.22%	$5,657	77.90%	$5,339	75.31%	$4,600	73.79%	$2,624	70.83%
Real estate mortgage	389	8.45%	328	8.17%	263	8.56%	312	8.31%	207	7.24%
Consumer	767	12.33%	623	13.93%	593	16.13%	508	17.90%	576	21.93%
Unallocated	77		84		106		81		7

Total	$8,554	100.00%	$6,692	100.00%	$6,301	100.00%	$5,501	100.00%	$3,414	100.00%

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
At December 31, 2007, loans considered to be impaired totaled $29,293,000. Specific allowances totaling $2,751,000 were required for $18,186,000 in loan balances, and the remaining impaired loans do not require specific reserves. The average balance in impaired loans was $17,073,000 in 2007. The interest income recognized on impaired loans based on cash collections totaled $2,120,000 during 2007.
At December 31, 2006, loans considered to be impaired totaled $4,762,000. Specific allowances totaling $606,000 were required for $3,397,000 in loan balances, and the remaining impaired loans do not require specific reserves. The average balance in impaired loans was $4,439,000 in 2006. The interest income recognized on impaired loans based on cash collections totaled $284,000 during 2006.
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
DEPOSITS
TABLE 11
Average Deposits

	2007		2006		2005		2004		2003
Years Ended December 31,	Average		Average		Average		Average		Average
(000’s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Non-int. bearing demand	$75,177		$77,256		$81,471		$73,553		$52,853
Interest-bearing demand	98,172	2.40%	103,356	2.32%	111,670	1.51%	108,704	1.10%	53,897	0.94%
Savings	88,943	1.34%	99,339	1.26%	125,031	1.12%	149,099	1.53%	117,138	1.17%
Time	266,487	4.82%	251,287	4.73%	183,048	3.45%	130,115	2.71%	102,563	3.35%

Total	$528,779	3.10%	$531,238	2.89%	$501,220	1.87%	$461,471	1.52%	$326,451	1.63%

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 11. Total average deposits were 0.5% lower in 2007 as compared to 2006. Deposit growth was primarily in time deposit accounts, while declining averages resulted in non-interest bearing demand, interest bearing demand and savings accounts. Interest-bearing demand average deposits comprised 18.6% of total average deposits, savings average deposits comprised 16.8% of total average deposits, and time average deposits comprised 50.4% of total average deposits.

As of December 31, 2007 certificates of deposit of $100,000 or more accounted for approximately 29.6% of total deposits compared to 25.9% at December 31, 2006. The maturities of these deposits are summarized in Table 12.
TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

	December 31,
(000’s omitted)	2007	2006
Three months or less	$41,891	$37,216
Over three through six months	22,833	29,661
Over six through twelve months	19,451	16,832
Over twelve months	76,458	53,269

Total	$160,633	$136,978

Repurchase agreements are secured by mortgage-backed securities held by a third party trustee with a carrying amount of $9.7 million at year-end 2007. These agreements are fixed rate financing arrangements that mature in 2008 ($5,000,000). At maturity, the securities underlying the agreements are returned to the Corporation. These repurchase agreements were used as part of the securities leverage strategy to help enhance net interest income for the Corporation.
FEDERAL INCOME TAXES
The Corporation’s effective tax rate was (58.6%) for 2007, 29.7% for 2006, and 30.5% for 2005. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investment in securities and loans, which provide income exempt from federal income tax. Additional information relating to federal income taxes is included in Note 9 to the Consolidated Financial Statements.
LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2007, 2006, and 2005. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2007, federal funds sold represented 1.2% of total assets, compared to 1.5% at the end of 2006. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.
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
The Corporation had cash flows from financing activities resulting primarily from the inflow of demand and savings deposits and decrease of borrowings. In 2007, these deposits increased $14,948,000 and these borrowings decreased $5,022,000. Cash used by investing activities was $11,722,000 in 2007 compared to cash used of $5,680,000 in 2006. The change in investing activities was due increased loan demand in 2007 compared to 2006 and a lower volume of securities purchases in 2007 compared with 2006.
The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:
Table 13

	Less than 1				More than
	Total	year	1-3 years	3-5 years	5 years
Time Deposits	$283,215	$178,369	$62,868	$41,811	$167
Short-term borrowings	649	649	0	0	0
FHLB advances	11,030	6,024	2,054	2,063	889
Repurchase agreements	5,000	5,000	0	0	0
Subordinated debt	14,000	0	0	0	14,000
Operating leases	877	230	362	285	0

Total	$314,771	$190,272	$67,284	$44,159	$15,056

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2007, the Corporation was in excess of the minimum capital and leverage requirements as defined by federal law.
Total shareholders’ equity declined 3.55% to $49,496,000 at December 31, 2007, compared with $51,318,000 at December 31, 2006. The Corporation’s equity to asset ratio was 7.88% at December 31, 2007, compared to 8.25% at December 31, 2006. The decrease in equity in 2007 resulted from negative earnings and payment of dividends (in excess of earnings). In 2007, the Corporation paid $1.00 per share in dividends, compared to $0.94 paid in 2006.

At December 31, 2007, the Corporation’s tier 1 and total risk-based capital ratios were 10.4% and 11.6%, respectively, compared with 11.3% and 12.5% in 2006. The decrease in the risk-based capital ratios was due to the decline in equity, while average assets continued to increase at the Banks. The Corporation’s tier 1 leverage ratio was 9.00% at December 31, 2007 compared with 8.6% at December 31, 2006. This increase in the leverage ratio was due to the decline in equity and the increase in average assets.
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
OFF-BALANCE-SHEET ITEMS
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amount of commitments are included in Note 13 to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2007, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2007 compared to 2006.
The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2007. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14

	Rate Sensitivity of Financial Instruments							Fair
(000’s omitted)	2008	2009	2010	2011	2012	Thereafter	Total	Value

Rate Sensitive Assets:
Fixed interest rate loans	$60,864	$51,591	$53,509	$46,626	$48,205	$50,725	$311,520	$306,363
Average interest rate	7.08%	6.88%	6.90%	6.83%	7.26%	6.69%
Variable interest rate loans	$93,719	$16,012	$13,665	$4,111	$5,935	$26,441	$159,883	$159,884
Average interest rate	7.55%	7.19%	7.38%	7.52%	7.30%	7.39%
Fixed interest rate securities	$18,283	$11,051	$11,910	$3,533	$1,288	$8,233	$54,298	$54,302
Average interest rate	4.64%	3.74%	3.78%	3.85%	3.92%	4.79%
Variable Interest rate securities	$7,571	$3,182	$2,123	$1,469	$1,350	$10,484	$26,179	$22,949
Average interest rate	1.81%	3.96%	4.32%	4.15%	3.75%	5.25%
FHLB Stock	$2,032						$2,032	$2,032
Average interest rate	5.00%
Other interest bearing assets	$7,300						$7,300	$7,300
Average interest rate	3.30%

Total rate sensitive assets	$189,769	$81,836	$81,207	$55,739	$56,778	$95,883	$561,212	$522,830

Rate Sensitive Liabilities:
Interest-bearing checking	$98,362						$98,362	$98,360
Average interest rate	1.95%
Savings	$86,778						$86,778	$86,765
Average interest rate	0.58%
Time	$178,369	$36,338	$26,530	$21,460	$20,351	$167	$283,215	$276,697
Average interest rate	4.73%	4.80%	4.88%	5.07%	4.92%	2.82%
Short term borrowings	$649						$649	$649
Average interest rate	1.25%
FHLB advances	$6,024	$26	$2,028	$2,030	$33	$889	$11,030	$10,907
Average interest rate	5.19%	7.34%	5.52%	5.72%	7.34%	7.34%
Repurchase agreements	$5,000						$5,000	$5,000
Average interest rate	2.61%
Subordinated debt	$14,000						$14,000	$13,934
Average interest rate	8.46%

Total rate sensitive liabilities	$389,182	$36,364	$28,558	$23,490	$20,384	$1,056	$499,034	$492,312
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
Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2007, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.
TABLE 15

	Gap Analysis
	December 31, 2007
	Within	Three	One to	After
	Three	Months-	Five	Five
(000’s Omitted)	Months	One Year	Years	Years	Total

Federal Funds Sold	$7,300	$0	$0	$0	$7,300
Securities	18,439	7,415	35,906	18,717	80,477
Loans	46,417	106,517	250,997	67,472	471,403
Loans Held for Sale	1,655	0	0	0	1,655
FHLB Stock	2,032	0	0	0	2,032

Total Earning Assets	$78,424	$113,932	$286,903	$86,697	$565,956

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$98,362	$0	$0	$0	$98,362
Savings Deposits	86,778	0	0	0	86,778
Time Deposits Less than $100,000	29,018	65,176	28,221	167	122,582
Time Deposits Greater than $100,000	41,891	42,284	76,458	0	160,633
Short-term Borrowings	649	0	0	0	649
FHLB Advances	5,000	1,024	4,116	890	11,030
Repurchase Agreements	0	5,000	0	0	5,000
Subordinated Debt	14,000	0	0	0	14,000

Total Interest Bearing Liabilities	$275,698	$113,484	$108,795	$1,057	$499,034

Interest Rate Sensitivity GAP	($199,855)	$442	$168,420	$94,826	$63,833
Cumulative Interest Rate Sensitivity GAP	($199,855)	($199,413)	($30,993)	$63,833
Interest Rate Sensitivity GAP	0.28	1.00	2.55	90.71
Cumulative Interest Rate Sensitivity GAP Ratio	0.28	0.49	0.94	1.13
As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2007. The Corporation’s gap position was negative, which indicates liability sensitivity to rate changes. In 2007 there were three decreases in the Prime rate. While loan volume continued to grow, the rate decreases contributed to the decline in interest income of $702,000 or 1.8% over 2006. Liabilities, largely deposits, lagged market re-pricing due to the maturity dates on time deposits or balances not being re-priced by the same amount as assets due to competitive pressures. Market demand and competition minimized the Corporation’s ability to decrease rates on deposits quickly, therefore increasing interest expense by $1.7 million or 10.1% over 2006. Overall, net interest income decreased $2,415,000 or 10.5% over 2006. As an example, certain asset products re-priced downward 1.00% with the movement of national prime rates in 2007, while most of interest bearing checking and savings were already at rates lower than 0.50% during the year and accordingly, had a much lesser level of re-pricing opportunity. The Corporation expects to continue to make strides in managing interest rate sensitivity.

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

FENTURA FINANCIAL, INC. COMMON STOCK
Table 16 sets forth the high and low market information for each quarter of 2005 through 2007. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2008, there were 993 shareholders of record, not including participants in the Corporation’s employee stock option program.
TABLE 16
Common Stock Data

		Market		Dividends
		Information		Paid
Years	Quarter	High	Low	Per Share

	First Quarter	$32.55	$30.24	$0.220
2005	Second Quarter	31.13	29.35	0.220
	Third Quarter	31.57	29.39	0.220
	Fourth Quarter	30.49	29.31	0.220
				$0.880

	First Quarter	$31.55	$29.77	$0.230
2006	Second Quarter	33.41	31.14	0.230
	Third Quarter	33.64	30.00	0.230
	Fourth Quarter	34.00	32.55	0.250
				$0.940

	First Quarter	$34.00	$29.25	$0.250
2007	Second Quarter	31.50	29.50	0.250
	Third Quarter	31.50	26.05	0.250
	Fourth Quarter	26.05	21.05	0.250
				$1.000

Note:	Market and dividend per share figures have been adjusted to reflect a 10% stock dividend paid on August 4, 2006.

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
     Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation’s common stock, the Nasdaq Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 2002 and the reinvestment of all dividends through the period ending December 31, 2007.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA FINANCIAL, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

Fentura Financial, Inc.	100.00	102.26	122.46	112.23	126.37	88.31

NASDAQ Composite	100.00	150.01	162.89	165.13	180.85	198.60

SNL Midwest OTC-BB and Pink Banks	100.00	126.23	150.40	156.59	164.90	160.97

Fentura Financial Peer Group*	100.00	133.65	154.47	141.68	146.31	89.98

Source: SNL Financial LC, Charlottesville, VA

*	Fentura Financial Peer Group consists of Banks in Michigan (MI)