Form 10-K, Exhibit 13
period 2008-12-31
FENTURA FINANCIAL INC
filed 2009-03-23
CIK 919865

Exhibit 13
Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.
FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2008 and 2007
and
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.

Fenton, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-36

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS	37-59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan
We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008 in conformity with U.S. generally accepted accounting principles.

Crowe Horwath LLP
Grand Rapids, Michigan
March 17, 2009

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(000’s omitted except share and per share data)

	2008	2007
ASSETS
Cash and due from banks	$20,953	$22,734
Federal funds sold	0	7,300

Total cash and cash equivalents	20,953	30,034

Securities available for sale, at fair value	52,722	71,792
Securities held to maturity (fair value 2008 - $8,220; 2007 - $8,714)	7,955	8,685

Loans held for sale	690	1,655
Loans, net of allowance of 2008- $11,773; 2007- $8,554	447,536	462,849

Bank premises and equipment	18,669	20,101
Accrued interest receivable	2,405	2,813
Bank owned life insurance	7,282	7,042
Goodwill	0	7,955
Acquisition intangibles	293	485
Federal Home Loan Bank stock	2,032	2,032
Equity investment	1,360	3,089
Other real estate owned	6,349	2,003
Other assets	10,358	7,484

Total Assets	$578,604	$628,019

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits:
Non-interest-bearing deposits	$73,685	$75,148
Interest-bearing deposits	436,043	468,355

Total deposits	509,728	543,503

Short-term borrowings	1,500	649
Federal Home Loan Bank advances	14,707	11,030
Repurchase agreements	0	5,000
Subordinated debentures	14,000	14,000
Note payable	1,000	0
Accrued taxes, interest and other liabilities	1,545	4,341

Total liabilities	542,480	578,523

Stockholders’ equity
Common stock — $0 par value, 5,000,000 shares authorized, shares issued and outstanding 2,185,765 — 2008; 2,163,385 — 2007	42,778	42,478
Retained earnings (deficit)	(4,677)	7,488
Accumulated other comprehensive income (loss)	(1,977)	(470)

Total stockholders equity	36,124	49,496

Total liabilities and stockholders equity	$578,604	$628,019

See accompanying notes to consolidated financial statements.	2

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2008, 2007 and 2006
(000’s omitted except share and per share data)

	2008	2007	2006
Interest income
Loans, including fees	$30,206	$34,964	$35,131
Securities:
Taxable	2,192	3,217	3,461
Tax-exempt	588	722	809
Short-term investments	157	311	515

Total interest income	33,143	39,214	39,916

Interest expense
Deposits	13,365	16,404	14,743
Other borrowings	1,663	2,217	2,165

Total interest expense	15,028	18,621	16,908

Net interest income	18,115	20,593	23,008

Provision for loan losses	8,402	7,466	1,120

Net interest income after provision for loan losses	9,713	13,127	21,888

Non-interest income
Service charges on deposit accounts	2,938	3,421	3,708
Gain on sale of mortgage loans	338	402	615
Trust and investment services income	1,818	1,901	1,554
Gain (loss) on sale of securities	0	2	(2)
Loss on equity investment	(1,729)	(199)	0
Other income and fees	1,722	2,052	1,768

Total non-interest income	5,087	7,579	7,643

Non-interest expense
Salaries and employee benefits	11,127	12,183	12,738
Occupancy	2,096	2,090	1,858
Furniture and equipment	1,978	2,139	2,140
Loan and collection	1,037	753	320
Advertising and promotional	422	486	624
Loss on security impairment	843	0	0
Goodwill impairment charge	7,955	0	0
Telephone and communication services	396	570	538
Other professional services	1,238	1,143	1,066
Other general and administrative	2,462	2,470	2,702

Total non-interest expense	29,554	21,834	21,986

Income (loss) before taxes	(14,754)	(1,128)	7,545

Federal income taxes (benefit)	(2,589)	(661)	2,237

Net income (loss)	$(12,165)	$(467)	$5,308

Per share:
Earnings (loss) — basic	$(5.60)	$(0.22)	$2.48
Earnings (loss)— diluted	(5.60)	(0.22)	2.47

See accompanying notes to consolidated financial statements.	3

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2008, 2007 and 2006
(000’s omitted except share and per share data)

	2008	2007	2006
Net income (loss)	$(12,165)	$(467)	$5,308

Other comprehensive income:
Unrealized holding gains (losses) on available for sale securities	(2,283)	737	558
Less: reclassification adjustment for (gains) and losses later recognized in income	0	(2)	2

Net unrealized gains (losses)	(2,283)	739	556
Tax effect	776	(251)	(189)

Other comprehensive income (loss), net of tax	(1,507)	488	367

Comprehensive income (loss)	$(13,672)	$(21)	$5,675

See accompanying notes to consolidated financial statements.	4

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY
Years ended December 31, 2008, 2007 and 2006
(000’s omitted except share and per share data)

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Stockholders
	Stock	Earnings	Income (Loss)	Equity
Balance, January 1, 2006	$34,491	$13,729	$(1,325)	$46,895

Net Income	0	5,308	0	5,308

Cash Dividends ($0.94 per share)	0	(2,069)	0	(2,069)

Stock Dividend	6,850	(6,850)	0	0

Issuance of shares under stock purchase and dividend reinvestment plans (22,541 shares)	742	0	0	742

Stock compensation expense	20	0	0	20

Issuance of shares under stock option exercise (4,046 shares)	55	0	0	55

Other comprehensive loss (net of tax)	0	0	367	367

Balance, December 31, 2006	42,158	10,118	(958)	51,318

Net loss	0	(467)	0	(467)

Cash Dividends ($1.00 per share)	0	(2,163)	0	(2,163)

Issuance of shares under stock purchase and Dividend reinvestment plans (27,412 shares)	818	0	0	818

Stock repurchase (17,184 shares)	(520)	0	0	(520)

Stock compensation expense	16	0	0	16

Issuance of shares under stock option exercise (295 shares)	6	0	0	6

Other comprehensive income (net of tax)	0	0	488	488

Balance, December 31, 2007	42,478	7,488	(470)	49,496

Net loss	0	(12,165)	0	(12,165)

Issuance of shares under stock purchase and Dividend reinvestment plans (22,380 shares)	292	0	0	292

Stock compensation expense	8	0	0	8

Other comprehensive income (net of tax)	0	0	(1,507)	(1,507)

Balance, December 31, 2008	$42,778	$(4,677)	$(1,977)	$36,124

See accompanying notes to consolidated financial statements.	5

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006
(000’s omitted except share and per share data)

	2008	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$(12,165)	$(467)	$5,308
Adjustments to reconcile net income to cash Provided by Operating Activities:

Stock compensation expense	8	16	20
Depreciation and amortization	1,333	1,863	2,008
Provision for loan losses	8,402	7,466	1,120
Loans originated for sale	(24,609)	(21,709)	(37,099)
Proceeds from the sale of loans	25,912	22,682	36,530
Gain on sales of loans	(338)	(402)	(615)
(Gain) Loss on sale of other real estate	(4)	11	19
Write downs to other real estate owned	268	339	0
(Gain) Loss on sale of securities	0	(2)	2
(Gain) Loss on sale of fixed assets	(118)	(11)	0
(Gain) Loss on equity investment	1,729	199	0
(Gain) Loss on security impairment	843	0	0
Goodwill impairment charge	7,955	0	0
Earnings from bank owned life insurance	(240)	(227)	(236)
Net (increase) decrease in interest receivable & other assets	(2,462)	(4,374)	(1,132)
Net increase (decrease) in interest payable & other liabilities	(2,021)	(1,780)	1,329

Total Adjustments	16,658	4,071	1,946

Net Cash Provided By (Used In) Operating Activities	4,493	3,604	7,254

Cash Flows From Investing Activities:
Proceeds from maturities of securities — HTM	1,474	1,819	5,063
Proceeds from maturities of securities — AFS	8,675	15,040	15,178
Proceeds from calls of securities — HTM	0	140	925
Proceeds from calls of securities — AFS	12,662	4,700	975
Proceeds from sales of securities — AFS	1,999	3,000	1,103
Purchases of securities — HTM	(750)	0	(3,050)
Purchases of securities — AFS	(7,068)	(1,482)	(8,568)
Equity investment purchase	0	(3,288)	0
Net increase in loans	(1,258)	(26,872)	(13,830)
Purchase of FHLB stock	0	0	(132)
FHLB stock buy back	0	0	400
Sales of other real estate owned	3,555	1,458	603
Acquisition of premises and equipment, net	92	(4,779)	(3,744)

Net Cash Provided By (Used in) Investing Activities	19,381	(10,264)	(5,077)

Cash Flows From Financing Activities:
Net increase (decrease) in deposits	(33,775)	14,948	501
Net increase (decrease) in short term borrowings	851	(851)	(37)
Net increase (decrease) in repurchase agreements	(5,000)	(5,000)	0
Proceeds from Notes payable	1,000	0	0
Proceeds from FHLB advances	128,615	9,000	4,000
Repayments of FHLB advances	(124,938)	(9,022)	(7,020)
Net proceeds from stock issuance and repurchase	292	336	817
Cash dividends	0	(2,163)	(2,069)

Net Cash Provided By (Used In) Financing Activities	(32,955)	7,248	(3,808)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(9,081)	588	(1,631)
CASH AND CASH EQUIVALENTS — BEGINNING	30,034	29,446	31,077

CASH AND CASH EQUIVALENTS — ENDING	$20,953	$30,034	$29,446

CASH PAID FOR:
Interest	$15,619	$18,964	$16,341
Income taxes	$(1,276)	$(418)	$1,781
NONCASH DISCLOSURES:
Transfers from loans to other real estate	$8,169	$2,552	$1,567

See accompanying notes to consolidated financial statements.	6

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
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
The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eleven community banking offices in Genesee, Livingston, and Oakland Counties in southeastern Michigan and five community banking offices in Ottawa and Kent Counties in west Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation’s exposure to credit risk is substantially affected by the economy in the Corporation’s market area. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, the carrying value of goodwill and the fair values of securities and other financial instruments are particularly subject to change.
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
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities, where prepayments are anticipated. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectbility of a loan balance is confirmed. Consumer loans are typically charged off no later than 120 days past due.
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
Other Real Estate Owned and Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
Equity Investment: The Corporation made an investment in 2007 of 24.99% ownership in Valley Capital Bank headquartered in Mesa, Arizona. This investment is recorded utilizing the equity method of accounting. Gains or losses on the investment are recorded through the income statement. The balance sheet value of this investment is adjusted for the gains or losses resulting from the equity method of accounting. During 2008 the Corporation recognized $1,729,000 of losses related to this equity investment.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Bank Owned Life Insurance: The Banks have purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, in accordance with EITF 06-5, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. Goodwill is further discussed in Note 7 to the financial statements.
Acquisition Intangibles: Acquisition intangibles consist of core deposit, acquired customer and trust relationship intangible assets arising from acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. Acquisition intangibles are assessed at least annually for impairment and any such impairment will be recognized in the period identified.
Stock Based Compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
The Corporation adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Prior to 2007, the Corporation accounted for contingencies associated with certain tax positions in accordance with SFAS No. 5, Accounting for Contingencies, which provides the recording of a contingency based on the probability of certain events to transpire that range from probable to remote as opposed to applying a more likely than not recognition threshold. The adoption had no effect on the Corporation’s financial statements.
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
Earnings Per Common Share: Basic earnings per common share are net income divided by the weighted average number of common shares outstanding during the period. Employee Stock Ownership Plan (ESOP) shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.
Comprehensive Income: Comprehensive income consists of net income (loss) and other comprehensive income (loss). Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,611,000 and $753,000 was required to meet regulatory reserve and clearing requirements at year-end 2008 and 2007 respectively.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Corporation or by the Corporation to shareholders. West Michigan Community Bank has been restricted from dividend payments due to the signing of a Consent Order with the Federal Deposit Insurance Corporation (FDIC).
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
Effect of Newly Issued Accounting Standards:
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and all nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Corporation adopted the standard effective January 1, 2008 and applicable disclosures have been added to the Notes to Consolidated Financial Statements. On October 10, 2008, the FASB issued Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active which illustrates key considerations in determining fair value of a financial asset when the market for that asset is not active. The FSP provides clarification for how to consider various inputs in determining fair vale under current market conditions consistent with the principles of FAS 157. The adoption of this FSP was not material.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
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
On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters in 2008. The Corporation adopted SAB 109 and the impact of the adoption was not material.
In December 2007, the SEC issued SAB No. 110, which expresses the views of the SEC regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123(R), Share-Based Payment. The SEC concluded that a corporation could, under certain circumstances, continue to use the simplified method for share option grants after December 31, 2007. The Corporation does not use the simplified method for share options and therefore SAB No. 110 has no impact to the Corporation’s consolidated financial statements.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 2 — EARNINGS PER SHARE
The factors in the earnings per share computation follow (adjusted for 10% stock dividend paid on August 4, 2006).

	2008	2007	2006
000’s omitted except share and per share data

Basic
Net income (loss)	$(12,165)	$(467)	$5,308

Weighted average common shares outstanding	2,174,226	2,159,586	2,141,388

Basic earnings per common share	$(5.60)	$(0.22)	$2.48

Diluted
Net income (loss)	$(12,165)	$(467)	$5,308
Weighted average common shares outstanding for basic earnings per common share	2,174,226	2,159,586	2,141,388
Add: Dilutive effects of assumed exercises of stock options	0	0	4,674

Average shares and dilutive potential common shares	2,174,226	2,159,586	2,146,062

Diluted earnings per common share	$(5.60)	$(0.22)	$2.47

Stock options for 26,597, 24,447 and 14,255 shares of common stock were not considered in computing diluted earnings per common share for 2008, 2007 and 2006 respectively, because they were antidilutive.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 3 — SECURITIES
Year-end securities were as follows (000’s omitted):
Available for Sale

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2008
U.S. Government and federal agency	$11,216	$216	$0
Mortgage-backed	31,802	127	(2,393)
State and municipal	7,967	42	(161)
Equity securities	1,737	0	(826)

	$52,722	$385	$(3,380)

2007
U.S. Government and federal agency	$21,152	$41	$(37)
Mortgage-backed	40,562	140	(662)
State and municipal	6,823	25	(61)
Equity securities	3,255	47	(207)

	$71,792	$253	$(967)

Held to Maturity

		Gross	Gross
	Amortized	Unrecognized	Unrecognized	Fair
	Cost	Gains	Losses	Value
2008
Mortgage-backed	$3	$0	$0	$3
State and municipal	7,952	275	(10)	8,217

	$7,955	$275	$(10)	$8,220

2007
Mortgage-backed	$6	$0	$0	$6
State and municipal	8,679	61	(32)	8,708

	$8,685	$61	$(32)	$8,714

Sales of available for sale securities were as follows (000’s omitted):

	2008	2007	2006
Proceeds	$1,999	$3,000	$1,103
Gross gains	0	2	0
Gross losses	0	0	(2)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 3 — SECURITIES (Continued)
Contractual maturities of securities at year-end 2008 were as follows. Securities not due at a single maturity date, primarily mortgage-backed and equity securities, are shown separately (000’s omitted).

	Held to Maturity		Available for Sale
	Amortized	Fair	Fair
	Cost	Value	Value
Due in one year or less	$2,088	$2,100	$7,108
Due from one to five years	3,534	3,684	4,108
Due from five to ten years	1,960	2,072	4,949
Due after ten years	370	361	3,018
Mortgage-backed securities	3	3	31,802
Equity securities	0	0	1,737

	$7,955	$8,220	$52,722

Securities pledged at year-end 2008 and 2007 had a carrying amount of $31,247,000 and $33,380,000 and were pledged to secure public deposits and borrowings.
At year-end 2008 and 2007, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities with unrealized losses at year-end 2008 and 2007, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2008 (000’s omitted)	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
State & municipal	$2,790	$(91)	$1,583	$(80)	$4,373	$(171)
Mortgage-backed	3,968	(83)	19,550	(2,310)	23,518	(2,393)
Equity securities	1,049	(598)	188	(228)	1,237	(826)

Total temporarily impaired	$7,807	$(772)	$21,321	$(2,618)	$29,128	$(3,390)

2007 (000’s omitted)	Less than 12 Months		12 Months or More		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Government & federal agency	$5,985	$(15)	$6,978	$(22)	$12,963	$(37)
State & municipal	509	(2)	5,601	(91)	6,110	(93)
Mortgage-backed	27,849	(662)	0	0	27,849	(662)
Equity securities	1,034	(192)	18	(15)	1,052	(207)

Total temporarily impaired	$35,377	$(871)	$12,597	$(128)	$47,974	$(999)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
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
In 2008, the Corporation recognized other-than-temporary impairment of $843,000 on a single investment. This impairment was recognized prior to the cessation of operations of the related financial institution.
Unrealized losses have not been recognized into income because the issuers are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds approach their maturity date or if market rates decline prior to maturity. With respect to equity securities, accounted for under the cost method management believes that the unrealized losses on these instruments are temporary. This is due to the nature of the companies invested in being primarily denovo banks which are expected to have net losses during their first few years of operation. Management works directly with these institutions and is kept abreast of their financial status on a regular basis, in some cases participating in their Board meetings. Management reviews capital levels and performance ratios of these denovo banks. Management anticipates that each of these institutions will improve their performance in the near future and their market value will improve.
NOTE 4 — LOANS
Major categories of loans at December 31, are as follows (000’s omitted):

	2008	2007
Commercial	$311,520	$318,555
Real estate — construction	51,823	54,892
Real estate — mortgage	39,027	39,817
Consumer	56,939	58,139

	459,309	471,403
Less allowance for loan losses	11,773	8,554

	$447,536	$462,849

The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan; in Kent and Ottawa counties in west Michigan, with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 4- LOANS (Continued)
Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Total loans to these persons at December 31, 2008 and 2007 amounted to $15,581,000 and $13,398,000 respectively. During 2008, $2,531,000 of new loans was made to these persons, and repayments totaled $348,000.
Activity in the allowance for loan losses for the years is as follows (000’s omitted)

	2008	2007	2006
Balance, beginning of year	$8,554	$6,692	$6,301
Provision for loan losses	8,402	7,466	1,120
Loans charged off	(5,740)	(5,859)	(877)
Loan recoveries	557	255	148

Balance, end of year	$11,773	$8,554	$6,692

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans is as follows at December 31, (000’s omitted):

	2008	2007
Year end loans not requiring allocation	$19,086	$11,197
Year end loans requiring allocation	29,090	18,186

	$48,176	$29,383

Amount of the allowance for loan losses allocated	$5,642	$2,751

	2008	2007	2006
Average of individually impaired loans during the year	$47,508	$17,073	$4,439
Interest income recognized during impairment	386	599	130
Cash-basis interest income recognized	386	599	130
Nonaccrual loans and loans past due 90 days still on accrual were as follows:

(000’s omitted)	2008	2007
Loans past due over 90 days still on accrual	$667	$54
Renegotiated loans	942	431
Nonaccrual loans	24,325	$13,056
Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 5 — OTHER REAL ESTATE OWNED
Other real estate owned at December 31 was (000’s omitted):

	2008	2007
Beginning balance	$2,003	$1,248
Transfers into other real estate	8,169	2,552
Sales of other real estate owned	(3,555)	(1,458)
Write downs of other real estate owned	(268)	(339)

Ending balance	$6,349	$2,003

Net gains (losses) on sales of other real estate were $4,000 in 2008, ($11,000) in 2007 and ($19,000) in 2006. Due to declining real estate values, the Corporation experienced write-downs of other real estate owned of $268,000 in 2008 and $339,000 in 2007. Carrying costs associated with other real estate owned totaled $621,000 in 2008 and $420,000 in 2007.
NOTE 6 — PREMISES AND EQUIPMENT, NET
Bank premises and equipment is comprised of the following at December 31 (000’s omitted):

	2008	2007
Land and land improvements	$5,525	$5,721
Building and building improvements	16,231	16,043
Furniture and equipment	10,203	9,568
Construction in progress	0	1,169

	31,959	32,501
Less accumulated depreciation	13,290	12,400

	$18,669	$20,101

Depreciation expense was $1,458,000, $1,543,000 and $1,507,000 for 2008, 2007 and 2006, respectively.
The Corporation leases property for certain branches and ATM locations. Rent expense for 2008 was $251,000, for 2007 was $300,000 and for 2006 was $325,000. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (000’s omitted).

2009	$209
2010	197
2011	176
2012	173
2013	105

$860

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 7 — GOODWILL AND INTANGIBLE ASSETS
Goodwill
Goodwill relates to the acquisition of West Michigan Financial Corporation during 2004.
Acquired Intangible Assets
Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end (000’s omitted):

		Accumulated
	Gross Carrying	Amortization
Amortized intangible assets	Amounts	2008	2007
Core deposit assets	$1,509	$1,216	$1,037
Customer relationship intangibles	216	216	203

Total	$1,725	$1,432	$1,240

Aggregate amortization expense was $192,000, $274,000 and $316,000 for 2008, 2007 and 2006, respectively.
Estimated amortization expense for each of the next five years (000’s omitted):

2009	$136
2010	94
2011	52
2012	11
2013	0
The weighted average remaining amortization period for the intangible assets is 1.79 years.
In December 2008, the Corporation prepared a valuation analysis of goodwill and other intangibles as required under Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. The analysis of goodwill was completed by developing the implied fair value of the Corporation’s equity utilizing three different evaluation methods as follows: discounted cash flow analysis of future earnings; comparable transaction method, based on the equity value of the sale of other banks that have recently occurred; and publicly traded method, based primarily by the Corporation’s stock price and the market capitalization of comparable companies. As a result, the Corporation took a pre-tax non-cash impairment charge of $7,955,000 against goodwill in the fourth quarter of 2008.
Like many publicly traded financial institutions, during 2008 the Corporation’s stock price and market capitalization declined below its book value, and the Corporation sustained higher credit losses and related costs to administrate credit. Throughout the financial services sector, these trends were not uncommon. As a result of its goodwill impairment analysis, the Corporation determined it was necessary to record this impairment charge. The Corporation does not have a goodwill balance at December 31, 2008.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 8 — DEPOSITS
The following is a summary of deposits at December 31 (000’s omitted):

	2008	2007
Noninterest-bearing:
Demand	$73,685	$75,148
Interest-bearing:
Savings	76,096	86,778
Money market demand	103,138	98,362
Time, $100,000 and over	138,436	160,633
Time, $100,000 and under	118,373	122,582

	$509,728	$543,503

Brokered deposits totaled approximately $67,127,000 and $76,261,000 at December 31, 2008 and 2007. At December 31, 2008 and 2007, brokered deposits had interest rates ranging from 4.00% to 5.40% and 4.70% to 5.40%, respectively, and maturities ranging from five months to forty-six months.
Scheduled maturities of time deposits at December 31, were as follows (000’s omitted):

	2008	2007
In one year	$137,060	$178,369
In two years	59,126	36,338
In three years	29,175	26,530
In four years	25,499	21,460
In five years	5,782	20,351
Thereafter	167	167

	$256,809	$283,215

Deposits from principal officers, directors, and their affiliates at year-end December 31, 2008 and 2007 were $5,605,000 and $12,758,000.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 9 — BORROWINGS
Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
Federal Home Loan Bank Advances
At year-end, advances from the FHLB were as follows (dollars 000’s omitted):

	Advance
Principal Terms	Amount	Range of Maturities
December 31, 2008
Single Maturity fixed rate advances, fixed rate at rates from 2.74%-7.34%, averaging 3.85%	$13,007	January 2009 to May 2016

Single Maturity variable rate advances, Variable rate as of December 31, 2008 of 0.65%	$1,700	June 2009

Total advances	$14,707

December 31, 2007
Single Maturity fixed rate advances, fixed rate at rates from 4.55%-7.34%, averaging 5.02%	$11,030	January 2008 to May 2016

Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $23,483,000 and $21,615,000; first mortgage loans totaling $14,509,000 and $12,111,000 and commercial loans totaling $31,820,000 under a blanket lien arrangement at December 31, 2008 and 2007. Commercial loans were not utilized as collateral in 2007.
Maturities over the next five years are (dollars 000’s omitted):

2009	$2,726
2010	6,028
2011	5,030
2012	33
2013	35
Thereafter	855

$14,707

Note Payable
The Corporation has a demand note line of credit which it draws upon from time to time. As of December 31, 2008, the Corporation has two outstanding advances, totaling $1,000,000. These advances are floating rate advances, with a rate of 4.75% at December 31, 2008. The notes are secured by stock in one of the Banks.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 9 — BORROWINGS (Continued)
Repurchase Agreements
Repurchase agreements are secured by mortgage-backed securities held by a third party trustee. The Corporation repaid the final issuance, at maturity, in 2008, leaving a balance of $0 at the end of 2008 compared to $9.7 million at year-end 2007.
Information concerning repurchase agreements is summarized as follows (000’s omitted):

	2008	2007
Average daily balance during the year	$2,377	$7,356
Average interest rate during the year	2.67%	3.11%
Maximum month-end balance during the year	$5,000	$10,000
Weighted average interest rate at year-end	0.00%	2.67%
Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2008 is 5.78%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
A trust formed by the Corporation issued $2,000,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2008 is 3.75%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 10 — INCOME TAXES
The provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31 consists of the following (000’s omitted):

	2008	2007	2006
Current expense (benefit)	$7	$434	$2,552
Deferred expense (benefit)	(2,596)	(1,095)	(315)

	$(2,589)	$(661)	$2,237

Income tax expense (benefit) was less than the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The reasons for the difference are as follows (000’s omitted):

	2008	2007	2006
Income tax at statutory rate	$(5,017)	$(384)	$2,565
Goodwill impairment	2,705	0	0
Tax exempt interest	(231)	(242)	(284)
Other	(46)	(35)	(44)

	$(2,589)	$(661)	$2,237

     The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities (000’s omitted):

	2008	2007
Deferred tax assets
Allowance for loan losses	$4,003	$2,909
Unrealized loss on securities available for sale	1,193	244
Compensation	481	416
Non-accrual interest	618	216
Equity investment	656	0
Capital loss	287	0
Other	291	176

	7,528	3,961

Deferred tax liabilities
Depreciation	(518)	(367)
Purchase accounting adjustments	(300)	(397)
Other	(93)	(125)

	(911)	(889)

	$6,617	$3,072

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has reviewed the deferred tax position for the Corporation at December 31, 2008 and 2007. The deferred tax position was impacted by several significant transactions in 2008 and 2007. These transactions included a write-off of an investment and a 60% write down of an equity investment. After evaluating the impact of the significant transactions, the Corporation’s history of taxable income and near-term earnings prospects, the Corporation has determined that no valuation reserve is required.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 11 — BENEFIT PLANS
The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. The contribution to the Plan in 2008, 2007 and 2006 was $0, $25,000 and $40,000, respectively.
The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. The contribution to the 401(k) Plan for 2008, 2007 and 2006 was $289,000, $313,000 and $292,000, respectively.
The Corporation has entered into Supplemental Executive Retirement Agreements (SERP Agreements) with certain executives. The SERP Agreements are designed to encourage executives to remain long term employees of the Corporation, and to provide specified benefits to certain key executives who contribute materially to the continued growth, development and future business success of the Corporation. The retirement benefits are an unsecured obligation of the Corporation. The Corporation and the Affiliate Banks have established other Non-Qualified Deferred Compensation arrangements for employees not covered under the SERP. The arrangements are designed to encourage certain officers to remain long term employees of the Corporation and the Affiliate Banks, and to provide the officers with supplemental retirement income. At year end 2008 and 2007, accumulated liability for these plans totaled $1,177,644 and $1,168,940. The Corporation’s contributions to the plans in 2008, 2007 and 2006 were $84,412, $119,512 and $124,339.
NOTE 12 — STOCK PURCHASE AND OPTION PLANS
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
The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the numbers of shares issued are at the sole discretion of the Board of Directors, with no shares granted as of December 31, 2008.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 12 — STOCK PURCHASE AND OPTION PLANS (Continued)
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
The following summarizes shares issued under the various plans:

	2008	2007	2006
Automatic dividend reinvestment plan	4,293	13,418	13,337
Director stock purchase & retainer stock	16,140	10,754	7,892
Stock options	0	295	5,525
Other issuance of stock	1,947	3,240	2,890

	22,380	27,707	29,644

Stock Option Plans
The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. No options were granted in 2008. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 12 — STOCK PURCHASE AND OPTION PLANS (Continued)
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Corporation’s common stock as of the date of grant.. The Corporation uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Shares are issued upon option exercise come from authorized but unissued shares.
The following table summarizes stock option activity :

			Weighted
			Average
	Number	Weighted	Remaining	Aggregate
	of	Average	Contractual	Intrinsic
	Options	Price	Life	Value

Options outstanding at January 1, 2008	40,228	$29.74
Options forfeited 2008	(13,631)	29.49

Options outstanding at December 31, 2008	26,597	$29.85	4.15	$0

Exercisable at December 31, 2008	26,597	$29.85	4.15	$0

Information related to the stock option plan during each year follows:

(000’s omitted)	2008	2007
Intrinsic value of options exercised	$0	$3
Cash received from option exercises	0	6
Tax benefit realized from option exercises	0	0
As of December 31, 2008, there was no unrecognized compensation cost related to non-vested stock options granted under the Plan.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 13 — FAIR VALUE
Statement No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing and asset or liability.
The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used to in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The remaining fair values of securities (Level 3 inputs) are based on the reporting entity’s own assumptions and basic knowledge of market conditions and individual investment performance. The Corporation reviews the performance of the securities that comprise level 3 on a quarterly basis.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

Fair Value Measurements at December 31, 2008 Using
Quoted Prices
		in Active	Significant Other	Significant
		Markets for	Observable	Unobservable
	December	Identical Assets	Inputs	Inputs
(000’s omitted)	31, 2008	(Level 1)	(Level 2)	(Level 3)

Assets:
Available for sale securities	$52,722	$9	$51,484	$1,229
Level 1 assets are comprised of investments in other financial institutions, which are publicly traded on the open market.
Level 2 assets are comprised of available for sale securities including, U.S. Treasuries, Government Agencies and Municipal Securities.
Level 3 assets are comprised of investments in other financial institutions including DeNovo banks.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 13 — FAIR VALUE (Continued)
The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

	Fair Value Measurements Using Significant
	Unobservable Inputs
	(Level 3)
(000’s omitted)	Asset	Liability	Total
Beginning balance, Jan. 1, 2008	$2,721	$0	$2,721
Total gains or losses (realized / unrealized)
Included in earnings
Loss on security impairment	(843)	0	(843)
Included in other comprehensive income	(649)	0	(649)
Transfers in and / or out of Level 3	0	0	0
Ending balance, December 31, 2008	$1,229	$0	$1,229
Assets and Liabilities Measured on a Non-Recurring Basis
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements at December 31, 2008 Using
Significant
		Quoted Prices in	Other	Significant
		Active Markets for	Observable	Unobservable
	December	Identical Assets	Inputs	Inputs
(000’s omitted)	31, 2008	(Level 1)	(Level 2)	(Level 3)
Assets:
Impaired loans	$23,448	$0	$0	$23,448
The following represent impairment charges recognized during the period:
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $29,090,000, with a valuation allowance of $5,642,000, resulting in an additional provision for loan losses of $808,000 for the period. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 13 — FAIR VALUE (Continued)
Carrying amount and estimated fair value of financial instruments, not previously presented, at year end were as follows (000’s omitted):

	2008		2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$20,953	$20,953	$30,034	$30,034
Securities — held to maturity	7,955	8,220	8,685	8,714
FHLB stock	2,032	n/a	2,032	n/a
Loans held for sale	690	690	1,655	1,655
Loans	447,536	424,892	462,849	457,693
Accrued interest receivable	2,405	2,405	2,813	2,813

Liabilities:
Deposits	$509,728	$491,371	$543,503	$536,969
Short-term borrowings	1,500	1,500	649	649
FHLB advances	14,707	14,475	11,030	10,907
Repurchase agreements	0	0	5,000	5,000
Subordinated debentures	14,000	13,896	14,000	13,934
Note payable	1,000	1,000	0	0
Accrued interest payable	674	674	921	921
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:
Cash and cash equivalents
The carrying amounts reported in the balance sheet for cash and short-term instruments approximate their fair values.
Securities (including mortgage-backed securities)
Fair values for securities held to maturity are based on similar information previously presented for securities available for sale.
FHLB Stock
It was not practical to determine the fair value of FHLB stock due to restrictions placed on its transferability.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 13 — FAIR VALUE (Continued)
Off-balance-sheet instruments
The fair value of off-balance sheet items is not considered material.
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
Note Payable
The carrying amount of the note payable approximates its fair value.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 14 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, that the Banks meet all capital adequacy requirements to which they are subject. As of December 31, 2008 and 2007, the most recent notifications from Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. West Michigan Community Bank has entered into a Consent Order with the regulatory agencies in 2009 that will make it less than well-capitalized, on March 1, 2009 when the Consent Order is effective. The Consent Order requires West Michigan Community Bank to retain a Tier 1 capital to total assets ratio of a minimum of 8.0%. As of December 31, 2008, West Michigan Community Bank had a Tier 1 capital to total assets ratio of 8.1%. The Consent Order also restricts dividend payments from West Michigan Community Bank to the Holding Company. The Consent Order does not place any restrictions on the Holding Company.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 14 — REGULATORY MATTERS (Continued)

					To Be Well
					Capitalized
					Under
					Prompt
			For Capital		Corrective
			Adequacy		Action
	Actual		Purposes		Provisions
As of December 31, 2008 (000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$58,194	11.4%	$40,726	8.0%	NA	NA
The State Bank	34,807	10.7	25,952	8.0	32,440	10.0
Davison State Bank	4,170	11.7	2,863	8.0	3,578	10.0
West Michigan Community Bank	15,656	10.8	11,558	8.0	14,448	10.0

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	51,827	10.2	20,363	4.0	NA	NA
The State Bank	30,720	9.5	12,976	4.0	19,464	6.0
Davison State Bank	3,712	10.4	1,431	4.0	2,147	6.0
West Michigan Community Bank	13,834	9.6	5,779	4.0	8,669	6.0

Tier 1 Capital (to Average Assets)
Consolidated	51,827	8.8	23,320	4.0	NA	NA
The State Bank	30,720	8.5	14,498	4.0	18,123	5.0
Davison State Bank	3,712	8.2	1,804	4.0	2,255	5.0
West Michigan Community Bank	13,834	8.1	6,833	4.0	8,541	5.0

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 14 — REGULATORY MATTERS (Continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
As of December 31, 2007 (000’s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	$61,993	11.6%	$42,738	8.0%	NA	NA
The State Bank	36,342	10.7	27,164	8.0	33,955	10.0
Davison State Bank	4,408	11.2	3,160	8.0	3,950	10.0
West Michigan Community Bank	15,280	10.3	11,908	8.0	14,884	10.0

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	55,370	10.4	21,369	4.0	NA	NA
The State Bank	32,087	9.4	13,582	4.0	20,373	6.0
Davison State Bank	3,908	9.9	1,580	4.0	2,370	6.0
West Michigan Community Bank	13,409	9.0	5,954	4.0	8,931	6.0

Tier 1 Capital (to Average Assets)
Consolidated	55,370	9.0	24,573	4.0	NA	NA
The State Bank	32,087	8.3	15,403	4.0	19,253	5.0
Davison State Bank	3,908	8.0	1,945	4.0	2,432	5.0
West Michigan Community Bank	13,409	7.9	6,767	4.0	8,459	5.0

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 15 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end (000’s omitted):

	2008	2007
Commitments to make loans (at market rates)	$25,898	$35,633
Unused lines of credit and letters of credit	51,515	74,506
Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2008, $395,000 of the outstanding loan commitments had fixed interest rates ranging from 4.65% to 6.98% and maturities of five years.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 16 — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS
December 31 (000’s omitted)

	2008	2007
ASSETS
Cash and cash equivalents	$814	$842
Securities available for sale, at market	1,237	2,738
Equity investment	1,360	3,089
Other assets	773	63
Investment in subsidiaries	47,103	57,479

	$51,287	$64,211

LIABILITIES AND STOCKHOLDERS EQUITY
Other liabilities	$163	$715
Subordinated debt	14,000	14,000
Other borrowings	1,000	0
Stockholders equity	36,124	49,496

	$51,287	$64,211

CONDENSED STATEMENTS OF INCOME
Years ended December 31 (000’s omitted)

	2008	2007	2006
Other income (Loss) on equity investment	$(1,729)	$(199)	$1
Dividends from subsidiaries	400	2,208	6,849
Interest expense	(976)	(1,256)	(1,264)
Operating expenses	(1,178)	(351)	(326)
Dividends in excess of earnings	(9,218)	(1,462)	(468)

Income/(loss) before income taxes	(12,700)	(1,059)	4,792
Federal income tax expense (benefit)	(535)	(593)	(517)

Net income (loss)	$(12,165)	$(467)	$5,308

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2008 and 2007
NOTE 16 — PARENT ONLY CONDENSED FINANCIAL INFORMATION (Continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31 (000’s omitted)

	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$(12,165)	$(467)	$5,308
Change in other assets	68	201	38
Change in other liabilities	(312)	(35)	383
Dividends in excess of earnings	9,218	1,462	468
Loss on security impairment	843	0	0
Net loss of equity investment	1,729	199	0

Net cash from operating activities	(620)	1,360	6,197

Cash flows provided by investing activities
Equity Investment	0	(3,288)	0
Sales and maturities of securities-AFS	0	0	0
Purchases of securities-AFS	0	(783)	(213)
Investment in subsidiary	(700)	0	(1,000)

Net cash from investing activities	(700)	(4,071)	(1,213)

Cash flows used in financing activities
Issuance of subordinated debt	0	0	0
Net short-term borrowings	1,000	0	0
Dividends paid	0	(2,163)	(2,069)
Stock repurchase	0	(520)	0
Proceeds from stock issuance	292	840	817

Net cash from financing activities	1,292	(1,843)	(1,252)

Change in cash and cash equivalents	(28)	(4,554)	3,732

Cash and cash equivalents at beginning of year	842	5,396	1,664

Cash and cash equivalents at end of year	$814	$842	$5,396

NOTE 17 — SUBSEQUENT EVENTS
On March 17, 2009, The Corporation entered into an agreement to sell all of the stock of one of its bank subsidiaries, Davison State Bank, to a private, non-affiliated, investor group. The transaction is expected to close during the third quarter of 2009. At year-end 2008 Davison had assets of $46.0 million, loans of $29.0 million, deposits of $40.0 million, equity of $3.7 million and a net loss of $196,000. The agreement calls for consideration to be received of $3 million plus or minus certain closing equity adjustments. The Corporation expects to record an estimated loss on the sale of Davison State Bank of $700,000 in the first quarter of 2009. The agreement also provides for a termination payment of $150,000 if either party breaches the agreement. The Corporation is accepting a loss on the sale of Davison State Bank to utilize the capital from the sale to strengthen support of the continuing bank subsidiaries and improve the future financial performance of the organization. The loss is commensurate with the cost of raising capital and the current market for bank transactions and does not represent an impairment in the value of Davison State Bank at December 31, 2008. Accordingly, no such loss has been recognized in the 2008 financial statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), as well as Fentura Mortgage Company and West Michigan Mortgage Company, LLC for the years ended December 31, 2008, 2007 and 2006. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 4 through 36 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone. The financial data and results of operations for West Michigan Community Bank are included only from the date of acquisition on March 15, 2004.
TABLE 1
Selected Financial Data

$ 000’s omitted except per share data and ratios	2008	2007	2006	2005	2004

Summary of Consolidated Statements of Income:
Interest Income	$33,143	$39,214	$39,916	$33,878	$26,094
Interest Expense	15,028	18,621	16,908	11,298	8,263

Net Interest Income	18,115	20,593	23,008	22,580	17,831
Provision for Loan Losses	8,402	7,466	1,120	1,389	1,389

Net Interest Income after Provision	9,713	13,127	21,888	21,191	16,442
Total Other Operating Income	5,087	7,579	7,643	6,882	7,292
Total Other Operating Expense	29,554	21,834	21,986	20,800	18,176

Income (loss) Before Income Taxes	(14,754)	(1,128)	7,545	7,273	5,558
Federal Income Taxes (Benefit)	(2,589)	(661)	2,237	2,219	1,524

Net Income (loss)	$(12,165)	$(467)	$5,308	$5,054	$4,034

Earnings Per Share — Basic*	$(5.60)	$(0.22)	$2.48	$2.41	$1.95
Earnings Per Share — Diluted*	$(5.60)	$(0.22)	$2.47	$2.40	$1.94

Summary of Consolidated Balance Sheets:
Assets	$578,604	$628,019	$622,298	$619,089	$584,890
Securities, including FHLB stock	62,709	82,509	105,035	116,693	131,429
Loans, including loans held for sale	459,999	473,058	453,219	440,398	395,017
Deposits	509,728	543,503	528,555	528,054	491,065
Borrowings	30,207	30,679	36,552	39,765	46,602
Stockholders’ Equity	36,124	49,496	51,318	46,895	42,969

Other Financial and Statistical Data:
Tier 1 Capital to Risk Weighted Assets	10.21%	10.40%	11.30%	10.60%	10.20%
Total Capital to Risk Weighted Assets	11.43%	11.60%	12.50%	11.90%	11.40%
Tier 1 Capital to Average Assets	8.84%	9.00%	8.60%	8.90%	8.70%
Total Cash Dividends	$0	$2,163	$2,069	$1,839	$1,758
Book Value Per Share*	$16.53	$22.88	$24.08	$22.07	$20.67
Cash Dividends Paid Per Share*	$0	$1.00	$0.94	$0.88	$0.84
Period End Market Price Per Share*	$6.75	$22.00	$32.55	$29.77	$33.41
Dividend Pay-out Ratio	0.00%	-463.17%	38.98%	36.39%	43.58%
Return on Average Stockholders’ Equity	-25.20%	-0.89%	10.82%	11.09%	9.72%
Return on Average Assets	-2.03%	-0.08%	0.85%	0.85%	0.74%
Net Interest Margin	3.40%	3.72%	4.11%	4.23%	3.70%
Total Equity to Assets at Period End	6.24%	7.88%	8.25%	7.57%	7.34%

*	Per Share data calculated using average shares outstanding in each period. Per share amounts and average shares outstanding have been adjusted to reflect a 10% stock dividend paid on August 4, 2006 and February 13, 2004.

RESULTS OF OPERATIONS
The Corporation posted a net loss of $12,165,000 in 2008, compared to a net loss of $467,000 in 2007. Goodwill impairment charges, $7,955,000, write downs of equity investments, $2,572,000, a reduction in net interest income, $2,492,000, and increases in loan losses and associated collection expenses, $1,220,000, all contributed to the increased loss in 2008. Salary and benefit reductions of $1,056,000 provided a partial offset. Net-interest income declined $2,478,000, in 2008 due to a reduction in interest income of $6,071,000 versus a reduction of $3,593,000 in interest expense. Interest income declined primarily due to decreases in market rates, which resulted in a drop of 1.10% in the average rate earned on commercial loans and an increase in nonperforming loans over 2007. Non-interest income decreased in 2008 by $2,492,000 or 32.9% from the non-interest income in the prior year. Of this decrease, $1,729,000 was due to larger than anticipated losses related to the equity investment in Arizona. Non-interest expense increased by $7,720,000 or 35.4%, primarily due to the impairment of goodwill for $7,955,000. The goodwill impairment charge was evaluated by comparing the book value of West Michigan Community Bank to its current market value. There had been a substantial decrease in value of West Michigan Community Bank and necessitated the charge to goodwill. Also, when reviewing sales and mergers of similar institutions in relative proximity, it was found that many of the transactions occurred at prices below book value, confirming that there was impairment of goodwill. In addition, the Corporation wrote off an equity investment, Main Street Bank, of $843,000. Main Street Bank was placed into receivership by the FDIC in 2008.
Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2008, 2007, and 2006 respectively, the Corporation posted a return on average assets of (2.03%), (0.08%), and 0.85%. Return on average equity was (25.20%) in 2008, (0.89%) in 2007, and 10.82% in 2006. While the Corporation maintained a strong capital position it experienced a decrease in equity of $13.4 million or 27% in 2008. Total assets decreased $49.4 million in 2008. Total assets increased $5.7 million in 2007, and $3.2 million in 2006. Diluted earnings (loss) per share was ($5.60) in 2008, ($0.22) in 2007, and $2.47 in 2006.
On March 17, 2009, The Corporation entered into an agreement to sell all of the stock of one of its bank subsidiaries, Davison State Bank, to a private, non-affiliated, investor group. The transaction is expected to close during the third quarter of 2009. At year-end 2008 Davison had assets of $46.0 million, loans of $29.0 million, deposits of $40.0 million, equity of $3.7 million and a net loss of $196,000. The agreement calls for consideration to be received of $3 million plus or minus certain closing equity adjustments. The Corporation expects to record an estimated loss on the sale of Davison State Bank of $700,000 in the first quarter of 2009. The agreement also provides for a termination payment of $150,000 if either party breaches the agreement. This transaction will have minimal impact to 2009 core earnings due to the proportionate size of Davison State Bank. The Corporation projects cost savings for the fourth quarter of 2009 and beyond, as a result of this transaction.
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

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2008 and 2007. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income decreased by $2,525,000 in 2008 or 12.0% and decreased by $2,472,000 or 10.5% in 2007. The primary factors contributing to the decrease in net interest income in 2008 were a decrease in loan volume, a significant increase in non-performing loans as well as decreases in the prime rate. Net interest income was also reduced by reversal of accrued interest income on loans that were re-classified to non-accrual status throughout the year.
As indicated in Table 3, for the year ended December 31, 2008, the Corporation’s net interest margin was 3.40% compared with 3.72% and 4.11% in 2007 and 2006, respectively. The decrease in 2008 is primarily attributable to declining interest income on loans. This was due to a combination of declining market rates and increases in non-performing loans. Management attempted to offset these decreases by reducing deposit rates, however maturity constraints on time deposits did not allow for a rapid enough reduction for a complete offset. The decrease in 2007 was attributed to declining interest income on loans due to non-performing loans and increasing deposit yields.
Average earning assets decreased 3.9% in 2008, decreased 1.1% in 2007, and increased 4.7% in 2006. Average earning assets were reduced through lower total average securities when comparing 2008 to 2007. Loan balances, the highest yielding component of earning assets, represent 86.0% of earning assets in 2008, compared to 81.7% in 2007 and compared to 79.1% in 2006. Average interest bearing liabilities decreased 2.8% in 2008, decreased 0.8% in 2007, and increased 5.5% in 2006. Non-interest bearing deposits amounted to 13.6% of average earning assets in 2008 compared with 13.3% in 2007 and 13.5% in 2006.

TABLE 2
Changes in Net Interest Income
Due to Changes in Average Volume
and Interest Rates
Years Ended December 31,

		INCREASE			INCREASE
		(DECREASE)			(DECREASE)
		2008			2007
		DUE			DUE
		TO:			TO:
		YIELD/			YIELD/
(000’s omitted)	VOL	RATE	TOTAL	VOL	RATE	TOTAL

TAXABLE SECURITIES	$(1,027)	$18	$(1,009)	$(372)	$125	$(247)
TAX-EXEMPT SECURITIES	(123)	(80)	(203)	(210)	78	(132)
FEDERAL FUNDS SOLD	2	(148)	(146)	(198)	(2)	(200)

TOTAL LOANS	435	(5,148)	(4,713)	790	(968)	(178)
LOANS HELD FOR SALE	(41)	(6)	(47)	2	(4)	(2)

TOTAL EARNING ASSETS	(754)	(5,364)	(6,118)	12	(771)	(759)

INTEREST BEARING DEMAND DEPOSITS	(55)	(980)	(1,035)	(120)	83	(37)
SAVINGS DEPOSITS	(76)	(394)	(470)	(131)	69	(62)
TIME CDs $100,000 AND OVER	(401)	(10)	(411)	1,018	(103)	915
OTHER TIME DEPOSITS	175	(1,297)	(1,122)	(253)	1,098	845
OTHER BORROWINGS	(51)	(503)	(554)	(187)	239	52

TOTAL INTEREST BEARING LIABILITIES	(408)	(3,184)	(3,592)	327	1,386	1,713

NET INTEREST INCOME	$(346)	$(2,180)	$(2,526)	$(315)	$(2,157)	$(2,472)

TABLE 3
(000’s omitted)
Summary of Net Interest Income
Years Ended December 31,

	2008			2007			2006
	AVG			AVG			AVG
	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD	BAL	INC/EXP	YIELD
ASSETS
Securities:
U.S. Treasury and Government Agencies	$49,733	$2,089	4.20%	$73,051	$3,120	4.27%	$84,099	$3,348	3.98%
State and Political (1)	15,728	891	5.66%	17,716	1,094	6.17%	21,376	1,226	5.73%
Other	4,651	127	2.73%	6,641	105	1.58%	4,304	124	2.88%

Total Securities	70,112	3,107	4.43%	97,408	4,319	4.43%	109,779	4,698	4.28%
Fed Funds Sold	6,113	157	2.57%	6,082	303	4.98%	10,045	503	5.01%
Loans:
Commercial	366,882	23,600	6.43%	359,262	27,276	7.59%	343,702	26,820	7.80%
Tax Free (1)	3,329	226	6.78%	3,552	233	6.57%	4,217	271	6.43%
Real Estate-Mortgage	38,592	2,486	6.44%	38,047	2,531	6.65%	36,330	2,638	7.26%
Consumer	57,853	3,908	6.76%	60,057	4,893	8.15%	66,526	5,382	8.09%

Total loans	466,656	30,220	6.48%	460,918	34,933	7.58%	450,775	35,111	7.79%
Allowance for Loan Loss	(10,561)			(8,014)			(6,632)
Net Loans	456,095	30,220	6.63%	452,904	34,933	7.71%	444,143	35,111	7.91%

Loans Held for Sale	1,042	63	6.05%	1,662	110	6.62%	1,626	112	6.89%

TOTAL EARNING ASSETS	543,923	33,547	6.17%	566,070	39,665	7.01%	572,225	40,424	7.06%

Cash Due from Banks	16,603			17,321			18,155
All Other Assets	50,558			45,500			39,663

TOTAL ASSETS	$600,523			$620,877			$623,411

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Interest bearing — DDA	$95,880	1,323	1.38%	$98,172	$2,358	2.40%	$103,356	$2,395	2.32%
Savings Deposits	83,245	720	0.86%	88,943	1,190	1.34%	99,339	1,252	1.26%
Time CD’s $100,000 and Over	143,736	6,719	4.67%	152,305	7,130	4.68%	130,860	6,215	4.75%
Other Time CD’s	117,675	4,604	3.91%	114,182	5,726	5.01%	120,427	4,881	4.05%

Total Interest Bearing Deposits	440,536	13,366	3.03%	453,602	16,404	3.62%	453,982	14,743	3.25%
Other Borrowings	35,043	1,663	4.75%	35,868	2,217	6.18%	39,268	2,165	5.51%

INTEREST BEARING LIABILITIES	475,579	15,029	3.16%	489,470	18,621	3.80%	493,250	16,908	3.43%

Non-interest bearing — DDA	73,991			75,177			77,256
All Other Liabilities	2,672			4,008			3,832
Shareholders Equity	48,281			52,222			49,073

TOTAL LIABILITIES and S/H EQUITY	$600,523			$620,877			$623,411

Net Interest Rate Spread			3.01%			3.20%			3.64%
Impact of Non-Interest Bearing
Funds on Margin			0.40%			0.51%			0.47%

Net Interest Income/Margin		$18,518	3.40%		$21,044	3.72%		$23,516	4.11%

(1)	– Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2008, the allowance for loan losses was $11,773,000 or 2.56% of total loans. This compares with $8,554,000 or 1.81% at December 31, 2007 and $6,692,000, or 1.48%, at December 31, 2006. Management believes the allowance for loan losses at December 31, 2008 of $11,773,000 is sufficient to cover all known losses in the loan portfolio at this time.
The provision for loan losses was $8,402,000 in 2008 and $7,466,000 and $1,120,000 in 2007 and 2006, respectively. Provision for 2008 increased from the 2007 level by $936,000. The amount of provision taken for the year is a direct output of the calculation of loan loss adequacy. The Banks review loan loss adequacy on a quarterly basis. The increase for the year was due to the downgrading of a number of loans, which required additional, substantial provision be provided for them. The increase of the 2008 provision for loan loss was to provide specific reserves for non-performing construction and land development loans, increased charge-offs and continuing decline in the Michigan economy. In addition, the Banks had substantial charge-offs of non-performing assets of $5,740,000 for 2008. A continuation of the present economic conditions or further declines could lead to further loan losses in 2009.
In 2008, the Corporation strategically shrank the commercial loan portfolio. Commercial loans decreased $7,035,000 from 2007 year end. Real estate construction and mortgage loans decreased $3,859,000 from year end 2007. The decline in real estate construction and mortgage loans was primarily due to management efforts to continue to reduce exposure as well as diminishing demand for these types of loans given the surplus of available homes in the market. In 2008, the Corporation also recognized the need to charge-off several construction and land development loans. Charge-offs of commercial loans totaled $5,005,000 in 2008. The Special Asset Group (SAG), formed in 2007, was assembled to act as an action group for watch credits and in the collection of credits that have already been classified as loss or doubtful. While non-performing loans continued to rise in 2008, management believes that the creation of the SAG will assist in mitigating non-performing loan impact in future years. Additionally, with the establishment of the SAG and the nature of its focus, the Corporation expects an increased level of loan and collection expenses as this group works through troubled credits.
Table 4 summarizes loan losses and recoveries from 2004 through 2008. During 2008, the Corporation experienced net charge-offs of $5,183,000, compared with net charge-offs of $5,604,000 and $729,000 in 2007 and 2006, respectively. The year to year increase in charge offs was due to an increase in commercial loan charge-offs by $14,000 year over year. Of the $5,005,000 in total commercial loan charge-offs in 2008, $3,928,000 was construction and land development loans. Also, mortgage loan charge-offs increased by $111,000 and consumer charge-offs decreased by $244,000. Total recoveries increased by $302,000 comparing 2008 with 2007. The net charge-off ratio is the difference of charged-off loans minus the recoveries from loans divided by average gross loans. Accordingly, the net charge-off ratio for 2008 was 1.13% compared to 1.19% and 0.16% at the end of 2007 and 2006, respectively.
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
TABLE 4
Analysis of the Allowance for Loan Losses

	Years Ended December 31,
(000’s omitted)	2008	2007	2006	2005	2004

Balance Beginning of Period	$8,554	$6,692	$6,301	$5,501	$3,414

Charge-offs:
Commercial, Financial and Agricultural	(5,005)	(4,991)	(554)	(405)	(365)
Real Estate-Mortgage	(297)	(186)	0	0	0
Installment Loans to Individuals	(438)	(682)	(323)	(360)	(306)

Total Charge-offs	(5,740)	(5,859)	(877)	(765)	(671)

Recoveries:
Commercial and Financial	314	155	51	70	38
Real Estate-Mortgage	23	1	0	0	0
Installment Loans to Individuals	220	99	97	106	172

Total Recoveries	557	255	148	176	210

Net Charge-offs	(5,183)	(5,604)	(729)	(589)	(461)

Provision for loan losses	8,402	7,466	1,120	1,389	1,389

Addition from WMCB acquisition	0	0	0	0	1,159

Balance at End of Period	$11,773	$8,554	$6,692	$6,301	$5,501

Ratio of Net Charge-Offs During the Period	1.13%	1.19%	0.16%	0.14%	0.12%
NON-INTEREST INCOME
Non-interest income was $5,087,000 in 2008, $7,579,000 and $7,643,000 in 2007 and 2006, respectively. These amounts represent a decrease of 32.9% in 2008 compared to 2007 and a decrease of 0.8% in 2007 compared to 2006.
The most significant category of non-interest income is service charges on deposit accounts. These fees were $2,938,000 in 2008, compared to $3,421,000 and $3,708,000 in 2007 and 2006, respectively. This was a decrease of $483,000 or 14.1% in 2008 and a decrease of $287,000 or 7.7% in 2007. The decrease in 2008 was in all categories of service charges, with the largest declining component being NSF and overdraft privilege fees. The decrease in 2007 was due to a decrease in NSF and overdraft privilege fees.
Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $338,000 in 2008, $402,000 in 2007, and $615,000 in 2006. The decrease of 15.9% in 2008 is due to the continuance of a stagnant to declining mortgage market. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis. For 2009, Management anticipates gains on the sale of mortgage loans to remain steady or increase slightly. This is due to declining interest rates, which could provide consumers the ability to refinance their mortgage and the Corporation to collect additional fee income from the sale of such loans.
Trust and investment income decreased $83,000 or 4.4% in 2008 to $1,818,000 compared with $1,901,000 in 2007 and $1,554,000 in 2006. The 4.4% decrease is due to unfavorable changes in the market value of trust and investment assets, partially offset by growth in financial planning and brokerage assets. Management is anticipating continued growth in trust and investment income in 2009, by growing the number of client relationships and growing assets under management.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $1,722,000 in 2008 compared to $1,853,000 and $1,768,000 in 2007 and 2006, respectively.
The Corporation experienced a loss of $1,032,000 during the fourth quarter of 2008, on the equity investment held on a bank in Arizona. The year-to-date loss, for 2008, on this investment was $1,729,000, compared to a $199,000 loss in 2007. The year-to-year difference has two components. In 2007, the investment was held for only four months. In 2008, in addition to holding the investment for 12 months, the investee bank took a large write off of their goodwill during the 4th quarter, of which our Corporation accounted for its respective 24.99% share. If performance of the investee bank continues, the Corporation will experience additional losses in 2009.
NON-INTEREST EXPENSE
Total non-interest expense was $29,554,000 in 2008 compared to $21,834,000 in 2007 and $21,986,000 in 2006. This was an increase of 35.4% in 2008 and a decrease of 0.7% in 2007.
Salaries and employee benefits, the Corporation’s largest operating expense category, were $11,127,000 in 2008, compared with $12,183,000 in 2007 and $12,738,000 in 2006. The decrease between 2008 and 2007 was a result of personnel reductions as well as performance incentive payments being eliminated for 2008.
Occupancy expenses associated with the Corporation’s facilities were $2,096,000 in 2008 compared to $2,090,000 in 2007 and $1,858,000 in 2006. In 2008, this was an increase of less than 1.0% and in 2007, an increase of 12.5%. In mid-2008 the banks closed a leased facility, which assisted in maintaining occupancy expenses. The increase in 2007 was due to the acquisition of a new bank building in Livingston County and the opening of a new office in Holland and their related depreciation expense, as well as increases in general utility and property tax expenses. These were partially offset by decreases in lease payment expenses with the closure of an office of West Michigan Community Bank at the end of September 2007.
In 2008, equipment expenses were $1,978,000 compared to $2,139,000 in 2007 and $2,140,000 in 2006. This is a decrease of 7.5% in 2008 which followed a decrease of 0.1% in 2007. In 2008, the Corporation’s mainframe computer system became fully depreciated, resulting in a year to year savings of $46,000 of depreciation expense. In addition, depreciation of other assets was down $80,000, rental and repair expenses were also down a combined total of $33,000.
Loan and collection expenses were $1,037,000 in 2008 compared to $753,000 in 2007 and $320,000 in 2006. The increase was due to significant increases related to other real estate owned held by the Corporation that has resulted from the declining Michigan economy. Several properties being held in ORE required additional negative valuation adjustments totaling $100,000, which were made during the fourth quarter, as real estate prices continued to decline during 2008.
Advertising expenses were $422,000 in 2008 compared to $486,000 in 2007 and $624,000 in 2006. When comparing 2008 to 2007, the Corporation reduced media expenses and other promotional expenses. The Banks continued to maintain presence in their local markets through continued sponsorship of local activities and community groups. The Corporation continues to remain focused on targeted advertising in all of its markets to continue growth.
Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,238,000 in 2008 compared to $1,143,000 in

2007 and $1,066,000 in 2006. Increases in legal fees, were nearly offset by decreases in audit fees and other professional services, an 8.3% increase comparing year to year. The increase of 7.2% in 2007 was comprised of increases in legal fees and audit fees.
In the fourth quarter of 2008, the Corporation utilized an external consulting firm to conduct the goodwill evaluation. To prepare the analysis, the book value of West Michigan Community Bank was compared to its fair value at December 31, 2008. The evaluation computed the fair market value of West Michigan Community Bank by applying three separate methodologies. First, the analysis included a computation based on present value of projected earnings of the Bank. Next, the analysis included a computation based on market values of comparable financial institutions. Finally, a computation was based on prices paid on recent whole bank acquisitions in the Midwest. These three approaches were weighted and an overall value was assigned. As the value determined was below book value of the Bank, impairment was determined to exist and a second step evaluation was performed. This second step evaluation consisted of determining fair value of the assets and liabilities of West Michigan Community Bank. Any remaining fair value would be determined to be residual goodwill. The results of this second step evaluation were that there was no residual goodwill, and as a result the Corporation wrote off the entire goodwill balance of $7,955,000 at December 31, 2008.
During 2008, the Corporation recognized $843,000 in other-than-temporary impairment its investment in Main Street Bancorp, a startup bank located in Northville, Michigan. The Corporation wrote off this investment entirely during the first three quarters as it became clear to management that this institution was troubled. Ultimately, the regulators closed this Bank early in the fourth quarter of 2008.
Other general and administrative expenses, including telephone and communication services, were $2,858,000 in 2008, or a decrease of 6.0%, compared to $3,040,000 in 2007 and $3,240,000 in 2006. The reduction in 2008 was the result of decreases in director expense, communication expenses, business development, customer service expenses, conferences and education, and officer and staff meeting expenses. These were partially offset by increases in FDIC assessment, other losses, and operating expenses. In 2009 the Banks will have increased FDIC assessments. These increases will have a meaningful unfavorable impact to our income.
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
The Corporation’s total assets averaged $600.5 million for 2008 declining from the 2007 average of $620.9 million by $20.0 million or 3.2%. Average loans comprised 77.7% of total average assets during 2008 compared to 74.2% in 2007. Loans grew $5.7 million, on average, from year end 2007 to year end 2008, with commercial loans having the largest gain of $7.6 million or 2.1%. The ratio of average non-interest bearing deposits to total deposits was 14.4% in 2008 compared to 14.2% in 2007. Interest bearing deposits comprised 92.6% of total average interest bearing liabilities during 2008, up from 92.6% during 2007. The Corporation’s year-end total assets were $578.6 million for 2008 down from $628 million in 2007. The decrease was due to the strategic shrinkage of the loan portfolio, along with a decreasing investment portfolio, and an $8.0 million decrease of goodwill. These were partially offset by an increase in other real estate owned.

SECURITIES PORTFOLIO
Securities totaled $60,677,000 at December 31, 2008 compared to $80,477,000 at December 31, 2007. This was a decrease of $19,800,000 or 24.6%. At December 31, 2008 these securities comprised 11.6% of earning assets, down from 14.3% at December 31, 2007. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage backed securities, which are classified as held to maturity. Although loan balances decreased in 2008, these decreases were paralleled by decreases in the deposit portfolio. The decreases in securities in 2008 funded the differential between the loan and deposit decline, as well as allowing the Corporation to repay $5,000,000 of repurchase agreements at their June 2008 maturity date. Thus, federal funds sold decreased $7,300,000 comparing year–end 2008 to year-end 2007. Federal funds sold were $0 at December 31, 2008 compared with $7,300,000 at December 31, 2007.
The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. As of December 31, 2008, the estimated aggregate fair value of the Corporation’s securities portfolio was $2,730,000 below amortized cost. At December 31, 2008, gross unrealized gains were $660,000 and gross unrealized losses were $3,390,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Item 1 of the Form 10-K. As of year end 2008, the Corporation has the ability to hold these securities until maturity and continue to receive a favorable rate of return on the securities.
With regard to equity investments held by the Corporation, management regularly reviews the performance of each institution that is not publicly traded. On a quarterly basis, following the availability of call report filings, management reviews each bank on factors including: net income, total risk based capital and tier 1 capital to risk weighted assets, charged off loans, nonaccrual loans, past due loans, loan to deposit ratio, loan loss reserve to loans ratio, brokered CD’s, and other borrowings.. Management considers the need for other-than-temporary impairment when the institutions present material, unfavorable changes when compared to the prior quarter. If a performance decrease is found, management looks at trends from prior periods to evaluate the potential of an unfavorable long term decline. Management also makes these considerations when the receipt of unfavorable financial information is received and verified. As of December 31, 2008, the Corporation has recognized $843,000 of other-than-temporary impairment on a single investment, Main Street Bank, due to its related institution financial performance (see earlier discussion under Noninterest Expense).

TABLE 5
Analysis and Maturities of Securities

	Amortized	Fair
(000’s omitted)	Cost	Value	Yield(1)

AVAILABLE FOR SALE
U.S. Agencies
One year or less	$7,000	$7,108	3.68%
Over one through five years	4,000	4,108	4.35%
Over five through ten years	0	0	0.00%
Over ten years	0	0	0.00%

Total	11,000	11,216
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	7,929	7,906	4.11%
Over five through ten years	2,555	2,526	4.25%
Over ten years	23,584	21,370	4.64%

Total	34,068	31,802
State and Political
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	3,349	3,330	6.72%
Over ten years	4,737	4,637	6.34%

Total	8,086	7,967
Equity Securities	$2,563	$1,737
HELD TO MATURITY
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	3	3	9.00%
Over five through ten years	0	0	0.00%
Over ten years	0	0	0.00%

Total	3	3
State and Political
One year or less	$2,088	$2,100	5.92%
Over one through five years	2,841	3,684	6.13%
Over five through ten years	2,404	2,072	6.61%
Over ten years	619	361	6.25%

Total	7,952	8,217

Total Securities	$63,672	$60,942

(1)	Tax equivalent yield

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
Total loans decreased $12,094,000 for the year ended December 31, 2008, with total loans comprising 88.1% of earning assets as compared to 81.4% of December 31, 2007 earning assets. The economic challenges in the State of Michigan that began in 2007, continued to worsen in 2008. Continued employment and economic declines, primarily in the automotive industry, contributed to steepening unemployment rates and a declining population. With these burdening challenges as well as by management strategy, the Corporation had commercial loan reduction during the year. In 2008, commercial loans decreased $7,035,000 or 2.2% to $311,520,000. Real estate construction and mortgage loans also decreased by $3,859,000 or 4.1% in 2008. The decline was primarily in the real estate construction portfolio as this type of loan demand continued to diminish given the continuing surplus of homes available in the housing market. Additional decreases in loans were due to charge-offs of several construction and land development loans in 2008. Consumer loans decreased $1,200,000 or 2.1% in 2008. In 2007, commercial loan totals increased $46,153,000 to $318,555,000 or had growth of 16.9%. In contrast, real estate construction and development loans decreased $24,035,000 or 30.4% to $54,982,000 at December 31, 2007. Consumer loans decreased $4,658,000 or 7.4% in 2007.
TABLE 6
Loan Portfolio

December 31,
(000’s omitted)	2008	2007	2006	2005	2004

Commercial	$311,520	$318,555	$272,402	$254,498	$229,012
Real estate — construction	51,823	54,892	78,927	76,386	61,278
Real estate — mortgage	39,027	39,817	36,867	37,627	32,705
Consumer	56,939	58,139	62,797	70,845	70,435

Total	$459,309	$471,403	$450,993	$439,356	$393,430

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
TABLE 7
Maturities of the Loan Portfolio by Loan Type

	Within	One-	After
December 31, 2008	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Commercial	$126,280	$160,795	$24,445	$311,520
Real estate — construction	44,000	5,909	1,914	51,823
Real estate — mortgage	6,411	10,177	22,439	39,027
Consumer	8,639	31,564	16,736	56,939

	$185,330	$208,445	$65,534	$459,309

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

	Within	One-	After
December 31, 2008	One	Five	Five
(000’s omitted)	Year	Years	Years	Total
Loans:
Fixed Rate	$89,067	$183,042	$45,554	$317,663
Variable Rate	96,263	25,403	19,980	141,646

	$185,330	$208,445	$65,534	$459,309

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
The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2008, which comprised 11.3% of total loans, totaled $51,823,000 as compared to $54,892,000 and $78,927,000 at the end of 2007 and 2006, respectively.
The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various industrial and professional organizations. The Corporation believes that the portfolio is reasonably well diversified. Management expects the economy to remain soft during 2009.
NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2004 through 2008. Non-performing assets increased substantially at December 31, 2008 as compared to 2007. Other Real Estate Owned increased $4,346,000 in 2008. The composition of Other Real Estate Owned is twenty-seven commercial and three residential properties totaling $6,349,000. Other Real Estate in Redemption decreased to $390,000 at the end of 2008 from $1,829,000 at the end of 2007. Real Estate Owned in Redemption balance is comprised of nine commercial properties. Non-performing loans increased by $11,882,000 as compared to December 31, 2007. This was due to a substantial increase in non-accrual loans of $11,269,000 as compared to December 31, 2007. The composition of the added non-accrual loans was largely from commercial real estate and development loans. Loans past due over 90 days and still accruing interest increased $613,000 during this period. Renegotiated loans increased $511,000 when comparing December 31, 2008 to December 31, 2007.
The level and composition of non-performing assets are both affected by economic conditions in the Corporation’s local markets. Non-performing assets, charge-offs, and provisions for loan losses tend to decline in a strong economy and increase in a weak economy, thereby impacting the Corporation’s operating results. In addition to non-performing loans, management carefully monitors other credits that are current in terms of principal and interest payments but, in management’s opinion, may deteriorate in quality if economic conditions change.

TABLE 9
Non-Performing Assets and Past Due Loans (000’s omitted)

	December 31,
	2008	2007	2006	2005	2004

Non-Performing Loans:
Loans Past Due 90 Days or More & Still Accruing	$667	$54	$2,311	$80	$91
Non-Accrual Loans	24,325	13,056	2,354	1,476	1,102
Renegotiated Loans	942	431	437	1,401	477

Total Non-Performing Loans	25,934	13,541	5,102	2,957	1,670

Other Non-Performing Assets:
Other Real Estate	6,349	2,003	1,247	500	208
Other Real Estate Owned in Redemption	390	1,829	216	0	856
Other Non-Performing Assets	25	155	155	6	4

Total Other Non-Performing Assets	6,764	3,987	1,618	506	1,068

Total Non-Performing Assets	$32,698	$17,528	$6,720	$3,463	$2,738

Non-Performing Loans as a % of Total Loans	5.64%	2.86%	1.13%	0.67%	0.70%
Non-Performing Assets as a % of Total Loans and Other Real Estate	5.37%	3.70%	1.48%	0.79%	0.69%
Allowance for Loan Losses as a % of Non-Performing Loans	45.40%	63.18%	131.16%	213.09%	350.16%
Accruing Loans Past Due 90 Days or More to Total Loans	0.15%	0.01%	0.51%	0.02%	0.02%
Non-performing Assets as a % of Total Assets	5.65%	2.79%	1.08%	0.56%	0.47%
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
TABLE 10
Allocation of the Allowance for Loan Losses

December 31,	2008		2007		2006		2005		2004
(000’s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and construction	$10,187	79.11%	$7,321	79.22%	$5,657	77.90%	$5,339	75.31%	$4,600	73.79%

Real estate mortgage	440	8.50%	389	8.45%	328	8.17%	263	8.56%	312	8.31%

Consumer	1,137	12.39%	767	12.33%	623	13.93%	593	16.13%	508	17.90%

Unallocated	9		77		84		106		81

Total	$11,773	100.00%	$8,554	100.00%	$6,692	100.00%	$6,301	100.00%	$5,501	100.00%

As discussed earlier under “Allowance and Provision for Loan Losses” the Corporation has a methodology that provides for formula based allowances as well as specific allocations for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.
Certain of the Corporation’s non-performing loans included in Table 9 are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated watch or lower are also measured for impairment. Impairment losses are believed to be adequately covered by the provision for loan losses. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment and include certain smaller balance commercial loans, consumer loans, and residential real estate loans, and are not included in the impaired loan data in the following paragraphs.
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
DEPOSITS
TABLE 11
Average Deposits
Years Ended December 31,

	2008		2007		2006		2005		2004
	Average		Average		Average		Average		Average
(000’s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Non-int. bearing demand	$73,991		$75,177		$77,256		$81,471		$73,553

Interest-bearing demand	95,880	1.38%	98,172	2.40%	103,356	2.32%	111,670	1.51%	108,704	1.10%

Savings	83,245	0.87%	88,943	1.34%	99,339	1.26%	125,031	1.12%	149,099	1.53%

Time	261,411	4.33%	266,487	4.82%	251,287	4.73%	183,048	3.45%	130,115	2.71%

Total	$514,527	2.60%	$528,779	3.10%	$531,238	2.89%	$501,220	1.87%	$461,471	1.52%

The Corporation’s average deposit balances and rates for the past five years are summarized in Table 11. Total average deposits were 2.7% lower in 2008 as compared to 2007. All categories of deposits experienced declining averages in 2008. Despite the declines, the proportion each category held of total deposits remained fairly flat from year to year. Interest-bearing demand average deposits comprised 18.6% of total average deposits, savings average deposits comprised 16.2% of total average deposits, and time average deposits comprised 50.8% of total average deposits.
As of December 31, 2008 certificates of deposit of $100,000 or more accounted for approximately 26.9% of total deposits compared to 29.6% at December 31, 2007. The maturities of these deposits are summarized in Table 12.

TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

	December 31,
(000’s omitted)	2008	2007

Three months or less	$15,152	$41,891
Over three through six months	22,951	22,833
Over six through twelve months	23,146	19,451
Over twelve months	77,187	76,458

Total	$138,436	$160,633

Repurchase agreements are secured by mortgage-backed securities held by a third party trustee. During 2008, the Corporation repaid, in full, the remaining $5,000,000 of the agreement. At the end of 2008, the Corporation no longer held any repurchase agreements. When the agreement matured the securities underlying the agreements were returned to the Corporation. These repurchase agreements were used as part of the securities leverage strategy to help enhance net interest income for the Corporation.
FEDERAL INCOME TAXES
The Corporation’s effective tax rate was (17.2%) for 2008, (58.6%) for 2007, and 29.7% for 2006. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investments in certain tax-exempt securities and loans. Additional information relating to federal income taxes is included in Note 10 to the Consolidated Financial Statements.
LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2008, 2007, and 2006. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions.
Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2008, the Corporation did not have any federal funds sold as compared to 1.2% of total assets at the end of 2007. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.
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

The Corporation had cash flows from financing activities resulting primarily from the outflow of demand and savings deposits and decrease of borrowings. In 2008, these deposits decreased $33,775,000 and these borrowings decreased $472,000. Cash provided by investing activities was $19,381,000 in 2008 compared to cash used of $11,722,000 in 2007. The change in investing activities was due to increases of called securities, along with scheduled maturities, which were partially offset by securities purchases. Loan demand decreased in 2008 compared to 2007, while the sales of other real estate owned increased in 2008 when compared to 2007.
The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:
Table 13

	Less than 1				More than
(000’s omitted)	Total	year	1-3 years	3-5 years	5 years

Time Deposits	$256,809	$137,060	$88,301	$31,281	$167
Short-term borrowings	1,500	1,500	0	0	0
FHLB advances	14,707	2,726	11,058	68	855
Subordinated debt	14,000	0	0	0	14,000
Note payable	1,000	1,000	0	0	0
Operating leases	860	209	373	278	0

Total	$288,876	$142,495	$99,732	$31,627	$15,022

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2008, the Corporation was in excess of the minimum capital and leverage requirements as defined by federal law.
Total shareholders’ equity declined 27.0% to $36,124,000 at December 31, 2008, compared with $49,496,000 at December 31, 2007. The Corporation’s equity to asset ratio was 6.24% at December 31, 2008, compared to 7.88% at December 31, 2007. The decrease in equity in 2008 resulted from negative earnings and increases in accumulated other comprehensive losses. In 2008, the Corporation did not pay dividends, compared to $1.00 of dividends per share paid in 2007.
At December 31, 2008, the Corporation’s tier 1 and total risk-based capital ratios were 10.2% and 11.4%, respectively, compared with 10.4% and 11.6% in 2007. The Corporation’s tier 1 leverage ratio was 8.8% at December 31, 2008 compared with 9.0% at December 31, 2007. Although the Corporation experienced a decline in equity from year to year, the Corporation was also able to simultaneously shrink the balance sheet and was able to maintain risk-based ratios at levels considered to be well capitalized.
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
Goodwill and intangible assets arose from our past acquisition of West Michigan Community Bank, as discussed in Note 7 to the financial statements. We test our goodwill for impairment utilizing the methodology and guidelines established in SFAS No. 142, Goodwill and Other Intangible Assets. This methodology involves assumptions regarding the valuation of West Michigan Community Bank and related intangible assets. We believe the assumptions we have made are reasonable. Based upon our annual impairment analysis in 2008 we found it necessary to completely write off the goodwill balance. The balance of goodwill at December 31, 2008 and 2007 was $0 and $7,955,000, respectively.
Our accounting for income taxes involves the valuation of deferred tax assets and liabilities primarily associated with differences in the timing of the recognition of revenues and expenses for financial reporting and tax purposes. We have recorded no valuation allowance on the balance of our deferred tax assets as we conclude that the tax benefits associated with this asset will more likely than not be realized based upon the levels of taxable income in prior years and the expectation of a return to profitability and generation of taxable income in future years. Management has reviewed the deferred tax position for the Corporation at December 31, 2008 and 2007. The deferred tax position was impacted by several significant transactions in 2008 and 2007. These transactions included write-off of an investment and a 60% write down of an equity investment. After evaluating the impact of the significant transactions the Corporation has determined that no valuation reserve is required.
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
OFF-BALANCE-SHEET ITEMS
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amounts of commitments are included in Note 14 to the consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2008, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2008 compared to 2007.
The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2008. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14
Rate Sensitivity of Financial Instruments

(000’s omitted)	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value

Rate Sensitive Assets:
Fixed interest rate loans	$89,067	$46,365	$47,876	$46,017	$42,784	$45,554	$317,663	$294,978
Average interest rate	6.91%	6.91%	6.80%	6.83%	7.20%	6.72%
Variable interest rate loans	$96,263	$9,194	$5,399	$3,875	$6,935	$19,980	$141,646	$141,687
Average interest rate	4.82%	3.68%	3.81%	4.90%	4.37%	4.83%
Fixed interest rate securities	$16,309	$11,802	$3,542	$1,187	$498	$11,233	$44,571	$45,119
Average interest rate	3.86%	3.75%	3.88%	4.02%	3.93%	4.51%
Variable Interest rate securities	$3,891	$1,489	$1,474	$1,273	$1,222	$8,975	$18,324	$14,082
Average interest rate	1.84%	3.90%	3.90%	3.90%	3.80%	4.20%
FHLB Stock	$2,032						$2,032	$2,032
Average interest rate	5.00%

Total rate sensitive assets	$207,562	$68,850	$58,291	$52,352	$51,439	$85,742	$524,236	$497,898

Rate Sensitive Liabilities:
Interest-bearing checking	$103,138						$103,138	$98,410
Average interest rate	1.19%
Savings	$76,096						$76,096	$72,229
Average interest rate	0.14%
Time	$137,061	$59,128	$29,174	$25,499	$5,781	$166	$256,809	$247,047
Average interest rate	3.40%	4.20%	4.75%	4.72%	3.82%	1.18%
Short term borrowings	$1,500						$1,500	$1,500
Average interest rate	1.25%
FHLB advances	$2,726	$6,028	$5,030	$33	$35	$855	$14,707	$14,475
Average interest rate	1.54%	3.42%	3.82%	7.34%	7.34%	7.34%
Subordinated debt	$14,000						$14,000	$13,860
Average interest rate	5.49%
Note payable	$1,000						$1,000	$1,000
Average interest rate	4.75%

Total rate sensitive liabilities	$335,521	$65,156	$34,204	$25,532	$5,816	$1,021	$467,250	$448,516
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
Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2008, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 15

	Gap Analysis
	December 31, 2008
	Within	Three	One to	After
	Three	Months-	Five	Five
(000’s Omitted)	Months	One Year	Years	Years	Total
Securities	$4,934	$14,523	$22,561	$18,659	$60,677
Loans	76,832	108,498	208,445	65,534	459,309
Loans Held for Sale	690	0	0	0	690
FHLB Stock	2,032	0	0	0	2,032

Total Earning Assets	$84,488	$123,021	$231,006	$84,193	$522,708

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$103,138	$0	$0	$0	$103,138
Savings Deposits	76,074	0	0	0	76,074
Time Deposits Less than $100,000	23,520	52,286	42,495	72	118,373
Time Deposits Greater than $100,000	15,152	46,097	77,089	98	138,436
Short-term Borrowings	1,500	0	0	0	1,500
FHLB Advances	1,000	1,726	11,126	855	14,707
Note Payable	1,000	0	0	0	1,000
Subordinated Debt	14,000	0	0	0	14,000

Total Interest Bearing Liabilities	$235,384	$100,109	$130,710	$1,025	$467,228

Interest Rate Sensitivity GAP	$(150,896)	$22,912	$100,296	$83,168	$55,480
Cumulative Interest Rate Sensitivity GAP	$(150,896)	$(127,984)	$(27,688)	$55,480
Interest Rate Sensitivity GAP	0.36	1.23	1.77	82.14
Cumulative Interest Rate Sensitivity GAP Ratio	0.36	0.62	0.94	1.12
As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The limitations of gap described above impacted financial performance in 2008. The Corporation’s gap position was negative, which indicates liability sensitivity to rate changes. In 2008 there were seven decreases in the Prime rate. In 2008, the loan portfolios shrank. The combination of the rate decreases and the shrinking loan portfolio contributed to the decline in interest income of $6,071,000 or 15.5% when compared to 2007. Liabilities, largely deposits, lagged market re-pricing due to the maturity dates on time deposits or balances not being re-priced by the same amount as assets due to competitive pressures. Declining deposits, particularly interest bearing deposits, accompanied by declining market rates, allowed the Corporation to reduce its interest expense in 2008 by $3,593,000 or 19.3% over 2007. Overall, net interest income decreased $2,478,000 or 12.0% over 2007. Certain asset products re-priced downward 4.00% with the movement of national prime rates in 2008. Other variable rate asset products, only re-priced downward a portion of the overall decline, as management has worked to instill interest rate floors on certain loan products. Most interest bearing deposits were already priced at 0.50% or lower and accordingly, had a much lesser level of re-pricing opportunity. The Corporation expects to continue to make strides in managing interest rate sensitivity.

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

FENTURA FINANCIAL, INC. COMMON STOCK
The Corporation’s shares are quoted on the OTC Bulletin Board. Table 16 sets forth the high and low market information for each quarter of 2006 through 2008. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2009, there were 786 shareholders of record, not including participants in the Corporation’s employee stock option program.
TABLE 16
Common Stock Data

		Market		Dividends
		Information		Paid
Years	Quarter	High	Low	Per Share

	First Quarter	$31.55	$29.77	$0.230
2006	Second Quarter	33.41	31.14	0.230
	Third Quarter	33.64	30.00	0.230
	Fourth Quarter	34.00	32.55	0.250
				$0.940

	First Quarter	$34.00	$29.25	$0.250
2007	Second Quarter	31.50	29.50	0.250
	Third Quarter	31.50	26.05	0.250
	Fourth Quarter	26.05	21.05	0.250
				$1.000

	First Quarter	$23.00	$17.75	$0.000
2008	Second Quarter	19.75	11.50	0.000
	Third Quarter	11.50	6.60	0.000
	Fourth Quarter	11.50	6.75	0.000
				$0.000

Note:	Market and dividend per share figures have been adjusted to reflect a 10% stock dividend paid on August 4, 2006.

SHAREHOLDER RETURN PERFORMANCE GRAPH
     The graph compares the cumulative total shareholder return on the Corporation’s common stock for the last five years with the cumulative total return of the Midwest Quadrant Pink Bank Index, published by SNL Financial L.C., and the Nasdaq Market Index assuming a $100 investment at the end of 2003. The Nasdaq Market Index is a broad equity market index. The Midwest Quadrant Pink Bank Index is composed of 101 banks and bank holding companies located in the Midwest and whose shares primarily trade on the Over-the-Counter Bulletin Board.
     Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation’s common stock, the Nasdaq Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 2003 and the reinvestment of all dividends through the period ending December 31, 2008.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA FINANCIAL, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	Period Ending
Index	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08

Fentura Financial, Inc.	100.00	119.75	109.75	123.57	86.35	26.80

NASDAQ Composite	100.00	108.59	110.08	120.56	132.39	78.72

SNL Midwest OTC-BB and Pink Banks	100.00	119.15	124.05	130.64	127.52	95.04

Fentura Financial Peer Group*	100.00	115.52	105.97	109.53	66.88	34.48

Source: SNL Financial LC, Charlottesville, VA

*	Fentura Financial Peer Group consists of Banks in Michigan (MI)

FENTURA FINANCIAL, INC.
175 N Leroy Street
PO Box 725
Fenton, MI 48430-0725
(810) 750-8725
shareholders@fentura.com