Form 10-K, Exhibit 13
period 2009-12-31
FENTURA FINANCIAL INC
filed 2010-03-18
CIK 919865

Exhibit 13
Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.
FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2009 and 2008
and
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	2

CONSOLIDATED STATEMENTS OF INCOME	3

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	4

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY	5

CONSOLIDATED STATEMENTS OF CASH FLOWS	6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	7-42

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	43-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan
We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. The Corporation incurred net losses in 2009 and 2008, primarily from higher provisions for loan losses. As discussed in Note 18, the Corporation’s wholly owned bank subsidiaries are under regulatory orders by their regulatory agencies that require, among other provisions, higher regulatory capital requirements. The Banks did not meet the higher capital requirement as of December 31, 2009 and therefore are not in compliance with the regulatory agreements. Failure to comply with the regulatory agreements may result in additional regulatory enforcement actions. These events raise substantial doubt about the Corporation’s ability to continue as a going concern. Management’s plans are also discussed further in Note 18. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Crowe Horwath LLP
Grand Rapids, Michigan
March 12, 2010

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
(000s omitted except share and per share data)

	2009	2008
ASSETS
Cash and due from banks	$18,459	$13,626
Federal funds sold	23,650	0

Total cash and cash equivalents	42,109	13,626
Securities available for sale, at fair value	43,608	47,065
Securities held to maturity (fair value 2009 - $5,493; 2008 - $7,010)	5,456	6,765

Total securities	49,064	53,830
Loans held for sale	831	690
Loans, net of allowance of 2009- $10,726; 2008- $10,455	344,704	418,583

Bank premises and equipment	15,914	16,879
Accrued interest receivable 2,676 2,676	1,813	2,231
Bank owned life insurance	7,221	7,282
Federal Home Loan Bank stock	1,900	1,900
Equity investment	0	1,360
Other real estate owned	7,967	5,983
Assets of discontinued operations	37,919	45,650
Other assets	12,637	10,590

Total Assets	$522,079	$578,604

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits:
Non-interest-bearing deposits	$64,530	$64,325
Interest-bearing deposits	376,245	405,039

Total deposits	440,775	469,364

Short-term borrowings	164	1,500
Federal Home Loan Bank advances	7,981	12,707
Subordinated debentures	14,000	14,000
Note payable	0	1,000
Liabilities of discontinued operations	35,217	42,174
Accrued taxes, interest and other liabilities	3,410	1,735

Total liabilities	501,547	542,480

Shareholders’ equity
Common stock — $0 par value, 5,000,000 shares authorized, shares issued and outstanding 2,248,553 — 2009; 2,185,765 — 2008	42,913	42,778
Retained earnings (deficit)	(21,657)	(4,677)
Accumulated other comprehensive income (loss)	(724)	(1,977)

Total shareholders’ equity	20,532	36,124

Total liabilities and shareholders’ equity	$522,079	$578,604

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2009 and 2008
(000s omitted except share and per share data)

	2009	2008
Interest income
Loans, including fees	$24,063	$27,915
Securities:
Taxable	1,536	1,916
Tax-exempt	546	550
Short-term investments	5	139

Total interest income	26,150	30,520
Interest expense
Deposits	9,539	12,446
Other borrowings	1,048	1,606

Total interest expense	10,587	14,052

Net interest income	15,563	16,468
Provision for loan losses	14,723	7,715

Net interest income after provision for loan losses	840	8,753

Non-interest income
Service charges on deposit accounts	1,967	2,431
Gain on sale of mortgage loans	767	337
Trust and investment services income	1,615	1,813
Gain on sale of securities	12	0
Other than temporary loss
Total impairment	(288)	(843)
Loss recognized in other comprehensive income	0	0

Net impairment loss recognized in earnings	(288)	(843)
Loss on equity investment	(1,360)	(1,729)
Other income and fees	1,942	1,571

Total non-interest income	4,655	3,580
Non-interest expense
Salaries and employee benefits	8,694	10,500
Occupancy	1,801	1,926
Furniture and equipment	1,618	1,877
Loan and collection	3,506	810
Advertising and promotional	148	376
Goodwill impairment charge	0	7,955
Telephone and communication services	333	354
Other professional services	1,128	699
Other general and administrative	3,267	2,253

Total non-interest expense	20,495	26,750

Income/(loss) from continuing operations before income tax	(15,000)	(14,417)
Federal income tax expense/(benefit)	994	(2,448)

Income/(loss) from continuing operations	(15,994)	(11,969)
Net income/(loss) from discontinued operations, net of tax	(986)	(196)

Net income (loss)	$(16,980)	$(12,165)

Net income/(loss) per share from continuing operations:
Basic and diluted	$(7.25)	$(5.51)

Net income/(loss) per share from discontinued operations:
Basic and diluted	$(0.45)	$(0.09)

Net income/(loss) per share
Basic and diluted	$(7.70)	$(5.60)

Cash dividends declared	$0	$0

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2009 and 2008
(000s omitted except share and per share data)

	2009	2008
Net loss	$(16,980)	$(12,165)
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) arising during period	1,432	(3,126)
Impairment loss recognized in income	288	843
Change in unrealized gains (losses) on securities available-for-sale for which a portion of an other than temporary impairment has been recognized in earnings	190	0
Reclassification adjustment for (gains) realized in income	(12)	0
Tax effect	(645)	776

Other comprehensive income (loss)	1,253	(1,507)

Comprehensive income (loss)	$(15,727)	$(13,672)

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2009 and 2008
(000s omitted except share and per share data)

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Shareholders’
	Stock	Earnings	Income (Loss)	Equity
Balance, January 1, 2008	$42,478	$7,488	$(470)	$49,496

Net loss	0	(12,165)	0	(12,165)

Issuance of shares under stock purchase and dividend reinvestment plans (22,380 shares)	292	0	0	292

Stock compensation expense	8	0	0	8

Other comprehensive loss (net of tax)	0	0	(1,507)	(1,507)

Balance, December 31, 2008	$42,778	$(4,677)	$(1,977)	$36,124

Net loss	0	(16,980)	0	(16,980)

Issuance of shares under stock purchase and dividend reinvestment plans (62,788 shares)	135	0	0	135

Other comprehensive income (net of tax)	0	0	1,253	1,253

Balance, December 31, 2009	$42,913	$(21,657)	$(724)	$20,532

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2009 and 2008
(000s omitted except share and per share data)

	2009	2008
OPERATING ACTIVITIES:
Net loss	$(16,980)	$(12,165)
Adjustments to reconcile net loss to cash
Provided by Operating Activities:
Stock compensation expense	0	8
Depreciation and amortization	1,077	1,245
Establishment of deferred tax asset valuation allowance	6,464	0
Deferred income taxes	(785)	(2,866)
Provision for loan losses	14,723	7,715
Loans originated for sale	(60,091)	(24,609)
Proceeds from the sale of loans	60,717	25,912
Gain on sales of loans	(767)	(337)
(Gain) loss on sale of securities	(12)	0
Loss on sale of fixed assets	0	(118)
Loss on sale of other real estate owned	103	(25)
Write downs on other real estate owned	1,410	123
Loss on equity investment	1,360	1,729
Loss on security impairment	288	843
Goodwill impairment charge	0	7,955
Earnings from bank owned life insurance	(142)	(240)
Net (increase) decrease in interest receivable & other assets	(7,757)	154
Net increase (decrease) in interest payable & other liabilities	1,675	(1,937)
Net change in discontinued operations operating activities	307	1,106

Total Adjustments	18,570	16,658

Net cash provided by (used in) operating activities	1,590	4,493
Cash Flows From Investing Activities:
Proceeds from maturities of securities — HTM	1,303	1,439
Proceeds from maturities of securities — AFS	11,295	8,302
Proceeds from calls of securities — HTM	0	0
Proceeds from calls of securities — AFS	3,830	11,134
Proceeds from sales of securities — AFS	4,383	1,999
Purchases of securities — AFS	(14,505)	(7,068)
Net decrease (increase) in loans	53,607	(4,970)
Proceeds from bank owned life insurance	203	0
Sales of other real estate owned	2,052	3,158
Acquisition of premises and equipment, net	(152)	98
Net change in discontinued operations investing activities	2,691	5,289

Net cash provided by (used in) investing activities	64,707	19,381
Cash Flows From Financing Activities:
Net decrease in deposits	(28,589)	(31,284)
Net increase (decrease) in short-term borrowings	(1,336)	851
Net increase (decrease) in repurchase agreements	0	(5,000)
Proceeds from/(repayment) of notes payable	(1,000)	1,000
Purchase of advances from FHLB	55,495	126,615
Repayments of advances from FHLB	(60,221)	(124,938)
Net proceeds from stock issuance and repurchase	135	292
Cash dividends	0	0
Net change in discontinued operations financing activities	(7,088)	(491)

Net cash provided by (used in) financing activities	(42,604)	(32,955)

Net change in cash and cash equivalents	23,693	(9,081)

Cash and cash equivalents-Beginning	$20,953	$30,034

Cash and cash equivalents-Ending	$44,646	$20,953
Less cash and cash equivalents of discontinued operations at year end	2,537	7,327

Cash and cash equivalents of continuing operations at year end	$42,109	$13,626

Cash paid for (received from):
Interest	$10,285	$17,576
Income taxes	$139	$(113)
Non-cash disclosures:
Transfers from loans to other real estate	$5,549	$7,992
See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
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
The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eleven community banking offices in Genesee, Livingston, and Oakland Counties in southeastern Michigan and five community banking offices in Ottawa and Kent Counties in west Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Commercial real estate and construction loans are 55.6% of total loans and other commercial business loans are 22.9% of total loans at December 31, 2009. For the year ended December 31, 2008, the loan portfolio was composed as follows: commercial real estate and construction loans 55.0%, of total loans and other commercial business loans 23.8% of total loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation’s exposure to credit risk is substantially affected by the economy in the Corporation’s market area and by changes in commercial real estate values. While the loan portfolio is substantially commercial based, the Corporation is not dependent on any single borrower. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.
The principal source of liquidity of the Corporation is dividends from its bank subsidiaries and deposits in the subsidiary banks. The Corporation’s access to liquidity at its banking subsidiaries is subject to regulatory restrictions, as a result of the Consent Orders entered into with various banking regulators further described in Note 15. West Michigan Community Bank and The State Bank are currently subject to restrictions on their ability to make dividend payments without prior regulatory approval. The Corporation currently believes that it has cash on hand to cover its financial obligations and expenses for the foreseeable future and is not reliant on new capital funding to meet such obligations. The Banks’ primary sources of liquidity are deposits that consist of non-maturing and maturing time deposits. At December 31, 2009, maturing time deposits consist of brokered deposits equaling 13.2% of total deposits and other time deposits equaling 36.3% of total deposits. Details regarding deposits are further described in Note 8 of the Financial Statements.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, the fair values of securities and other financial instruments and the carrying value of other real estate owned are particularly subject to change.
Cash Flows: Cash and cash equivalents, includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and short-term borrowings.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
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
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.
Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or fair value, on an aggregate basis and are sold with servicing rights released.
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
All interest accrued but not received for loans placed on non-accrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loans effective rate at inception.
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
Equity Investment: The Corporation made an investment in 2007 of 24.99% ownership in Valley Capital Bank headquartered in Mesa, Arizona. This investment was recorded utilizing the equity method of accounting. Gains or losses on the investment were recorded through the income statement. The balance sheet value of this investment was adjusted for the gains or losses resulting from the equity method of accounting. During 2009, the Corporation wrote off remaining balance of $1,360,000 as a result of the closure of the institution. The Corporation recognized $1,729,000 of losses in 2008 related to this equity investment.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Goodwill: Goodwill resulted from prior business acquisitions and represented the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill was assessed at least annually for impairment and any such impairment was recognized in the period identified. Goodwill is further discussed in Note 7 to the financial statements. Goodwill was fully written off in 2008.
Acquisition Intangibles: Acquisition intangibles consist of core deposit intangible assets arising from acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives. Acquisition intangibles are assessed at least annually for impairment and any such impairment will be recognized in the period identified.
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
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The effect of adopting this new guidance was not material to the Corporation.
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense. There was no such interest or penalties in 2009 or 2008.
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
Earnings (loss) Per Common Share: Basic earnings or loss per common share are net income or net loss divided by the weighted average number of common shares outstanding during the period. Employee Stock Ownership Plan (ESOP) shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $479,000 and $1,601,000 was required to meet regulatory reserve and clearing requirements at year-end 2009 and 2008 respectively.
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Corporation or by the Corporation to shareholders. West Michigan Community Bank and The State Bank have been restricted from dividend payments due to the signing of Consent Orders with the Federal Deposit Insurance Corporation (FDIC). In addition, the Corporation has elected to withhold dividend requests from Davison State Bank.
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
New Accounting Pronouncements:
In September 2006, the FASB issued guidance that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance also establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The guidance was effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued guidance that delayed the effective date of this fair value guidance on all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The effect of adopting this new guidance was to add additional footnote disclosure.
In December 2007, the FASB issued statements regarding Business Combinations, which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in an acquiree,

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
including the recognition and measurement of goodwill acquired in a business combination. This statement is effective for fiscal years beginning on or after December 15, 2008. The adoption of this standard did not have an impact on the Corporation’s results of operations or financial position.
In December 2007, the FASB issued a statement regarding Non-controlling Interest in Consolidated Financial Statements, which changed the accounting and reporting for minority interests, re-characterizing them as non-controlling interests and classifying them as a component of equity within the consolidated balance sheets. This is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The adoption of this statement did not have a significant impact on the Corporation’s results of operations or financial position.
In April 2009, the FASB issued a statement regarding the Recognition and Presentation of Other-Than-Temporary Impairments, which amends existing guidance for determining whether impairment is other-than-temporary for debt securities. This statement requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.
Additionally, the statement expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities. This statement is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this standard resulted in $147,000 of other-than-temporary impairment relating to other factors being recognized in other comprehensive income, net of tax.
In April 2009, the FASB issued a statement regarding determining fair value when the volume and level of activity for the asset and liability have significantly decreased and identifying transactions that are not orderly. This statement emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants. The statement provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity. In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value. The statement also requires increased disclosures. This statement is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Early adoption is permitted for periods ending after March 15, 2009. The Corporation adopted this statement in the second quarter. The adoption did not have any effect on the results of operations or financial position.
In June 2009, the FASB issued a statement regarding the codification of financial accounting standards and the hierarchy of generally accepted accounting principles. The objective of this statement is to replace the statement previously titled, “The Hierarchy of Generally Accepted Accounting Principles”, and to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”). Rules and

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.
Newly Issued But Not Yet Effective Standards:
In June 2009, the FASB amended previous guidance relating to transfers of financial assets and eliminates the concept of a qualifying special purpose entity. This guidance must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. This guidance must be applied to transfers occurring on or after the effective date. Additionally, on and after the effective date, the concept of a qualifying special-purpose entity is no longer relevant for accounting purposes. Therefore, formerly qualifying special-purpose entities should be evaluated for consolidation by reporting entities on and after the effective date in accordance with the applicable consolidation guidance. The disclosure provisions were also amended and apply to transfers that occurred both before and after the effective date of this guidance. The effect of adopting this new guidance not is expected to be material.
In June 2009, the FASB amended guidance for consolidation of variable interest entity guidance by replacing the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. Additional disclosures about an enterprise’s involvement in variable interest entities are also required. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Early adoption is prohibited. The effect of adopting this new guidance is not expected to be material.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 2 — EARNINGS PER SHARE
The factors in the earnings per share computation follow.

(000s omitted except share and per share data)	2009	2008
Basic
Net income (loss)	$(16,980)	$(12,165)

Weighted average common shares outstanding	2,205,419	2,174,226

Basic earnings (loss) per common share	$(7.70)	$(5.60)

Diluted
Net income (loss)	$(16,980)	$(12,165)
Weighted average common shares outstanding for basic earnings per common share	2,205,419	2,174,226
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential common shares	2,205,419	2,174,226

Diluted earnings (loss) per common share	$(7.70)	$(5.60)

The factors in the earnings per share of continuing operations follow:

(000s omitted except share and per share data)	2009	2008
Basic
Net income (loss) of continuing operations	$(15,994)	$(11,969)

Weighted average common shares outstanding	2,205,419	2,174,226

Basic earnings (loss) per common share from continuing operations	$(7.25)	$(5.50)

Diluted
Net income (loss) of continuing operations	$(15,994)	$(11,969)
Weighted average common shares outstanding for basic earnings per common share	2,205,419	2,174,226
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential common shares	2,205,419	2,174,226

Diluted earnings (loss) per common share from continuing operations	$(7.25)	$(5.50)

Stock options for 20,297, and 26,597 shares of common stock were not considered in computing diluted earnings per common share for 2009 and 2008 respectively, because they were antidilutive.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — SECURITIES
Year-end securities were as follows:

Available for Sale		Gross Unrealized	Gross Unrealized
(000s omitted)	Amortized Cost	Gains	Losses	Fair Value
2009
U.S. Government & federal agency	$6,543	$38	$(67)	$6,514
State and municipal	7,034	102	(41)	7,095
Mortgage-backed residential	13,482	298	0	13,780
Collateralized mortgage obligations	15,369	199	(878)	14,690
Equity securities	1,971	21	(463)	1,529

	$44,399	$658	$(1,449)	$43,608

2008
U.S. Government & federal agency	$8,000	$187	$0	$8,187
State and municipal	7,883	40	(161)	7,762
Mortgage-backed residential	16,919	83	(147)	16,855
Collateralized mortgage obligations	14,338	43	(1,857)	12,524
Equity securities	2,563	0	(826)	1,737

	$49,703	$353	$(2,991)	$47,065

Held to Maturity		Gross Unrealized	Gross Unrealized
(000s omitted)	Amortized Cost	Gains	Losses	Fair Value
2009
State and municipal	$5,455	$55	$(18)	$5,492
Mortgage-backed residential	1	0	0	1

	$5,456	$55	$(18)	$5,493

2008
State and municipal	$6,762	$255	$(10)	$7,007
Mortgage-backed residential	3	0	0	3

	$6,765	$255	$(10)	$7,010

Sales of available for sale securities were as follows:

(000s omitted)	2009	2008
Proceeds	$4,383	$1,999
Gross gains	12	0
Gross losses	0	0

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — SECURITIES (continued)
Contractual maturities of securities at year-end 2009 were as follows. Securities not due at a single maturity date, mortgage-backed, collateralized mortgage obligations and equity securities are shown separately.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(000s omitted)	Cost	Value	Cost	Value
Due in one year or less	$2,000	$2,038	$721	$726
Due from one to five years	2,026	2,021	2,601	2,628
Due from five to ten years	5,276	5,314	1,765	1,768
Due after ten years	4,275	4,236	368	370
Mortgage-backed and CMOs	28,851	28,470	1	1
Equity securities	1,971	1,529	0	0

	$44,399	$43,608	$5,456	$5,493

Securities pledged at year-end 2009 and 2008 had a carrying amount of $23,188,000 and $28,218,000 and were pledged to secure public deposits and borrowings.
At year-end 2009 holdings totaling $2,406,000 in securities issued by Wells Fargo exceed 10% of shareholders’ equity. At year end 2008 there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
Securities with unrealized losses at year-end 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2009	Less than 12 months		12 months or more		Total
(000s omitted)	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
US Gov’t & federal agencies	$3,475	$(67)	$0	$0	$3,475	$(67)
State & municipal	497	(18)	659	(41)	1,156	(59)
Collateralized Mortgage Obligations	0	0	4,872	(878)	4,872	(878)
Equity securities	0	0	1,009	(463)	1,009	(463)

Total temporarily impaired	$3,972	$(85)	$6,540	$(1,382)	$10,512	$(1,467)

2008	Less than 12 months		12 months or more		Total
(000s omitted)	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Securities	Value	Loss	Value	Loss	Value	Loss
State & municipal	$2,881	$(91)	$1,663	$(80)	$4,544	$(171)
Mortgage-backed & CMOs	4,060	(83)	19,067	(1,921)	23,127	(2,004)
Equity securities	1,049	(598)	188	(228)	1,237	(826)

Total temporarily impaired	$7,990	$(772)	$20,918	$(2,229)	$28,908	$(3,001)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — SECURITIES (continued)
Other-Than-Temporary-Impairment
In determining other-than-temporary impairment (“OTTI”) management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
The table below presents a roll forward of the credit losses recognized in earnings on debt securities for which a portion of OTTI was recognized in other comprehensive income for the period ended December 31, 2009:

(000s omitted)
Beginning balance, January 1, 2009	$0
Amounts related to credit loss for which an other-than-temporary impairment was not previously recognized	288

Ending balance, December 31, 2009	$288

As of December 31, 2009, the Corporation’s security portfolio consisted of 129 securities, 27 of which were in an unrealized loss position. The majority of unrealized losses are related to the Corporation’s collateralized mortgage obligations (CMOs) and equity securities, as discussed below.
In 2009, the Corporation recognized other-than-temporary impairments totaling $288,000 on four individual investments. Three of the impairments, totaling $209,000 were recognized on equity securities as a result of analysis of the declining performance of the individual institutions. The fourth totaling $79,000 was on a single collateralized mortgage obligation instrument and was recognized due to the downgrade of the investment. In 2008, the Corporation recognized other-than-temporary impairment of $843,000 on a single equity security, due to cessation of operations of the related financial institution.
Unrealized losses on the remaining investments have not been recognized into income because the issuers are of high credit quality, management does not intend to sell the securities, and the decline in fair value is largely due to increased market interest rates. The fair value is expected to recover as the bonds

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — SECURITIES (continued)
approach their maturity date or if market rates decline prior to maturity. With respect to equity securities, accounted for under the cost method management believes that the unrealized losses on these instruments are temporary. This is due to the nature of the companies invested in being primarily denovo banks which are expected to have net losses during their first few years of operation. Management works directly with these institutions and is kept abreast of their financial status on a regular basis, in some cases participating in their Board meetings. Management reviews capital levels and performance ratios of these denovo banks. Management anticipates that each of these institutions will improve their performance in the near future and their market value will improve.
Collateralized Mortgage Obligations and Equity Securities
The Corporation’s unrealized losses relate primarily to its investment in collateralized mortgage obligation securities. The decline in fair value is primarily attributable to temporary illiquidity and the financial crisis affecting these markets and not necessarily the expected cash flows of the individual securities. These ten investments have an amortized cost of $15.4 million and a net unrealized loss of $679,000. The majority of these securities were issued by U.S. government sponsored agencies, Ginnie Mae and Federal Home Loan Bank, all of which hold AAA ratings by a major rating agency. In addition, the portfolio contains four private label securities. The ratings held on the private label securities are AAA on two of the securities, BB on one and CCC on the fourth. The underlying collateral of these CMOs is comprised largely of 1-4 family residences. In each of these securities, the Corporation holds the senior tranche and receives payments before other tranches. For private label securities, management completes an analysis to review the recent performance of the mortgage pools underlying the instruments.
The Corporation has also been closely monitoring the performance of the CMO and MBS portfolios. In 2009, there were several CMOs that were downgraded in the market. Management continued to monitor items such as payment streams and underlying default rates, and did not determine a sever change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMO’s with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition Recent historical experience is the base for determining the cash flow assumptions and are adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO security. As a result of its review, The Corporation recognized a $79,000 other-than-temporary impairment as a result of incurred credit losses which has been reflected in the income statement. The security with the credit loss is the Corporation’s sole CCC rated security and has a remaining amortized cost of $712,691 at December 31, 2009. The remaining unrealized loss of $146,000 on this security has been reflected in accumulated other comprehensive income.
The Corporation also holds investments in equity securities. The majority of the equity securities are investments into non-public bank holding companies within Michigan. One equity investment is held in a Community Reinvestment Act (CRA) money market instrument. On a quarterly basis, management reviews comparable current market prices on publicly traded equity securities and compares the current price to the book price. Any difference is adjusted as a temporary valuation difference, unless other resources provide other information. Equity securities that are not publicly traded receive a multi-faceted review utilizing call report data. Management reviews such performance indicators as earnings, ROE, ROA, non-performing assets, brokered deposits and capital ratios. Management draws conclusions from this information, as well as any published information or trading activity received from the individual institutions, to assist in determining if an OTTI adjustment is warranted. The equity securities portfolio

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 3 — SECURITIES (continued)
an amortized cost of $1,971,000, a net unrealized loss of $442,000 and a fair value of $1,529,000. At the end of the fourth quarter, management performed its review and determined that other-than-temporary impairment was necessary on two equity securities in the portfolio. This is in addition to the other than temporary impairment taken in the second quarter.
The OTTI taken in the second quarter was determined based on the age of the denovo, unfavorable changes in the performance of their loan portfolio and decreases in capital ratios. The impairment taken on the individual security totaled $200,000. At December 31, 2009, in management’s quarterly review of the equity securities portfolio, management concluded that two additional investments warranted write downs due to their weak capital ratios and continued negative earnings streams. The OTTI taken during the fourth quarter on these two investments totaled $8,000. The performance of the remaining banks remained relatively stable and as a result no other-than-temporary impairment was recognized as management anticipates improved performance of these institutions as economic conditions stabilize.
Other Securities
At December 31, 2009, approximately 68% of the mortgage-backed securities held by the Corporation were issued by U.S. government-sponsored entities and agencies, including Ginnie Mae, Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Corporation does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Corporation does not consider these securities to be other-than-temporarily impaired at December 31, 2009.
NOTE 4 — LOANS
Major categories of loans at December 31, are as follows:

(000s omitted)	2009	2008
Commercial	$81,425	$102,167
Real estate — commercial	171,339	187,356
Real estate — construction	26,295	48,777
Real estate — mortgage	28,058	37,828
Consumer	48,313	52,910

	355,430	429,038
Less allowance for loan losses	10,726	10,455

	$344,704	$418,583

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
Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Banks. Total loans to these persons at December 31, 2009 and 2008 amounted to $7,753,000 and $15,581,000 respectively. During 2009, there were no new loans made to these persons, and repayments

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 4 — LOANS (continued)
totaled $706,000. The decrease from 2008 of $7,122,000 reflects the 2009 consolidation of two Boards of Directors and the resulting dismissal of several individuals whom carried loan balances.
Activity in the allowance for loan losses for the years is as follows:

(000s omitted)	2009	2008
Balance, beginning of year	$10,455	$7,592
Provision for loan losses	14,723	7,715
Loans charged off	(14,806)	(5,404)
Loan recoveries	354	552

Balance, end of year	$10,726	$10,455

Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in impaired loans is as follows at December 31:

(000s omitted)	2009	2008
Year end loans not requiring allocation	$15,874	$17,520
Year end loans requiring allocation	23,059	26,018

	$38,933	$43,538

Amount of the allowance for loan losses allocated	$5,683	$4,784

	2009	2008
Average of individually impaired loans during the year	$39,928	$42,998
Cash basis interest income recognized during impairment	1,706	1,727
Non-accrual loans and loans past due 90 days still on accrual were as follows:

(000s omitted)	2009	2008
Loans past due over 90 days still on accrual	$319	$667
Renegotiated loans	3,823	942
Non-accrual loans	19,241	22,574
Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The Corporation allocated $65,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructuring as of December 31, 2009. Renegotiated loans above are also included with impaired loans. The Corporation has no additional amounts committed to these customers.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 5 — OTHER REAL ESTATE OWNED
Other real estate owned at December 31 was:

(000s omitted)	2009	2008
Beginning balance	$5,983	$1,473
Transfers into other real estate	5,549	7,792
Sales of other real estate owned	(2,155)	(3,159)
Write downs of other real estate owned	(1,410)	(123)

Ending balance	$7,967	$5,983

Net gains (losses) on sales of other real estate were ($103,000) in 2009 and ($69,000) in 2008. Due to declining real estate values, the Corporation experienced write-downs of other real estate owned of $1,410,000 in 2009 and $123,000 in 2008. Carrying costs associated with other real estate owned totaled $1,430,000 in 2009 and $320,000 in 2008.
NOTE 6 — PREMISES AND EQUIPMENT, NET
Bank premises and equipment is comprised of the following at December 31:

(000s omitted)	2009	2008
Land and land improvements	$5,093	$5,093
Building and building improvements	14,568	14,532
Furniture and equipment	9,850	9,743
Construction in progress	9	0

	29,520	29,368
Less accumulated depreciation	13,606	12,489

	$15,914	$16,879

Depreciation expense, of continuing operations, was $1,117,000 and $1,368,000 for 2009 and 2008.
The Corporation leases property for certain branches and ATM locations. Rent expense of continuing operations were $166,000 for 2009 and $210,000 for 2008. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (000s omitted):

2010	$172
2011	126
2012	81
2013	7
2014	0

$386

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 7 — GOODWILL AND INTANGIBLE ASSETS
Goodwill
In December 2008, the Corporation prepared a valuation analysis of goodwill and other intangible assets. The analysis of goodwill was completed by developing the implied fair value of the Corporation’s equity utilizing three different evaluation methods as follows: discounted cash flow analysis of future earnings; comparable transaction method, based on the equity value of the sale of other banks that have recently occurred; and publicly traded method, based primarily by the Corporation’s stock price and the market capitalization of comparable companies. Like many publicly traded financial institutions, during 2008 the Corporation’s stock price and market capitalization declined below its book value, and the Corporation sustained higher credit losses and related costs to administrate credit. As a result, the Corporation recorded a full impairment charge of $7,955,000 against goodwill in the fourth quarter of 2008.
Acquired Intangible Assets
Acquired intangible assets related to the 2004 acquisition of West Michigan Financial Corporation were as follows as of year-end (000s omitted):

	Gross Carrying
Amortized intangible assets	Amounts	Accumulated Amortization
		2009	2008
Core deposit assets	$1,509	$1,352	$1,216
Aggregate amortization expense was $136,000 and $192,000 for 2009 and 2008, respectively.
Future estimated amortization expense is as follows (000s omitted):

2010	$94
2011	52
2012	11
The weighted average remaining amortization period for the intangible assets is 1.47 years.
NOTE 8 — DEPOSITS
The following is a summary of deposits of continuing operations at December 31:

(000s omitted)	2009	2008
Noninterest-bearing:
Demand	$64,530	$64,325
Interest-bearing:
Savings	67,973	66,558
Money market demand	90,047	100,886
Time, $100,000 and over	109,955	130,591
Time, $100,000 and under	108,270	107,004

	$440,775	$469,364

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 8 — DEPOSITS (continued)
Scheduled maturities of time deposits at December 31, were as follows:

(000s omitted)	2009	2008
In one year	$136,574	$122,556
In two years	44,355	55,754
In three years	26,661	28,453
In four years	5,564	25,159
In five years	4,895	5,610
Thereafter	176	63

	$218,225	$237,595

Brokered deposits totaled approximately $58,344,000 and $67,127,000 at December 31, 2009 and 2008. At December 31, 2009 and 2008, brokered deposits had interest rates ranging from 4.00% to 5.40% and 4.00% to 5.40%, respectively, and maturities ranging from three months to thirty-four months. Brokered deposits mature as follows: $21,509,000 in 2010; $22,096,000 in 2011 and $14,739,000 in 2012.
Since West Michigan Community Bank and The State Bank are considered adequately capitalized at December 31, 2009, they are precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using fed funds and the Banks’ local deposits.
Deposits from principal officers, directors, and affiliates of continuing operations at year-end December 31, 2009 and 2008 were $2,516,000 and $2,599,000.
NOTE 9 — BORROWINGS
Short-Term Borrowings
Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
Federal Home Loan Bank Advances
At year-end, advances of continuing operations, from the FHLB were as follows:

(000s omitted)
Principal Terms	Advance Amount	Range of Maturities
December 31, 2009
Single Maturity fixed rate advances, with rates from 2.94%-7.34%, averaging 4.44%	$7,981	September 2010 to May 2016

December 31, 2008
Single Maturity fixed rate advances, with rates from 2.74%-7.34%, averaging 4.01%	$11,007	January 2009 to May 2016

Single maturity variable rate advances at .65% at December 31, 2008.	$1,700	June 2009

Total advances	$12,707

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 9 — BORROWINGS (continued)
Each advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advances were collateralized by securities totaling $14,179,000 and $20,456,000; first mortgage loans totaling $13,889,000 and $14,509,000 and commercial loans totaling $30,793,000 and $31,820,000 under a blanket lien arrangement at December 31, 2009 and 2008.
Maturities over the next five years are (000s omitted):

2010	$2,028
2011	5,030
2012	33
2013	35
2014	39
Thereafter	816

$7,981

Note Payable
At December 31, 2009 the Corporation had no outstanding note payable and relinquished its line of credit. As of December 31, 2008, the Corporation had two outstanding advances, totaling $1,000,000. The advances were floating rate advances, with a rate of 4.75% and the notes were secured by the stock of one of the Banks. The advances were repaid in March and April of 2009.
Repurchase Agreements
Repurchase agreements were secured by mortgage-backed securities held by a third party trustee. The Corporation repaid the final issuance at maturity in 2008.
Information concerning repurchase agreements is summarized as follows:

(000s omitted)	2009	2008
Average daily balance during the year	$0	$2,377
Average interest rate during the year	0.00%	2.67%
Maximum month-end balance during the year	$0	$5,000
Weighted average interest rate at year-end	0.00%	0.00%
Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2009 is 3.30%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
A trust formed by the Corporation issued $2,000,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2009 is 1.87%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 9 — BORROWINGS (continued)
The Corporation is not considered the primary beneficiary of these trusts, therefore the trusts are not consolidated in the Corporations’ financial statements but rather the subordinated debentures are shown as a liability.
As the subsidiary banks are working to preserve capital and withholding the payment of dividends to the holding company, the Corporation elected in the first quarter of 2009 to defer interest payments for five years on $14,000,000 of subordinated debentures. The reason for the interest deferral is to maintain liquidity at the holding company and the Bank subsidiaries. Accrued interest payable on the subordinated debentures was $577,000 at December 31, 2009 compared to $134,000 at December 31, 2008. The Corporation is not in default under either of the indentures. During this five year period, the Corporation is precluded from paying dividends on its outstanding common stock. The Corporation subsequently may give notice that it elects to shorten the deferral period, pay accrued interest and return to the normal course of dividend payments.
NOTE 10 — INCOME TAXES
The provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31 consists of the following:

(000s omitted)	2009	2008
Current expense (benefit) of continuing operations	$(4,685)	$418
Deferred expense (benefit) of continuing operations	(785)	(2,866)
Valuation allowance establishment	6,464	0

Net tax from continuing operations	994	(2,448)

Net tax expense (benefit) of discontinued operations	(275)	(142)

	$719	$(2,590)

Income tax expense (benefit) for continuing operations was less than the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The reasons for the difference are as follows:

(000s omitted)	2009	2008
Income tax at statutory rate	$(5,101)	$(4,902)
Valuation allowance	6,570	0
Goodwill impairment	0	2,705
Tax exempt income	(202)	(202)
Other	(273)	(49)

	$994	$(2,448)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 10 — INCOME TAXES (continued)
The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities:

(000s omitted)	2009	2008
Deferred tax assets
Allowance for loan losses	$3,877	$4,003
Alternative minimum tax credit	622	0
Unrealized loss on securities available for sale	372	1,193
Compensation	415	481
Non-accrual interest	173	618
Equity investment	0	656
Capital loss	1,390	287
ORE write downs	418	182
Other	408	109

	7,675	7,529

Deferred tax liabilities
Depreciation	(578)	(518)
Purchase accounting adjustments	(253)	(300)
Other	(93)	(93)

	(924)	(911)

Valuation allowance	(6,751)	0

	$0	$6,618

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has reviewed the deferred tax position for the Corporation at December 31, 2009 and 2008. In 2008, the Corporation evaluated the impact of the Corporation’s history of taxable income and near-term earnings prospects, and determined that no valuation reserve was required. In 2009 however, the Corporation’s evaluation of taxable events, losses in recent years and the continuing deterioration of the Michigan economy led management to conclude that it was more likely than not that all or part of the benefit would not be realized. As a result, during the second quarter of 2009, the Corporation recognized a valuation allowance. During the fourth quarter of 2009, new tax laws were enacted which allowed the Corporation to exercise the option to carry the current year loss back over a five year taxable income period. The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. Management will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.
There were no unrecognized tax benefits at December 31, 2009 or 2008, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.
The Corporation and its subsidiaries are subject to U.S federal income taxes as well as income tax of the state of Michigan. The Corporation is no longer subject to examination by taxing authorities for years before 2006.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 11 — BENEFIT PLANS
The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. No contributions were made to the Plan in 2009 or 2008.
The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. As a cost reduction measure, in 2009 the Corporation elected to eliminate its contribution to the 401(k) Plan during the first quarter. As a result the contributions to the plan for 2009 were $80,000 compared to contributions of $289,000 for 2008.
The Corporation entered into Supplemental Executive Retirement Agreements (SERP Agreements) with certain executives. The SERP Agreements are designed to encourage executives to remain long term employees of the Corporation, and to provide specified benefits to certain key executives who contribute materially to the continued growth, development and future business success of the Corporation. The retirement benefits are an unsecured obligation of the Corporation. The Corporation and the Affiliate Banks have established other Non-Qualified Deferred Compensation arrangements for employees not covered under the SERP. The arrangements are designed to encourage certain officers to remain long term employees of the Corporation and the Banks, and to provide the officers with supplemental retirement income. At year end 2009 and 2008, accumulated liability for these plans totaled $1,220,005 and $1,177,644. The Corporation’s contributions to the plans in 2009 and 2008 were $99,367 and $84,412.
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
The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the numbers of shares issued are at the sole discretion of the Board of Directors. No shares were granted under this plan during 2009.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 12 — STOCK PURCHASE AND OPTION PLANS (continued)
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
The following summarizes shares issued under the various plans:

	2009	2008
Automatic dividend reinvestment plan	0	4,293
Director stock purchase & retainer stock	59,360	16,140
Stock options	0	0
Other issuance of stock	3,428	1,947

	62,788	22,380

Stock Option Plans
The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time. No options were granted in 2009 or 2008.
The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 86,936 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the Plan. No options were granted in 2009 or 2008.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. Expected volatilities are based on historical volatilities of the Corporation’s common stock. The Corporation uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. Shares that are issued upon option exercise come from authorized but unissued shares.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 12 — STOCK PURCHASE AND OPTION PLANS (continued)
The following table summarizes stock option activity:

			Weighted
			Average
			Remaining
	Number of	Weighted	Contractual	Aggregate
	Options	Average Price	Life	Intrinsic Value

Options outstanding at January 1, 2009	26,597	$29.85
Options forfeited 2009	(6,300)	30.80

Options outstanding at December 31, 2009	20,297	$29.55	3.37	$0

Exercisable at December 31, 2009	20,297	$29.55	3.37	$0

No options were exercised during 2009 or 2008. As of December 31, 2009, there was no unrecognized compensation cost related to non-vested stock options granted under the Plan.
NOTE 13 — FAIR VALUE
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values.
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
Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 13 — FAIR VALUE (continued)
between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.
Other Real Estate Owned: Non-recurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.
Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
December 31, 2009
Available for sale securities
US Government and agency	$6,514	$0	$6,514	$0
State and municipal	7,095	0	7,095	0
Mortgage-backed residential	13,780	0	13,780	0
Collateralized mortgage obligations	14,690	0	14,690	0
Equity securities	1,529	18	1,511	0

	$43,608	$18	$43,590	$0

	Fair Value Measurements Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
December 31, 2008
Available for sale securities
US Government and agency	$8,187	$0	$8,187	$0
State and municipal	7,762	0	7,762	0
Mortgage-backed residential	16,855	0	16,855	0
Collateralized mortgage obligations	12,524	0	12,524	0
Equity securities	1,737	8	500	1,229

	$47,065	$8	$45,828	$1,229

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 13 — FAIR VALUE (continued)
The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009:

	Fair Value Measurements Using
	Significant Unobservable Inputs
		(Level 3)
(000s omitted)	Asset	Liability	Total
Beginning balance, Jan. 1, 2009	$1,229	$0	$1,229
Total gains or losses (realized / unrealized)
Included in earnings	7	0	7
Loss on security impairment	(208)	0	(208)
Included in other comprehensive income	357	0	357
Purchases, issuances and settlements
Transfers in and / or out of Level 3	(1,385)	0	(1,385)

Ending balance, December 31, 2009	$0	$0	$0

At June 30, 2009, $1,385,000 of equity securities were transferred from level 3 inputs to level 2 inputs due to the existence of observable trades in markets that are not active.

	Fair Value Measurements Using
	Significant Unobservable Inputs
		(Level 3)
(000s omitted)	Asset	Liability	Total
Beginning balance, Jan. 1, 2008	$2,721	$0	$2,721
Total gains or losses (realized / unrealized)
Included in earnings	0	0	0
Loss on security impairment	(843)	0	(843)
Included in other comprehensive income	(649)	0	(649)
Purchases, issuances and settlements
Transfers in and / or out of Level 3	0	0	0

Ending balance, December 31, 2008	$1,229	$0	$1,229

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 13 — FAIR VALUE (continued)
Assets and Liabilities Measured on a Non-Recurring Basis
Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

		Quoted Prices
		in Active Markets
		for Identical	Significant Other	Significant
		Assets	Observable Inputs	Unobservable Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)

Assets:
At December 31, 2009
Impaired loans	$17,376	$0	$0	$17,376
Other real estate owned	1,274	0	0	1,274

At December 31, 2008
Impaired loans	$21,234	$0	$0	$21,234
Other real estate owned	470	0	0	470
The following represent impairment charges recognized during the period:
Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $23,059,000, with a valuation allowance of $5,683,000, resulting in an additional provision for loan losses of $2,787,000 at December 31, 2009. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. At December 31, 2008 impaired loans had a carrying amount of $26,018,000, with a valuation allowance of $4,784,000, which resulted in additional provision for loan losses of $4,755,000.
Other real estate owned which is measured at the lower of carrying value or fair value less costs to sell, had a net carrying amount of $7,967,000, of which $1,274,000 was at fair value at December 31, 2009, which resulted from write-downs totaling $1,410,000. At December 31, 2008 other real estate owned had a net carrying amount of $5,983,000, of which $470,000 was at fair value, which resulted from write-downs totaling $123,000.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 13 — FAIR VALUE (continued)
Carrying amount and estimated fair value of financial instruments, not previously presented, at year end were as follows:

	2009		2008
(000s omitted)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$42,109	$42,109	$13,626	$13,626
Securities — held to maturity	5,456	5,493	6,765	7,010
FHLB stock	1,900	n/a	1,900	n/a
Loans held for sale	831	831	690	690
Loans (including impaired loans)	344,704	326,422	418,583	408,387
Accrued interest receivable	1,813	1,813	2,231	2,231

Liabilities:
Deposits	$440,775	$441,827	$469,364	$471,652
Short-term borrowings	164	164	1,500	1,500
FHLB advances	7,981	8,488	12,707	12,505
Subordinated debentures	14,000	12,656	14,000	14,061
Note payable	0	0	1,000	1,000
Accrued interest payable	892	892	590	590
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
Loans held for sale
The fair values of these loans are determined in the aggregate on the basis of existing forward commitments or fair values attributable to similar loans.
Loans
For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analysis. The carrying amount of accrued interest receivable approximates its fair value.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
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
Subordinated Debentures
The estimated fair value of the existing subordinated debentures is calculated by comparing a current market rate for the instrument compared to the book rate. The difference between these rates computes the fair value.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 14-DISCONTINUED OPERATIONS
On March 17, 2009, The Corporation entered into an agreement to sell all of the stock of one of its bank subsidiaries, Davison State Bank, to a private, non-affiliated, investor group. The transaction is expected to close during the first quarter of 2010. The agreement calls for consideration to be received of $3.0 million plus or minus certain closing equity adjustments. The Corporation recorded an estimated loss on the sale of Davison State Bank of $700,000 in the first quarter of 2009 which is classified on the consolidated statement of income with loss from discontinued operations. The agreement provides for a termination payment of $150,000 if either party breaches the agreement. The Corporation projects cost savings for 2010 and beyond, as a result of this transaction.
A condensed balance sheet of discontinued operations is presented below December 30, 2009 and 2008. A condensed statement of income of discontinued operations is presented for the twelve months ended December 31, 2009 and December 31, 2008.
DAVISON STATE BANK
CONDENSED BALANCE SHEET OF DISCONTINUED OPERATIONS

	Dec 31,	Dec 31,
(000s omitted)	2009	2008
ASSETS
Cash and cash equivalents	$2,537	$7,327
Securities — available for sale	7,082	5,657
Securities — held to maturity	405	1,190
Loans, net of allowance ($678-2009, $1,318-2008)	24,396	28,954
Other assets	3,499	2,522

Total assets	$37,919	$45,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$9,012	$9,361
Interest bearing	26,265	31,004

Total deposits	35,277	40,365
Federal Home Loan Bank advances	0	2,000
Accrued taxes, interest and other liabilities	(60)	(191)
Shareholders’ equity	2,702	3,476

Total liabilities and shareholders’ equity	$37,919	$45,650

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 14-DISCONTINUED OPERATIONS (continued)
DAVISON STATE BANK
CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

	Years Ended
	December 31
(000s omitted)	2009	2008
Interest income	$2,023	$2,622
Interest expense	642	976

Net interest income	1,381	1,646
Provision for loan losses	505	687

Net interest income after provision for loan losses	876	959

Non-interest income	563	666
Non-interest expense	2,700	1,963

Income (loss) before federal income tax	(1,261)	(338)

Federal income tax expense/(benefit)	(275)	(142)

Net income (loss)	$(986)	$(196)

NOTE 15 — REGULATORY MATTERS
The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Banks’ financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2009 and 2008, the most recent notifications from Federal Deposit Insurance Corporation categorized the Banks as adequately capitalized under the regulatory framework for prompt corrective action.
As of December 31, 2009 both The State Bank and Davison State Bank were required by regulatory authorities to maintain certain minimum capital ratios. Davison State Bank is required to maintain a Tier 1 capital to average assets ratio of 8.0%. At December 31, 2009, Davison State Bank had a Tier 1 capital to average assets ratio of 7.2% as compared to Tier 1 capital to average assets ratio of 8.2% at December 31, 2008. The State Bank’s required capital ratios were the same as those required in the Consent Order that was effective January 10, 2010 which is discussed later in this note.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 15 — REGULATORY MATTERS (continued)
In March 2009, West Michigan Community Bank entered into a Consent Order with federal and state banking regulators that contain provisions to foster improvement in West Michigan Community Bank’s earnings, lower non performing loan levels, and increase capital. Under regulatory guidelines, when a bank is issued a Consent Order the capital status of the bank is automatically reduced to adequately capitalized. The Consent Order requires West Michigan Community Bank to retain a Tier 1 capital to average assets ratio of a minimum of 8.0%. As of December 31, 2009, West Michigan Community Bank had a Tier 1 capital to average assets ratio of 6.9%, as compared to a Tier 1 capital to average asset ratio of 8.1% at December 31, 2008. At December 31, 2009, West Michigan Community Bank is out of compliance with the Consent Order requirements.
Effective January 10, 2010, The State Bank entered into a Consent Order with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, lower nonperforming loan levels, increase capital, and require revisions to various policies. The Consent Order requires The State Bank to maintain a Tier 1 capital to average asset ratio of a minimum of 8.0%. It also requires The State Bank to maintain a total capital to risk weighted asset ratio of 12.0%. At December 31, 2009, The State Bank had a Tier 1 capital to average assets ratio of 6.2% and a total capital to risk-weighted assets ratio of 8.9%. These requirements of the Consent Order are required to be implemented within 90 days of the effective date. At December 31, 2009, The State Bank is out of compliance with the Consent Order requirements.
The Consent Orders restrict the banks from issuing or renewing brokered deposits. Refer to Note 8 for further details. The Consent Orders also restrict dividend payments from The State Bank and West Michigan Community Bank to the Corporation. The Consent Orders do not place any restrictions on the Corporation. The Corporation, the Board of Directors and management continue to work on plans to come into compliance with the Consent Orders which includes the injection of capital into the Banks resulting from the sale of another subsidiary bank. The sale is projected to provide an additional $3.0 million of capital that may be divided to The State Bank and West Michigan Community Bank. While below the compliance level required by the Orders, both banks maintain capital levels considered adequate by regulatory standards. Non-compliance with Consent Order requirements may cause banks to be subject to further enforcement actions by the FDIC.
As illustrated in the table below, at December 31, 2009, the Consolidated Corporation’s total capital to risk weighted assets ratio indicates that it is under capitalized. The Corporation is at a ratio of 7.8%, while adequately capitalized has a minimum requirement of 8.0%. This is compared to December 31, 2008 when the total capital to risk weighted assets for the Corporation was at 11.4%. With the current capital levels, the Corporation is required to obtain written approval prior to payments of any dividends or for any increase or decrease to outstanding debt.
The Corporation’s principal source of funds for dividend payments is dividends received from the Banks. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the limitations described above.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 15 — REGULATORY MATTERS (continued)

			For Capital		Regulatory
			Adequacy		Agreement
	Actual		Purposes		Requirements
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total Capital (to Risk Weighted Assets)
Consolidated	$33,661	7.8%	$34,636	8.0%	NA	NA
The State Bank	24,334	8.9	21,961	8.0	$32,810	12.0	%(1)
Davison State Bank	3,328	9.9	2,692	8.0	NA	NA
West Michigan Community Bank	11,841	9.4	10,063	8.0	NA	NA

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	28,164	6.5	17,318	4.0	NA	NA
The State Bank	20,830	7.6	10,981	4.0	NA	NA
Davison State Bank	2,904	8.6	1,346	4.0	NA	NA
West Michigan Community Bank	10,262	8.2	5,031	4.0	NA	NA

Tier 1 Capital (to Average Assets)
Consolidated	28,164	5.0	22,491	4.0	NA	NA
The State Bank	20,830	6.2	13,535	4.0	27,069	8.0
Davison State Bank	2,904	7.2	1,620	4.0	3,240	8.0
West Michigan Community Bank	10,262	6.9	5,923	4.0	11,845	8.0

(1)	Effective April 10, 2010

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 15 — REGULATORY MATTERS (continued)

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008
Total Capital (to Risk Weighted Assets)
Consolidated	$58,194	11.4%	$40,726	8.0%	NA	NA
The State Bank	34,807	10.7	25,952	8.0	32,440	10.0
Davison State Bank	4,170	11.7	2,863	8.0	3,578	10.0
West Michigan Community Bank	15,656	10.8	11,558	8.0	14,448	10.0

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	51,827	10.2	20,363	4.0	NA	NA
The State Bank	30,720	9.5	12,976	4.0	19,464	6.0
Davison State Bank	3,712	10.4	1,431	4.0	2,147	6.0
West Michigan Community Bank	13,834	9.6	5,779	4.0	8,669	6.0

Tier 1 Capital (to Average Assets)
Consolidated	51,827	8.8	23,320	4.0	NA	NA
The State Bank	30,720	8.5	14,498	4.0	18,123	5.0
Davison State Bank	3,712	8.2	1,804	4.0	2,255	5.0
West Michigan Community Bank	13,834	8.1	6,833	4.0	8,541	5.0
NOTE 16 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

(000s omitted)	2009	2008
Commitments to make loans (at market rates)	$2,939	$25,898
Unused lines of credit and letters of credit	53,941	46,786

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 16 — LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (continued)
Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2009, loan commitments and unused line of credit had interest rates ranging from 2.25% to 10.00% and maturities ranging from 2 months to 12 years.
NOTE 17 — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS
December 31,
(000s omitted)

	2009	2008
ASSETS
Cash and cash equivalents	$319	$814
Securities available for sale, at fair value	1,009	1,237
Equity investment	0	1,360
Other assets	448	773
Investment in subsidiaries	33,001	47,103

Total Assets	$34,777	$51,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$245	$163
Subordinated debt	14,000	14,000
Other borrowings	0	1,000
Shareholders’ equity	20,532	36,124

Total liabilities and shareholders’ equity	$34,777	$51,287

CONDENSED STATEMENTS OF INCOME
Years ended December 31,
(000s omitted)

	2009	2008
Other income (loss) on equity investment	$(1,360)	$(1,729)
Dividends from subsidiaries	750	400
Interest expense	(620)	(976)
Operating expenses	(1,408)	(1,178)
Dividends in excess of earnings	(15,069)	(9,217)

Income/(loss) before income taxes	(17,707)	(12,700)
Federal income tax expense (benefit)	(727)	(535)

Net income (loss)	$(16,980)	$(12,165)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 17 — PARENT ONLY CONDENSED FINANCIAL INFORMATION (continued)
CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31,
(000s omitted)

	2009	2008
Cash flows from operating activities
Net income (loss)	$(16,980)	$(12,165)
Change in other assets	(86)	67
Change in other liabilities	81	(312)
Dividends in excess of earnings	15,069	9,217
Loss on security impairment	908	843
Net loss of equity investment	1,360	1,729

Net cash from (used in) operating activities	352	(621)

Cash flows provided by investing activities
Equity investment	0	0
Sale of equity security	383	0
Purchases of securities-AFS	0	0
Investment in subsidiary	(365)	(700)

Net cash from (used in) investing activities	18	(700)

Cash flows used in financing activities
Issuance of subordinated debt	0	0
Net short-term borrowings	(1,000)	1,000
Dividends paid	0	0
Stock repurchase	0	0
Proceeds from stock issuance	135	293

Net cash from (used in) financing activities	(865)	1,292

Change in cash and cash equivalents	(495)	(28)

Cash and cash equivalents at beginning of year	814	842

Cash and cash equivalents at end of year	$319	$814

NOTE 18 — GOING CONCERN
The Consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. However, the events and circumstances described below create an uncertainty about the Corporation’s ability to continue as a going concern.
As of December 31, 2009 both The State Bank and Davison State Bank were required by regulatory authorities to maintain certain minimum capital ratios. Davison State Bank is required to maintain a Tier 1 capital to average assets ratio of 8.0%. At December 31, 2009, Davison State Bank had a Tier 1 capital to average assets ratio of 7.2%. The State Bank’s required capital ratios at December 31, 2009, were the same as those required in the Consent Order that was effective January 10, 2010 which is discussed later in this note.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008
NOTE 18 — GOING CONCERN (continued)
West Michigan Community Bank entered into a Consent Order with the regulatory agencies effective March 1, 2009, which requires West Michigan Community Bank to retain a Tier 1 capital to average assets ratio of 8.0%. As of December 31, 2009, West Michigan Community Bank had a Tier 1 capital to average assets ratio of 6.9%. At December 31, 2009, West Michigan Community Bank is out of compliance with the Consent Order requirements.
Effective January 10, 2010, The State Bank entered into a Consent Order with its regulatory agencies that contain provisions regarding earnings, credit quality and capital. The Consent Order requires The State Bank to maintain a Tier 1 capital to average assets ratio of 8.0%. It also requires The State Bank to maintain a total capital to risk weighted asset ratio of 12.0%. At December 31, 2009, The State Bank had a Tier 1 capital to average assets ratio of 6.2% and a total capital to risk-weighted assets ratio of 8.9%. These requirements of the Consent Order are required to be implemented within 90 days of the effective date. At December 31, 2009, The State Bank is out of compliance with the Consent Order requirements.
The State Bank and West Michigan Community Bank Consent Orders cover various aspects of bank financial condition and performance; loan administration and capital planning. Management believes they have responded fully to the provisions of the Consent Orders except for the capital requirements. In order to be considered well capitalized and comply with the capital requirements of the Orders, The State Bank would have needed a capital injection of approximately $8.6 million and West Michigan would have needed a capital injection of approximately $1.6 million as of December 31, 2009. While below the compliance level required by the Orders, both banks maintain capital levels considered adequate by regulatory standards. Non-compliance with Consent Order requirements may cause banks to be subject to further enforcement actions by the FDIC. See Note 15 for additional information regarding regulatory matters and capital requirements.
Both banks have achieved improved capital ratios since falling below the well capitalized level in June of 2009. Management has initiated multiple strategies to meet the capital requirements including shrinking assets of the bank as much as feasible without weakening the liquidity position, reducing operating costs by reducing overhead and curtailing spending, and raising additional capital through the sale of Fentura subsidiary, Davison State Bank. Management has successfully reduced assets of The State Bank and West Michigan Community Bank by $56.5 million during 2009 and efforts to shrink assets further are continuing. Cost cutting measures resulted in a $1.8 million decrease in salary and benefit expense during 2009. The pending sale of Davison State Bank is expected to generate $3.0 million in proceeds which will be used to strengthen the capital position of The State Bank and West Michigan Community Bank. Following the division of these funds, the funds alone will not be sufficient to bring The State Bank or West Michigan Community Bank into compliance with their respective Consent Orders.
These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank, Davison State Bank, and West Michigan Community Bank (the Banks), as well as Fentura Mortgage Company and West Michigan Mortgage Company, LLC for the years ended December 31, 2009, 2008 and 2007. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 4 through 42 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone.
TABLE 1
Selected Financial Data

000s omitted except per share data and ratios	2009	2008	2007	2006	2005

Summary of Consolidated Statements of Income:
Interest income	$26,150	$30,520	$36,023	$36,448	$30,640
Interest expense	10,587	14,052	17,361	15,582	10,310

Net interest income	15,563	16,468	18,662	20,866	20,330
Provision for loan losses	14,723	7,715	6,795	1,120	1,189

Net interest income after provision	840	8,753	11,867	19,746	19,141
Total other operating income	4,655	3,580	6,668	6,824	6,567
Total other operating expense	20,495	26,750	19,650	19,758	18,905

Income (loss) before income taxes	(15,000)	(14,417)	(1,115)	6,812	6,803
Federal income taxes (benefit)	994	(2,448)	(627)	2,020	2,090

Income (loss) from continuing operations	(15,994)	(11,969)	(488)	4,792	4,713
Discontinued operations, net of tax	(986)	(196)	21	516	341

Net income (loss)	$(16,980)	$(12,165)	$(467)	$5,308	$5,054

Earnings per share — basic*	$(7.70)	$(5.60)	$(0.22)	$2.48	$2.41
Earnings per share — diluted*	$(7.70)	$(5.60)	$(0.22)	$2.47	$2.40

Summary of Consolidated Balance Sheets:
Assets	$522,079	$578,604	$628,019	$622,298	$619,089
Securities, including FHLB stock	50,964	55,730	77,120	94,873	107,609
Loans, including loans held for sale	345,535	419,273	432,126	413,628	393,730
Deposits	440,775	469,364	500,647	482,904	478,192
Borrowings	22,145	29,207	16,680	22,552	25,764
Shareholders’ equity	20,532	36,124	49,496	51,318	46,895

Other Financial and Statistical Data:
Tier 1 capital to risk weighted assets	6.50%	10.20%	10.40%	11.30%	10.60%
Total capital to risk weighted assets	7.80%	11.40%	11.60%	12.50%	11.90%
Tier 1 capital to average assets	5.00%	8.80%	9.00%	8.60%	8.90%
Total cash dividends	$0	$0	$2,163	$2,069	$1,839
Book value per share*	$9.13	$16.53	$22.88	$24.08	$22.07
Cash dividends paid per share*	$0.00	$0.00	$1.00	$0.94	$0.88
Period end market price per share*	$1.36	$6.75	$22.00	$32.55	$29.77
Dividend pay-out ratio	0.00%	0.00%	-463.17%	38.98%	36.39%
Return on average shareholders’ equity	-61.18%	-25.13%	-0.89%	10.82%	11.09%
Return on average assets	-3.02%	-2.03%	-0.08%	0.85%	0.85%
Net interest margin	3.42%	3.32%	3.66%	4.11%	4.23%
Total equity to assets at period end	3.93%	6.24%	7.88%	8.25%	7.57%

*	Per Share data calculated using average shares outstanding in each period. Per share amounts and average shares outstanding have been adjusted to reflect a 10% stock dividend paid on August 4, 2006.

RESULTS OF OPERATIONS
The Corporation posted a net loss of $16,980,000 for the twelve months ended December 31, 2009, compared to a net loss of $12,165,000 for the same period in 2008. The main contributors to the 2009 loss were: provision for loan losses; increases in loan and collection expenses including increased write downs of other real estate owned properties; the estimated loss on the pending sale of an affiliate; establishment of a tax valuation allowance and decreased net interest income. Salary and benefit reductions of $1,806,000 and other operating expense control measures provided a partial offset. Net-interest income declined $905,000, in 2009 due to a reduction in interest income of $4,370,000 versus a reduction of $3,465,000 in interest expense. Interest income declined primarily due to decreases in volume of loans and a drop of 0.38% in the average rate earned on commercial loans. Non-interest income increased in 2009 by $1,075,000 or 30.0% from the non-interest income in the prior year. In 2008, a loss of $1,729,000 was due the write down of the equity investment in Arizona. In 2009, the equity investment was completely written off resulting in an expense of $1,360,000. Non-interest expense decreased by $5,555,000 or 20.8%, primarily due to the 2008 write off of goodwill totaling $7,955,000.
Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2009 and 2008 respectively, the Corporation posted a return on average assets of (3.02%) and (2.03%). Return on average equity was (61.18%) in 2009 and (25.13%) in 2008. The Corporation’s capital position experienced a decrease in equity of $15.6 million or 43.2% in 2009. Total assets decreased $56.5 million in 2009 and decreased $49.4 million in 2008. Diluted loss per share was ($7.70) in 2009 and ($5.60) in 2008.
The markets in which The Corporation operates continue to be effected by the economic challenges in the State of Michigan. The economic conditions continue to place pressure on its customers and their ability to repay loans. This has driven up the level of troubled assets and has resulted in increased related loan expenses and provision for loan losses. The Corporation continues to monitor troubled assets and the capital levels of its Banks.
On March 17, 2009, The Corporation entered into an agreement to sell all of the stock of one of its bank subsidiaries, Davison State Bank, to a private, non-affiliated, investor group. The transaction is expected to close during the first quarter of 2010. At year-end 2009 Davison had assets of $37.9 million, loans of $24.4 million, deposits of $35.3 million, equity of $2.7 million and a net loss of $986,000. The agreement calls for consideration to be received of $3.0 million plus or minus certain closing equity adjustments. The Corporation recorded an estimated loss on the sale of Davison State Bank of $700,000 in the first quarter of 2009. The agreement also provides for a termination payment of $150,000 if either party breaches the agreement. The Corporation projects cost savings for 2010 and beyond, as a result of this transaction.
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

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2009 and 2008. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income decreased by $897,000 in 2009 or 5.3% and decreased by $2,253,000 or 11.8% in 2008. In 2009, investment security balances decreased, loan volume decreased and non-performing loans increased. In 2008, investment security balances decreased, loan volume increased and non-performing loans increased. In both years, net interest income was also reduced by reversal of accrued interest income on loans that were re-classified to non-accrual status throughout the year. The reversal of accrued interest income was greater in 2008 than in 2009.
As indicated in Table 3, for the year ended December 31, 2009, the Corporation’s net interest margin was 3.42% compared with 3.32% in 2008. The improvement in 2009 is primarily attributable to the decrease in the average interest bearing liability rate, as management was able to re-price the time deposit portfolio as deposits matured. The decrease in 2008 was attributed to declining interest income on loans due to declining market rates and increases in non-performing loans. In 2008, repricing constraints on time deposits did not allow for rapid offsetting rate changes.
Average earning assets decreased 8.1% in 2009 and decreased 3.0% in 2008. Average earning assets were reduced through lower total average securities and loans when comparing 2009 to 2008. Loan balances, including loans held for sale, the highest yielding component of earning assets, represent 86.6% of earning assets in 2009, compared to 86.0% in 2008. Average interest bearing liabilities decreased 4.0% in 2009 and decreased 2.5% in 2008. Non-interest bearing deposits amounted to 14.4% of average earning assets in 2009 compared with 13.0% in 2008.
Table 2
Changes in Net Interest Income due to changes in average volume and interest rates
Years ended December 31,

	INCREASE /(DECREASE)
	DUE TO
	2009			2008
		YIELD/			YIELD/
(000s omitted)	VOL	RATE	TOTAL	VOL	RATE	TOTAL

Taxable securities	$(279)	$(100)	$(379)	$(891)	$(35)	$(926)
Tax-exempt securities (1)	(56)	50	(6)	(90)	(80)	(170)
Federal funds sold	28	(163)	(135)	22	(122)	(100)

Total loans (1)	(2,060)	(1,799)	(3,859)	514	(4,833)	(4,319)
Loans held for sale	28	(11)	17	(38)	(9)	(47)

Total earning assets	(2,339)	(2,023)	(4,362)	(483)	(5,079)	(5,562)

Interest bearing demand deposits	(87)	(603)	(690)	(50)	(982)	(1,032)
Savings deposits	(3)	(351)	(354)	(41)	(324)	(365)
Time CDs $100,000 and over	(470)	(690)	(1,160)	171	(426)	(255)
Other time deposits	264	(967)	(703)	(295)	(754)	(1,049)
Other borrowings	(324)	(234)	(558)	(156)	(452)	(608)

Total interest bearing liabilities	(620)	(2,845)	(3,465)	(371)	(2,938)	(3,309)

Net Interest Income	$(1,719)	$822	$(897)	$(112)	$(2,141)	$(2,253)

(1)	Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

TABLE 3

	Summary of Net Interest Income Years Ended December 31,
	2009			2008			2007
	AVG	INC/			INC/		AVG	INC/
(000s omitted)	BAL	EXP	YIELD	AVG BAL	EXP	YIELD	BAL	EXP	YIELD
ASSETS
Securities:
U.S. Treasury and Government Agencies	$37,830	$1,453	3.84%	$43,608	$1,821	4.18%	$65,097	$2,751	4.23%
State and Political (1)	13,719	827	6.03%	14,669	833	5.68%	16,183	1,003	6.20%
Other	4,161	84	2.02%	7,217	95	1.32%	6,660	91	1.37%

Total Securities	55,710	2,364	4.24%	65,494	2,749	4.20%	87,940	3,845	4.37%
Fed Funds Sold	6,566	4	0.06%	5,249	139	2.65%	4,773	239	5.01%
Loans:
Commercial	312,896	18,907	6.04%	340,598	21,882	6.42%	332,681	25,177	7.57%
Tax Free (1)	2,616	168	6.42%	2,093	139	6.64%	2,183	138	6.32%
Real Estate-Mortgage	33,931	2,067	6.09%	37,383	2,377	6.36%	36,273	2,406	6.63%
Consumer	51,004	2,898	5.68%	53,578	3,501	6.53%	55,334	4,497	8.13%

Total loans	400,447	24,040	6.00%	433,652	27,899	6.43%	426,471	32,218	7.55%
Allowance for Loan Loss	(12,035)			(9,352)			(7,325)
Net Loans	388,412	24,040	6.19%	424,300	27,899	6.58%	419,146	32,218	7.69%

Loans Held for Sale	1,576	80	5.08%	1,042	63	6.05%	1,666	110	6.60%

TOTAL EARNING ASSETS	464,299	26,488	5.70%	505,437	30,850	6.10%	520,850	36,412	6.99%

Cash Due from Banks	28,116			13,705			15,112
Assets of discontinued operations	42,681			45,647			49,496
All Other Assets	39,064			45,218			42,744

TOTAL ASSETS	$562,125			$600,655			$620,877

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Interest bearing — DDA	$86,982	$620	0.71%	$93,593	$1,310	1.40%	$95,670	$2,342	2.45%
Savings Deposits	73,779	259	0.35%	74,104	613	0.83%	77,450	978	1.26%
Time CD’s $100,000 and Over	125,015	5,228	4.18%	135,461	6,388	4.72%	132,009	6,643	5.03%
Other Time CD’s	113,165	3,432	3.03%	106,024	4,135	3.90%	112,732	5,184	4.60%

Total Interest Bearing Deposits	398,941	9,539	2.39%	409,182	12,446	3.04%	417,861	15,147	3.62%
Other Borrowings	25,778	1,048	4.07%	33,150	1,606	4.84%	35,829	2,214	6.18%

INTEREST BEARING LIABILITIES	424,719	10,587	2.49%	442,332	14,052	3.18%	453,690	17,361	3.83%

Non-interest bearing — DDA	66,659			65,460			65,826
Liabilities of discontinued operations	39,603			41,813			45,377
All Other Liabilities	3,391			2,646			3,762
Shareholders Equity	27,753			48,404			52,222

TOTAL LIABILITIES and S/H EQUITY	$562,125			$600,655			$620,877

Net Interest Rate Spread			3.21%			2.92%			3.16%
Impact of Non-Interest Bearing Funds on Margin			0.21%			0.40%			0.49%

Net Interest Income/Margin		$15,901	3.42%		$16,798	3.32%		$19,051	3.66%

(1)	— Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2009, the allowance for loan losses was $10,726,000 or 3.01% of total loans. This compares with $10,455,000 or 2.43% at December 31, 2008. Management believes the allowance for loan losses at December 31, 2009 of $10,726,000 was sufficient to cover all probable incurred losses in the loan portfolio at that time.
The provision for loan losses was $14,723,000 in 2009 and $7,715,000 in 2008. Provision for 2009 increased from the 2008 level by $7,008,000. The increase for the year was due to the downgrading of a number of loans, which required substantial additional provision to be provided for them. The increase of the 2009 provision for loan loss resulted from increased non-performing construction and land development loans, increased charge-offs and the continuing decline in the Michigan economy. The amount of provision taken for the year is a direct output of the calculation of loan loss adequacy performed on a quarterly basis. The Corporation has a methodology that provides for formula based allowances on homogeneous pools of general loans, as well as specific allocations for impaired loans. During 2009 specific reserves for impaired loans increased compared to 2008 due to the continued decline of the underlying collateral value of the impaired loans. Reserves for the homogeneous pools of loans decreased from 2009 to 2008 due to the reduction in the loan portfolio and a change in the mix of loan concentrations. The Banks experienced substantial charge-offs of non-performing assets of $14,806,000 for 2009, more than double the charge-off in 2008.
In 2009, the Corporation reduced the size of the commercial loan portfolio. Commercial loans decreased $36,759,000 from 2008 year end. Real estate construction and mortgage loans decreased $32,252,000 from year end 2008. The decline in real estate construction and mortgage loans was primarily due to management efforts to continue to reduce exposure to this sector. Charge-offs of commercial loans totaled $12,593,000 in 2009. The Special Asset Group (SAG), formed in 2007, was assembled to act as an action group for troubled loans and assist in the collection loans classified as substandard or doubtful While non-performing loans continued to rise in 2009 management believes that the creation of the SAG will assist in mitigating non-performing loan impact in future years. Additionally, with the establishment of the SAG and the nature of its focus, the Corporation expects an increased level of loan and collection expenses as this group works through troubled credits.
Table 4 summarizes loan losses and recoveries from 2005 through 2009. During 2009, the Corporation experienced net charge-offs of $14,452,000, compared with net charge-offs of $4,852,000 in 2008. The year to year increase in charge offs was primarily due to an increase in commercial loan charge-offs by $7,900,000 year over year. Of the $12,593,000 in total commercial loan charge-offs in 2009, $3,480,000 related to construction and land development loans. Also, mortgage loan charge-offs increased by $730,000 and consumer charge-offs increased by $772,000. Total recoveries decreased by $198,000 comparing 2009 with 2008. The net charge-off ratio is the difference of charged-off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2009 was 4.06% compared to 1.13% at the end of 2008. As charge-offs have occurred, the Bank’s review the remaining loan concentration and believe that the level of losses have decreased compared to prior years.
The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation has identified a concentration level connected with construction and land development loans. Specific strategies were developed to reduce the concentration level and limit exposure to this type of lending. The Corporation has been successful in reducing this concentration in 2009. The Corporation’s loan portfolio has no exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. The Michigan economy, employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. At December 31, 2009, the local economies of the Banks continue to struggle. Unemployment remains high, collateral values on real estate have stabilized on 1-4 family property, yet commercial property values continue to decline. Loan demand in commercial and consumer types continues to be low. Management continues to identify and devote attention to credits that may not be performing as agreed. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.
TABLE 4
Analysis of the Allowance for Loan Losses

	Years Ended December 31,
(000s omitted)	2009	2008	2007	2006	2005

Balance Beginning of Period	$10,455	$7,592	$6,138	$5,735	$5,040

Charge-offs:
Commercial, Financial and Agricultural	(12,593)	(4,693)	(4,751)	(554)	(336)
Real Estate-Mortgage	(1,011)	(281)	(176)	0	0
Installment Loans to Individuals	(1,202)	(430)	(662)	(298)	(304)

Total Charge-offs	(14,806)	(5,404)	(5,589)	(852)	(640)

Recoveries:
Commercial and Financial	259	314	154	49	46
Real Estate-Mortgage	8	23	0	0	0
Installment Loans to Individuals	87	215	94	86	100

Total Recoveries	354	552	248	135	146

Net Charge-offs	(14,452)	(4,852)	(5,341)	(717)	(494)

Provision for loan losses	14,723	7,715	6,795	1,120	1,189

Balance at End of Period	$10,726	$10,455	$7,592	$6,138	$5,735

Ratio of Net Charge-Offs During the Period	4.06%	1.13%	1.22%	0.17%	0.12%
NON-INTEREST INCOME
Non-interest income was $4,655,000 in 2009 and $3,580,000 in 2008. These amounts represent an increase of 30.0% in 2009 compared to 2008.
The most significant category of non-interest income is service charges on deposit accounts, which were $1,967,000 in 2009, compared to $2,431,000 in 2008. This was a decrease of $464,000 or 19.1% in 2009 and a decrease of $318,000 or 11.6% in 2008. The decrease in 2009 was in all categories of service charges, with the largest declining component being NSF and overdraft privilege fees.
Gains on the sale of mortgage loans originated by the Banks and sold in the secondary market were $767,000 in 2009 and $337,000 in 2008. The increase of 127.6% in 2009 is due to the active sales of foreclosed properties and excessive home inventories in the local markets; incentive programs for first time buyers and mortgage rates remaining at near record low levels. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis.
Trust and investment income decreased $198,000 or 10.9% in 2009 to $1,615,000; compared with $1,813,000 in 2008. The 10.9% decrease is due to unfavorable changes in the market value of trust and investment assets.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $1,942,000 in 2009 compared to $1,571,000 in 2008.
Due to ongoing performance problems of the equity investment of the bank in Arizona, the Corporation wrote off the remaining balance during the second quarter of 2009 bringing the year-to-date loss, for 2009 to $1,360,000. This is compared to a $1,729,000 loss in 2008. In 2008, the investee bank took a large write off of their goodwill during the 4th quarter, of which our Corporation accounted for its respective 24.99% share. The institution was closed by regulators in December 2009.
As a result of the quarterly analysis performed on the banks’ CMO and MBS investment portfolios one of the banks recognized other-than-temporary impairment on a single investment. The other-than-temporary impairment totaled $79,000 as indicated on the income statement. The remaining amortized cost for the three private label CMO’s is $5,751,000 and has an unrealized loss of $878,000 at December 31, 2009.
Throughout 2009, the Corporation performed a quarterly review of bank equity stocks owned. As a result of this review, the Corporation acknowledged other-than-temporary impairment on three investments. During the second quarter the bank recognized impairment of $200,000 on one bank stock. During the fourth quarter the bank recognized $9,000 of other-than-temporary impairment on two bank stocks. In 2008, the Corporation recognized $843,000 in other-than-temporary impairment its investment in Main Street Bancorp, a startup bank located in Northville, Michigan. The remaining amortized cost for bank stocks owned is $1,471,000 and has an unrealized loss of $463,000 at December 31, 2009.
NON-INTEREST EXPENSE
Total non-interest expense was $20,495,000 in 2009 compared to $26,750,000 in 2008. This was a decrease of 23.4% in 2009.
Salaries and employee benefits, the Corporation’s largest operating expense category, were $8,694,000 in 2009, compared with $10,500,000 in 2008. The decrease between 2009 and 2008 was a result of personnel reductions, personnel pay reductions of 5%, and the elimination of the Corporation’s pension matching expense.
Occupancy expenses associated with the Corporation’s facilities were $1,801,000 in 2009 compared to $1,926,000 in 2008 for a decrease of 6.5%. In 2009, the decrease was a result of renegotiation of multiple property maintenance contracts. In addition, building cleaning services were restructured to in-house employees and the frequency of cleaning was reduced. In 2008, the banks closed a leased facility, which assisted in decreasing occupancy expenses.
In 2009, equipment expenses were $1,618,000 compared to $1,877,000 in 2008 for a decrease of 13.8% in 2009. In 2009, the Corporation experienced a decrease of $280,000 in depreciation expense. A portion of the decrease from 2008 to 2009 was the result of the Corporation’s mainframe computer system becoming fully depreciated in 2008, a year over year savings of $40,000. In addition in 2009 depreciation of other assets was down $240,000, rental expenses were up $20,000, maintenance expenses were up $42,000 and leased facility depreciation expenses were also down $19,000.
Loan and collection expenses were $3,506,000 in 2009 compared to $810,000 in 2008. The increase was due to significant increases related to other real estate owned (ORE) held by the Corporation. In 2009, ORE carrying costs and related expenses totaled $1,430,000 compared to $320,000 for 2008. In addition, multiple properties being held in ORE required negative valuation adjustments totaling $1,410,000 in 2009 compared to only $123,000 in 2008. These adjustments were made as a result of the continuing decline in real estate values in Michigan. The remaining increases from 2008 to 2009 were in the categories of increased filing and recording costs, appraisal expense, collection expenses and other loan related expenses. It is anticipated that in 2010, loan and collection expenses will remain similar to 2009 or have a slight decline.

Advertising expenses were $148,000 in 2009 compared to $376,000 in 2008. When comparing 2009 to 2008, the Corporation reduced media expenses and other promotional expenses by 60.6%. A portion of this reduction was due to the utilization of internal resources to compose marketing materials as well as reductions in advertising campaigns. The Banks continued to maintain presence in their local markets through continued sponsorship of local activities and community groups. The Corporation continues to remain focused on targeted advertising in all of its markets.
Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,128,000 in 2009 compared to $699,000 in 2008. In 2009, the Corporation and the Banks had increases of $283,000 of legal expenses, mostly in relation to troubled loans. In addition, for 2009 the Corporation saw increases in audit and state exam fees totaling $126,000. This was partially offset by increases totaling $21,000 in other professional services. In 2008, increases in legal fees, were nearly offset by decreases in audit fees and other professional services, a 3.1% increase comparing year to year.
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
Other general and administrative expenses, including telephone and communication services, were $3,601,000 in 2009, or an increase of 38.1%, compared to $2,607,000 in 2008. The large increase in 2009 was due to the write off of the estimated loss on the sale of a subsidiary as well as increases in FDIC assessments. The increase in FDIC assessment from 2008 to 2009 was $1,409,000 or an increase of 483.2%. It was forecasted in the 2008 year end reporting that management anticipated this increase. In comparison, the reduction in 2008 was the result of decreases in director expense, communication expenses, business development, customer service expenses, conferences and education, and officer and staff meeting expenses. These were partially offset by increases in FDIC assessment, other losses, and operating expenses.
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
The Corporation’s total assets averaged $562.1 million for 2009 declining from the 2008 average of $600.7 million by $38.6 million or 6.4%. Average loans comprised 86.6% of total average earning assets during 2009 compared to 86.0% in 2008. Loans declined $32.7 million, on average, from year end 2008 to year end 2009, with commercial loans having the largest decline of $27.7 million or 8.1%. The ratio of average non-interest bearing deposits to total deposits was 14.3% in 2009 compared to 13.8% in 2008. Interest bearing deposits comprised 93.9% of total average interest bearing liabilities during 2009, up from 92.5% during 2008. This was primarily due to the decrease in borrowings, which are included in interest bearing liabilities. The Corporation’s year-end total assets were $522.1 million for 2009 down from $578.6 million in 2008. The decrease was due to the strategic shrinkage of the loan portfolio, along with a decreasing investment portfolio, which was partially offset by an increase in other real estate owned.
SECURITIES PORTFOLIO
Securities of continuing operations totaled $49,064,000 at December 31, 2009 compared to $53,830,000 at December 31, 2008. This was a decrease of $4,766,000 or 8.9%. At December 31, 2009, these securities comprised 12.0% of earning assets, down from 13.0% at December 31, 2008. The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities and a few mortgage-backed securities, which are classified as held to maturity.
As of December 31, 2009, the estimated aggregate fair value of the Corporation’s securities portfolio was $754,000 below amortized cost. At December 31, 2009, gross unrealized gains were $713,000 and gross unrealized losses were $1,467,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Item 1 of the Form 10-K. As of year end 2009, the Corporation continues to receive a favorable rate of return on the securities.
With regard to equity investments held by the Corporation, management regularly reviews the performance of each institution that is not publicly traded. On a quarterly basis, following the availability of call report filings, management reviews each bank on factors including: net income, total risk based capital and tier 1 capital to risk weighted assets, charged off loans, nonaccrual loans, past due loans, loan to deposit ratio, loan loss reserve to loans ratio, brokered CDs, and other borrowings. Management considers the need for other-than-temporary impairment when the institutions present material, unfavorable changes when compared to the prior quarter. If a performance decrease is found, management looks at trends from prior periods to evaluate the potential of an unfavorable long term decline. Management also makes these considerations when the receipt of unfavorable financial information is received and verified or when the Corporation becomes aware of any adverse regulatory actions against these institutions. At December 31, 2009, the Corporation recognized $208,000 of other-than-temporary impairment on three separate investments. As of December 31, 2008, the Corporation recognized $843,000 of other-than-temporary impairment on a single investment, Main Street Bank, due to its related institution financial performance (see earlier discussion under Noninterest Expense).
The Corporation has also been closely monitoring the performance of the CMO and MBS portfolios. In 2009, there were several CMOs that were downgraded in the market. Management continued to monitor items such as payment streams and underlying default rates, and did not determine a sever change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMO’s with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition Recent historical experience is the base for determining the cash flow assumptions and are adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO security. As a result of its review, The Corporation recognized a $79,000 other-than-temporary impairment as a result of incurred credit losses which has been reflected in the income statement. The security with the credit loss is the Corporation’s sole CCC rated security and has a remaining amortized cost of $712,691 at December 31, 2009. The remaining unrealized loss of $146,000 on this security has been reflected in accumulated other comprehensive income.

TABLE 5
Analysis and Maturities of Securities

	Amortized	Fair
(000s omitted)	Cost	Value	Yield(1)

AVAILABLE FOR SALE
U.S. Agencies
One year or less	$2,000	$2,038	4.63%
Over one through five years	2,026	2,021	3.25%
Over five through ten years	1,000	1,000	3.00%
Over ten years	1,517	1,455	5.40%

Total	6,543	6,514
Mortgage-Backed
One year or less	$3,974	$4,017	3.85%
Over one through five years	252	257	4.50%
Over five through ten years	1,611	1,652	4.08%
Over ten years	23,014	22,544	4.44%

Total	28,851	28,470
State and Political
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	4,276	4,314	6.28%
Over ten years	2,758	2,781	6.41%

Total	7,034	7,095

Equity Securities	$1,971	$1,529

HELD TO MATURITY
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	1	1	9.00%
Over five through ten years	0	0	0.00%
Over ten years	0	0	0.00%

Total	1	1
State and Political
One year or less	$721	$726	5.95%
Over one through five years	2,601	2,628	6.25%
Over five through ten years	1,765	1,768	6.66%
Over ten years	368	370	6.44%

Total	5,455	5,492

Total Securities	$48,971	$49,101

(1)	Tax equivalent yield

LOAN PORTFOLIO
The Corporation extends credit primarily within in its local markets in Genesee, Oakland, Livingston, Kent and Ottawa counties. The Corporation’s commercial loan portfolio is widely diversified but includes a concentration in construction, land development and commercial real estate, as discussed previously and in the following paragraph. The Corporation’s loan portfolio balances are summarized in Table 6.
Total loans, of continuing operations, decreased $73,608,000 for the year ended December 31, 2009, with total loans comprising 86.2% of earning assets as compared to 85.8% of December 31, 2008 earning assets. The economic challenges experienced in the State of Michigan that began in 2007 and worsened in 2008 have continued to linger in 2009. Continued employment and economic declines, primarily in the automotive industry, contributed to steepening unemployment rates and a declining population. With these burdening challenges as well as by management strategy, the Corporation achieved a commercial loan reduction during the year. In 2009, commercial loans decreased $36,759,000 or 12.7% to $252,764,000. Real estate construction and mortgage loans also decreased by $32,252,000 or 37.2% in 2009. The decline was primarily in the real estate construction portfolio as management focused efforts on reducing the concentration. Additional decreases in loans were due to charge-offs of several construction and land development loans in 2009. Consumer loans decreased $4,597,000 or 8.7% in 2009. In 2008, commercial loan totals decreased $4,393,000 to $289,523,000 or declined by 1.5%. In addition, real estate construction and mortgage loans decreased $4,117,000 or 4.5% to $90,722,000 at December 31, 2008. Consumer loans decreased $515,000 or 1.0% in 2008.
TABLE 6
Loan Portfolio

December 31,
(000s omitted)	2009	2008	2007	2006	2005

Commercial	$252,764	$289,523	$293,916	$249,488	$230,609
Real estate — construction	26,295	48,777	52,125	75,180	71,852
Real estate — mortgage	28,058	37,828	38,597	34,872	32,475
Consumer	48,313	52,910	53,425	58,000	63,486

Total	$355,430	$429,038	$438,063	$417,540	$398,422

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
TABLE 7
Maturities of the Loan Portfolio by Loan Type

	Within	One-	After
(000s omitted)	One	Five	Five
December 31, 2009	Year	Years	Years	Total
Commercial	$93,924	$145,207	$13,633	$252,764
Real estate — construction	25,014	1,281	0	26,295
Real estate — mortgage	2,077	6,169	19,812	28,058
Consumer	9,375	26,451	12,487	48,313

	$130,390	$179,108	$45,932	$355,430

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

	Within	One-	After
(000s omitted)	One	Five	Five
December 31, 2009	Year	Years	Years	Total
Loans:
Fixed Rate	$75,810	$153,063	$29,271	$258,144
Variable Rate	54,580	26,045	16,661	97,286

	$130,390	$179,108	$45,932	$355,430

Credit risk is managed via specific credit approvals and monitoring procedures. Management has implemented conservative lending guidelines in terms of loan-to-value (LTV) ratios and has implemented limits regarding the concentration of loan types. The Corporation’s outside loan review function examines the loan portfolio on a quarterly basis for compliance with credit policies and to assess the overall quality of the loan portfolio. These procedures provide management with information on an ongoing basis for setting appropriate direction and taking corrective action as needed.
The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2009, which comprised 7.4% of total loans, totaled $26,295,000 as compared to $48,777,000 at the end of 2008.
The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various individual, industrial, commercial, professional and small business borrowers. The Corporation believes that the portfolio is reasonably well diversified.
NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2005 through 2009. Non-performing assets increased modestly at December 31, 2009 as compared to 2008. Other Real Estate Owned increased $1,984,000 in 2009. Other Real Estate totals $7,967,000 at December 31, 2009. Other Real Estate in Redemption increased to $4,972,000 at the end of 2009 from $390,000 at the end of 2008. Real Estate Owned in Redemption balance is comprised of ten commercial and eight residential properties. Non-performing loans decreased by $3,086,000 as compared to December 31, 2008. This was due to the movement of these loans into other real estate owned or in redemption as compared to December 31, 2008. Loans past due over 90 days and still accruing interest decreased $348,000 during this period. Renegotiated loans increased $1,631,000 when comparing December 31, 2009 to December 31, 2008.
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

TABLE 9
Non-Performing Assets and Past Due Loans

	December 31,
(000s omitted)	2009	2008	2007	2006	2005

Non-Performing Loans:
Loans Past Due 90 Days or More & Still Accruing	$319	$667	$54	$2,311	$76
Non-Accrual Loans	19,241	22,574	12,340	1,636	1,131
Renegotiated Loans	3,822	942	431	437	1,401

Total Non-Performing Loans	23,382	24,183	12,825	4,384	2,608

Other Non-Performing Assets:
Other Real Estate	7,967	5,983	1,473	1,145	0
Other Real Estate Owned in Redemption	4,972	390	1,829	216	0
Other Non-Performing Assets	0	25	155	155	6

Total Other Non-Performing Assets	12,939	6,398	3,457	1,516	6

Total Non-Performing Assets	$36,321	$30,581	$16,282	$5,900	$2,614

Non-Performing Loans as a % of Total Loans	6.56%	5.63%	2.92%	1.05%	0.66%
Non-Performing Assets as a % of Total Loans and Other Real Estate	9.97%	7.02%	3.69%	1.41%	0.67%
Allowance for Loan Losses as a % of Non-Performing Loans	45.87%	43.23%	59.20%	140.01%	219.86%
Accruing Loans Past Due 90 Days or More to Total Loans	0.09%	0.16%	0.01%	0.55%	0.02%
Non-performing Assets as a % of
Total Assets	6.96%	5.29%	2.59%	0.95%	0.42%
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
TABLE 10
Allocation of the Allowance for Loan Losses

December 31,	2009		2008		2007		2006		2005
(000s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and construction	$9,072	78.51%	$8,908	78.85%	$6,478	78.99%	$5,085	77.76%	$4,871	75.91%
Real estate mortgage	726	7.89%	436	8.82%	386	8.81%	317	8.35%	214	8.15%
Consumer	915	13.60%	1,101	12.33%	724	12.20%	586	13.89%	538	15.94%
Unallocated	13		10		4		52		112

Total	$10,726	100.00%	$10,455	100.00%	$7,592	100.00%	$6,040	100.00%	$5,735	100.00%

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
Impaired loans totaled $38,933,000 at December 31, 2009 compared to $43,538,000 at December 31, 2008. Specific allowance for loan losses on impaired loans totaled $5,683,000 and $4,784,000 at December 31, 2009 and 2008, respectively. The decline from 2009 to 2008 was due to the movement of impaired loans to other real estate owned and/or partial charge offs. Additional information on impaired loans is described in Note 4 of the financial statements.
The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter when the loan is placed on non-accrual status.
DEPOSITS
TABLE 11
Average Deposits

	2009		2008		2007		2006		2005
Years Ended December 31,	Average		Average		Average		Average		Average
(000s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Non-int. bearing demand	$66,659		$65,460		$65,826		$68,061		$72,691
Interest-bearing demand	86,982	0.71%	93,593	1.40%	95,670	2.45%	100,726	2.36%	108,547	1.53%
Savings	73,779	0.35%	74,104	0.83%	77,450	1.26%	87,418	1.22%	110,639	1.11%
Time	238,180	3.64%	241,485	4.36%	244,741	4.83%	225,751	4.42%	159,771	3.46%

Total	$465,600	2.39%	$474,642	3.04%	$483,687	3.62%	$481,956	3.24%	$451,648	2.22%

The Corporation’s average deposit balances, of continuing operations, and rates for the past five years are summarized in Table 11. Total average deposits were 1.9% lower in 2009 as compared to 2008. In 2009, non-interest bearing demand deposits increased $1.2 million, while all other categories of deposits experienced declining averages in 2009. Despite the changes, the proportion each category held of total deposits remained fairly flat from year to year. Interest-bearing demand average deposits comprised 18.7% of total average deposits, savings average deposits comprised 15.8% of total average deposits, and time average deposits comprised 51.2% of total average deposits.
Brokered deposits, included in time deposits, totaled approximately $58,344,000 and $67,127,000 at December 31, 2009 and 2008. At December 31, 2009 and 2008, brokered deposits had interest rates ranging from 4.00% to 5.40% and 4.00% to 5.40%, respectively, and maturities ranging from three months to thirty-four months. Brokered deposits mature as follows: $21,509,000 in 2010; $22,096,000 in 2011 and $14,739,000 in 2012.
Since West Michigan Community Bank and The State Bank are considered adequately capitalized at December 31, 2009, they are precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature. These repayments are anticipated to be made from fed funds and the Banks’ local deposits.
As of December 31, 2009, certificates of deposit of $100,000 or more accounted for approximately 24.9% of total deposits compared to 27.8% at December 31, 2008. The maturities of these deposits are summarized in Table 12.
TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

	December 31,
(000s omitted)	2009	2008

Three months or less	$15,084	$13,508
Over three through six months	17,850	21,132
Over six through twelve months	25,298	20,803
Over twelve months	51,723	75,148

Total	$109,955	$130,591

FEDERAL INCOME TAXES
The Corporation’s effective tax rate, of continuing operations, was 6.6% for 2009 and (17.0%) for 2008. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investments in certain tax-exempt securities and loans.
During 2009 and 2008 the Corporation evaluated its deferred tax position. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In 2008, the deferred tax position was impacted by several significant transactions. These transactions included a write-off of an investment and a 60% write down of an equity investment. The Corporation evaluated the impact of the significant transactions, the Corporation’s history of taxable income and near-term earnings prospects, the Corporation determined that no valuation reserve was required. In 2009 however, the Corporation’s evaluation of taxable events and the losses in recent years led management to conclude that it was more likely than not that all or part of the benefit would not be realized. As a result, during the second quarter of 2009, the Corporation recognized a valuation allowance. During the fourth quarter of 2009, new tax laws were enacted which allowed the Corporation to exercise the option to take the current year loss and carry it back over a five year taxable income period. This exercise provided the Corporation with a tax benefit of $5,046,000 during the fourth quarter of 2009. Additional information relating to federal income taxes is included in Note 10 to the Consolidated Financial Statements.
LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2009 and 2008. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions.
A source of liquidity that is no longer available to the Banks is brokered deposits. Brokered deposits totaled approximately $58,344,000 and $67,127,000 at December 31, 2009 and 2008. As West Michigan Community Bank and The State Bank are considered adequately capitalized at December 31, 2009, they are precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using fed funds and the Banks’ local deposits.
Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2009, the Corporation had federal funds sold of $23,650,000 as compared to no federal funds sold at the end of 2008. In 2009, loan balances decreased substantially. These decreases were partially paralleled by decreases in the deposit portfolio. However, the remaining differential allowed for the Corporation to be positioned into fed funds sold at year end. Federal funds sold were $23,650,000 at December 31, 2009 compared with $0 at December 31, 2008. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.
In April 2009, the Corporation announced that in order to maintain liquidity at the holding company, it provided notice to each of The Bank of New York and Wilmington Trust Company, the trustees of the Corporation’s junior subordinated debt securities due 2033 (“Fentura Trust I”), and junior subordinated debt securities due 2035 (“Fentura Trust II”), respectively, that the Corporation was exercising its right to defer interest payments for each of the interest payment dates of June 15, 2009, as to the Fentura Trust I, and May 23, 2009, as to the Fentura Trust II to June 15, 2014 and May 23, 2014, respectively, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period. The Corporation has the ability under each of the trust indentures to defer interest payments for up to twenty consecutive quarterly periods (five years), so long as the Corporation is not in default, as defined in the respective indentures. The Corporation is not in default under either of the indentures. Interest on the debt securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period. The total then-estimated annual interest that was payable on the debt securities, if not deferred, was approximately $750,000, based on variable rates at the time of deferral. The management of the holding company liquidity position remains stable as the operating expenses of the holding company are minimal.
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
The Corporation had cash flows from financing activities resulting primarily from the outflow of demand and savings deposits and decrease of borrowings. In 2009, these deposits decreased $28,589,000 and these borrowings decreased $7,062,000. Cash provided by investing activities was $79,292,000 in 2009 compared to $32,585,000 in 2008. The change in investing activities was due to increased maturities of investments, which were partially offset by purchases of investments. A high decrease in loan volume from 2008 to 2009, which was management’s strategy, also played a key role in the investing activities. Sales of other real estate owned decreased $1,206,000 when comparing 2009 to 2008.
The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:
Table 13

		Less than 1			More than
(000s omitted)	Total	year	1-3 years	3-5 years	5 years

Time Deposits	$218,225	$136,574	$71,016	$10,459	$176
Short-term borrowings	164	164	0	0	0
FHLB advances	7,981	2,028	5,063	74	816
Subordinated debt	14,000	0	0	0	14,000
Operating leases	386	172	207	7	0

Total	$240,756	$138,938	$76,286	$10,540	$14,992

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2009 the Corporation and subsidiary Banks were in excess of the minimum capital and leverage requirements as defined by federal law.
At December 31, 2009, the Corporation’s tier 1 and total risk-based capital ratios were 6.5% and 7.8%, respectively, compared with 10.2% and 11.4% in 2008. The Corporation’s tier 1 leverage ratio was 5.0% at December 31, 2009 compared with 8.8% at December 31, 2008. Although the Corporation experienced a decline in equity from year to year, the Corporation was also able to reduce the size of the balance sheet and maintain risk-based ratios at levels considered to be adequately capitalized.
Total shareholders’ equity declined 43.2% to $20,532,000 at December 31, 2009, compared with $36,124,000 at December 31, 2008. The Corporation’s equity to asset ratio was 3.93% at December 31, 2009, compared to 6.24% at December 31, 2008. The decrease in equity in 2009 resulted from negative earnings. The Corporation did not pay dividends in either 2008 or 2009 in order to conserve capital.
Additional information regarding the capital levels of the Corporation and the Banks is in Note 15 to the Financial Statements, for a discussion of capital requirements imposed by regulatory agreements.
REGULATORY ORDERS
In December 2009, The State Bank entered into a formal enforcement action with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, lower nonperforming loan levels, increase capital, and require revisions to various policies.
The stipulation and consent to the issuance of a consent order (the “Stipulation and Consent”) among The State Bank, the FDIC and the Michigan Office of Financial and Insurance Regulation (“OFIR”) contains several provisions which pertain to The State Bank’s asset quality. Specifically, The State Bank is required to maintain an adequate allowance for loan losses and to adopt a plan to reduce The State Bank’s risk position in each asset in excess of $500,000 which was then classified as substandard or doubtful. In addition, while the Stipulation and Consent is in effect, The State Bank may not extend additional credit to any borrower who is already obligated on any extension of credit that has been charged-off so long as the credit remains uncollected. Likewise, The State Bank may not extend any additional credit to any borrower whose loan has been classified as substandard or doubtful and is uncollected, unless The State

Bank’s board of directors has adopted a plan giving the reasons why such extension of credit is in its best interest.
The Stipulation and Consent also requires The State Bank to implement or improve certain plans. Specifically, The State Bank must implement a plan and budget for 2010 and 2011 to improve The State Bank’s overall earnings. The State Bank must also adopt a written contingency funding plan identifying sources of liquid assets to meet contingency funding needs over the near term.
With respect to capital and management generally, The State Bank is required to have and maintain its level of Tier 1 capital as a percentage of its total assets at a minimum of 8%, its total capital to total risk-adjusted assets as a minimum of 12%, and not pay or declare any dividends without the prior consent of the FDIC and the OFIR. The State Bank must also retain qualified management and obtain approval of the FDIC and the OFIR of any changes in The State Bank’s directors or senior executive officers.
A substantially similar formal enforcement action was entered into among West Michigan Community Bank and its regulators in February 2009. The banks have begun addressing substantially all of the requirements of the respective enforcement actions. Refer to Note 15 to the financial statements for additional information.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The Management’s Discussion and Analysis of financial condition and results of operations are based on the Corporation’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, ORE, securities valuation and income taxes. Actual results could differ from those estimates.
The allowance for loan losses is maintained at a level we believe is adequate to absorb probable losses identified and inherent in the loan portfolio. Our evaluation of the adequacy of the allowance for loan losses is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance for loan losses represents management’s best estimate, but significant downturns in circumstances relating to loan quality or economic conditions could result in a requirement for an increased allowance for loan losses in the future. Likewise, an upturn in loan quality or improved economic conditions may result in a decline in the required allowance for loan losses. In either instance unanticipated changes could have a significant impact on operating earnings.
The allowance for loan losses is increased through a provision charged to operating expense. Uncollectible loans are charged-off against the allowance for loan losses. Recoveries of loans previously charged-off are added to the allowance for loan losses. A loan is considered impaired when it is probable that contractual interest and principal payments will not be collected either for the amounts or by the dates as scheduled in the loan agreement.
A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. The Corporation’s evaluation of taxable events, losses in recent years and the continuing deterioration of the Michigan economy let management to conclude that it was more likely than not that all or part of the benefit would not be realized. The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the deferred income tax assets are realized or the valuation allowance is otherwise no longer required. Management will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.

Other Real Estate Owned and Foreclosed Assets are acquired through or instead of loan foreclosure. They are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. See Note 5 to the financial statements for additional information regarding other real estate owned.
The Corporation evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. In determining other-than-temporary impairment (“OTTI”) management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
OFF-BALANCE-SHEET ITEMS
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amounts of commitments are included in Note 16 to the consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2009, the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2009 compared to 2008.
The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2009. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14
Rate Sensitivity of Financial Instruments

								Fair
(000s omitted)	2010	2011	2012	2013	2014	Thereafter	Total	Value

Rate Sensitive Assets:
Fixed interest rate loans	$76,641	$48,074	$51,713	$43,018	$10,258	$29,271	$258,975	$245,138
Average interest rate	6.03%	6.53%	6.53%	6.87%	6.76%	6.45%
Variable interest rate loans	$54,580	$7,276	$6,331	$8,030	$4,408	$16,661	$97,286	$92,841
Average interest rate	4.86%	4.48%	4.44%	4.76%	4.61%	5.28%
Fixed interest rate securities	$15,711	$6,555	$1,499	$495	$963	$10,715	$35,938	$36,972
Average interest rate	3.57%	3.30%	3.60%	3.17%	3.67%	3.91%
Variable Interest rate securities	$3,265	$1,855	$1,683	$1,185	$1,172	$3,966	$13,126	$12,129
Average interest rate	2.08%	2.90%	2.90%	2.90%	2.90%	3.56%
FHLB Stock	$1,900						$1,900	$1,900
Average interest rate	5.00%
Other interest bearing assets	$23,650						$23,650	$23,650
Average interest rate	0.20%

Total rate sensitive assets	$175,747	$63,760	$61,226	$52,728	$16,801	$60,612	$430,874	$412,630

Rate Sensitive Liabilities:
Interest-bearing checking	$90,047						$90,047	$90,047
Average interest rate	0.27%
Savings	$67,973						$67,973	$67,973
Average interest rate	0.11%
Time	$136,579	$44,481	$26,535	$5,564	$4,896	$170	$218,225	$219,298
Average interest rate	2.76%	3.87%	4.58%	3.92%	2.60%	1.81%
Short term borrowings	$164						$164	$164
Average interest rate	0.00%
FHLB advances	$2,028	$5,030	$33	$35	$39	$816	$7,981	$8,488
Average interest rate	4.60%	3.80%	7.34%	7.34%	7.34%	7.34%
Subordinated debt	$14,000						$14,000	$12,656
Average interest rate	3.00%

Total rate sensitive liabilities	$310,791	$49,511	$26,568	$5,599	$4,935	$986	$398,390	$386,806
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
Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2009, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 15

		Gap Analysis
		December 31, 2009
	Within	Three	One to	After
	Three	Months-	Five	Five
(000s omitted)	Months	One Year	Years	Years	Total

Federal Funds sold	$23,650	$0	$0	$0	$23,650
Securities	4,396	14,580	15,446	14,642	49,064
Loans	54,211	76,841	178,191	46,187	355,430
Loans Held for Sale	831	0	0	0	831
FHLB Stock	1,900	0	0	0	1,900

Total Earning Assets	$84,988	$91,421	$193,637	$60,829	$430,875

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$90,047	$0	$0	$0	$90,047
Savings Deposits	67,973	0	0	0	67,973
Time Deposits Less than $100,000	23,514	54,833	29,753	170	108,270
Time Deposits Greater than $100,000	15,084	43,148	51,723	0	109,955
Short-term Borrowings	164	0	0	0	164
FHLB Advances	2,028	5,030	107	816	7,981
Subordinated Debt	14,000	0	0	0	14,000

Total Interest Bearing Liabilities	$212,810	$103,011	$81,583	$986	$398,390

Interest Rate Sensitivity GAP	($127,822)	($11,592)	$112,054	$59,843	$32,485
Cumulative Interest Rate Sensitivity GAP	($127,822)	($139,412)	($27,358)	$32,485
Interest Rate Sensitivity GAP	0.40	0.89	2.37	61.69
Cumulative Interest Rate Sensitivity GAP Ratio	0.40	0.56	0.93	1.08
As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. In 2009, market driven rates, such as the Prime Rate remained steady throughout the year. This steadiness allowed management to close the gap related to interest rate sensitivity. Management was able to reduce liquid interest bearing liability rates to extremely low rates, while maintaining relatively similar volumes in 2009. The Banks were also able to re-price maturing time deposits, usually in a downward fashion as longer term certificates at higher rates matured during the year. On the asset side of the balance sheet, rates on the investment portfolios remained relatively steady, however the yields on loans decreased comparing 2009 to 2008. Management worked to re-price loans favorably as they renewed and were priced accordingly for risk, however overall loan yields decreased. This was due to increases in non-performing loans. The Corporation expects to continue to make strides in managing interest rate sensitivity.

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
FENTURA FINANCIAL, INC. COMMON STOCK
The Corporation’s shares are quoted on the OTC Bulletin Board. Table 16 sets forth the high and low market information for each quarter of 2008 through 2009. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2010, there were 717 shareholders of record, not including participants in the Corporation’s employee stock option program.
TABLE 16
Common Stock Data

		Market		Dividends
		Information		Paid
Years	Quarter	High	Low	Per Share (1)

2008	First Quarter	$23.00	$17.75	$0.000
	Second Quarter	19.75	11.50	0.000
	Third Quarter	11.50	6.60	0.000
	Fourth Quarter	11.50	6.75	0.000
				$0.000

2009	First Quarter	$7.50	$2.50	$0.000
	Second Quarter	6.00	4.25	0.000
	Third Quarter	5.00	2.00	0.000
	Fourth Quarter	2.40	0.90	0.000
				$0.000

(1)	Refer to Note 1 to the Financial Statements “Dividend Restrictions” for a discussion of limitations on the Corporation’s ability to pay dividends.

Directors and Executive Officers
William H. Dery, MD
Director of the Midland Family Medicine Residency
Program at Mid-Michigan Medical Center
Midland, MI
Thomas P. McKenney
Attorney
Holly, MI
Brian P. Petty
President and Owner
Fenton Glass Service, Inc.
Fenton, MI
Douglas W. Rotman, CPA
Partner and Vice President
Ferris, Busscher, & Zwiers, P.C.
Holland, MI
Donald L. Grill
President and Chief Executive Officer
Fentura Financial, Inc.
Fenton, MI
Ronald L. Justice
President and Chief Executive Officer
West Michigan Community Bank
Hudsonville, MI
Forrest A. Shook, Chairman of the Board
Chairman
NLB Corporation
Wixom, MI
Kenneth R. Elston, CPA
Chief Financial Officer
3SI Security Systems
Exton, PA
James Wesseling
Attorney
Wesseling & Brackmann, P.C.
Hudsonville, MI
Ian W. Schonsheck
Chief Executive Officer
Schonsheck, Inc.
Wixom, MI
Douglas J. Kelley
Chief Financial Officer and Senior Vice President
Fentura Financial, Inc.
Fenton, MI
Daniel J. Wollschlager
Senior Vice President and Chief Lending Officer
The State Bank
Fenton, MI