Form 10-K, Exhibit 13
period 2010-12-31
FENTURA FINANCIAL INC
filed 2011-03-14
CIK 919865

Exhibit 13
Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.
FINANCIAL STATEMENTS AND REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2010 and 2009
and
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.
Fenton, Michigan
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Fentura Financial, Inc.
Fenton, Michigan
We have audited the accompanying consolidated balance sheets of Fentura Financial, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2010. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 14, the Corporation’s bank subsidiary is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement which has imposed limitations on certain operations. Failure to comply with the regulatory agreement may result in additional regulatory enforcement actions.

Grand Rapids, Michigan March 9, 2011	/s/ Crowe Horwath LLP

FENTURA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(000s omitted except share and per share data)

	2010	2009
ASSETS
Cash and due from banks	$11,592	$15,490
Federal funds sold	21,900	16,150

Total cash and cash equivalents	33,492	31,640
Securities available for sale, at fair value	41,875	33,939
Securities held to maturity (fair value 2010 - $4,383; 2009 - $5,492)	4,350	5,455

Total securities	46,225	39,394
Loans held for sale	850	229
Loans, net of allowance of 2010- $10,027; 2009- $8,589	197,948	233,461

Bank premises and equipment	10,335	10,994
Accrued interest receivable	1,050	1,289
Bank owned life insurance	5,800	5,947
Federal Home Loan Bank stock	740	806
Other real estate owned	2,742	3,761
Assets of discontinued operations	122,968	185,273
Other assets	2,078	9,285

Total Assets	$424,228	$522,079

LIABILITIES AND STOCKHOLDERS EQUITY
Deposits:
Non-interest-bearing deposits	$55,044	$53,113
Interest-bearing deposits	220,933	258,438

Total deposits	275,977	311,551

Short-term borrowings	879	164
Federal Home Loan Bank advances	954	981
Subordinated debentures	14,000	14,000
Liabilities of discontinued operations	113,321	172,077
Accrued taxes, interest and other liabilities	3,042	2,774

Total liabilities	408,173	501,547

Shareholders’ equity
Common stock — $0 par value, 5,000,000 shares authorized, shares issued and outstanding 2,308,765 — 2010; 2,248,553 — 2009	43,036	42,913
Retained deficit	(27,042)	(21,657)
Accumulated other comprehensive income (loss)	61	(724)

Total shareholders’ equity	16,055	20,532

Total liabilities and shareholders’ equity	$424,228	$522,079

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2010 and 2009
(000s omitted except share and per share data)

	2010	2009
Interest income	$13,874	$16,239
Loans, including fees
Securities:
Taxable	881	1,173
Tax-exempt	295	474
Short-term investments	27	3

Total interest income	15,077	17,889
Interest expense
Deposits	4,032	6,230
Other borrowings	520	695

Total interest expense	4,552	6,925

Net interest income	10,525	10,964
Provision for loan losses	6,934	11,040

Net interest income after provision for loan losses	3,591	(76)

Non-interest income
Service charges on deposit accounts	1,445	1,726
Gain on sale of mortgage loans	701	744
Trust and investment services income	915	919
Gain on sale of securities	51	0
Other than temporary loss
Total impairment	(359)	(288)
Loss recognized in other comprehensive income	52	0

Net impairment loss recognized in earnings	(307)	(288)
Loss on equity investment	0	(1,360)
Other income and fees	1,968	1,649

Total non-interest income	4,773	3,390
Non-interest expense
Salaries and employee benefits	6,387	6,650
Occupancy	1,225	1,326
Furniture and equipment	1,265	1,339
Loan and collection	1,279	2,559
Advertising and promotional	101	121
Telephone and communication services	247	251
Other professional services	294	179
Other general and administrative	2,289	2,286

Total non-interest expense	13,087	14,711

Income/(loss) from continuing operations before income tax	(4,723)	(11,397)
Federal income tax expense/(benefit)	(202)	2,283

Income/(loss) from continuing operations	(4,521)	(13,680)
Net income/(loss) from discontinued operations, net of tax	(864)	(3,300)

Net income (loss)	$(5,385)	$(16,980)

Net income/(loss) per share from continuing operations:
Basic and diluted	$(1.99)	$(6.20)

Net income/(loss) per share from discontinued operations:
Basic and diluted	$(0.38)	$(1.50)

Net income/(loss) per share
Basic and diluted	$(2.37)	$(7.70)

Cash dividends declared	$0	$0

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2010 and 2009
(000s omitted except share and per share data)

	2010	2009
Net loss	$(5,385)	$(16,980)
Other comprehensive income (loss), net of tax:
Unrealized holding gains arising during period	731	1,622
Impairment loss recognized in income	307	288
Reclassification adjustments from losses realized in net loss from discontinued operations	202	0
Reclassification adjustment for gains realized in income	(51)	(12)
Tax effect	(404)	(645)

Other comprehensive income	785	1,253

Comprehensive loss	$(4,600)	$(15,727)

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2010 and 2009
(000s omitted except share and per share data)

			Accumulated
			Other	Total
	Common	Retained	Comprehensive	Shareholders’
	Stock	Earnings	Income (Loss)	Equity

Balance, January 1, 2009	$42,778	$(4,677)	$(1,977)	$36,124

Net loss	0	(16,980)	0	(16,980)

Issuance of shares under stock purchase and dividend reinvestment plans (62,788 shares)	135	0	0	135

Other comprehensive loss (net of tax)	0	0	1,253	1,253

Balance, December 31, 2009	$42,913	$(21,657)	$(724)	$20,532

Net loss	0	(5,385)	0	(5,385)

Issuance of shares under stock purchase and dividend reinvestment plans (60,212 shares)	123	0	0	123

Other comprehensive income (net of tax)	0	0	785	785

Balance, December 31, 2010	$43,036	$(27,042)	$61	$16,055

See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010 and 2009
(000s omitted except share and per share data)

	2010	2009
OPERATING ACTIVITIES:
Net loss	$(5,385)	$(16,980)
Adjustments to reconcile net loss to cash Provided by Operating Activities:
Depreciation, amortization and accretion	613	682
Establishment of deferred tax asset valuation allowance	0	6,464
Deferred income taxes	(339)	(785)
Provision for loan losses	6,934	11,040
Loans originated for sale	(44,315)	(58,580)
Proceeds from the sale of loans	44,395	59,785
Gain on sales of loans	(701)	(744)
Gain on sale of securities	(51)	0
(Gain) loss on sale of other real estate owned	(363)	28
Write downs on other real estate owned	342	1,184
Loss on equity investment	0	1,360
Loss on security impairment	307	288
Earnings from bank owned life insurance	(150)	(65)
Net (increase) decrease in interest receivable & other assets	7,381	(7,519)
Net increase (decrease) in interest payable & other liabilities	268	1,004
Net change in discontinued operations operating activities	2,201	4,428

Total Adjustments	16,522	18,570

Net cash provided by (used in) operating activities	11,137	1,590
Cash Flows From Investing Activities:
Proceeds from maturities of securities — HTM	725	1,303
Proceeds from maturities of securities — AFS	10,301	9,746
Proceeds from calls of securities — HTM	380	0
Proceeds from calls of securities — AFS	4,700	2,500
Proceeds from sales of securities — AFS	8,677	0
Purchases of securities — AFS	(30,515)	(8,340)
Proceeds from sales of equity securities	6	9
Net decrease (increase) in loans	26,299	34,806
Proceeds from FHLB stock repurchase	66	0
Proceeds from bank owned life insurance	297	203
Sales of other real estate owned	3,320	1,380
Acquisition of premises and equipment, net	(126)	(130)
Net change in discontinued operations investing activities	21,441	23,230

Net cash provided by (used in) investing activities	45,571	64,707
Cash Flows From Financing Activities:
Net decrease in deposits	(35,574)	(20,441)
Net increase (decrease) in short-term borrowings	715	(1,336)
Proceeds from/(repayment) of notes payable	0	(1,000)
Repayments of advances from FHLB	(27)	(26)
Net proceeds from stock issuance and repurchase	123	135
Cash dividends	0	0
Net change in discontinued operations financing activities	(24,790)	(19,936)

Net cash provided by (used in) financing activities	(59,553)	(42,604)

Net change in cash and cash equivalents	(2,845)	23,693

Cash and cash equivalents-Beginning	$44,646	$20,953

Cash and cash equivalents at year end	41,801	44,646
Less cash and cash equivalents of discontinued operations	8,309	13,006

Cash and cash equivalents of continuing operations at year end	$33,492	$31,640

Cash paid for (received from):
Interest	$4,147	$7,073
Income taxes	$(361)	$(519)
Non-cash disclosures:
Transfers from loans to other real estate	$2,459	$4,255
Loans provided for sales of other real estate owned	$179	$0
See accompanying notes to consolidated financial statements.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include Fentura Financial, Inc. (the Corporation) and its wholly owned subsidiary, The State Bank in Fenton, Michigan; and reported as discontinued operations, West Michigan Community Bank in Hudsonville, Michigan and the other subsidiaries of the Banks. Intercompany transactions and balances are eliminated in consolidation.
In 2009, the Corporation entered into an agreement to sell one of its bank subsidiaries, Davison State Bank, to a private, nonaffiliated investor group. This sale closed on April 30, 2010. Additionally, the Corporation entered into an agreement to sell West Michigan Community Bank to a bank holding company. This sale closed on January 31, 2011. As a result of these sale agreements, both subsidiaries are reported as discontinued operations. See Note 13 for further discussion.
The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its nine community banking offices in Genesee, Livingston, and Oakland Counties in southeastern Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Commercial real estate and construction loans are 56.0% of total loans and other commercial business loans are 20.9% of total loans at December 31, 2010. For the year ended December 31, 2009, the loan portfolio was composed as follows: commercial real estate and construction loans 64.0%, of total loans and other commercial business loans 12.8% of total loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation’s exposure to credit risk is substantially affected by the economy in the Corporation’s market area and by changes in commercial real estate values. While the loan portfolio is substantially commercial based, the Corporation is not dependent on any single borrower. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.
The principal source of liquidity of the Corporation is dividends from its bank subsidiaries and deposits in the subsidiary banks. The Corporation’s access to liquidity from its banking subsidiaries is subject to regulatory restrictions, as a result of the Consent Orders entered into with various banking regulators further described in Note 14. The Banks are currently subject to restrictions on their ability to make dividend payments without prior regulatory approval. The Corporation currently believes that it has cash on hand to cover its financial obligations and expenses for the foreseeable future and is not reliant on new capital funding to meet such obligations. The Banks’ primary sources of liquidity are deposits that consist of non-maturing and maturing time deposits. At December 31, 2010 maturing time deposits consist of brokered deposits equaling 8.0% of total deposits and other time deposits equaling 29.7% of total deposits. Details regarding deposits are further described in Note 7 of the Financial Statements.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, the fair values of securities and other financial instruments, other than temporary impairment of securities, the carrying value of other real estate owned and deferred taxes are particularly subject to change.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
Management evaluates securities for other-than-temporary (OTTI) impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.
In determining OTTI management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Consumer loans are typically charged off no later than 120 days past due.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segments and is based on the actual loss history experienced by the Corporation over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified: commercial, commercial real estate, residential mortgage, installment loans and home equity loans.
A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and are classified as impaired. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loans effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.
Other Real Estate Owned and Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
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
The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense. There was no such interest or penalties in 2010 or 2009.
Loan Commitments and Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $25,000 and $60,000 was required to meet regulatory reserve and clearing requirements at year-end 2010 and 2009 respectively.
Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Banks to the Corporation or by the Corporation to shareholders. West Michigan Community Bank and The State Bank have been restricted from dividend payments due to the signing of Consent Orders with the Federal Deposit Insurance Corporation (FDIC). The Holding Company has been placed under restrictions by The Federal Reserve regarding the declaration or payment of any dividends and the receipt of dividends from subsidiary Banks.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
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
In July 2010, the FASB issued an Accounting Standards Update, “Receivables: Disclosure About the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” The objective of this ASU is for an entity to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. An entity should provide disclosure on a disaggregated basis on two defined levels: (1) portfolio segment; and (2) class of financing receivable. The update makes changes to existing disclosure requirements and includes additional disclosure requirements about financing receivables, including credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables, the aging of past due financing receivables at the end of the reporting period by class of financing receivables and their effect on the allowance for credit losses. The Corporation adopted this update as of December 31, 2010 and the adoption had no impact on its operations.
NOTE 2 — EARNINGS PER SHARE
The factors in the earnings per share computation follow.

(000s omitted except share and per share data)	2010	2009
Basic
Net income (loss)	$(5,385)	$(16,980)

Weighted average common shares outstanding	2,272,065	2,205,419

Basic earnings (loss) per common share	$(2.37)	$(7.70)

Diluted
Net income (loss)	$(5,385)	$(16,980)
Weighted average common shares outstanding for basic earnings per common share	2,272,065	2,205,419
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential common shares	2,272,065	2,205,419

Diluted earnings (loss) per common share	$(2.37)	$(7.70)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 2 — EARNINGS PER SHARE (continued)
The factors in the earnings per share of continuing operations follow:

(000s omitted except share and per share data)	2010	2009
Basic
Net income (loss) of continuing operations	$(4,521)	$(13,680)

Weighted average common shares outstanding	2,272,065	2,205,419

Basic earnings (loss) per common share from continuing operations	$(1.99)	$(6.20)

Diluted
Net income (loss) of continuing operations	$(4,521)	$(13,680)
Weighted average common shares outstanding for basic earnings per common share	2,272,065	2,205,419
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential common shares	2,272,065	2,205,419

Diluted earnings (loss) per common share from continuing operations	$(1.99)	$(6.20)

Stock options for 18,872, and 20,297 shares of common stock were not considered in computing diluted earnings per common share for 2010 and 2009 respectively, because they were antidilutive.
NOTE 3 — SECURITIES
Year-end securities were as follows:

Available for Sale	Amortized	Gross Unrealized	Gross Unrealized
(000s omitted)	Cost	Gains	Losses	Fair Value
2010
U.S. Government & federal agency	$4,005	$6	$(11)	$4,000
Mortgage-backed residential	7,342	126	(36)	7,432
Collateralized mortgage obligations-agencies	24,758	258	(114)	24,902
Collateralized mortgage obligations-private label	4,215	0	(344)	3,871
Equity securities	1,655	49	(34)	1,670

	$41,975	$439	$(539)	$41,875

2009
U.S. Government & federal agency	$5,542	$38	$(67)	$5,513
State and municipal	5,788	81	(41)	5,828
Mortgage-backed residential	10,560	242	0	10,802
Collateralized mortgage obligations-agencies	5,272	123	0	5,395
Collateralized mortgage obligations-private label	5,750	0	(878)	4,872
Equity securities	1,971	21	(463)	1,529

	$34,883	$505	$(1,449)	$33,939

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 3 — SECURITIES (continued)

		Gross	Gross
Held to Maturity		Unrecognized	Unrecognized
(000s omitted)	Amortized Cost	Gains	Losses	Fair Value
2010
State and municipal	$4,350	$41	$(8)	$4,383

	$4,350	$41	$(8)	$4,383

2009
State and municipal	$5,455	$55	$(18)	$5,492

	$5,455	$55	$(18)	$5,492

The other-than-temporary impairment recognized in accumulated other comprehensive income was $0 and $97,000 for securities at December 31, 2010 and 2009.
Sales of available for sale securities were as follows:

(000s omitted)	2010	2009
Proceeds	$8,683	$9
Gross gains	215	0
Gross losses	(164)	0
Contractual maturities of securities at year-end 2010 were as follows. Securities not due at a single maturity date, mortgage-backed, collateralized mortgage obligations and equity securities are shown separately.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
(000s omitted)	Cost	Value	Cost	Value
Due in one year or less	$4,005	$4,000	$1,146	$1,157
Due from one to five years	0	0	1,957	1,969
Due from five to ten years	0	0	879	892
Due after ten years	0	0	368	365
Mortgage-backed residential	7,342	7,432	0	0
Collateralized mortgage obligations-agencies	24,758	24,902	0	0
Collateralized mortgage obligations-private label	4,215	3,871	0	0
Equity securities	1,655	1,670	0	0

	$41,975	$41,875	$4,350	$4,383

Securities pledged at year-end 2010 and 2009 had a carrying amount of $8,707,000 and $18,878,000 and were pledged to secure public deposits and borrowings.
At year-end 2010 two holdings totaling $3,871,000 in securities issued by Wells Fargo and Bear Stearns exceeded 10% of shareholder’s equity. At year-end 2009 holdings totaling $2,406,000 in securities issued by Wells Fargo exceed 10% of shareholders’ equity.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 3 — SECURITIES (continued)
Securities with unrealized losses at year-end 2010 and 2009, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2010
(000s omitted)	Less than 12 months		12 months or more		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Gov’t & federal agencies	$1,989	$(11)	$0	$0	$1,989	$(11)
State & municipal	365	(3)	245	(5)	610	(8)
Mortgage backed residential	2,062	(36)	0	0	2,062	(36)
Collateralized Mortgage Obligations-agencies	6,085	(114)	0	0	6,085	(114)
Collateralized Mortgage Obligations-private label	0	0	3,871	(344)	3,871	(344)
Equity securities	186	(14)	439	(20)	625	(34)

Total temporarily impaired	$10,687	$(178)	$4,555	$(369)	$15,242	$(547)

2009
(000s omitted)	Less than 12 months		12 months or more		Total
Description of	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Securities	Value	Loss	Value	Loss	Value	Loss
US Gov’t & federal agencies	$3,475	$(67)	$0	$0	$3,475	$(67)
State & municipal	497	(18)	659	(41)	1,156	(59)
Collateralized Mortgage Obligations-private label			4,872	(878)	4,872	(878)
Equity securities	0	0	1,009	(463)	1,009	(463)

Total temporarily impaired	$3,972	$(85)	$6,540	$(1,382)	$10,512	$(1,467)

Other-Than-Temporary-Impairment
Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In evaluating OTTI, management considers the factors presented in Note 1.
The table below presents a roll forward of the credit losses recognized in earnings on debt securities for which a portion of OTTI was recognized in other comprehensive income for the period ended December 31, 2010:

(000s omitted)	2010	2009
Beginning balance, January 1,	$288	$0
Additions for credit losses on securities for which no previous other-than-temporary impairment was recognized	298	288
Increases to credit losses on securities for which other-than-temporary impairment was previously recognized	9	0
Reduction for previous credit losses realized on securities sold during the period	(88)	0

Ending balance, December 31,	$507	$288

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 3 — SECURITIES (continued)
As of December 31, 2010, the Corporation’s security portfolio consisted of 87 securities, 13 of which were in an unrealized loss position. The majority of unrealized losses are related to the Corporation’s collateralized mortgage obligations (CMOs) as discussed below.
In 2010, the Corporation recognized other-than-temporary impairments totaling $307,000 on four individual investments. Three of the impairments, totaling $298,000 were recognized on equity securities as a result of analysis of the declining performance of the individual institutions. The fourth totaling $9,000 was on a single collateralized mortgage obligation instrument and was recognized due to the deterioration of the underlying loans. In 2009, the Corporation recognized other-than-temporary impairments totaling $288,000 on four individual investments. Three of the impairments, totaling $209,000 were recognized on equity securities as a result of analysis of the declining performance of the individual institutions. The fourth totaling $79,000 was on the previously mentioned collateralized mortgage obligation.
Collateralized Mortgage Obligations
The decline in fair value of the Corporation’s private label collateralized mortgage obligations is primarily attributable to the lack of liquidity and the financial crisis affecting these markets and not necessarily the expected cash flows of the individual securities. The ratings held on the private label securities are AA and A-. The underlying collateral of these CMOs is comprised largely of 1-4 family residences. In each of these securities, the Corporation holds the senior tranche and receives payments before other tranches. For private label securities, management completes an analysis to review the recent performance of the mortgage pools underlying the instruments. At December 31, 2010, two of the private label securities with an amortized cost of $3,900,000 have an unrealized loss of $344,000.
The Corporation has also been closely monitoring the performance of the CMO and MBS portfolios. In 2009, there were several CMOs that were downgraded in the market. Management continued to monitor items such as payment streams and underlying default rates, and did not determine a severe change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMO’s with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition. Recent historical experience is the base for determining the cash flow assumptions and are adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO security. As a result of its review, the Corporation recognized a $9,000 other-than-temporary impairment as a result of incurred credit losses which has been reflected in the income statement. The security with the credit loss was the Corporation’s sole CCC rated security. The Corporation sold this security during the fourth quarter of 2010 and recognized an additional loss of $136,000.
The Corporation has three agency collateralized mortgage obligations with an unrealized loss of $114,000. The decline in value is primarily due to changes in interest rates and other market conditions.
Equity Securities
The Corporation’s equity investments with unrealized losses are investments into non-public bank holding companies within Michigan. These securities receive a multi-faceted review utilizing call report data. Management reviews such performance indicators as earnings, ROE, ROA, non-performing assets,

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 3 — SECURITIES (continued)
brokered deposits and capital ratios. Management draws conclusions from this information, as well as any published information or trading activity received from the individual institutions, to assist in determining if any unrealized loss is other than temporary impairment.
Additionally management considers the length of time the investments have been at an unrealized loss. At the end of the fourth quarter, management performed its review and determined that no additional other-than-temporary impairment was necessary on the equity securities in the portfolio.
During 2010 OTTI totaling $298,000 was recognized on the Corporation’s equity securities in bank holding companies. The impairment was recognized as a result of the length of time these securities have been at an unrealized loss position.
US Government and federal agencies and state and municipal
Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Corporation does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Corporation does not consider these securities to be other-than-temporarily impaired at December 31, 2010.
NOTE 4 — LOANS
Major categories of loans at December 31, are as follows:

(000s omitted)	2010	2009
Commercial	$43,395	$31,066
Real estate — commercial	106,784	133,097
Real estate — construction	9,597	21,904
Real estate — residential	19,046	23,681
Consumer	29,153	32,302

	207,975	242,050
Less allowance for loan losses	10,027	8,589

	$197,948	$233,461

The Corporation originates primarily residential and commercial real estate loans, commercial, construction and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan with the remainder of the portfolio distributed throughout Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.
Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Bank. These amounts are reflective of directors and executive officers of continuing operations only.

(000s omitted)	2010	2009
Beginning balance, January 1,	$4,223	$10,142
New loans	247	0
Repayments	(339)	(115)
Change in related parties	(1,033)	(5,804)

Ending balance, December 31,	$3,098	$4,223

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
Activity in the allowance for loan losses for the years is as follows:

(000s omitted)	2010	2009
Balance, beginning of year	$8,589	$7,328
Provision for loan losses	6,934	11,040
Loans charged off	(6,417)	(9,996)
Loan recoveries	921	217

Balance, end of year	$10,027	$8,589

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method at December 31, 2010:

		Commercial	Residential
		Real	Real		Home
(000s omitted)	Commercial	Estate	Estate	Installment Loans	Equity	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$184	$5,962	$95	$69	$160	$18	$6,488
Collectively evaluated for impairment	685	1,980	316	164	348	46	3,539

Total ending allowance balance	$869	$7,942	$411	$233	$508	$64	$10,027

Loans:
Loans individually evaluated for impairment	$1,183	$25,602	$1,069	$228	$357	$0	$28,439
Loans collectively evaluated for impairment	42,212	90,779	17,977	7,798	20,770	0	179,536

Total ending loans balance	$43,395	$116,381	$19,046	$8,026	$21,127	$0	$207,975

Accrued interest receivable	357	429	76	55	58	0	975

Total recorded investment in loans	$43,752	$116,810	$19,122	$8,081	$21,185	$0	$208,950

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in impaired loans is as follows at December 31:

(000s omitted)	2010	2009
Year end loans not requiring allocation	$5,407	$7,937
Year end loans requiring allocation	23,032	19,947

	$28,439	$27,884

Amount of the allowance for loan losses allocated	$6,488	$5,248

	2010	2009
Average of individually impaired loans during the year	$27,612	$25,129
Cash basis interest income recognized during impairment	1,262	1,057
The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010:

			Allowance
			for Loan
	Unpaid Principal	Recorded	Losses
	Balance	Investment	Allocated

With no related allowances recorded:
Commercial	$490	$490	$0
Commercial Real Estate
Construction	149	149	0
Other	4,034	4,036	0
Residential real estate	544	544	0
Consumer
Installment Loans	116	116	0
Home Equity	74	75	0
With an allowance recorded:
Commercial	693	696	184
Commercial real estate:
Construction	348	348	101
Other	21,071	21,161	5,879
Residential real estate	525	529	95
Consumer
Installment loans	112	112	69
Home equity	283	284	160

Total	$28,439	$28,540	$6,488

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
Non-accrual loans and loans past due 90 days still on accrual were as follows:

(000s omitted)	2010	2009
Loans past due over 90 days still on accrual	$133	$319
Renegotiated loans	3,654	1,454
Non-accrual loans	12,496	11,429
Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.
The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans at December 31, 2010:

		Loans Past Due
		Over 90 Days Still
(000s omitted)	Nonaccrual	Accruing (1)

Commercial	$1,847	$0
Commercial real estate
Construction	5,234	0
Other	4,799	0
Consumer
Installment loans	121	0
Residential real estate	495	135

Total	$12,496	$135

(1)	-Includes accrued interest receivable of $2
The following table presents the aging of the recorded investment in past due loans at December 31, 2010 by class of loans:

	30-59 Days Past	60-89 Days Past	Greater than 90	Total Past
(000s omitted)	Due	Due	Days Past Due (1)	Due

Commercial	$26	$235	$1,209	$1,470
Commercial real estate:
Construction	0	141	4,748	4,889
Other	1,186	11	4,133	5,330
Consumer:
Installment loans	46	4	96	146
Home Equity	118	5	0	123
Residential real estate
Traditional	156	0	630	786

Total	$1,532	$396	$10,816	$12,744

(1)	-Includes accrued interest receivable of $2

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
Troubled Debt Restructurings:
The Corporation allocated $598,000 and $40,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructuring as of December 31, 2010 and 2009. Renegotiated loans above are also included with impaired loans. The Corporation has no additional amounts committed to these customers.
Loans to be acquired from discontinued operations:
As part of the terms of the sale of West Michigan Community Bank, selected non performing assets will be acquired by a newly formed holding company. The holding company will acquire $1,100,000 of substandard loans, $4,400,000 of non-accrual loans and $800,000 of real estate in redemption. These loans have a $1,277,000 of allowance for loan losses allocated as of December 31, 2010.
Additionally, The State Bank will acquire $2,900,000 of watch credit grade loans. The total of all loans to be acquired is $9,200,000.
Credit Quality Indicators:
The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debts such as: current financial information, historical payment experience; credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans individually by classifying the loans as to credit risk. This analysis includes non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Corporation uses the following definitions for classified risk ratings:
Watch. Loans classified as watch have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection nor liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The Corporation does not classify loans as doubtful. Loans that approach this status are charged-off.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 4 — LOANS (continued)
Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be prime or pass rated loans. At December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

(000s omitted)	Prime	Pass	Watch	Substandard	Total
Commercial	$3,174	$33,871	$3,530	$3,177	$43,752
Commercial real estate:
Construction	0	755	1,414	6,979	9,148
Other	0	81,739	9,863	16,060	107,662

Total	$3,174	$116,365	$14,807	$26,216	$160,562

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in residential and consumer loans based on payment activity as of December 31, 2010:

	Consumer		Residential
(000s omitted)	Home Equity	Installment	Traditional	Total
Performing	$21,128	$7,553	$18,053	$46,734
Non-performing	57	528	1,069	1,654

Total	$21,185	$8,081	$19,122	$48,388

NOTE 5 — OTHER REAL ESTATE OWNED
Other real estate owned at December 31, included in continuing operations, was:

(000s omitted)	2010	2009
Beginning balance	$3,761	$2,099
Transfers into other real estate	2,459	4,255
Sales of other real estate owned	(3,136)	(1,409)
Write downs of other real estate owned	(342)	(1,184)

Ending balance	$2,742	$3,761

Net gains (losses) on sales of other real estate were $363,000 in 2010 and ($28,000) in 2009. Due to declining real estate values, the Corporation experienced write-downs of other real estate owned of $342,000 in 2010 and $1,184,000 in 2009. Carrying costs associated with other real estate owned totaled $482,000 in 2010 and $823,000 in 2009.
As part of the terms of the sale of West Michigan Community Bank, $3,900,000 other real estate owned, included in discontinued operations, will be retained by a newly formed real estate holding company.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 5 — OTHER REAL ESTATE OWNED (continued)
Other real estate owned at December 31, included in discontinued operations, was:

(000s omitted)	2010	2009
Beginning balance	$4,206	$3,885
Transfers into other real estate	1,714	1,294
Sales of other real estate owned	(2,003)	(746)
Write downs of other real estate owned	(63)	(227)

Ending balance	$3,854	$4,206

NOTE 6 — PREMISES AND EQUIPMENT, NET
Bank premises and equipment is comprised of the following at December 31:

(000s omitted)	2010	2009
Land and land improvements	$2,305	$2,305
Building and building improvements	11,421	11,385
Furniture and equipment	5.802	5,979
Construction in progress	0	8

	19,528	19,677
Less accumulated depreciation	9,193	8,683

	$10,335	$10,994

Depreciation expense, of continuing operations, was $785,000 and $848,000 for 2010 and 2009.
The Corporation leases property for certain branches and ATM locations. Rent expense of continuing operations were $96,000 for 2010 and $100,800 for 2009. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (000s omitted):

2011	$71
2012	52
2013	52
2014	52
2015	26

$253

NOTE 7 — DEPOSITS
The following is a summary of deposits of continuing operations at December 31:

(000s omitted)	2010	2009
Noninterest-bearing:
Demand	$55,044	$53,113
Interest-bearing:
Savings	64,133	60,663
Money market demand	52,723	57,123
Time, $100,000 and over	45,296	71,419
Time, $100,000 and under	58,781	69,233

	$275,977	$311,551

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 7 — DEPOSITS (continued)
Scheduled maturities of time deposits at December 31, were as follows:

(000s omitted)	2010	2009
In one year	$50,519	$79,103
In two years	36,361	28,404
In three years	9,500	22,600
In four years	4,839	5,525
In five years	2,770	4,895
Thereafter	88	125

	$104,077	$140,652

Brokered deposits totaled approximately $21,995,000 and $34,398,000 at December 31, 2010 and 2009. At December 31, 2010 and 2009, brokered deposits had interest rates ranging from 4.90% to 5.30% and 4.80% to 5.30%, respectively, and maturities ranging from five months to twenty-two months. Brokered deposits mature as follows: $11,005,000 in 2011 and $10,990,000 in 2012.
The State Bank is considered adequately capitalized at December 31, 2010 as a result, it is precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using fed funds and the Banks’ local deposits.
Deposits from principal officers, directors, and affiliates of continuing operations at year-end December 31, 2010 and 2009 were $4,528,000 and $2,083,000.
NOTE 8 — BORROWINGS
Short-Term Borrowings Short-term borrowings consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.
Federal Home Loan Bank Advance
At year-end, advances of continuing operations, from the FHLB were as follows:

(000s omitted)	Advance
Principal Terms	Amount	Maturity Date
December 31, 2010
Single maturity fixed rate advance with rate of 7.34%	$954	May 2016

December 31, 2009
Single Maturity fixed rate advance, with rate of 7.34%	$981	May 2016

The advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advance was collateralized by securities totaling $6,700,000 and $11,136,000 at December 31, 2010 and 2009.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 8 — BORROWINGS (continued)
Maturities over the next five years are (000s omitted):

2011	30
2012	33
2013	35
2014	39
2015	42
Thereafter	775

$954

Subordinated Debenture and Trust Preferred Securities
A trust formed by the Corporation issued $12,000,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 3.00%) and the current rate at December 31, 2010 is 3.29%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
A trust formed by the Corporation issued $2,000,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (LIBOR plus 1.60%) and the current rate at December 31, 2010 is 1.88%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.
The Corporation is not considered the primary beneficiary of these trusts, therefore the trusts are not consolidated in the Corporations’ financial statements but rather the subordinated debentures are shown as a liability.
As the subsidiary banks are working to preserve capital and withholding the payment of dividends to the holding company, the Corporation elected in the first quarter of 2009 to defer interest payments for five years on $14,000,000 of subordinated debentures. The reason for the interest deferral is to maintain liquidity at the holding company and the Bank subsidiaries. Accrued interest payable on the subordinated debentures was $1,027,000 at December 31, 2010 compared to $577,000 at December 31, 2009. The Corporation is not in default under either of the indentures. During this five year period, the Corporation is precluded from paying dividends on its outstanding common stock. The Corporation subsequently may give notice that it elects to shorten the deferral period, pay accrued interest and return to the normal course of dividend payments.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 9 — INCOME TAXES
The provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31 consists of the following:

(000s omitted)	2010	2009
Current expense (benefit) of continuing operations	$137	$(3,396)
Deferred expense (benefit) of continuing operations	(339)	(785)
Establishment of valuation allowance	0	6,464

Net tax from continuing operations	(202)	2,283

Net tax expense (benefit) of discontinued operations	0	(1,564)

	$(202)	$719

Income tax expense (benefit) for continuing operations was less than the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The reasons for the difference are as follows:

(000s omitted)	2010	2009
Income tax at statutory rate	$(1,431)	$(3,876)
Valuation allowance	1,251	6,598
Tax exempt income	(124)	(181)
Other	102	(258)

	$(202)	$2,283

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities:

(000s omitted)	2010	2009
Deferred tax assets
Allowance for loan losses	$4,614	$3,877
Alternative minimum tax credit	563	622
Unrealized loss on securities available for sale	0	372
Compensation	443	415
Net operating loss	1,216	0
Non-accrual interest	248	173
Capital loss	1,393	1,390
ORE write downs	556	418
Other	256	408

	9,289	7,675

Deferred tax liabilities
Depreciation	(512)	(578)
Purchase accounting adjustments	(220)	(253)
Unrealized gain on securities available for sale	(31)	0
Other	(83)	(93)

	(846)	(924)

Valuation allowance	(8,443)	(6,751)

	$0	$0

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 9 — INCOME TAXES (continued)
A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. Management has reviewed the deferred tax position for the Corporation at December 31, 2010 and 2009. In 2009 the Corporation’s evaluation of taxable events, losses in recent years and the continuing deterioration of the Michigan economy led management to conclude that it was more likely than not that all or part of the benefit would not be realized. As a result, during the second quarter of 2009, the Corporation recognized a valuation allowance. During the fourth quarter of 2009, new tax laws were enacted which allowed the Corporation to exercise the option to carry the current year loss back over a five year taxable income period. In 2010 the Corporation evaluated the deferred tax position and found there to be no change at this time. The valuation allowance against our deferred tax assets may be reversed to income in future periods to the extent that the related deferred income tax assets are realized or the valuation allowance is otherwise no longer required. Management will continue to monitor our deferred tax assets quarterly for changes affecting their realizability.
There were no unrecognized tax benefits at December 31, 2010 or 2009, and the Corporation does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.
The Corporation and its subsidiaries are subject to U.S federal income taxes as well as income tax of the state of Michigan. The Corporation is no longer subject to examination by taxing authorities for years before 2007.
NOTE 10 — BENEFIT PLANS
The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. No contributions were made to the Plan in 2010 or 2009.
The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. In 2009 the Corporation elected to eliminate its contribution to the 401(k) Plan during the first quarter. This election was maintained in 2010. Therefore there were no contributions to the plan in 2010 and the reduced contributions in 2009 totaled $59,000.
The Corporation entered into Supplemental Executive Retirement Agreements (SERP Agreements) with certain executives. The SERP Agreements are designed to encourage executives to remain long term employees of the Corporation, and to provide specified benefits to certain key executives who contribute materially to the continued growth, development and future business success of the Corporation. The retirement benefits are an unsecured obligation of the Corporation. The Corporation and the Affiliate Bank has established other Non-Qualified Deferred Compensation arrangements for employees not covered under the SERP. The arrangements are designed to encourage certain officers to remain long term employees of the Corporation and the Banks, and to provide the officers with supplemental retirement income. At year end 2010 and 2009, accumulated liability for these plans totaled $671,246 and $585,030. The Corporation’s contributions to the plans in 2010 and 2009 were $0 and $99,367, respectively.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the numbers of shares issued are at the sole discretion of the Board of Directors. No shares were granted under this plan during 2010 or 2009.
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
The following summarizes shares issued under the various plans:

	2010	2009
Automatic dividend reinvestment plan	0	0
Director stock purchase & retainer stock	54,090	59,360
Stock options	0	0
Other issuance of stock	6,122	3,428

	60,212	62,788

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 11 — STOCK PURCHASE AND OPTION PLANS (continued)
Stock Option Plans
The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time. No options were granted in 2010 or 2009.
The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 86,936 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the Plan. No options were granted in 2010 or 2009.
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
The following table summarizes stock option activity:

			Weighted
			Average
	Number	Weighted	Remaining	Aggregate
	of	Average	Contractual	Intrinsic
	Options	Price	Life	Value
Options outstanding at January 1, 2010	20,297	$29.55
Options forfeited 2010	(1,425)	32.64

Options outstanding at December 31, 2010	18,872	$29.32	2.59	$0

Exercisable at December 31, 2010	18,872	$29.32	2.59	$0

No options were exercised during 2010 or 2009. As of December 31, 2010, there was no unrecognized compensation cost related to non-vested stock options granted under the Plan.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 12 — FAIR VALUE
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
The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs) or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs). The remaining fair values of securities (Level 3 inputs) are based on the reporting entity’s own assumptions and basic knowledge of market conditions and individual investment performance. The Corporation reviews the performance of the securities that comprise level 3 on a quarterly basis.
Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 12 — FAIR VALUE (continued)
Assets Measured on a Recurring Basis
Assets measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2010
Available for sale securities
US Government and agency	$4,000	$0	$4,000	$0
Mortgage-backed residential	7,432	0	7,432	0
Collateralized mortgage obligations-agency	24,902	0	24,902	0
Collateralized mortgage obligations-private label	3,871	0	3,871	0
Equity securities	1,670	0	523	1,147

	$41,875	$0	$40,728	$1,147

	Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)
December 31, 2009
Available for sale securities
US Government and agency	$5,513	$0	$5,513	$0
State and municipal	5,828	0	5,828	0
Mortgage-backed residential	10,802	0	10,802	0
Collateralized mortgage obligations-agency	5,395	0	5,395	0
Collateralized mortgage obligations-private label	4,872	0	4,872	0
Equity securities	1,529	17	1,512	0

	$33,939	$17	$33,922	$0

At June 30, 2009, $1,385,000 of equity securities were transferred from level 3 inputs to level 2 inputs due to the existence of observable trades in markets that are not active.
During 2010, $1,445,000 of equity securities were transferred from level 2 to level 3 due to no observable trades during 2010 and a change in valuation methodology.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 12 — FAIR VALUE (continued)
The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

	Equity Securities
(000s omitted)	2010	2009
Beginning balance, Jan. 1,	$0	$1,229
Total gains or losses (realized / unrealized)
Included in earnings	0	7
Loss on security impairment	(298)	(208)
Included in other comprehensive income	0	357
Purchases, issuances and settlements
Transfers in and / or out of Level 3	1,445	(1,385)

Ending balance, December 31,	$1,147	$0

Assets Measured on a Non-Recurring Basis
Assets measured at fair value on a non-recurring basis are summarized below:

		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(000s omitted)	Total	(Level 1)	(Level 2)	(Level 3)
At December 31, 2010
Impaired loans
Commercial	$599	$0	$0	$599
Commercial real estate	7,066	0	0	7,066
Residential real estate	716	0	0	716
Consumer	355	0	0	355

Total impaired loans	$8,736	$0	$0	$8,736

Other real estate owned
Commercial real estate	$235	$0	$0	$235
Residential real estate	60	0	0	60

Total other real estate owned	$295	0	0	$295

At December 31, 2009
Impaired loans	$14,700	$0	$0	$14,700
Other real estate owned	470	0	0	470

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 12 — FAIR VALUE (continued)
The following represent impairment charges recognized during the period:
Impaired loans, that are measured for impairment using the fair value of the collateral had a carrying amount of $12,500,000, with a valuation allowance of $3,764,000, resulting in an additional provision for loan losses of $700,000 at December 31, 2010. At December 31, 2009 impaired loans had a carrying amount of $19,947,000, with a valuation allowance of $5,247,000, which resulted in additional provision for loan losses of $1,959,000.
Other real estate owned which is measured at the lower of carrying value or fair value less costs to sell, had a net carrying amount of $2,742,000, of which $295,000 was at fair value at December 31, 2010, which resulted from write-downs totaling $352,000. At December 31, 2009 other real estate owned had a net carrying amount of $1,274,000, of which $470,000 was at fair value, which resulted from write-downs totaling $123,000.
Carrying amount and estimated fair value of financial instruments, not previously presented, at year end were as follows:

	2010		2009
	Carrying		Carrying
(000s omitted)	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$33,492	$33,492	$31,640	$31,640
Securities — held to maturity	4,350	4,383	5,455	5,492
FHLB stock	740	n/a	806	n/a
Loans held for sale	850	850	229	229
Loans (including impaired loans)	197,948	194,925	233,461	258,506
Accrued interest receivable	1,050	1,050	1,289	1,289

Liabilities:
Deposits	$275,977	$272,223	$311,551	$297,608
Short-term borrowings	879	879	164	164
FHLB advances	954	1,369	981	1,257
Subordinated debentures	14,000	12,613	14,000	12,656
Accrued interest payable	1,166	1,166	758	758
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 12 — FAIR VALUE (continued)
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 13 — DISCONTINUED OPERATIONS
On March 17, 2009, The Corporation entered into an agreement to sell all of the stock of one of its bank subsidiaries, Davison State Bank, to a private, non-affiliated, investor group. The Corporation recorded an estimated loss on the sale of Davison State Bank of $700,000 in the first quarter of 2009 which is recorded in net loss from discontinued operations. As a result of the amended sales agreement, the estimated loss of $700,000 was reversed in the first quarter of 2010. Condensed balance sheets and statements of income of discontinued operations are presented below. As of April 30, 2010, Davison State Bank was sold to an independent financial group. As a result, there is no balance sheet for presentation at December 31, 2010.
DAVISON STATE BANK
CONDENSED BALANCE SHEET OF DISCONTINUED OPERATIONS

Dec 31,
(000s omitted)	2009
ASSETS
Cash and cash equivalents	$2,537
Securities — available for sale	7,082
Securities — held to maturity	405
Loans, net of allowance ($678)	24,396
Other assets	3,499

Total assets	$37,919

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$9,012
Interest bearing	26,265

Total deposits	35,277

Accrued taxes, interest and other liabilities	(60)
Shareholders’ equity	2,702

Total liabilities and shareholders’ equity	$37,919

On April 28, 2010, at the Annual Shareholder Meeting, a formal announcement was made regarding the signing of a definitive agreement to sell West Michigan Community Bank. The transaction was consummated on January 31, 2011, and the Corporation received $10,500,000 from the sale of West Michigan Community Bank (a 10% premium to book). As a condition of the sale, the Corporation acquired non-performing assets of West Michigan Community Bank which totaled $10,100,000. The assets will be housed in a newly formed real estate holding company subsidiary of the Corporation. In addition, The State Bank acquired $2,900,000 of watch rated credits into its loan portfolio.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 13 — DISCONTINUED OPERATIONS (continued)
A condensed balance sheet of discontinued operations is presented below at December 31, 2010 and 2009.
WEST MICHIGAN COMMUNITY BANK
CONDENSED BALANCE SHEET OF DISCONTINUED OPERATIONS

	Dec 31,	Dec 31,
(000s omitted)	2010	2009
ASSETS
Cash and cash equivalents	$8,309	$10,469
Securities — available for sale	15,080	9,669
Loans, net of allowance ($3,543-2010, $2,137-2009)	86,353	111,844
Other assets	13,226	15,372

Total assets	$122,968	$147,354

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$13,751	$11,739
Interest bearing	93,546	117,804

Total deposits	107,297	129,543
Federal Home Loan Bank advances	5,000	7,000
Accrued taxes, interest and other liabilities	1,024	317
Shareholders’ equity	9,647	10,494

Total liabilities and shareholders’ equity	$122,968	$147,354

TOTAL DISCONTINUED OPERATIONS
CONDENSED BALANCE SHEET OF DISCONTINUED OPERATIONS

	Dec 31,	Dec 31,
(000s omitted)	2010	2009
ASSETS
Cash and cash equivalents	$8,309	$13,006
Securities — available for sale	15,080	16,751
Securities — held to maturity	0	405
Loans, net of allowance ($3,543-2010, $2,815-2009)	86,353	136,240
Other assets	13,226	18,871

Total assets	$122,968	$185,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$13,751	$20,751
Interest bearing	93,546	144,069

Total deposits	107,297	164,820
Federal Home Loan Bank advances	5,000	7,000
Accrued taxes, interest and other liabilities	1,024	257

Shareholders’ equity	9,647	13,196

Total liabilities and shareholders’ equity	$122,968	$185,273

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 13 — DISCONTINUED OPERATIONS (continued)
A condensed statement of income of discontinued operations is presented for the twelve months ended December 31, 2010 and December 31, 2009.
DAVISON STATE BANK
CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

	Years Ended
	December 31
(000s omitted)	2010	2009
Interest income	$607	$2,023
Interest expense	116	642

Net interest income	491	1,381
Provision for loan losses	(5)	505

Net interest income after provision for loan losses	496	876

Non-interest income	178	563
Non-interest expense	121	2,700

Income (loss) before federal income tax	553	(1,261)

Federal income tax expense/(benefit)	181	275

Net income (loss)	$372	$(986)

WEST MICHIGAN COMMUNITY BANK
CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

	Years Ended
	December 31
(000s omitted)	2010	2009
Interest income	$6,865	$8,260
Interest expense	2,349	3,661

Net interest income	4,516	4,599
Provision for loan losses	1,955	3,683

Net interest income after provision for loan losses	2,561	916

Non-interest income	1,007	1,266
Non-interest expense	4,985	5,785

Income (loss) before federal income tax	(1,417)	(3,603)

Federal income tax expense (benefit)	(181)	(1,289)

Net income (loss)	$(1,236)	$(2,314)

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 13 — DISCONTINUED OPERATIONS (continued)
TOTAL DISCONTINUED OPERATIONS
CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

	Years Ended
	December 31
(000s omitted)	2010	2009
Interest income	$7,472	$10,283
Interest expense	2,465	4,303

Net interest income	5,007	5,980
Provision for loan losses	1,950	4,188

Net interest income after provision for loan losses	3,057	1,792

Non-interest income	1,185	1,829
Non-interest expense	5,106	8,485

Income (loss) before federal income tax	(864)	(4,864)

Federal income tax expense (benefit)	0	(1,564)

Net income (loss)	$(864)	$(3,300)

NOTE 14 — REGULATORY MATTERS
The Corporation (on a consolidated basis) and its Bank subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2010 and 2009, the most recent notifications from Federal Deposit Insurance Corporation categorized the Banks as adequately capitalized under the regulatory framework for prompt corrective action.
West Michigan Community Bank was placed under a Consent Order with federal and state banking regulators that contain provisions to foster improvement in West Michigan Community Bank’s earnings, lower non performing loan levels, and increase capital. The Consent Order required West Michigan Community Bank to retain a Tier 1 capital to average assets ratio of a minimum of 8.0%. As of December 31, 2010, West Michigan Community Bank had a Tier 1 capital to average assets ratio of 7.5%, as compared to a Tier 1 capital to average asset ratio of 6.9% at December 31, 2009. West Michigan Community Bank was not in compliance with the Consent Order requirements. As previously mentioned, West Michigan Community Bank was sold on January 31, 2011.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 14 — REGULATORY MATTERS (continued)
In January 2010, The State Bank entered into a Consent Order with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, lower nonperforming loan levels, increase capital, and require revisions to various policies. The Consent Order requires The State Bank to maintain a Tier 1 capital to average asset ratio of a minimum of 8.0%. It also requires The State Bank to maintain a total capital to risk weighted asset ratio of 12.0%. At December 31, 2010, The State Bank had a Tier 1 capital to average assets ratio of 6.5% and a total capital to risk-weighted assets ratio of 10.0%. The State Bank is not in compliance with the Consent Order requirements, and therefore cannot be considered well capitalized.
The Consent Orders restrict the Banks from issuing or renewing brokered deposits. Refer to Note 8 for further details. The Consent Orders also restrict dividend payments from The State Bank and West Michigan Community Bank to the Corporation. The Corporation, the Board of Directors and management continue to work on plans to come into compliance with the Consent Orders which includes the injection of capital into The State Bank resulting from the sale of West Michigan Community Bank. The sale is projected to provide an additional $3.5 million of capital that may be allocated to The State Bank. While below the compliance level required by the Orders, both Banks maintain capital levels that would be considered well capitalized by regular prompt corrective action regulatory standards. Non-compliance with Consent Order requirements may cause banks to be subject to further enforcement actions by the FDIC.
Effective in November 2010, the Corporation received a notice from The Federal Reserve which defined restrictions being placed upon the holding company. The restrictions include the declaration or payment of any dividends, the receipt of dividends from subsidiary banks, the repayment of any principal or interest on subordinated debentures or Trust Preferred securities, restrictions on debt, any changes in Executive or Senior Management or change in the role of Senior Management. In addition, the notice provided an expectation that the Corporation “maintain sufficient capital” levels.
As illustrated in the table below, at December 31, 2010, the Consolidated Corporation’s total capital to risk weighted assets ratio indicates that it is under capitalized. The Corporation’s total capital to risk weighted assets ratio of 7.8% at December 31, 2010 was below the minimum requirement of 8.0%. This is compared to December 31, 2009 when the total capital to risk weighted assets for the Corporation was at 7.8%. With the current capital levels, the Corporation is required to obtain written approval prior to payments of any dividends or for any increase or decrease to outstanding debt.
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

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 14 — REGULATORY MATTERS (continued)

			For Capital		Regulatory
			Adequacy		Agreement
	Actual		Purposes		Requirements
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total Capital (to Risk Weighted Assets)
Consolidated	$25,443	7.8%	$26,073	8.0%	NA	NA
The State Bank	22,670	10.0	18,152	8.0	$27,228	12.0%
West Michigan Community Bank	10,722	11.0	7,794	8.0	NA	NA

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	21,261	6.5	13,036	4.0	NA	NA
The State Bank	19,735	8.7	9,076	4.0	NA	NA
West Michigan Community Bank	9,475	9.7	3,897	4.0	NA	NA

Tier 1 Capital (to Average Assets)
Consolidated	21,261	4.9	17,330	4.0	NA	NA
The State Bank	19,735	6.5	12,204	4.0	24,408	8.0
West Michigan Community Bank	9,475	7.5	5,025	4.0	10,050	8.0

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 14 — REGULATORY MATTERS (continued)

			For Capital		Regulatory
			Adequacy		Agreement
	Actual		Purposes		Requirements
(000s omitted)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2009
Total Capital (to Risk Weighted Assets)
Consolidated	$33,661	7.8%	$34,636	8.0%	NA	NA
The State Bank	24,334	8.9	21,961	8.0	$32,810	12.0%	(1)
Davison State Bank	3,328	9.9	2,692	8.0	NA	NA
West Michigan Community Bank	11,841	9.4	10,063	8.0	NA	NA

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	28,164	6.5	17,318	4.0	NA	NA
The State Bank	20,830	7.6	10,981	4.0	NA	NA
Davison State Bank	2,904	8.6	1,346	4.0	NA	NA
West Michigan Community Bank	10,262	8.2	5,031	4.0	NA	NA

Tier 1 Capital (to Average Assets)
Consolidated	28,164	5.0	22,491	4.0	NA	NA
The State Bank	20,830	6.2	13,535	4.0	27,069	8.0
Davison State Bank	2,904	7.2	1,620	4.0	3,240	8.0
West Michigan Community Bank	10,262	6.9	5,923	4.0	11,845	8.0

(1)	Effective April 10, 2010
Management believes they have responded fully to the provisions of the Consent Orders except for the capital requirements. In order to be considered well capitalized and comply with the capital requirements of the Orders, The State Bank would have needed a capital injection of approximately $4.3 million as of December 31, 2010. While below the compliance level required by the Orders, the bank maintains capital levels considered adequate by regulatory standards. Non-compliance with Consent Order requirements may cause the bank to be subject to further enforcement actions by the FDIC.
The bank has achieved improved capital ratios since falling below the well capitalized level in June of 2009. Management has initiated multiple strategies to meet the capital requirements including shrinking assets of the Bank as much as feasible without weakening the liquidity position, reducing operating costs by reducing overhead and curtailing spending, and raising additional capital through the sale of Fentura subsidiary, Davison State Bank. Management has successfully reduced assets of The State Bank by $31.1 million during 2010 and efforts to shrink assets further are continuing. The sale of Davison State Bank generated $3.0 million in proceeds which were used to strengthen the capital position of The State Bank.
The January 2011 sale of West Michigan Community Bank generated $900,000 of cash which is available to be injected into The State Bank. The Corporation will also receive cash from future principal payments on loans acquired from the sale of West Michigan Community bank and from proceeds of other real estate sold, to strengthen the capital position of The State Bank, subject to regulatory approval.

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
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
The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

(000s omitted)	2010	2009

Commitments to make loans (at market rates)	$8,403	$2,847
Unused lines of credit and letters of credit	29,746	34,213
Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2010, loan commitments and unused line of credit had interest rates ranging from 3.63% to 6.25% and maturities ranging from 9 months to 30 years.
NOTE 16 — PARENT ONLY CONDENSED FINANCIAL INFORMATION
The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.
CONDENSED BALANCE SHEETS
Years ended December 31,
(000s omitted)

	2010	2009
ASSETS
Cash and cash equivalents	$863	$319
Securities available for sale, at fair value	1,148	1,009
Other assets	188	448
Investment in subsidiaries	29,317	33,001

Total Assets	$31,516	$34,777

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$1,461	$245
Subordinated debt	14,000	14,000
Shareholders’ equity	16,055	20,532

Total liabilities and shareholders’ equity	$31,516	$34,777

FENTURA FINANCIAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010 and 2009
NOTE 16 — PARENT ONLY CONDENSED FINANCIAL INFORMATION (continued)
CONDENSED STATEMENTS OF INCOME
Years ended December 31,
(000s omitted)

	2010	2009
Loss on equity investment	$0	$(1,360)
Other income	704	0
Dividends from subsidiaries	0	750
Interest expense	(450)	(620)
Operating expenses	(727)	(1,408)
Equity in undistributed net loss of subsidiaries	(3,780)	(15,069)

Net loss before income taxes	(4,253)	(17,707)
Federal income tax expense (benefit)	1,132	(727)

Net loss	$(5,385)	$(16,980)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31,
(000s omitted)

	2010	2009
Cash flows from operating activities
Net income (loss)	$(5,385)	$(16,980)
Change in other assets	938	(86)
Change in other liabilities	45	81
Equity in undistributed net loss of subsidiaries	3,780	15,069
Loss on security impairment	203	908
Net loss of equity investment	0	1,360

Net cash from (used in) operating activities	(419)	352

Cash flows provided by investing activities
Sale of equity security	0	383
Proceeds from sale of subsidiary	2,800	0
Loss on sale of subsidiary	(59)	0
Investment in subsidiary	(1,900)	(365)

Net cash from (used in) investing activities	841	18

Cash flows used in financing activities
Issuance of subordinated debt	0	0
Net short-term borrowings	0	(1,000)
Dividends paid	0	0
Stock repurchase	0	0
Proceeds from stock issuance	122	135

Net cash from (used in) financing activities	122	(865)

Change in cash and cash equivalents	544	(495)

Cash and cash equivalents at beginning of year	319	814

Cash and cash equivalents at end of year	$863	$319

Management’s Discussion and Analysis of Financial Condition and Results of Operations
This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank (the Bank), as well as Fentura Mortgage Company, for the years ended December 31, 2010, 2009, 2008, 2007 and 2006. Davison State Bank, and West Michigan Community Bank, and West Michigan Mortgage Company, LLC have been reclassified into Discontinued Operations in all periods. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 1 through 44 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the financial statements alone.
TABLE 1 Selected Financial Data

000s omitted except per share data and ratios	2010	2009	2008	2007	2006

Summary of Consolidated Statements of Income:
Interest income	$15,077	$17,889	$20,627	$24,716	$24,712
Interest expense	4,552	6,925	9,307	11,382	10,274

Net interest income	10,525	10,964	11,320	13,334	14,438
Provision for loan losses	6,934	11,040	5,610	5,395	720

Net interest income after provision	3,591	(76)	5,710	7,939	13,718
Total other operating income	4,773	3,390	3,060	5,308	5,482
Total other operating expense	13,087	14,711	14,455	13,854	14,622

Income (loss) before income taxes	(4,723)	(11,397)	(5,685)	(607)	4,578
Federal income taxes (benefit)	(202)	2,283	(2,149)	(435)	1,427

Income (loss) from continuing operations	(4,521)	(13,680)	(3,536)	(172)	3,151
Discontinued operations, net of tax	(864)	(3,300)	(8,629)	(295)	2,157

Net income (loss)	$(5,385)	$(16,980)	$(12,165)	$(467)	$5,308

Earnings per share — basic*	$(2.37)	$(7.70)	$(5.60)	$(0.22)	$2.48
Earnings per share — diluted*	$(2.37)	$(7.70)	$(5.60)	$(0.22)	$2.47

Summary of Consolidated Balance Sheets:
Assets	$424,228	$522,079	$578,604	$628,019	$622,298
Securities, including FHLB stock	46,965	40,200	44,999	59,682	83,060
Loans, including loans held for sale	198,798	233,690	284,252	293,873	283,441
Assets of discontinued operations	122,968	185,273	208,737	225,405	221,343
Deposits	275,977	311,551	331,992	354,303	345,576
Borrowings	15,833	15,145	17,507	20,679	26,552
Liabilities of discontinued operations	113,321	172,077	191,116	199,757	194,322
Shareholders’ equity	16,055	20,532	36,124	49,496	51,318

Other Financial and Statistical Data:
Tier 1 capital to risk weighted assets	6.50%	6.50%	10.20%	10.40%	11.30%
Total capital to risk weighted assets	7.80%	7.80%	11.40%	11.60%	12.50%
Tier 1 capital to average assets	4.90%	5.00%	8.80%	9.00%	8.60%
Total cash dividends	$0	$0	$0	$2,163	$2,069
Book value per share*	$6.95	$9.13	$16.53	$22.88	$24.08
Cash dividends paid per share*	$0.00	$0.00	$0.00	$1.00	$0.94
Period end market price per share*	$1.75	$1.36	$6.75	$22.00	$32.55
Dividend pay-out ratio	0.00%	0.00%	0.00%	-463.17%	38.98%
Return on average shareholders’ equity	-28.52%	-61.18%	-25.13%	-0.89%	10.82%
Return on average assets	-1.15%	-3.02%	-2.03%	-0.08%	0.85%
Net interest margin	3.72%	3.50%	3.33%	3.66%	4.11%
Total equity to assets at period end	3.78%	3.93%	6.24%	7.88%	8.25%

*	Per Share data calculated using average shares outstanding in each period. Per share amounts and average shares outstanding have been adjusted to reflect a 10% stock dividend paid on August 4, 2006.

RESULTS OF OPERATIONS
The Corporation posted a net loss of $5,385,000 for the twelve months ended December 31, 2010, compared to a net loss of $16,980,000 for the same period in 2009. In 2010, the loss was driven by ongoing proportionately high provision for loan losses although net interest income had stabilized when compared to 2009. Net-interest income declined $439,000, in 2010 due to a reduction in interest income of $2,812,000 versus a reduction of $2,373,000 in interest expense. Interest income declined primarily due to decreases in volume of loans. Non-interest income increased in 2010 by $1,383,000 or 41.0% from the non-interest income in the prior year. This was due to the write off of a DeNovo bank equity investment which resulted in a loss of $1,360,000. Non-interest expense decreased by $1,624,000 or 11.0%, primarily due to decreases in loan and collection expenses.
Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2010 and 2009 respectively, the Corporation posted a return on average assets of (1.15%) and (3.02%). Return on average equity was (28.52%) in 2010 and (61.18%) in 2009. The Corporation’s capital position experienced a decrease in equity of $4.5 million or 21.8% in 2010. Total assets decreased $97.9 million in 2010 and decreased $56.5 million in 2009. The large decrease in 2010 was the largely the result of the sale of a subsidiary bank during the second quarter of 2010. Diluted loss per share was ($2.37) in 2010 and ($7.70) in 2009.
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
On April 28, 2010, at the Annual Shareholder Meeting, a formal announcement was made regarding the signing of a definitive agreement to sell West Michigan Community Bank. The transaction was consummated on January 31, 2011, and the Corporation received $10,500,000 from the sale of West Michigan Community Bank (a 10% premium to book). Regulatory approval was received for the sale of West Michigan Community Bank and for the Corporation to acquire approximately $10,100,000 of non-performing assets. As the non-performing assets are converted to performing loans or liquidated, the proceeds will be available to strengthen the capital position of The State Bank.
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
Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2010 and 2009. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income decreased by $538,000 in 2010 or 4.8% and decreased by $347,000 or 3.0% in 2009. In both 2010 and 2009 investment security balances decreased, loan volume decreased and non-performing loans increased slightly.
As indicated in Table 3, for the year ended December 31, 2010, the Corporation’s net interest margin was 3.72% compared with 3.50% in 2009. The improvement in 2010 is primarily attributable to stabilization in the loan portfolio as fewer loans were placed into non-accrual status than in the prior year. In addition, the average interest bearing liability rate continued to decrease, as management continued to re-price the core deposit products along with time deposit portfolio as they matured. The increase in 2009 was attributed to a larger decline in interest bearing liability rates over the decline in earning asset yields.
Average earning assets decreased 10.3% in 2010 and decreased 7.7% in 2009. Average earning assets were reduced through lower total average securities and loans when comparing 2010 to 2009. Loan balances, including loans held for sale, the highest yielding component of earning assets, represent 78.9% of earning assets in 2010, compared to 84.9% in 2009. Average interest bearing liabilities decreased 13.2% in 2010 and decreased 3.4% in 2009. Non-interest bearing deposits amounted to 19.2% of average earning assets in 2010 compared with 16.8% in 2009.
Table 2
Changes in Net Interest Income due to changes in average volume and interest rates
Years ended December 31,

			INCREASE /(DECREASE)
			DUE TO
	2010			2009
		YIELD/			YIELD/
(000s omitted)	VOL	RATE	TOTAL	VOL	RATE	TOTAL

Taxable securities	$10	$(302)	$(292)	$(216)	$(86)	$(302)
Tax-exempt securities (1)	(284)	13	(271)	(51)	51	0
Federal funds sold	18	6	24	14	(135)	(121)
Total loans (1)	(2,757)	407	(2,350)	(1,210)	(1,119)	(2,329)
Loans held for sale	(19)	(3)	(22)	32	(9)	23

Total earning assets	(3,032)	121	(2,911)	(1,431)	(1,298)	(2,729)

Interest bearing demand deposits	(13)	(154)	(167)	4	(255)	(251)
Savings deposits	(5)	(166)	(171)	(6)	(340)	(346)
Time CDs $100,000 and over	(751)	(150)	(901)	(216)	(421)	(637)
Other time deposits	(410)	(549)	(959)	(9)	(671)	(680)
Other borrowings	(25)	(150)	(175)	(244)	(224)	(468)

Total interest bearing liabilities	(1,204)	(1,169)	(2,373)	(471)	(1,911)	(2,382)

Net Interest Income	$(1,828)	$1,290	$(538)	$(960)	$613	$(347)

(1)	Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

TABLE 3 (000s omitted)	Summary of Net Interest Income Years Ended December 31,

	2010			2009			2008
		INC/			INC/		AVG	INC/
ASSETS	AVG BAL	EXP	YIELD	AVG BAL	EXP	YIELD	BAL	EXP	YIELD
Securities:
U.S. Treasury and Government Agencies	$29,135	$849	2.91%	$28,346	$1,126	3.97%	$32,773	$1,422	4.34%
State and Political (1)	7,310	447	6.11%	11,961	718	6.00%	12,846	718	5.59%
Other	1,846	32	1.73%	3,067	47	1.53%	6,123	53	0.87%

Total Securities	38,291	1,328	3.47%	43,374	1,891	4.36%	51,742	2,193	4.24%
Fed Funds Sold	22,550	27	0.12%	5,089	3	0.06%	4,508	124	2.75%
Loans:
Commercial	172,488	10,671	6.19%	206,691	12,379	5.99%	221,631	14,041	6.34%
Tax Free (1)	2,228	144	6.46%	2,616	167	6.38%	2,093	139	6.64%
Real Estate-Mortgage	21,491	1,315	6.12%	28,268	1,723	6.10%	30,583	1,950	6.38%
Consumer	30,654	1,745	5.69%	34,382	1,956	5.69%	37,350	2,424	6.49%

Total loans	226,861	13,875	6.12%	271,957	16,225	5.97%	291,657	18,554	6.36%
Allowance for Loan Loss	(10,104)			(8,883)			(6,098)
Net Loans	216,757	13,875	6.40%	263,074	16,225	6.17%	285,559	18,554	6.50%

Loans Held for Sale	986	48	4.87%	1,373	70	5.10%	769	47	6.11%

TOTAL EARNING ASSETS	288,688	15,278	5.29%	321,793	18,189	5.65%	348,676	20,918	6.00%

Cash Due from Banks	13,361			20,255			9,823
Assets of discontinued operations	150,441			201,534			220,573
All Other Assets	27,753			27,426			27,681

TOTAL ASSETS	$470,139			$562,125			$600,655

LIABILITIES & SHAREHOLDERS’ EQUITY:
Deposits:
Interest bearing — DDA	$48,988	$94	0.19%	$51,657	$261	0.51%	$51,234	$512	1.00%
Savings Deposits	64,562	77	0.12%	66,056	248	0.38%	66,778	594	0.89%
Time CD’s $100,000 and Over	60,770	2,436	3.97%	80,055	3,337	4.17%	84,834	3,974	4.68%
Other Time CD’s	63,392	1,425	2.27%	77,943	2,384	3.06%	78,165	3,064	3.92%

Total Interest Bearing Deposits	237,712	4,032	1.70%	275,711	6,230	2.26%	281,011	8,144	2.90%
Other Borrowings	15,332	520	3.39%	15,916	695	4.37%	20,844	1,163	5.58%

INTEREST BEARING LIABILITIES	253,044	4,552	1.80%	291,627	6,925	2.37%	301,855	9,307	3.08%

Non-interest bearing — DDA	55,286			53,941			53,043
Liabilities of discontinued operations	139,647			186,063			194,752
All Other Liabilities	3,281			2,741			2,601
Shareholders Equity	18,881			27,753			48,404

TOTAL LIABILITIES and S/H EQUITY	$470,139			$562,125			$600,655

Net Interest Rate Spread			3.48%			3.28%			2.92%
Impact of Non-Interest Bearing Funds on Margin			0.24%			0.22%			0.41%

Net Interest Income/Margin		$10,726	3.72%		$11,264	3.50%		$11,611	3.33%

(1)	— Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES
The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the adequacy of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends, estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety. At December 31, 2010, the allowance for loan losses was $10,027,000 or 4.82% of total loans. This compares with $8,589,000 or 3.55% at December 31, 2009. Management believes the allowance for loan losses at December 31, 2010 of $10,027,000 was sufficient to cover all probable incurred losses in the loan portfolio at that time.
The provision for loan losses was $6,934,000 in 2010 and $11,040,000 in 2009. Provision for 2010 decreased from the 2009 level by $4,106,000. The decrease in 2010 is related to the declining size of the loan portfolio along with improving economic indicators which partially drive the loan loss calculations. The amount of provision taken for the year is a direct output of the calculation of loan loss adequacy performed on a quarterly basis. The Corporation has a methodology that provides for formula based allowances on homogeneous pools of general loans, as well as specific allocations for impaired loans. During 2010 specific reserves for impaired loans increased compared to 2009 due to the continued decline of the underlying collateral value of the impaired loans. Reserves for the homogeneous pools of loans decreased from 2010 to 2009 due to the reduction in the loan portfolio and a change in the mix of loan concentrations. The Bank experienced gross charge-offs of non-performing assets of $6,417,000 for 2010, compared to $9,996,000 for 2009.
In 2010, the Corporation reduced the size of the commercial loan portfolio. Commercial loans decreased $13,984,000 from 2009 year end. Real estate construction and mortgage loans decreased $16,942,000 from year end 2009. The decline in real estate construction and mortgage loans was primarily due to management efforts to continue to reduce exposure to this sector. Charge-offs of commercial loans totaled $5,618,000 in 2010 compared to $8,423,000 in 2009. Non-performing loans increased slightly in 2010 when compared to 2009.
Table 4 summarizes loan losses and recoveries from 2006 through 2010. During 2010, the Corporation experienced net charge-offs of $5,496,000, compared with net charge-offs of $9,779,000 in 2009. The year to year decrease in charge offs was primarily due to a decrease in commercial loan charge-offs by $2,806,000 year over year. Also, mortgage loan charge-offs decreased by $419,000 and consumer charge-offs decreased by $354,000. Total recoveries increased by $704,000 comparing 2010 with 2009. The net charge-off ratio is the difference of charged-off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2010 was 2.64% compared to 4.04% at the end of 2009. As charge-offs have occurred, the Bank reviews the remaining loan concentration and believes that the level of losses have decreased compared to prior years.
The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses is adequate to meet normal credit risks in the loan portfolio. The Corporation has identified a concentration level connected with construction and land development loans. Specific strategies were developed to reduce the concentration level and limit exposure to this type of lending. The Corporation has been successful in reducing this concentration in 2009 and 2010. The Corporation’s loan portfolio has no exposure in foreign loans. The Corporation has not extended credit to finance highly leveraged transactions nor does it intend to do so in the future. The Michigan economy, employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. At December 31, 2010, the local economy of the Bank continues to struggle. Unemployment remains high, collateral values on real estate have stabilized on 1-4 family property, yet commercial property values continue to decline. Loan demand in commercial and consumer types continues to be low. Management continues to identify and devote attention to credits that may not be performing as agreed. Non-performing loans are discussed further in the section titled “Non-Performing Assets”.
TABLE 4
Analysis of the Allowance for Loan Losses

	Years Ended December 31,
(000s omitted)	2010	2009	2008	2007	2006
Balance Beginning of Period	$8,589	$7,328	$4,882	$4,088	$3,916
Charge-offs:
Commercial, Financial and
Agricultural	(5,618)	(8,424)	(2,994)	(4,032)	(419)
Real Estate-Mortgage	(264)	(683)	(203)	(177)	0
Installment Loans to Individuals	(535)	(889)	(366)	(588)	(221)

Total Charge-offs	(6,417)	(9,996)	(3,563)	(4,797)	(640)

Recoveries:
Commercial and Financial	812	152	222	140	31
Real Estate-Mortgage	41	4	23	0	0
Installment Loans to Individuals	68	61	154	56	61

Total Recoveries	921	217	399	196	92

Net Charge-offs	(5,496)	(9,779)	(3,164)	(4,601)	(548)

Provision for loan losses	6,934	11,040	5,610	5,395	720

Balance at End of Period	$10,027	$8,589	$7,328	$4,882	$4,088

Ratio of Net Charge-Offs During the Period	2.64%	4.04%	1.13%	1.54%	0.19%
NON-INTEREST INCOME
Non-interest income was $4,773,000 in 2010 and $3,390,000 in 2009. These amounts represent an increase of 40.8% in 2010 compared to 2009.
The most significant category of non-interest income is service charges on deposit accounts, which were $1,445,000 in 2010, compared to $1,726,000 in 2009. This was a decrease of $281,000 or 16.3% in 2010. The decrease in 2010 was in all categories of service charges, with the largest declining component being NSF and overdraft privilege fees.
Gains on the sale of mortgage loans originated by the Bank and sold in the secondary market were $701,000 in 2010 and $744,000 in 2009. The decrease of 5.8% in 2010 is due to the slowing of refinancing activity, as mortgage rates have risen, along with lower volumes of customers eligible for refinancing and new mortgages. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis.
Trust and investment income decreased $4,000 in 2010 to $915,000; compared with $919,000 in 2009. The market value of the trust and investment portfolios has steadied.
Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, gain on sale of real estate owned and other miscellaneous income items. Other income and fees were $1,968,000 for 2010, compared to $1,649,000 in 2009. The largest improvement was in gain on sale of other real estate owned. For the year ended December 31, 2010, the gain on sale of real estate owned was $392,000, compared to a loss on sale of real estate owned of $28,000.
Throughout 2010, the Corporation performed a quarterly review of bank equity stocks owned. As a result of this review, the Corporation acknowledged other-than-temporary impairment on one investment.

During the third quarter of 2010, the Bank recognized impairment of $307,000 on one bank stock. The remaining amortized cost for bank stocks owned is $1,655,000 and has an unrealized net gain of $15,000 at December 31, 2010. This is compared to other-than-temporary impairment realized totaling $288,000 for the year ended December 31, 2009.
For the year ended December 31, 2009, the Corporation recognized a loss on equity investment of $1,360,000. This transaction did not recur in 2010.
NON-INTEREST EXPENSE
Total non-interest expense was $13,087,000 in 2010 compared to $14,711,000 in 2009. This was a decrease of 11.0% in 2010.
Salaries and employee benefits, the Corporation’s largest operating expense category, were $6,387,000 in 2010, compared with $6,650,000 in 2009. The decrease between 2010 and 2009 was primarily a result of personnel reductions, through attrition.
Occupancy expenses associated with the Corporation’s facilities were $1,225,000 in 2010 compared to $1,326,000 in 2009 for a decrease of 7.6%. In 2010, the benefits of restructuring building cleaning services to in-house and the renegotiation of multiple property maintenance contracts, which began in 2009, were recognized.
In 2010, equipment expenses were $1,265,000 compared to $1,339,000 in 2009 for a decrease of 5.5% in 2010. In 2010, the Corporation experienced a decrease of $53,000 in depreciation expense. In addition in rental expenses were up $7,000, and maintenance expenses were down $21,000.
Loan and collection expenses were $1,279,000 in 2010 compared to $2,559,000 in 2009. The decrease was related to other real estate owned (ORE) held by the Corporation. In 2010, ORE carrying costs and related expenses totaled $482,000 compared to $823,000 for 2009. Multiple properties being held in ORE required negative valuation adjustments totaling $342,000 in 2010 compared to $1,184,000 in 2009. These adjustments were made as a result of the continuing decline in real estate values in Michigan. The decreases from 2009 to 2010 were in the categories of increased filing and recording costs, appraisal expense, collection expenses and other loan related expenses. It is anticipated that in 2011, loan and collection expenses will remain similar to 2010 or have a slight decline.
Advertising expenses were $101,000 in 2010 compared to $121,000 in 2009. When comparing 2010 to 2009, the Corporation reduced media expenses and other promotional expenses by 16.5%. The Bank continues to maintain presence in the local markets through continued sponsorship of local activities and community groups. The Corporation continues to remain focused on targeted advertising.
Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $294,000 in 2010 compared to $179,000 in 2009. In 2010, the Corporation and the Bank had decreases of $161,000 of legal expenses, mostly in relation to troubled loans. The Corporation saw flattening of audit and state exam fees during 2010, as well as decreases totaling $141,000 in other professional services.
Other general and administrative expenses, including telephone and communication services, were $2,289,000 in 2010, or an increase of 0.1%, compared to $2,286,000 in 2009. Increases were in expenses such as operating insurances, other losses and other operating expenses. Partially offsetting these increases was a decrease in the FDIC assessment of $50,000 or 4.5% from 2009 to 2010. Other small decreases, on an individual basis, were in business development expenses, subscriptions, and education expenses.

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
The Corporation’s total assets averaged $470,139,000 for 2010 declining from the 2009 average of $562,125,000 by $91,986,000 or 16.4%. Average loans comprised 78.9% of total average earning assets during 2010 compared to 84.9% in 2009. Loans declined $45,483,000, on average, from year end 2009 to year end 2010, with commercial loans having the largest decline of $34,591,000 or 16.5%. The ratio of average non-interest bearing deposits to total deposits was 18.9% in 2010 compared to 16.4% in 2009. Interest bearing deposits comprised 93.9% of total average interest bearing liabilities during 2010, down from 94.5% during 2009. This was primarily due to the decrease in interest bearing checking accounts and time deposits. The Corporation’s year-end total assets were $424,228,000 for 2010 down from $522,079,000 in 2009. The decrease was mainly due to the sale of a subsidiary bank during 2010, along with the ongoing strategic shrinkage of the loan portfolio.
SECURITIES PORTFOLIO
Securities of continuing operations totaled $46,225,000 at December 31, 2010 compared to $39,394,000 at December 31, 2009. This was an increase of $6,831,000 or 17.3%. At December 31, 2010, these securities comprised 16.7% of earning assets, up from 13.2% at December 31, 2009. The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities which are classified as held to maturity.
As of December 31, 2010, the estimated aggregate fair value of the Corporation’s securities portfolio was $67,000 below amortized cost. At December 31, 2010, gross unrealized gains were $480,000 and gross unrealized losses were $547,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Item 1 of the Form 10-K. As of year end 2010, the Corporation continues to receive a favorable rate of return on the securities.
With regard to equity investments held by the Corporation, management regularly reviews the performance of each institution that is not publicly traded. The majority of the equity securities are investments in Michigan bank holding companies. On a quarterly basis, management reviews the Corporation’s investment in these equity securities. Management reviews current market prices on publicly traded equity securities and compares the current price to the book price. Any difference is adjusted as a temporary valuation difference, unless other resources provide other information. Equity securities that are not publicly traded receive a multi-faceted review utilizing call report data. Management reviews such performance indicators as earnings, ROE, ROA, non-performing assets, brokered deposits and capital ratios. Management draws conclusions from this information, as well as any published information or trading activity received from the individual institutions, to assist in determining if any unrealized loss is other than temporary impairment. As a result of the September 30, 2010 review, OTTI totaling $298,000 was recognized during the quarter on the Corporation’s equity securities in bank holding companies. The impairment was recognized as a result of the length of time these securities have been at an unrealized loss position.
The Corporation has also been closely monitoring the performance of the CMO and MBS portfolios. In 2009, there were several CMOs that were downgraded in the market. Management continued to monitor items such as payment streams and underlying default rates, and did not determine a severe change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMOs with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition. Recent historical experience is the base for determining the cash flow assumptions and are adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO security. As a result of its review, the Corporation recognized a $9,000 other-than-temporary impairment as a result of incurred credit losses which has been reflected in the income statement. The security with the credit loss was the Corporation’s sole CCC rated security. The Corporation sold this security during the fourth quarter of 2010.
TABLE 5
Analysis and Maturities of Securities

	Amortized	Fair
(000s omitted)	Cost	Value	Yield (1)

AVAILABLE FOR SALE
U.S. Agencies
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	4,005	4,000	2.38%
Over ten years	0	0	0.00%

Total	4,005	4,000
Mortgage-Backed
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	0	0	0.00%
Over ten years	36,315	36,205	3.61%

Total	36,315	36,205

Equity Securities	$1,655	$1,670

HELD TO MATURITY
State and Political
One year or less	$1,146	$1,157	4.28%
Over one through five years	1,957	1,970	4.17%
Over five through ten years	879	892	4.17%
Over ten years	368	364	4.25%

Total	4,350	4,383

Total Securities	$46,325	$46,258

(1)	Tax equivalent yield
LOAN PORTFOLIO
The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston, counties. The Corporation’s commercial loan portfolio is widely diversified but includes a concentration in commercial real estate, as discussed previously and in the following paragraph. The Corporation’s loan portfolio balances are summarized in Table 6.
Total loans, of continuing operations, decreased $34,075,000 for the year ended December 31, 2010, with total loans comprising 75.1% of earning assets as compared to 81.3% of December 31, 2009 earning assets. The economic challenges experienced in the State of Michigan that began in 2007 have continued

to linger in 2010. Continued employment and economic declines, primarily in the automotive industry, contributed to steepening unemployment rates and a declining population. With these burdening challenges as well as by management strategy, the Corporation achieved a commercial loan reduction during the year. In 2010, commercial loans decreased $13,984,000 or 8.5% to $150,179,000. Real estate construction and mortgage loans also decreased by $16,942,000 or 37.2% in 2010. The decline was primarily in the real estate construction portfolio as management focused efforts on reducing the concentration. Consumer loans decreased $3,149,000 or 9.7% in 2010. In 2009, commercial loan totals decreased $11,430,000 to $164,163,000 or declined by 6.5%. In addition, real estate construction and mortgage loans decreased $23,281,000 or 33.8% to $45,585,000 at December 31, 2009. Consumer loans decreased $3,217,000 or 9.1% in 2009.
TABLE 6
Loan Portfolio

December 31,
(000s omitted)	2010	2009	2008	2007	2006

Commercial	$150,179	$164,163	$175,593	$193,647	$168,276
Real estate — construction	9,597	21,904	37,358	35,479	46,880
Real estate — residential	19,046	23,681	31,508	31,142	29,234
Consumer	29,153	32,302	35,519	37,695	40,913

Total	$207,975	$242,050	$279,978	$297,963	$285,303

The Corporation originates primarily residential and commercial real estate loans, commercial, construction, and consumer loans. The Corporation estimates that the majority of the loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the general economic conditions in the markets we serve.
TABLE 7
Maturities of the Loan Portfolio by Loan Type

	Within	One-	After
(000s omitted)	One	Five	Five
December 31, 2010	Year	Years	Years	Total
Commercial	$74,388	$67,313	$8,478	$150,179
Real estate — construction	9,079	344	174	9,597
Real estate — residential	694	3,151	15,201	19,046
Consumer	4,800	18,491	5,862	29,153

	$88,961	$89,299	$29,715	$207,975

TABLE 8
Maturities of the Loan Portfolio by Rate Categories

	Within	One-	After
(000s omitted)	One	Five	Five
December 31, 2010	Year	Years	Years	Total
Loans:
Fixed Rate	$61,868	$73,698	$19,652	$155,218
Variable Rate	27,093	15,601	10,063	52,757

	$88,961	$89,299	$29,715	$207,975

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
The Corporation closely monitors its construction and commercial mortgage loan portfolios. Construction loans at December 31, 2010, which comprised 4.6% of total loans, totaled $9,597,000 as compared to $21,904,000 at the end of 2009.
The construction and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various individual, industrial, commercial, professional and small business borrowers. The Corporation believes that the portfolio is reasonably well diversified.
NON-PERFORMING ASSETS
Non-performing assets include loans on which interest accruals have ceased, real estate acquired through foreclosure, loans past due 90 days or more and still accruing and renegotiated loans. Table 9 represents the levels of these assets at December 31, 2006 through 2010. Non-performing assets decreased $147,000 at December 31, 2010 as compared to 2009. Other Real Estate Owned decreased $1,019,000 in 2010. Other Real Estate owned totaled $2,742,000 at December 31, 2010. Other Real Estate in Redemption decreased to $828,000 at the end of 2010 from $2,733,000 at the end of 2009. The Other Real Estate Owned in Redemption balance is comprised of seven commercial and two residential properties. Non-performing loans at December 31, 2010, increased by $3,071,000 as compared to December 31, 2009. This was largely due to the increase in renegotiated loans as of December 31, 2010. Renegotiated loans are loans for which concessions have been granted to the borrower based on their individual financial situation. These concessions may include modifications to the interest rate, term of the loan or forgiveness of principal or interest. Loans past due over 90 days and still accruing interest decreased $186,000 during this period. Non-accrual loans increased $1,067,000 when comparing December 31, 2010 to December 31, 2009.
On April 28, 2010, at the Annual Shareholder Meeting, a formal announcement was made regarding the signing of a definitive agreement to sell West Michigan Community Bank. The transaction was consummated on January 31, 2011, and the Corporation received $10,500,000 from the sale of West Michigan Community Bank (a 10% premium to book). As a condition of the sale, the Corporation acquired non-performing assets of West Michigan Community Bank which totaled $10,100,000. The assets will be housed in a newly formed real estate holding company subsidiary of the Corporation. In addition, The State Bank acquired $2,900,000 of watch rated credits into its loan portfolio.
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

TABLE 9
Non-Performing Assets and Past Due Loans

	December 31,
(000s omitted)	2010	2009	2008	2007	2006

Non-Performing Loans:
Loans Past Due 90 Days or More & Still Accruing	$133	$319	$656	$54	$348
Non-Accrual Loans	12,496	11,429	20,272	9,662	1,094
Renegotiated Loans	3,654	1,464	942	431	437

Total Non-Performing Loans	16,283	13,212	21,870	10,147	1,879

Other Non-Performing Assets:
Other Real Estate	2,742	3,761	2,098	128	0
Other Real Estate Owned in Redemption	828	2,733	73	1,460	0
Other Non-Performing Assets	0	0	25	49	18

Total Other Non-Performing Assets	3,570	6,494	2,196	1,637	18

Total Non-Performing Assets	$19,853	$19,706	$24,066	$11,784	$1,897

Non-Performing Loans as a % of Total Loans	7.83%	5.46%	7.52%	3.41%	0.45%
Non-Performing Assets as a % of Total Loans and Other Real Estate	9.42%	8.02%	8.21%	3.95%	0.45%
Allowance for Loan Losses as a % of Non-Performing Loans	61.58%	65.01%	33.51%	48.11%	326.66%
Accruing Loans Past Due 90 Days or More to Total Loans	0.06%	0.13%	0.23%	0.02%	0.08%
Non-performing Assets as a % of Total Assets	4.68%	3.77%	4.16%	1.87%	0.30%
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
TABLE 10
Allocation of the Allowance for Loan Losses

December 31,	2010		2009		2008		2007		2006

(000s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %

Commercial and construction	$8,830	76.82%	$7,440	76.87%	$6,343	76.06%	$4,159	76.90%	$3,292	75.33%
Real estate mortgage	413	9.16%	521	9.78%	231	11.25%	208	10.45%	239	10.28%
Consumer	738	14.02%	622	13.35%	747	12.69%	513	12.65%	545	14.39%
Unallocated	46		5		7		1		11

Total	$10,027	100.00%	$8,588	100.00%	$7,328	100.00%	$4,881	100.00%	$4,087	100.00%

As discussed earlier under “Allowance and Provision for Loan Losses,” the Corporation has a methodology that provides for formula based allowances as well as specific allocations for impaired loans. A loan is considered impaired when management determines it is probable that the principal and interest due under the contractual terms of the loan will not be collected. In most instances, impairment is measured based on the fair value of the underlying collateral. Impairment may also be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. Interest income on impaired non-accrual loans is recognized on a cash basis. Interest income on all other impaired loans is recorded on an accrual basis.

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
Impaired loans totaled $28,439,000 at December 31, 2010 compared to $27,884,000 at December 31, 2009. Specific allowances for loan losses on impaired loans totaled $6,470,000 and $5,248,000 at December 31, 2010 and 2009, respectively. The increase from 2010 to 2009 was due an increase in non-accrual loans. Additional information on impaired loans is described in Note 4 of the financial statements.
The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter when the loan is placed on non-accrual status.
DEPOSITS
TABLE 11
Average Deposits
Years Ended December 31

	2010		2009		2008		2007		2006
	Average		Average		Average		Average		Average

(000s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Non-int. bearing demand	$55,286		$53,941		$53,043		$55,618		$55,664
Interest-bearing demand	48,988	0.19%	51,657	0.50%	51,234	1.00%	56,993	1.69%	62,060	1.78%
Savings	64,563	0.12%	66,056	0.37%	66,778	0.89%	70,093	1.35%	79,208	1.30%
Time	124,162	3.11%	157,998	3.62%	162,999	4.32%	165,495	4.73%	146,641	4.34%

Total	$292,998	1.70%	$329,652	2.26%	$334,054	2.90%	$348,199	3.33%	$343,573	2.95%

The Corporation’s average deposit balances, of continuing operations, and rates for the past five years are summarized in Table 11. Total average deposits were 11.1% lower in 2010 as compared to 2009. In 2010, non-interest bearing demand deposits increased $1.3 million, while all other categories of deposits experienced declining averages in 2010. Despite the changes, the proportion each category held of total deposits remained fairly flat from year to year. Interest-bearing demand average deposits comprised 16.7% of total average deposits, savings average deposits comprised 22.0% of total average deposits, and time average deposits comprised 42.4% of total average deposits.
Brokered deposits, included in time deposits, totaled approximately $21,995,000 and $34,398,000 at December 31, 2010 and 2009. At December 31, 2010 and 2009, brokered deposits had interest rates ranging from 4.90% to 5.30% and 4.80% to 5.30%, respectively, and maturities ranging from five months to twenty-two months. Brokered deposits mature as follows: $11,005,000 in 2011 and $10,990,000 in 2012.
The State Bank is considered adequately capitalized at December 31, 2010, and is precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature. These repayments are anticipated to be made from fed funds and the Bank’s local deposits.

As of December 31, 2010, certificates of deposit of $100,000 or more accounted for approximately 16.4% of total deposits compared to 22.9% at December 31, 2009. The maturities of these deposits are summarized in Table 12.
TABLE 12
Maturity of Time Certificates of Deposit of $100,000 or More

	December 31,
(000s omitted)	2010	2009

Three months or less	$4,638	$7,552
Over three through six months	7,612	11,396
Over six through twelve months	11,012	17,227
Over twelve months	22,034	35,244

Total	$45,296	$71,419

FEDERAL INCOME TAXES
The Corporation’s effective tax rate, of continuing operations, was .43% for 2010 and 20.0% for 2009. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investments in certain tax-exempt securities and loans as well as its valuation allowance against its tax assets.
During 2010 and 2009, the Corporation evaluated its deferred tax position. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In 2009, the Corporation’s evaluation of taxable events and the losses in recent years led management to conclude that it was more likely than not that all or part of the benefit would not be realized. As a result, during the second quarter of 2009, the Corporation recognized a valuation allowance. During the fourth quarter of 2009, new tax laws were enacted which allowed the Corporation to exercise the option to take the current year loss and carry it back over a five year taxable income period. This exercise provided the Corporation with a tax benefit of $5,046,000 during the fourth quarter of 2009. Additional information relating to federal income taxes is included in Note 10 to the Consolidated Financial Statements.
LIQUIDITY AND INTEREST RATE RISK MANAGEMENT
Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and liquidity. The ALCO, which is comprised of key members of senior management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity exposure in relation to present and prospective markets, business conditions, and product lines. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maintain earnings, liquidity, and growth rates consistent with policy and prudent business standards. Liquidity maintenance, together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. The Corporation’s deposit base plus other funding sources (federal funds purchased, other liabilities and shareholders’ equity) provided primarily all funding needs in 2010 and 2009. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic and market conditions.
A source of liquidity that is no longer available to the Bank is brokered deposits. Brokered deposits totaled approximately $21,995,000 and $34,398,000 at December 31, 2010 and 2009. As The State Bank is considered adequately capitalized at December 31, 2010, it is precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using fed funds and the Bank’s local deposits.
Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2010, the Corporation had federal funds sold of $21,900,000 as compared to $16,150,000 federal funds sold at the end of 2009. In 2010, loan balances continued to decrease substantially. These decreases were partially accompanied by decreases in the deposit portfolio. However, the remaining differential allowed for the Corporation to be positioned into fed funds sold at year end. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.
In April 2009, the Corporation announced that in order to maintain liquidity at the holding company, it provided notice to each of The Bank of New York and Wilmington Trust Company, the trustees of the Corporation’s junior subordinated debt securities due 2033 (“Fentura Trust I”), and junior subordinated debt securities due 2035 (“Fentura Trust II”), respectively, that the Corporation was exercising its right to defer interest payments for each of the interest payment dates of June 15, 2009, as to the Fentura Trust I, and May 23, 2009, as to the Fentura Trust II to June 15, 2014 and May 23, 2014, respectively, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period. The Corporation has the ability under each of the trust indentures to defer interest payments for up to twenty consecutive quarterly periods (five years), so long as the Corporation is not in default, as defined in the respective indentures. The Corporation is not in default under either of the indentures. Interest on the debt securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period. The total then-estimated annual interest that was payable on the debt securities, if not deferred, was approximately $1,027,000, based on variable rates at the time of deferral. The management of the holding company liquidity position remains stable as the operating expenses of the holding company are minimal.
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
The Corporation had cash flows from financing activities resulting primarily from the outflow of time deposits. In 2010, total deposits decreased $35,574,000. Cash provided by investing activities was $45,571,000 in 2010 compared to $65,7070,000 in 2009. The change in investing activities was due to increased calls and sales of investments, which were partially offset by purchases of investments. A continued decrease in loan volume from 2009 to 2010, which was management’s strategy, also played a key role in the investing activities. Sales of other real estate owned increased $1,940,000 when comparing 2010 to 2009.
The following table discloses information on the maturity of the Corporation’s contractual long-term obligations:

Table 13
		Less than 1			More than
(000s omitted)	Total	year	1-3 years	3-5 years	5 years

Time Deposits	$104,077	$50,519	$45,861	$7,609	$88
Short-term borrowings	879	879	0	0	0
FHLB advances	954	30	68	81	775
Subordinated debt	14,000	0	0	0	14,000
Operating leases	253	71	104	78	0

Total	$120,163	$51,499	$46,033	$7,768	$14,863

CAPITAL RESOURCES
Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2010 the subsidiary Banks maintained adequately capitalized leverage requirements as defined by federal law.
At December 31, 2010, the Corporation’s tier 1 and total risk-based capital ratios were 6.5% and 7.8%, respectively, compared with 6.5% and 7.8% in 2009. The Corporation’s tier 1 leverage ratio was 4.9% at December 31, 2010 compared with 5.0% at December 31, 2009. Although the Corporation experienced a decline in equity from year to year, the Corporation was also able to reduce the size of the balance sheet and maintain risk-based ratios at similar levels to last year.
Total shareholders’ equity declined 21.8% to $16,055,000 at December 31, 2010, compared with $20,532,000 at December 31, 2009. The Corporation’s equity to asset ratio was 3.8% at December 31, 2010, compared to 3.9% at December 31, 2009. The decrease in equity in 2010 resulted from negative earnings. The Corporation did not pay dividends in either 2009 or 2010 in order to conserve capital.
Additional information regarding the capital levels of the Corporation and the Bank is in Note 14 to the Financial Statements, for a discussion of capital requirements imposed by regulatory agreements.
REGULATORY ORDERS
In December 2009, The State Bank entered into a formal enforcement action with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, reduce nonperforming loan levels, increase capital, and require revisions to various policies.
The stipulation and consent to the issuance of a consent order (the “Stipulation and Consent”) among The State Bank, the FDIC and the Michigan Office of Financial and Insurance Regulation (“OFIR”) contains several provisions which pertain to The State Bank’s asset quality. Specifically, The State Bank is required to maintain an adequate allowance for loan losses and to adopt a plan to reduce The State Bank’s risk position in each asset in excess of $500,000 which was then classified as substandard or doubtful. In addition, while the Stipulation and Consent is in effect, The State Bank may not extend additional credit to any borrower who is already obligated on any extension of credit that has been charged-off so long as the credit remains uncollected. Likewise, The State Bank may not extend any additional credit to any borrower whose loan has been classified as substandard or doubtful and is uncollected, unless approved by The State Bank’s board of directors.
The Stipulation and Consent also requires The State Bank to implement or improve certain plans. Specifically, The State Bank must implement a plan and 2011 budget to improve The State Bank’s overall earnings. The State Bank must also adopt a written contingency funding plan identifying sources of liquid assets to meet contingency funding needs over the near term.
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
Effective November 2010, the Corporation received a notice from The Federal Reserve which defined restrictions being placed upon the Holding Company. The restrictions include the declaration or payment of any dividends, the receipt of dividends from subsidiary Banks, the repayment of any principal or interest on subordinated debentures or Trust Preferred securities, restrictions on debt, any changes in Executive or Senior Management or change in the role of Senior Management. In addition, the notice provided an indication for the corporation to “maintain sufficient capital” levels.

The Corporation and Bank has addressed substantially all of the requirements of the enforcement action with the exception of the minimum capital ratios set forth above. Refer to Note 14 to the financial statements for additional information.
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
OFF-BALANCE-SHEET ITEMS
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment. The amounts of commitments are included in Note 15 to the consolidated financial statements.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2010 the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2010 compared to 2009.
The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2010. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 14
Rate Sensitivity of Financial Instruments

								Fair
(000s omitted)	2011	2012	2013	2014	2015	Thereafter	Total	Value

Rate Sensitive Assets:
Fixed interest rate loans	$63,427	$34,089	$27,962	$6,668	$4,977	$18,801	$155,924	$144,532
Average interest rate	5.76%	6.75%	6.64%	6.82%	7.32%	6.55%	6.47%
Variable interest rate loans	$27,236	$3,767	$4,647	$4,793	$2,394	$10,063	$52,900	$51,244
Average interest rate	4.94%	4.28%	4.46%	4.78%	5.20%	5.05%	4.90%
Fixed interest rate securities	$8,669	$2,170	$2,228	$2,554	$1,690	$18,003	$35,314	$35,346
Average interest rate	2.79%	2.90%	2.91%	2.88%	2.59%	3.20%	3.00%
Variable Interest rate securities	$11,781	$230	$244	$258	$250	$8,049	$20,812	$10,912
Average interest rate	0.10%	5.50%	5.60%	5.60%	6.20%	4.58%	2.09%
FHLB Stock	$740						$740	$740
Average interest rate	5.00%						5.00%
Other interest bearing assets	$21,900						$21,900	$21,900
Average interest rate	0.10%						0.10%

Total rate sensitive assets	$133,753	$40,256	$35,081	$14,273	$9,311	$54,916	$287,590	$264,674

Rate Sensitive Liabilities:
Interest-bearing checking	$51,623						$51,623	$51,623
Average interest rate	0.17%						0.17%
Savings	$64,133						$64,133	$64,133
Average interest rate	0.10%						0.10%
Time	$50,519	$36,361	$9,500	$4,839	$2,770	$86	$104,075	$102,640
Average interest rate	2.36%	3.07%	2.93%	2.64%	2.06%	1.80%	2.76%
Short term borrowings	$879						$879	$879
Average interest rate	0.00%						0.00%
FHLB advances	$30	$33	$35	$39	$42	$775	$954	$1,369
Average interest rate	7.34%	7.34%	7.34%	7.34%	7.34%	7.34%	7.34%
Subordinated debt	$14,000						$14,000	$12,613
Average interest rate	3.09%						3.09%

Total rate sensitive liabilities	$181,184	$36,394	$9,535	$4,878	$2,812	$861	$235,664	$233,257
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
Table 15 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2010, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 15

	Gap Analysis
	December 31, 2010
	Within	Three	One to	After
	Three	Months-	Five	Five
(000s omitted)	Months	One Year	Years	Years	Total

Federal Funds sold	$21,900	$0	$0	$0	$21,900
Securities	6,132	4,417	9,622	26,054	46,225
Loans	50,048	38,914	89,299	29,714	207,975
Loans Held for Sale	850	0	0	0	850
FHLB Stock	740	0	0	0	740

Total Earning Assets	$79,670	$43,331	$98,921	$55,768	$277,690

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$52,723	$0	$0	$0	$52,723
Savings Deposits	64,133	0	0	0	64,133
Time Deposits Less than $100,000	10,576	16,681	31,435	89	58,781
Time Deposits Greater than $100,000	4,638	18,624	22,034	0	45,296
Short-term Borrowings	879	0	0	0	879
FHLB Advances	0	30	149	775	954
Subordinated Debt	14,000	0	0	0	14,000

Total Interest Bearing Liabilities	$146,949	$35,335	$53,618	$864	$236,766

Interest Rate Sensitivity GAP	($67,279)	$7,996	$45,303	$54,904	$40,924
Cumulative Interest Rate Sensitivity GAP	($67,279)	($59,283)	($13,980)	$40,924
Interest Rate Sensitivity GAP	0.54	1.23	1.84	64.55
Cumulative Interest Rate Sensitivity GAP Ratio	0.54	0.67	0.94	1.17
As indicated in Table 15, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short- term negative impact on interest margin. Conversely, if market interest rates decrease, this negative gap position could have a short-term positive impact on interest margin. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. In 2010, market driven rates, such as the Prime Rate remained steady throughout the year. This steadiness allowed management to close the gap related to interest rate sensitivity. Management was able to reduce liquid interest bearing liability rates to extremely low rates, while maintaining relatively similar volumes in 2010. The Bank was also able to re-price maturing time deposits, in a downward fashion as longer term certificates at higher rates matured during the year. On the asset side of the balance sheet rates on the investment portfolios remained relatively steady, and yields on loans increased comparing 2010 to 2009. Management worked to re-price loans favorably as they renewed and were priced accordingly for risk, however overall loan yields decreased. This was due to increases in non-performing loans. The Corporation expects to continue to make strides in managing interest rate sensitivity.

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
FENTURA FINANCIAL, INC. COMMON STOCK
The Corporation’s shares are quoted on the OTC Bulletin Board. Table 16 sets forth the high and low market information for each quarter of 2009 through 2010. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2011, there were 707 shareholders of record, not including participants in the Corporation’s employee stock option program.
TABLE 16
Common Stock Data

		Market		Dividends
		Information		Paid
Years	Quarter	High	Low	Per Share (1)

2009	First Quarter	$7.50	$2.50	$0.000
	Second Quarter	6.00	4.25	0.000
	Third Quarter	5.00	2.00	0.000
	Fourth Quarter	2.40	0.90	0.000
				$0.000

2010	First Quarter	$1.75	$1.10	$0.000
	Second Quarter	4.25	3.20	0.000
	Third Quarter	3.00	1.90	0.000
	Fourth Quarter	1.75	1.45	0.000
				$0.000

(1)	Refer to Note 1 to the Financial Statements “Dividend Restrictions” for a discussion of limitations on the Corporation’s ability to pay dividends.

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
     Cumulative total return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period. The graph assumes the investment of $100 in the Corporation’s common stock, the NASDAQ Market Index, and the Midwest Quadrant Pink Bank Index at the market close on December 31, 2005 and the reinvestment of all dividends through the period ending December 31, 2010.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG FENTURA FINANCIAL, INC., NASDAQ MARKET INDEX,
AND MIDWEST QUADRANT PINK BANK INDEX

	Period Ending
Index	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10

Fentura Financial, Inc.	100.00	112.60	78.69	24.42	4.92	6.33
NASDAQ Composite	100.00	110.39	122.15	73.32	106.57	125.91
SNL Midwest OTC-BB and Pink Banks	100.00	105.31	102.80	76.62	65.37	69.39
Fentura Financial Peer Group*	100.00	103.50	62.65	32.31	21.84	21.51
Source: SNL Financial LC, Charlottesville, VA

*	Fentura Financial Peer Group consists of Banks in Michigan (MI)

Directors and Executive Officers

William H. Dery, MD Director of the Midland Family Medicine Residency Program at Mid-Michigan Medical Center Midland, MI	Forrest A. Shook, Chairman of the Board Chairman NLB Corporation Wixom, MI

Thomas P. McKenney Owner/President and Attorney McKenney and McKenney Holly, MI	Jo Anne Shaw President The Coffee Beanery Flushing, MI

Brian P. Petty President and Owner Fenton Glass Service, Inc. Fenton, MI	Ronald K. Rybar President The Rybar Group Fenton, MI

Douglas W. Rotman Partner Ferris, Busscher and Zwiers, P.C. Holland, MI	James A. Wesseling Senior Partner and Attorney Wesseling and Brackmann, P.C. Hudsonville, MI

Donald L. Grill President and Chief Executive Officer Fentura Financial, Inc. Fenton, MI	Douglas J. Kelley Senior Vice President and Chief Financial Officer Fentura Financial, Inc. Fenton, MI

Ronald L. Justice President and Chief Operating Officer The State Bank Fenton, MI	Daniel J. Wollschlager Executive Vice President and Chief Lending Officer The State Bank Fenton, MI