Form 10-K, Exhibit 13
period 2011-12-31
FENTURA FINANCIAL INC
filed 2012-03-16
CIK 919865

Exhibit 13

Rule 14a-3 Annual Report

FENTURA FINANCIAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND REPORTS OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

December 31, 2011 and 2010

and

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FENTURA FINANCIAL, INC.

Fenton, Michigan

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

CONTENTS

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1-2

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	3

CONSOLIDATED STATEMENTS OF OPERATIONS	4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS	5

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY	6

CONSOLIDATED STATEMENTS OF CASH FLOWS	7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	8-50

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	51-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Fentura Financial, Inc.

Fenton, Michigan

We have audited the accompanying consolidated balance sheet of Fentura Financial, Inc. as of December 31, 2011, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2011 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Rehmann Robson, P.C.

Troy, Michigan

March 16, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Fentura Financial, Inc.

Fenton, Michigan

We have audited the accompanying consolidated balance sheet of Fentura Financial, Inc. as of December 31, 2010, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fentura Financial, Inc. as of December 31, 2010 and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Grand Rapids, Michigan

March 9, 2011, except for note 2 for

which the date is March 16, 2012.

FENTURA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

(000s omitted except share and per share data)

	2011	2010
ASSETS
Cash and due from banks	$18,634	$11,592
Federal funds sold	0	21,900

Total cash and cash equivalents	18,634	33,492
Securities available for sale	58,687	41,875
Securities held to maturity	2,963	4,350

Total securities	61,650	46,225
Loans held for sale	123	850
Loans:
Commercial	33,956	44,057
Commercial real estate	118,984	125,672
Residential real estate	26,829	19,249
Consumer	25,998	29,153

Total loans	205,767	218,131
Less: Allowance for loan losses	(8,164)	(11,224)

Net loans	197,603	206,907
Bank owned life insurance	5,941	5,800
Bank premises and equipment	10,202	10,335
Federal Home Loan Bank stock	661	740
Accrued interest receivable	1,039	1,050
Other real estate owned	1,949	3,407
Assets of discontinued operations	0	113,314
Other assets	1,059	2,108

Total assets	$298,861	$424,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$62,713	$55,044
Interest bearing	203,168	220,933

Total deposits	265,881	275,977
Short term borrowings	0	879
Federal Home Loan Bank advances	923	954
Subordinated debentures	14,000	14,000
Liabilities of discontinued operations	0	113,321
Accrued taxes, interest and other liabilities	3,397	3,042

Total liabilities	284,201	408,173

Stockholders’ equity
Common stock - no par value, 5,000,000 shares authorized, 2,388,225 shares issued and outstanding at December 31, 2011 (2,308,765 at December 31, 2010)	43,191	43,036
Accumulated deficit	(28,554)	(27,042)
Accumulated other comprehensive income	23	61

Total stockholders’ equity	14,660	16,055

Total liabilities and stockholders’ equity	$298,861	$424,228

See accompanying notes to the consolidated financial statements.

FENTURA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2011 and 2010

(000s omitted except share and per share data)

	2011	2010
Interest income
Loans, including fees	$11,604	$14,333
Interest and dividends on securities:
Taxable	1,354	881
Tax-exempt	150	295
Interest on federal funds sold	35	27

Total interest income	13,143	15,536
Interest expense
Deposits	2,478	4,032
Borrowings	505	520

Total interest expense	2,983	4,552

Net interest income	10,160	10,984
Provision for loan losses	3,142	8,107

Net interest income after provision for loan losses	7,018	2,877

Non-interest income
Service charges on deposit accounts	1,157	1,445
Gain on sale of mortgage loans	348	701
Trust and investment services income	960	915
Gain on sale of premises and equipment	350	0
Gain on sale of securities	5	51
Other than temporary loss
Total impairment	0	(359)
Loss recognized in other comprehensive income	0	52

Net impairment loss recognized in earnings	0	(307)
Other income and fees	2,038	1,968

Total non-interest income	4,858	4,773
Non-interest expense
Salaries and employee benefits	6,763	6,387
Occupancy	1,117	1,225
Furniture and equipment	1,042	1,265
Loan and collection	1,217	1,357
Advertising and promotional	129	101
Telephone and communication services	237	247
Other professional services	1,165	338
Other general and administrative	2,157	2,289

Total non-interest expense	13,827	13,209

Loss from continuing operations before income tax	(1,951)	(5,559)
Federal income tax expense (benefit)	52	(207)

Loss from continuing operations	(2,003)	(5,352)
Discontinued operations, net of tax
Income (loss) from discontinued operations	22	(33)
Gain from sale of discontinued operations	469	0

Net income (loss) from discontinued operations, net of tax	491	(33)

Net loss	$(1,512)	$(5,385)

Net loss per share from continuing operations:
Basic and diluted	$(0.86)	$(2.36)

Net income (loss) per share from discontinued operations:
Basic and diluted	$0.21	$(0.01)

Net loss per share
Basic and diluted	$(0.65)	$(2.37)

See accompanying notes to the consolidated financial statements.

FENTURA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Years ended December 31, 2011 and 2010

(000s omitted except share and per share data)

	2011	2010
Net loss	$(1,512)	$(5,385)
Other comprehensive (loss) income, net of tax:
Unrealized holding (losses) gains arising during the year	(53)	731
Impairment loss recognized in income	0	307
Reclassification adjustments from losses realized in net loss from discontinued operations	0	202
Reclassification adjustment for gains realized in income	(5)	(51)
Tax effect	20	(404)

Other comprehensive (loss) income	(38)	785

Comprehensive loss	$(1,550)	$(4,600)

See accompanying notes to the consolidated financial statements.

FENTURA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2011 and 2010

(000s omitted except share and per share data)

	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance, January 1, 2010	$42,913	$(21,657)	$(724)	$20,532

Issuance of shares under stock purchase and dividend reinvestment plans (60,212 shares)	123	0	0	123

Net loss	0	(5,385)	0	(5,385)

Other comprehensive income (net of tax)	0	0	785	785

Balance, December 31, 2010	$43,036	$(27,042)	$61	$16,055

Issuance of shares under stock purchase and dividend reinvestment plans (79,460 shares)	155	0	0	155

Net loss		(1,512)		(1,512)

Other comprehensive loss (net of tax)	0	0	(38)	(38)

Balance, December 31, 2011	$43,191	$(28,554)	$23	$14,660

See accompanying notes to the consolidated financial statements.

FENTURA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2011 and 2010

(000s omitted except share and per share data)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,512)	$(5,385)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation	679	785
Amortization and accretion	(385)	(172)
Provision for loan losses	3,142	8,107
Loans originated for sale	(22,124)	(44,315)
Proceeds from sale of loans	23,199	44,395
Gain on sales of loans	(348)	(701)
Gain on sale of securities	(5)	(51)
(Gain) loss on sale of other real estate owned	(10)	(363)
Write downs on other real estate owned	480	651
Gain on sale of premises and equipment	(350)	0
Loss on security impairment	0	307
Net earnings from bank owned life insurance	(141)	(150)
Net decrease in interest receivable & other assets	1,080	5,544
Net increase in interest payable & other liabilities	355	268
Net change in discontinued operations operating activities	11,025	2,217

Total adjustments	16,597	16,522

Net cash provided by operating activities	15,085	11,137
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of securities - HTM	1,385	725
Proceeds from maturities of securities - AFS	7,878	10,301
Proceeds from calls of securities - HTM	0	380
Proceeds from calls of securities - AFS	6,000	4,700
Proceeds from sales of securities - AFS	2,024	8,677
Purchases of securities - AFS	(32,380)	(30,515)
Proceeds from sales of equity securities	0	6
Origination of loans, net of principal repayments	4,464	26,028
Repurchase of FHLB Stock	79	66
Proceeds from bank owned life insurance	0	297
Sales of other real estate owned	2,686	3,940
Acquisition of premises and equipment, net	(196)	(126)
Net change in discontinued operations investing activities	92,910	21,092

Net cash provided by investing activities	84,850	45,571
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in deposits	(10,096)	(35,574)
Net increase (decrease) in short-term borrowings	(879)	715
Repayments of advances from FHLB	(31)	(27)
Net proceeds from stock issuance	155	123
Net change in discontinued operations financing activities	(103,942)	(24,790)

Net cash used in financing activities	(114,793)	(59,553)

Net change in cash and cash equivalents	(14,858)	(2,845)
Cash and cash equivalents-beginning of year	$33,492	$44,646

Cash and cash equivalents-end of year	18,634	41,801
Less cash and cash equivalents of discontinued operations	0	(8,309)

Cash and cash equivalents of continuing operations	$18,634	$33,492

Cash paid for (received from):
Interest	$2,575	$4,147
Income taxes (refund)	$1,028	$(361)
Non-cash disclosures:
Transfers from loans to other real estate	$1,698	$2,459
Loans provided for sales of other real estate owned	$0	$179

See accompanying notes to the consolidated financial statements.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Fentura Financial, Inc. (the Corporation) and its wholly owned subsidiaries Fentura Holdings LLC (“FHLLC”) and The State Bank (“the Bank”) in Fenton, Michigan; and reported as discontinued operations, Davison State Bank in Davison, Michigan (sold in April 2010) and West Michigan Community Bank in Hudsonville, Michigan (sold in January 2011) and the other subsidiaries of the Banks. Intercompany transactions and balances are eliminated in consolidation.

In 2009, the Corporation entered into an agreement to sell one of its bank subsidiaries, Davison State Bank, to a private, nonaffiliated investor group. This sale closed on April 30, 2010. Additionally, the Corporation entered into an agreement to sell West Michigan Community Bank to a third-party investor group. This sale closed on January 31, 2011. Both subsidiaries are reported as discontinued operations. See Notes 2 and 14 for further discussion.

Financial statements are presented with discontinued operations sequestered on the consolidated balance sheets, statements of operations, and statements of cash flows. The presentations for 2011 and 2010 reflect the discontinued operations results to the extent applicable (see Note 2).

The Corporation provides banking and trust services principally to individuals, small businesses and governmental entities through its eight community banking offices in Genesee, Livingston, and Oakland Counties in southeastern Michigan. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Commercial real estate loans are 57.8% of total loans and other commercial loans are 16.5% of total loans at December 31, 2011. As of December 31, 2010, the loan portfolio was composed as follows: commercial real estate 57.6%, of total loans and commercial loans were 20.2% of total loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation’s exposure to credit risk is substantially affected by the economy in the Corporation’s market area and by changes in commercial real estate values. While the loan portfolio is substantially commercial based, the Corporation is not dependent on any single borrower. Other financial instruments which potentially represent concentrations of credit risk in the normal course of business include deposit accounts in other financial institutions and federal funds sold.

The principal source of liquidity of the Corporation is dividends from its bank subsidiary and deposits in the subsidiary bank. The Corporation’s access to liquidity from its banking subsidiary is subject to regulatory restrictions, as a result of the Consent Order entered into with various banking regulators further described in Note 15. The Bank is currently subject to restrictions on its ability to make dividend payments without prior regulatory approval. The Corporation currently believes that it has cash on hand to cover its financial obligations and expenses for the foreseeable future and is not reliant on new capital funding to meet such obligations. The Bank’s primary sources of liquidity are deposits that consist of non-maturing and maturing time deposits. At December 31, 2011 maturing time deposits consist of brokered deposits equaling 4.1% of total deposits and other time deposits equaling 28.1% of total deposits. This is compared to December 31, 2010 when maturing time deposits consisted of brokered deposits equaling 8.0% of total deposits and other time deposits equaling 29.7% of total deposits. Details regarding deposits are further described in Note 8 of the consolidated financial statements.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive loss, net of tax.

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

When OTTI occurs, the amount of the OTTI recognized in earnings depends on whether an entity intends to sell the security or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If an entity intends to sell or it is more likely than not it will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the OTTI shall be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If an entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the OTTI shall be separated into

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.

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

All interest accrued in the current year but not received for loans placed on non-accrual are reversed against current interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segments and is based on the actual loss history experienced by the Corporation over the most recent two years. During the fourth quarter of 2011, with guidance from regulators, management refined the methodology for calculating the allowance for loan losses. The refinement in methodology was from a rolling twelve quarter evaluation of losses to an eight quarter evaluation. The impact of this refinement in methodology resulted in a reduction in the required allowance for loan losses by approximately $350,000. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments have been identified: commercial, commercial real estate, residential mortgage, installment loans and home equity loans.

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

Troubled debt restructurings: Under certain circumstances, the Corporation will provide borrowers relief through loan restructurings and modifications. A loan restructuring constitutes a troubled debt restructuring (“TDR”) if for economic or legal reasons related to the borrower’s financial difficulties the Corporation grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and are measured for impairment as described above.

Other Real Estate Owned and Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Bank Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Asset impairment: Premises and equipment and other assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value, if lower than carrying amount.

Bank Owned Life Insurance: The Bank has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Based Compensation: Compensation cost is recognized for stock options, restricted stock awards issued to employees, and stock appreciation rights based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options and stock appreciation rights, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

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

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination including the appeals process. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense. There was no such interest or penalties recorded in 2011 or 2010.

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

Comprehensive Loss: Comprehensive loss consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $25,000 was required to meet regulatory reserve and clearing requirements at year-end 2011 and 2010.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Dividend Restrictions: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to shareholders. The State Bank has been restricted from dividend payments due to the signing of Consent Order with the Federal Deposit Insurance Corporation (FDIC). The Holding Company has been placed under restrictions by the Federal Reserve regarding the declaration or payment of any dividends and the receipt of dividends from the subsidiary Bank (see Note 15).

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

Accounting Standards Updates

ASU No. 2010-20, “Receivables (Topic 310) - Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is generally a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 became effective for the Corporation’s consolidated financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period became effective for the Corporation’s consolidated financial statements beginning on January 1, 2011. ASU 2011-01, “Receivables (Topic 310) - Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” temporarily deferred the effective date for disclosures related to troubled debt restructurings to coincide with the effective date of the then proposed ASU 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring,” which is further discussed below.

ASU No. 2011-02, “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” ASU 2011-02 clarifies which loan modifications constitute troubled debt restructurings and is intended to assist creditors in determining whether a modification of the terms of a receivable meets the criteria to be considered a troubled debt restructuring, both for purposes of

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

recording an impairment loss and for disclosure of troubled debt restructurings. In evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude, under the guidance clarified by ASU 2011-02, that both of the following exist: (a) the restructuring constitutes a concession; and (b) the debtor is experiencing financial difficulties. ASU 2011-02 became effective for the Corporation on July 1, 2011, and applies retrospectively to restructurings occurring on or after January 1, 2011. This accounting change increased the volume of loans that the Corporation classified as troubled debt restructurings during the year ended December 31, 2011 and required additional disclosures (See Note 5 - Loans and Allowance for Loan Losses).

ASU 2011-04, “Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs.” ASU 2011-04 amends Topic 820, “Fair Value Measurements and Disclosures,” to converge the fair value measurement guidance in U.S. generally accepted accounting principals and International Financial Reporting Standards. ASU 2011-04 clarifies the application of existing fair value measurement requirements, changes certain principals in Topic 820 and requires additional fair value disclosures. ASU 2011-04 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s consolidated financial statements.

ASU 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.” ASU 2011-05 amends Topic 220, “Comprehensive Income,” to require that all nonowner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate by consecutive statements. Additionally, ASU 2011-05 requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. ASU 2011-05 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s consolidated financial statements.

ASU 2011-11, “Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 requires that an entity disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The differences in the offsetting requirements in U.S. generally accepted accounting principles (U.S. GAAP) and International Financial Reporting Standards (IFRS) account for a significant difference in the amounts presented in statements of financial position prepared in accordance with U.S. GAAP and in the amounts presented in those statements prepared in accordance with IFRS for certain institutions. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. This scope would include derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and securities lending arrangements. The effective date for ASU 2011-11 is January 1, 2013, though the Corporation currently does not hold instruments of this type and does not anticipate any impact to the presentation of its consolidated financial statements.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 2 - CHANGE IN INTENT RELATED TO ASSETS PREVIOUSLY PRESENTED AS DISCONTINUED OPERATIONS

During the third quarter of 2011 management decided the Corporation no longer intended to dispose of the residual assets remaining from the sale of West Michigan Community Bank. As a result of the change in intent, amounts and results of operations for the periods ended December 31, 2011 and 2010, as well as balance sheet data as of December 31, 2010 have been reclassified to reflect this change in intent. Assets reported as discontinued operations as of December 31, 2010 was reduced by $9,654,000. Commercial loans totaling $664,000, commercial real estate loans of $9,360,000 and residential real estate loans totaling $132,000 were reclassified to continuing operations. Allowance for loan losses, related to these loans, totaling $1,197,000 was also reclassified to continuing operations. Other real estate owned of $665,000 and other assets of $30,000 were also reclassified into continuing operations. Results of operations of discontinued operations for the twelve month periods ended December 30, 2010 was increased by $831,000. This was the result of $459,000 of interest income being reclassified to continuing operations. Continuing operations was also charged $1,173,000 of provision for loan losses as a result of the reclassification. Non interest expense of $78,000 of loan and collection expenses and $44,000 of other expenses were also reclassified into continuing operations. Additionally, $5,000 of tax benefit was moved to continuing operations. The following footnotes to the consolidated financial statements were updated upon the retroactive reclassification of assets held for sale to held for investment as of December 31, 2010: Note 3 - Earnings Per Share; Note 5 - Loans and Allowance for Loan Losses; Note 6 - Other Real Estate Owned; Note 10 - Income Taxes; Note 13 - Fair Value; and Note 14 - Discontinued Operations.

NOTE 3 - EARNINGS PER SHARE

The factors in the earnings per share computation follow.

(000s omitted except share and per share data)	2011	2010
Basic
Net loss	$(1,512)	$(5,385)

Weighted average common shares outstanding	2,337,140	2,272,065

Basic loss per common share	$(0.65)	$(2.37)

Diluted
Net loss	$(1,512)	$(5,385)
Weighted average common shares outstanding for basic earnings per common share	2,337,140	2,272,065
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential	2,337,140	2,272,065

common shares
Diluted loss per common share	$(0.65)	$(2.37)

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 3 - EARNINGS PER SHARE (continued)

The factors in the earnings per share of continuing operations follow:

(000s omitted except share and per share data)	2011	2010
Basic
Net loss of continuing operations	$(2,003)	$(5,352)

Weighted average common shares outstanding	2,337,140	2,272,065

Basic loss per common share from continuing operations	$(0.86)	$(2.36)

Diluted
Net loss of continuing operations	$(2,003)	$(5,352)
Weighted average common shares outstanding for basic earnings per common share	2,337,140	2,272,065
Add: Dilutive effects of assumed exercises of stock options	0	0

Average shares and dilutive potential	2,337,140	2,272,065

common shares
Diluted loss per common share from continuing operations	$(0.86)	$(2.36)

Stock options for 13,786, and 18,872 shares of common stock were not considered in computing diluted earnings per common share for 2011 and 2010 respectively, because they were antidilutive.

NOTE 4 - SECURITIES

Year-end securities were as follows:

Available for Sale	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(000s omitted)
2011
U.S. government & federal agency	$6,144	$23	$(2)	$6,165
Mortgage-backed residential	15,625	312	(15)	15,922
Collateralized mortgage obligations-agencies	31,002	457	(5)	31,454
Collateralized mortgage obligations-private label	3,725	0	(702)	3,023
Equity securities	2,155	100	(132)	2,123

	$58,651	$892	$(856)	$58,687

2010
U.S. government & federal agency	$4,005	$6	$(11)	$4,000
Mortgage-backed residential	7,342	126	(36)	7,432
Collateralized mortgage obligations-agencies	24,758	258	(114)	24,902
Collateralized mortgage obligations-private label	4,215	0	(344)	3,871
Equity securities	1,655	49	(34)	1,670

	$41,975	$439	$(539)	$41,875

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4 - SECURITIES (continued)

Held to Maturity	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(000s omitted)
2011
State and municipal	$2,963	$90	$0	$3,053

	$2,963	$90	$0	$3,053

2010
State and municipal	$4,350	$41	$(8)	$4,383

	$4,350	$41	$(8)	$4,383

Sales of available for sale securities were as follows:

(000s omitted)	2011	2010
Proceeds	$2,024	$8,677
Gross gains	5	215
Gross losses	0	(164)

Contractual maturities of securities at December 31, 2011 were as follows. Securities not due at a single maturity date, consisting of mortgage-backed, collateralized mortgage obligations and equity securities are shown separately.

	Available for Sale		Held to Maturity
(000s omitted)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. government & federal agency
Due in one year or less	$0	$0	$395	$398
Due from one to five years	0	0	1,321	1,350
Due from five to ten years	4,494	4,513	1,247	1,305
Due after ten years	1,650	1,652	0	0
Mortgage backed residential	15,625	15,922	0	0
Collateralized mortgage obligations-agencies	31,002	31,454	0	0
Collateralized mortgage obligations-private label	3,725	3,023	0	0
Equity securities	2,155	2,123	0	0

	$58,651	$58,687	$2,963	$3,053

Securities pledged at December 31, 2011 and 2010 had a carrying amount of $10,764,000 and $8,707,000 and were pledged to secure public deposits and borrowings.

At December 31, 2011 two holdings totaling $3,023,000 in securities issued by Wells Fargo and Bear Stearns exceeded 10% of stockholders’ equity. At December 31, 2010 two holdings totaling $3,871,000 in securities issued by Wells Fargo and Bear Stearns exceeded 10% of stockholders’ equity.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4 - SECURITIES (continued)

Securities with unrealized losses at December 31, 2011 and 2010, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

2011	Less than 12 months		12 months or more		Total
(000s omitted)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

US government & federal agencies	$0	$0	$1,498	$(2)	$1,498	$(2)
Mortgage backed residential	6,766	(15)	0	0	6,766	(15)
Collateralized mortgage obligations-agencies	0	0	4,985	(5)	4,985	(5)
Collateralized mortgage obligations-private label	0	0	3,023	(702)	3,023	(702)

Equity securities	0	0	772	(132)	772	(132)

Total temporarily impaired	$6,766	$(15)	$10,278	$(841)	$17,044	$(856)

2010	Less than 12 months		12 months or more		Total
(000s omitted)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

US government & federal agencies	$1,989	$(11)	$0	$0	$1,989	$(11)
State & municipal	365	(3)	245	(5)	610	(8)
Mortgage backed residential	2,062	(36)	0	0	2,062	(36)
Collateralized mortgage obligations-agencies	6,085	(114)	0	0	6,085	(114)
Collateralized mortgage obligations-private label	0	0	3,871	(344)	3,871	(344)
Equity securities	186	(14)	439	(20)	625	(34)

Total temporarily impaired	$10,687	$(178)	$4,555	$(369)	$15,242	$(547)

As of December 31, 2011, the Corporation’s security portfolio consisted of 83 securities, 15 of which were in an unrealized loss position. The majority of unrealized losses are related to the Corporation’s collateralized mortgage obligations - private label as discussed below.

In 2011, the Corporation did not recognize other-than-temporary impairment on the investment portfolio. In 2010, the Corporation recognized other-than-temporary impairments totaling $307,000 on four individual investments. Three of the impairments, totaling $298,000 were recognized on equity securities as a result of analysis of the declining performance of the individual institutions. The fourth totaling $9,000 was on a single collateralized mortgage obligation instrument and was recognized due to the deterioration of the underlying loans.

Collateralized Mortgage Obligations

The decline in fair value of the Corporation’s private label collateralized mortgage obligations (“CMO”s) is primarily attributable to the lack of liquidity and the financial crisis affecting these markets and not necessarily the expected cash flows of the individual securities. The Standard and Poor’s ratings held on the private label securities are AA and A-. The underlying collateral of these CMOs is comprised largely

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4 - SECURITIES (continued)

of 1-4 family residences. In each of these securities, the Corporation holds the senior tranche and receives payments before other tranches. For private label securities, management completes an analysis to review the recent performance of the mortgage pools underlying the instruments. At December 31, 2011, the private label securities have an amortized cost of $3,725,000 with an unrealized loss of $702,000.

The Corporation has also been closely monitoring the performance of the CMO and mortgage backed securities (“MBS”) portfolios. Management continues to monitor items such as payment streams and underlying default rates, and did not determine a significant change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMO’s with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition. Recent historical experience is the base for determining the cash flow assumptions and is adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO securities. As a result of its review in 2010, the Corporation recognized a $9,000 other-than-temporary impairment as a result of incurred credit losses which has been reflected in the income statement. The security with the credit loss was the Corporation’s sole CCC rated security. The Corporation sold this security during the fourth quarter of 2010 and recognized an additional loss of $136,000. In 2011, there was no other-than-temporary impairment recorded.

The Corporation has three agency collateralized mortgage obligations at December 31, 2011 with an unrealized loss of $5,000. The decline in value is primarily due to changes in interest rates and other market conditions.

Equity Securities

The Corporation’s equity investments with unrealized losses are investments in non-public bank holding companies within Michigan. These securities receive a multi-faceted review utilizing call reports and other data. Management reviews such performance indicators as earnings, ROE, ROA, non-performing assets, brokered deposits and capital ratios. Management draws conclusions from this information, as well as any published information or trading activity received from the individual institutions, to assist in determining if any unrealized loss is other than temporary Additionally management considers the length of time the investments have been in an unrealized loss position.

In 2011, no OTTI was indicated following analysis. In 2010 OTTI totaling $298,000 was recognized on the Corporation’s equity securities in bank holding companies. The impairment was recognized as a result of the length of time these securities have been at an unrealized loss position.

Other-Than-Temporary-Impairment

Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. In evaluating OTTI, management additionally considers the factors presented in Note 1.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4 - SECURITIES (continued)

The table below presents a roll forward of the credit losses recognized in earnings on debt securities for which a portion of OTTI was recognized in other comprehensive income for the periods ended December 31:

(000s omitted)	2011	2010
Beginning balance, January 1,	$507	$288
Additions for credit losses on securities for which no previous other-than-temporary impairment was recognized	0	298
Increases to credit losses on securities for which other-than-temporary impairment was previously recognized	0	9
Reduction for previous credit losses realized on securities sold during the period	0	(88)

Ending balance, December 31,	$507	$507

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES

The Corporation originates primarily residential and commercial real estate loans, commercial, and installment loans. The Corporation estimates that the majority of their loan portfolio is based in Genesee, Oakland and Livingston counties within southeast Michigan. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Activity in the allowance for loan losses, by loan portfolio segment, for the year ended December 31, 2011 is as follows:

(000s omitted)	Commercial	Commercial Real Estate	Residential Real Estate	Installment Loans	Home Equity	Unallocated	Total
Balance January 1, 2011
Allowance for loan losses	$871	$9,155	$411	$233	$508	$46	$11,224
Provision for loan losses	152	2,379	81	169	66	295	3,142
Loans charged off	(212)	(6,044)	(19)	(220)	(118)	0	(6,613)
Loan recoveries	80	269	3	33	26	0	411

Balance December 31, 2011	$891	$5,759	$476	$215	$482	$341	$8,164

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Activity in the allowance for loan losses, for the year ended December 31, 2010 is as follows:

(000s omitted)	2010
Balance, beginning of year,	$8,786
Provision for loan losses	8,107
Loans charged off:
Commercial	(438)
Commercial real estate	(5,276)
Installment	(212)
Home equity	(331)
Residential real estate	(333)

Total loans charged off	(6,590)

Loan recoveries:
Commercial	180
Commercial real estate	633
Installment	59
Home equity	8
Residential real estate	41

Total loan recoveries	921

Balance, end of year	$11,224

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by loan portfolio segment and based on impairment method at:

(000s omitted) December 31, 2011	Commercial	Commercial Real Estate	Residential Real Estate	Installment Loans	Home Equity	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$714	$2,907	$201	$60	$275	$0	$4,157
Collectively evaluated for impairment	177	2,852	275	155	207	341	4,007

Total ending allowance balance	$891	$5,759	$476	$215	$482	$341	$8,164

Loans:
Loans individually evaluated for impairment	$3,823	$24,797	$844	$133	$494	$0	$30,091
Loans collectively evaluated for impairment	30,133	94,187	25,985	6,270	19,101	0	175,676

Total ending loans balance	$33,956	$118,984	$26,829	$6,403	$19,595	$0	$205,767
Accrued interest receivable	143	341	75	47	61	0	667

Total recorded investment in loans	$34,099	$119,325	$26,904	$6,450	$19,656	$0	$206,434

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

(000s omitted) December 31, 2010	Commercial	Commercial Real Estate	Residential Real Estate	Installment Loans	Home Equity	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$184	$6,939	$95	$69	$160	$0	$7,447
Collectively evaluated for impairment	687	2,216	316	164	348	46	3,777

Total ending allowance balance	$871	$9,155	$411	$233	$508	$46	$11,224

Loans:
Loans individually evaluated for impairment	$1,790	$31,766	$1,272	$228	$357	$0	$35,413
Loans collectively evaluated for impairment	42,267	93,906	17,977	7,798	20,770	0	182,718

Total ending loans balance	$44,057	$125,672	$19,249	$8,026	$21,127	$0	$218,131
Accrued interest receivable	358	429	76	55	58	0	976

Total recorded investment in loans	$44,415	$126,101	$19,325	$8,081	$21,185	$0	$219,107

The following table presents loans individually evaluated for impairment by portfolio class of loans as of:

(000s omitted) December 31, 2011	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized
With no related allowances recorded:
Commercial	$2,280	$2,116	$0	$2,407	$59
Commercial real estate	16,275	11,302	0	11,785	250
Residential real estate	279	168	0	170	7
Consumer
Installment Loans	13	13	0	0	0
Home Equity	119	119	0	0	0
With an allowance recorded:
Commercial	1,903	1,715	714	1,874	120
Commercial real estate	15,814	13,532	2,907	13,733	788
Residential real estate	894	675	201	710	38
Consumer
Installment loans	121	121	60	71	5
Home equity	377	379	275	444	22

Total	$38,705	$30,140	$4,157	$31,194	$1,289

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table presents loans individually evaluated for impairment by portfolio class of loans as of:

(000s omitted) December 31, 2010	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowances recorded:
Commercial	$1,112	$1,098	$0
Commercial real estate	13,520	10,318	0
Residential real estate	835	786	0
Consumer
Installment Loans	206	116	0
Home Equity	74	75	0
With an allowance recorded:
Commercial	898	695	184
Commercial real estate	25,192	21,588	6,939
Residential real estate	733	529	95
Consumer
Installment loans	114	112	69
Home equity	283	284	160

Total	$42,967	$35,601	$7,447

(000s omitted)	2010

Average of individually impaired loans during the year	$27,612

Cash basis interest income recognized during the year	1,262

Non-accrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans at:

(000s omitted) December 31, 2011	Nonaccrual	Loans Past Due Over 90 Days Still Accruing (1)
Commercial	$2,298	$449
Commercial real estate	13,918	0
Home equity	88	39
Installment loans	13	0
Residential real estate	241	0

Total	$17,097	$488

(1)-Includes accrued interest receivable of $6

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

(000s omitted) December 31, 2010	Nonaccrual	Loans Past Due Over 90 Days Still Accruing (1)
Commercial	$2,448	$0
Commercial real estate	16,936	0
Installment loans	121	0
Residential real estate	627	135

Total	$20,132	$135

(1)-Includes accrued interest receivable of $2

The following table presents the aging of the recorded investment in past due loans by class of loans at:

(000s omitted) December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due (1)	Total Past Due
Commercial	$431	$14	$2,741	$3,186
Commercial real estate:	2,796	0	10,750	13,546
Installment loans	3	1	51	55
Home equity	73	0	85	158
Residential real estate	0	0	198	198

Total	$3,303	$15	$13,825	$17,143

(1)-Includes accrued interest receivable of $15

(000s omitted) December 31, 2010	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days Past Due (1)	Total Past Due
Commercial	$26	$235	$1,209	$1,470
Commercial real estate:	1,740	310	10,013	12,063
Installment loans	46	4	96	146
Home equity	118	5	0	123
Residential real estate	156	0	630	786

Total	$2,086	$554	$11,948	$14,588

(1)-Includes accrued interest receivable of $2

Modifications:

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession. The Corporation offers various types of concessions when modifying a loan or lease, however, forgiveness of principal is rarely granted. Commercial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested. Commercial real estate loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Residential real estate loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs through a reduction of interest rate and/or extension of the maturity date. Installment loans modified in a TDR are primarily comprised of loans where the Corporation has lowered monthly payments by extending the term.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases been taken against the outstanding loan balance. As a result, loans modified in a TDR for the Corporation may have the financial effect of increasing the specific allowance associated with the loan.

As a result of adopting the amendments in ASU No. 2011-02, the Corporation reassessed all loan restructurings that occurred on or after January 1, 2011 for identification as troubled debt restructurings (“TDRs”). The Corporation identified as TDRs certain loans for which the allowance for loan losses had previously been measured under a general allowance for loan losses methodology. Upon identifying these loans as TDRs, the Corporation classified them as impaired. The amendments in ASU No. 2011-02 require retrospective application of the impairment measurement guidance for those loans newly identified as impaired during the period. The Corporation’s recorded investment in TDRs as a result of the guidance set forth in ASU No. 2011-02 is $6,448,000, with a specific valuation allowance of $1,357,000, as of December 31, 2011. This specific valuation is an allocated portion of the total allowance for loan losses.

Modified loans totaled $15,005,000 at December 31, 2011 compared to $6,246,000 at December 31, 2010. The sizeable increase was partially the result of reclassification of loans modified that were not previously reported as modified.

The Corporation allocated $2,289,000 and $1,413,000 of specific reserves to customers whose loan terms have been modified in TDRs as of December 31, 2011 and December 31, 2010. Modified loans are also included with impaired loans. The Corporation has no additional amounts committed to these customers.

The following presents by class, information related to loans modified in a TDR during the year ended December 31, 2011.

	Loans Modified as TDR for the Year Ended December 31, 2011
(000s omitted)	Number of Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Commercial	12	$3,220	$3,220
Commercial real estate	9	2,987	2,987
Residential real estate	1	201	201
Installment loans	1	6	6
Home equity	1	34	34

Total	24	$6,448	$6,448

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

The following presents information on TDRs for which there was a payment default, (i.e. 30 days or more past due following a modification) during 2011 that had been modified during the 12-month period prior to the default.

(000s omitted)	Loans with payment defaults during 2011:
	Number of Contracts	Recorded Investment (as of period end) (1)
Commercial	3	$789
Commercial real estate	2	1,113
Installment loans	1	6

Total	6	$1,908

(1)	The period end balances are inclusive of all partial paydowns and charge-offs since the modification date, if any. Loans modified in a TDR that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

Based on the Corporation’s historical loss experience, losses associated with TDRs are not significantly different than other impaired loans within the same loan segment. As such, TDRs are analyzed in the same manner as other impaired loans within their respective loan segment.

The following presents by portfolio loan class, the type of modification made in a TDR from January 1, 2011 through December 31, 2011:

	Loans modified through reduction of interest rate
(000s omitted)	Number of Loans	Recorded Investment (as of period end) (1)
Commercial	1	$545
Commercial real estate	1	174
Residential real estate	1	201
Installment loans	1	6
Home equity	1	34

Total	5	$960

(1)	The period end balances are inclusive of all partial paydowns and charge-offs since the modification date, if any. Loans modified in a TDR that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

	Loans modified through extension of term
(000s omitted)	Number of Loans	Recorded Investment (as of period end) (1)
Commercial	11	$2,675
Commercial real estate	8	2,813

Total	19	$5,488

(1)	The period end balances are inclusive of all partial paydowns and charge-offs since the modification date, if any. Loans modified in a TDR that were fully paid down, charged-off, or foreclosed upon by period end are not reported.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

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

Prime. Loans classified as prime are well seasoned borrowers displaying strong financial condition, consistently superior earning performance, and access to a range of financing alternatives. The borrower’s trends and outlook, as well as those of its industry are positive.

Pass. Loans classified as pass have a moderate to average risk to established borrowers that display sound financial condition and operating results. The capacity to service debt is stable and demonstrated at a level consistent with or above the industry norms. Borrower and industry trends and outlook are considered good.

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

Based on the most recent analysis performed, the recorded investment by risk category of loans by portfolio class of loans is as follows:

(000s omitted) December 31, 2011	Prime	Pass	Watch	Substandard	Total
Commercial	$3,411	$25,006	$1,850	$3,832	$34,099
Commercial real estate	0	79,909	14,583	24,833	119,325

Total	$3,411	$104,915	$16,433	$28,665	$153,424

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES (continued)

(000s omitted) December 31, 2010	Prime	Pass	Watch	Substandard	Total
Commercial	$3,174	$33,871	$3,585	$3,785	$44,415
Commercial real estate	0	82,266	14,404	29,431	126,101

Total	$3,174	$116,137	$17,989	$33,216	$170,516

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential and consumer loan classes, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the recorded investment in residential and consumer loans based on payment activity as of:

(000s omitted) December 31, 2011			Residential
	Home Equity	Installment	Real estate	Total
Performing	$19,162	$6,317	$26,060	$51,539
Non-performing	494	133	844	1,471

Total	$19,656	$6,450	$26,904	$53,010

(000s omitted) December 31, 2010			Residential
	Home Equity	Installment	Real estate	Total
Performing	$21,128	$7,553	$18,014	$46,695
Non-performing	57	528	1,311	1,896

Total	$21,185	$8,081	$19,325	$48,591

Related party transactions:

Certain directors and executive officers of the Corporation, including their affiliates are loan customers of the Bank. These amounts are reflective of directors and executive officers of continuing operations only.

(000s omitted)	2011	2010
Beginning balance, January 1,	$3,098	$4,223
New loans	1,134	247
Repayments	(1,150)	(339)
Change in related parties	(42)	(1,033)

Ending balance, December 31,	$3,040	$3,098

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 6 - OTHER REAL ESTATE OWNED

Other real estate owned at December 31, included in continuing operations, was:

(000s omitted)	2011	2010
Beginning balance	$3,407	$5,176
Transfers into other real estate	1,698	2,459
Sales of other real estate owned	(2,676)	(3,577)
Write downs of other real estate owned	(480)	(651)

Ending balance	$1,949	$3,407

Net gains on sales of other real estate were $10,000 in 2011 and $363,000 in 2010. Due to declining real estate values, the Corporation experienced write-downs of other real estate owned of $480,000 in 2011 and $651,000 in 2010. Carrying costs associated with other real estate owned totaled $514,000 in 2011 and $546,000 in 2010.

NOTE 7 - PREMISES AND EQUIPMENT, NET

Bank premises and equipment is comprised of the following at December 31:

(000s omitted)	2011	2010
Land and land improvements	$2,455	$2,305
Building and building improvements	11,194	11,421
Furniture and equipment	5,889	5,802
Construction in progress	115	0

	19,653	19,528
Less accumulated depreciation	(9,451)	(9,193)

	$10,202	$10,335

Depreciation expense of continuing operations was $679,000 and $785,000 for 2011 and 2010.

The Corporation leases property for certain branches and ATM locations. Rent expense of continuing operations were $81,000 for 2011 and $96,000 for 2010. Rent commitments under non-cancelable operating leases were as follows, before considering renewal options that generally are present (000s omitted) at December 31, 2011:

2012	$52
2013	46
2014	46
2015	46
2016	49

$239

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 8 - DEPOSITS

The following is a summary of deposits of at December 31:

(000s omitted)	2011	2010
Noninterest-bearing:
Demand	$62,713	$55,044
Interest-bearing:
Savings	64,365	64,133
Money market demand	52,973	52,723
Time, $100,000 and over	34,698	45,296
Time, $100,000 and under	51,132	58,781

	$265,881	$275,977

Scheduled maturities of time deposits at December 31, were as follows:

(000s omitted)	2011	2010
In one year	$56,890	$50,519
In two years	17,944	36,361
In three years	6,273	9,500
In four years	2,619	4,839
In five years	2,024	2,770
Thereafter	80	88

	$85,830	$104,077

Brokered deposits totaled approximately $11,015,000 and $21,995,000 at December 31, 2011 and 2010. At December 31, 2011 and 2010, brokered deposits had interest rates ranging from 4.90% to 5.25% and 4.90% to 5.30%, respectively. Maturities range from four to ten months.

As a result of the Consent Order, the Bank is precluded from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using excess liquidity and the Banks’ local deposits.

Deposits from principal officers, directors, and affiliates of continuing operations at December 31, 2011 and 2010 were $3,343,000 and $4,528,000, respectively.

NOTE 9 - BORROWINGS

Short-Term Borrowings

Short-term borrowings consist of term federal funds purchased and generally are repaid within one to 120 days from the transaction date; there were no outstanding borrowings at December 31, 2011.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 9 - BORROWINGS (continued)

Federal Home Loan Bank Advance

At year-end, advances of continuing operations, from the FHLB were as follows:

(000s omitted) Principal Terms	Advance Amount	Maturity Date

December 31, 2011
Single maturity fixed rate advance with rate of 7.34%	$923	May 2016

December 31, 2010
Single Maturity fixed rate advance, with rate of 7.34%	$954	May 2016

The advance is payable at its maturity date, a prepayment penalty is assessed with early payoffs of advances. The advance is collateralized by securities totaling $5,975,000 and $6,700,000 at December 31, 2011 and 2010, respectively.

Maturities over each of the next five years are (000s omitted):

2012	$33
2013	35
2014	39
2015	42
2016	774

$923

Subordinated Debenture and Trust Preferred Securities

A trust formed by the Corporation issued $12,000,000 of trust preferred securities in 2003 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 3.00%) and the current rate at December 31, 2011 is 3.25%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

A trust formed by the Corporation issued $2,000,000 of trust preferred securities in 2005 as part of a pooled offering of such securities. The interest rate is a floating rate (3 month LIBOR plus 1.60%) and the current rate at December 31, 2011 is 2.10%. The Corporation issued subordinated debentures at the same terms as the trust preferred securities to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The Corporation may redeem the subordinated debentures, in whole but not in part, any time after 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 9 - BORROWINGS (continued)

The Corporation is not considered the primary beneficiary of these trusts, therefore the trusts are not consolidated in the Corporations’ financial statements but rather the subordinated debentures are shown as a liability.

As the subsidiary banks are working to preserve capital and withholding the payment of dividends to the holding company, the Corporation elected in the first quarter of 2009 to defer interest payments for five years on the $14,000,000 of subordinated debentures. The reason for the interest deferral was to maintain liquidity at the holding company and the Bank subsidiary. Accrued interest payable on the subordinated debentures was $1,464,000 at December 31, 2011 compared to $1,027,000 at December 31, 2010. The Corporation is not in default under either of the indentures. During this five year period, the Corporation is precluded from paying dividends on its outstanding common stock. The Corporation subsequently may give notice that it elects to shorten the deferral period, pay accrued interest and return to the normal course of dividend payments.

NOTE 10 - INCOME TAXES

The provision (benefit) for income taxes reflected in the consolidated statements of income for the years ended December 31 consists of the following:

(000s omitted)	2011	2010
Current expense (benefit) of continuing operations	$295	$132
Deferred expense (benefit) of continuing operations	(243)	(339)

Net tax from continuing operations	52	(207)
Net tax expense (benefit) of discontinued operations	280	5

	$332	$(202)

Income tax expense (benefit) for continuing operations was less than the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes. The reasons for the difference are as follows:

(000s omitted)	2011	2010
Income tax at statutory rate	$(663)	$(1,890)
Valuation allowance	321	1,650
IRS audit settlement	193	0
Tax exempt income	(77)	(124)
Other	278	157

	$52	$(207)

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 10 - INCOME TAXES (continued)

The net deferred tax asset recorded includes the following amounts of deferred tax assets and liabilities:

(000s omitted)	2011	2010
Deferred tax assets
Allowance for loan losses	$2,775	$4,614
Alternative minimum tax credit	214	563
Compensation	299	443
Net operating loss	2,334	1,216
Non-accrual interest	98	248
Capital loss	1,149	1,393
ORE write downs	628	556
Other	281	256

	7,778	9,289

Deferred tax liabilities
Depreciation	(575)	(512)
Purchase accounting adjustments	0	(220)
Unrealized loss on securities available for sale	(23)	(31)
Other	(51)	(83)

	(649)	(846)

Valuation allowance	(7,129)	(8,443)

Net deferred taxes	$0	$0

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets may not be realized. Management has reviewed the deferred tax position for the Corporation at December 31, 2011 and 2010. The Corporation’s evaluation of taxable events, losses in recent years and the continuing deterioration of the Michigan economy led management to conclude that it was more likely than not that the benefit would not be realized. As a result, the Corporation maintained a full valuation allowance at December 31, 2011 and 2010, respectively. The federal net operating loss carry forwards of approximately $6,865,000 will expire beginning in 2030 if not previously utilized.

An income tax expense associated with continuing operations in the amount of $52,000 was recorded for the year ended December 31, 2011. The expense recorded considers the results of current period adjustments to other comprehensive income and discontinued operations. Generally, the calculation for income tax expense (benefit) does not consider the tax effect of changes in other comprehensive income or loss, which is a component of shareholders’ equity on the balance sheet. However, an exception is provided in certain circumstances when there is a pre-tax loss from continuing operations and income from other categories such as other comprehensive income or discontinued operations. In such case, pre-tax income from other categories is included in the tax expense (benefit) calculation for the current period.

In the ordinary course of business, the Corporation enters into certain transactions that have uncertain tax consequences. From time to time, the Internal Revenue Service (IRS) questions and/or challenges the tax position taken by the Corporation with respect to those transactions. The Corporation believes that its tax

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 10 - INCOME TAXES (continued)

returns were filed based upon applicable statutes, regulations and case law in effect at the time of the transactions. The IRS, an administrative authority of a court, if presented with the transactions, could disagree with the Corporation’s interpretation of the tax law. After evaluating the risks and opportunities, the best outcome may result in a settlement. The ultimate outcome for each position is not known.

At December 31, 2011, amounts payable to the IRS for the settlement of certain tax positions examined by the agency were $193,000. There were no unrecognized or recognized tax benefits recorded in any previously reported periods presented. The increase of $193,000 in amounts recorded for tax positions previously taken from December 31, 2010 was the result of the Corporation’s IRS examination and ultimate settlement. Accrued interest and penalties were not considered to be significant. The Corporation continues to engage in discussions with the IRS related to its ongoing examination for the 2008 and 2009 tax years and based upon current knowledge the Corporation does not believe that it is more likely that not that other positions taken will not be sustained upon ultimate resolution and/or appeal. The Corporation does not expect the total amount of unrecognized or recognized tax benefits to significantly change within the next twelve months. The aforementioned other positions taken would not be expected to have a significant impact on the Corporation’s effective tax rate in any one reporting period if and when recognized.

Based on current knowledge and probability of assessment of various potential outcomes, the Corporation believes that accrued tax liabilities and the valuation allowance are adequate to absorb the effect, if any, relating to the ultimate resolution of the uncertain tax position in the matter outlined above.

The Corporation and its subsidiaries are subject to U.S federal income taxes as well as income tax of the state of Michigan. The Corporation is no longer subject to examination by taxing authorities for years before 2008.

NOTE 11 - BENEFIT PLANS

The Corporation has a noncontributory discretionary employee stock ownership plan (Plan) covering substantially all of its employees. It is a requirement of the plan to invest principally in the Corporation’s common stock. No contributions were made to the Plan in 2011 or 2010.

The Corporation has also established a 401(k) Plan in which 50% of the employees’ contribution can be matched with a discretionary contribution by the Corporation up to a maximum of 6% of gross wages. In 2009 the Corporation elected to eliminate its contribution to the 401(k) Plan during the first quarter. This election was maintained in 2010 and 2011. Therefore there were no contributions to the plan in 2011 or 2010.

The Corporation entered into Supplemental Executive Retirement Agreements (SERP Agreements) with certain executives. The SERP Agreements are designed to encourage executives to remain long term employees of the Corporation, and to provide specified benefits to certain key executives who contribute materially to the continued growth, development and future business success of the Corporation. The retirement benefits are an unsecured obligation of the Corporation. The Corporation and the Affiliate Bank have established other Non-Qualified Deferred Compensation arrangements for employees not covered under the SERP. The arrangements are designed to encourage certain officers to remain long

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 11 - BENEFIT PLANS (continued)

term employees of the Corporation and the Banks, and to provide the officers with supplemental retirement income. At year end 2011 and 2010, the accumulated liability for these plans totaled $878,731and $671,246. The Corporation’s contributions to the plans in 2011 and 2010 were $323,354 and $112,716, respectively. Certain executive officers are subject to post-employment payments for termination following a change in control.

NOTE 12 - STOCK PURCHASE AND OPTION PLANS

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

The Executive Stock Bonus Plan permits the administrator of the plan to grant shares of the Corporation’s common stock to eligible employees. Any executive or managerial level employee is eligible to receive grants under the plan. The Board of Directors administers the plan and the numbers of shares issued are at the sole discretion of the Board of Directors. No shares were granted under this plan during 2011 or 2010.

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

Pursuant to a separate agreement with a family who collectively holds more than 9.9% of the Corporation’s stock on or prior to January 31 of each year beginning January 31, 1997, the Corporation is to advise the family, in a written notice, of the number of shares sold under the DRIP. Each family member will have the option, until February 28 of the same year, to purchase from the Corporation one-third of the total number of shares that would be sufficient to prevent the dilution to all family members as a group that result from the DRIP shares. The purchase price under this agreement is the fair market value on December 31 of the year immediately preceding the year in which the written notice is given. Similarly, a reverse agreement exists which allows the Corporation to redeem family shares to maintain the family ownership percentage in the event that stock repurchase activity more than offsets the shares available because of the DRIP.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 12 - STOCK PURCHASE AND OPTION PLANS (continued)

The following summarizes shares issued under the various plans:

	2011	2010
Automatic dividend reinvestment plan	0	0
Director stock purchase & retainer stock	73,668	54,090
Stock options	0	0
Other issuance of stock	5,792	6,122

	79,460	60,212

Stock Option Plans

The Nonemployee Director Stock Option Plan provides for granting options to nonemployee directors to purchase the Corporation’s common stock. The purchase price of the shares is the fair market value at the date of the grant, and there is a three-year vesting period before options may be exercised. Options to acquire no more than 8,131 shares of stock may be granted under the Plan in any calendar year and options to acquire not more than 73,967 shares in the aggregate may be outstanding at any one time. No options were granted in 2011 or 2010.

The Employee Stock Option Plan grants options to eligible employees to purchase the Corporation’s common stock at or above, the fair market value of the stock at the date of the grant. Awards granted under this plan are limited to an aggregate of 86,936 shares. The administrator of the plan is a committee of directors. The administrator has the power to determine the number of options to be granted, the exercise price of the options and other terms of the options, subject to consistency with the terms of the Plan. No options were granted in 2011 or 2010.

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

The following table summarizes stock option activity:

	Number of Options	Weighted Average Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding at January 1, 2011	18,872	$29.32
Options forfeited during 2011	(5,086)	28.57

Options outstanding at December 31, 2011	13,786	$29.60	1.73	$0

Exercisable at December 31, 2011	13,786	$29.60	1.73	$0

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 12 - STOCK PURCHASE AND OPTION PLANS (continued)

	Number of Options	Weighted Average Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding at January 1, 2010	20,297	$29.55
Options forfeited 2010	(1,425)	32.64

Options outstanding at December 31, 2010	18,872	$29.32	2.59	$0

Exercisable at December 31, 2010	18,872	$29.32	2.59	$0

No options were exercised during 2011 or 2010. As of December 31, 2011, there was no unrecognized compensation cost related to non-vested stock options granted under the Plan.

On February 24, 2011, the Corporation’s board of directors granted 25,000 Stock Appreciation Rights (“SARs”) to five executives. The terms of the Stock Appreciation Rights Agreements (the “SAR Agreements”) provide that the SARs will be paid in cash on one or two fixed dates, which are determined as certain performance conditions are met. The conditions include the Corporation’s wholly owned subsidiary, The State Bank, no longer being subject to terms, conditions and restrictions of the consent order dated December 31, 2009 (the “Consent Order”) and the Corporation no longer being subject to terms, conditions and restrictions of the agreement between the Corporation and the Federal Reserve Board, which was effective November 4, 2010 (the “FRB Agreement”). The first payment date under the agreement is the later of February 24, 2014, the date on which the State Bank is no longer subject to the terms, conditions and restrictions of the Consent Order, and the date on which the Corporation is no longer subject to the terms, conditions and restrictions of the FRB Agreement. On the first SAR payment date a participant shall receive an amount equal to the product of the number of stock appreciation rights granted and the excess of the fair market value of one share of the Corporation’s common stock over $2.00. If the first SAR payment date does not occur prior to February 24, 2016, then the SARs shall be cancelled without any payment to the participant. If the first SAR payment date occurs prior to February 24, 2016, then the second SAR payment date shall be February 24, 2016. On the second payment date a participant shall receive an amount equal to the number of stock appreciation rights granted and the excess of the fair market value of one share of the Corporation’s common stock on the second SAR payment date over the value of one share of the Corporation’s common stock on the first SAR payment date. If the fair market value of one share of the Corporation’s common stock on the second SAR payment date does not exceed the fair market value of one share of the Corporation’s common stock on the first SAR payment date, then no payment shall be made to the participant on the second SAR payment date. Generally accepted accounting principles require plans settled in cash to be accounted for as liabilities only when the liability is probable and reasonably estimable and to be re-measured at each reporting period. Management has determined that as of December 31, 2011, it is not probable that the performance criteria will be met and as such no liability for the compensatory element of the awards has been recorded in the consolidated financial statements.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13 - FAIR VALUE

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

Securities Available for Sale:

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

Impaired Loans

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

Other Real Estate Owned

Non-recurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available, which results in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13 - FAIR VALUE (continued)

Assets Measured on a Recurring Basis

Assets measured at fair value on a recurring basis are summarized below:

(000s omitted)	Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2011
Available for sale securities
US government and federal agency	$6,165	$0	$6,165	$0
Mortgage-backed residential	15,922	0	15,922	0
Collateralized mortgage obligations-agencies	31,454	0	31,454	0
Collateralized mortgage obligations-private label	3,023	0	3,023	0
Equity securities	2,123	0	1,051	1,072

	$58,687	$0	$57,615	$1,072

December 31, 2010
Available for sale securities
US government and federal agency	$4,000	$0	$4,000	$0
Mortgage-backed residential	7,432	0	7,432	0
Collateralized mortgage obligations-agencies	24,902	0	24,902	0
Collateralized mortgage obligations-private label	3,871	0	3,871	0
Equity securities	1,670	0	523	1,147

	$41,875	$0	$40,728	$1,147

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3).

(000s omitted)	Equity Securities
	2011	2010
Beginning balance, January. 1,	$1,147	$0
Loss on security impairment	0	(298)
Included in other comprehensive income	(75)	0
Transfers in and / or out of Level 3	0	1,445

Ending balance, December 31,	$1,072	$1,147

During 2010, $1,445,000 of equity securities were transferred from level 2 to level 3 due to no observable trades during 2010 and a change in valuation methodology.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13 - FAIR VALUE (continued)

Assets Measured on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis are summarized below:

(000s omitted)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2011
Impaired loans
Commercial	$60	$0	$0	$60
Commercial real estate	4,534	0	0	4,534
Residential real estate	474	0	0	474
Installment	55	0	0	55
Home equity	102	0	0	102

Total impaired loans	$5,225	$0	$0	$5,225

Other real estate owned
Commercial real estate	$301	$0	$0	$301

Total other real estate owned	$301	$0	$0	$301

At December 31, 2010
Impaired loans
Commercial	$599	$0	$0	$599
Commercial real estate	7,628	0	0	7,628
Residential real estate	716	0	0	716
Installment	158	0	0	158
Home equity	197	0	0	197

Total impaired loans	$9,298	$0	$0	$9,298

Other real estate owned
Commercial real estate	$235	$0	$0	$235
Residential real estate	60	0	0	60

Total other real estate owned	$295	$0	$0	$295

The following represent impairment charges recognized during the period:

Impaired loans, that are measured for impairment using the fair value of the collateral had a carrying amount of $7,105,000, with a valuation allowance of $1,880,000, which did not require additional provision for loan losses at December 31, 2011. At December 31, 2010 impaired loans had a carrying amount of $13,081,000, with a valuation allowance of $3,783,000, which resulted in additional provision for loan losses of $711,000.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13 - FAIR VALUE (continued)

Other real estate owned which is measured at the lower of carrying value or fair value less costs to sell, had a net carrying amount of $1,949,000, of which $301,000 was at fair value at December 31, 2011, which resulted from write-downs totaling $24,000. At December 31, 2010 other real estate owned had a net carrying amount of $3,407,000, of which $295,000 was at fair value at December 31, 2010, which resulted from write-downs totaling $352,000.

Carrying amount and estimated fair value of financial instruments, not previously presented, at year end were as follows:

	2011		2010
(000s omitted)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$18,634	$18,634	$33,492	$33,492
Securities - held to maturity	2,963	3,053	4,350	4,383
Loans held for sale	123	123	850	850
Net loans (including impaired loans)	197,603	182,209	206,907	204,378
FHLB stock	661	N/A	740	N/A
Accrued interest receivable	1,039	1,039	1,050	1,050

Liabilities:
Deposits	$265,881	$263,120	$275,977	$272,223
Short-term borrowings	0	0	879	879
FHLB advances	923	1,180	954	1,369
Subordinated debentures	14,000	12,612	14,000	12,613
Accrued interest payable	1,572	1,572	1,166	1,166

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents

The carrying amounts reported in the consolidated balance sheets for cash and short-term instruments approximate their fair values.

Securities held to maturity

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

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13 - FAIR VALUE (continued)

Loans

For variable rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of other loans is estimated using discounted cash flow analysis. The carrying amount of accrued interest receivable approximates its fair value.

Accrued interest

The carrying amount of accrued interest approximates its fair value.

Off-balance-sheet instruments

The fair value of off-balance sheet items is not considered material.

Deposits

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

FHLB advance

Rates currently available for FHLB advances with similar terms and remaining maturities are used to estimate the fair value of the existing obligation.

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

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 14 - DISCONTINUED OPERATIONS

On April 28, 2010, at the Annual Shareholder Meeting, a formal announcement was made regarding the signing of a definitive agreement to sell West Michigan Community Bank (“WMCB”). The transaction was consummated on January 31, 2011, and the Corporation received $10,500,000 from the sale of West Michigan Community Bank (a 10% premium over book value). As a condition of the sale, the Corporation assumed certain non-performing assets of West Michigan Community Bank which totaled $9,900,000. The assets were housed in a newly formed real estate holding company subsidiary of the Corporation, FHLLC. In addition, The State Bank assumed $2,900,000 of watch rated credits.

As of July 1, 2011, due to a change in management’s intent of the Corporation, the remaining balances of the assets described above and previously classified as discontinued operations at June 30, 2011 were reclassified to continuing operations; therefore there are no assets or liabilities presented at December 31, 2011. Corresponding amounts also were reclassified for all years presented. See Note 1 for further discussion.

As of April 30, 2010, Davison State Bank (“DSB”) was sold to an independent financial group. As of January 31, 2011, West Michigan Community Bank was sold to a third party investor group.

CONDENSED BALANCE SHEET OF DISCONTINUED OPERATIONS

(000s omitted)

WMCB
December 31, 2010
ASSETS
Cash and cash equivalents	$8,309
Securities - available for sale	15,080
Loans, net of allowance of $3,463	77,394
Other assets	12,531

Total assets	$113,314

LIABILITIES
Deposits:
Non-interest bearing	$13,751
Interest bearing	93,546

Total deposits	107,297
Federal Home Loan Bank Advances	5,000
Accrued taxes, interest and other liabilities	1,024

Total liabilities	$113,321

A condensed statement of income of discontinued operations is presented for the twelve months ended December 31, 2011. Due to the sale of West Michigan Community Bank at January 31, 2011, only one month of income and expense is presented for West Michigan Community Bank. Due to management’s change in intent in regard to loans and other real estate assumed, related to the sale of West Michigan Community Bank, which occurred July 1, 2011, only six months of income and expense are presented.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 14 - DISCONTINUED OPERATIONS (continued)

A condensed statement of income of discontinued operations is presented for the year ended December 31, 2010. Due to the sale of Davison State Bank, there is no income statement for presentation for the twelve month period ended December 31, 2011.

CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

(000s omitted)

	Year Ended December 31, 2011
	Assumed Loans and Other Real Estate	DSB	WMCB	Total
Interest income	$0	$0	$515	$515
Interest expense	0	0	129	129

Net interest income	0	0	386	386
Provision for loan losses	0	0	(50)	(50)

Net interest income (loss) after provision for loan losses	0	0	436	436

Non-interest income	0	0	121	121
Non-interest expense	82	0	415	497

Income (loss) before federal income tax	(82)	0	142	60

Federal income tax expense (benefit)	0	0	38	38
Gain on sale of subsidiary	0	0	469	469

Net income (loss)	$(82)	$0	$573	$491

In connection with the sale of West Michigan Community Bank, the Corporation recognized a gross gain of $711,000. Net of tax the net gain amounted to $469,000.

CONDENSED STATEMENT OF INCOME OF DISCONTINUED OPERATIONS

(000s omitted)

	Year Ended December 31, 2010
	Assumed Loans and Other Real Estate	DSB	WMCB	Total
Interest income	$0	$607	$6,406	$7,013
Interest expense	0	116	2,349	2,465

Net interest income	0	491	4,057	4,548
Provision for loan losses	0	(5)	782	777

Net interest income (loss) after provision for loan losses	0	496	3,275	3,771

Non-interest income	0	178	1,007	1,185
Non-interest expense	0	121	4,863	4,984

Income (loss) before federal income tax	0	553	(581)	(28)
Federal income tax expense (benefit)	0	181	(176)	5

Net income (loss)	$0	$372	$(405)	$(33)

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 14 - DISCONTINUED OPERATIONS (continued)

During the first quarter of 2010, the Corporation reversed a previously recorded gross estimated loss of $700,000 related to the sale of Davison State Bank.

NOTE 15 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and its Bank subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items that are calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2011 and 2010, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action.

West Michigan Community Bank was placed under a Consent Order with federal and state banking regulators that contain provisions to foster improvement in West Michigan Community Bank’s earnings, lower non performing loan levels, and increase capital. The Consent Order required West Michigan Community Bank to retain a Tier 1 capital to average assets ratio of a minimum of 8.0%. As of December 31, 2010, West Michigan Community Bank had a Tier 1 capital to average assets ratio of 7.5% and as such was not in compliance with the Consent Order requirements. As previously mentioned, West Michigan Community Bank was sold on January 31, 2011.

In January 2010, The State Bank entered into a Consent Order with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, lower nonperforming loan levels, increase capital, and require revisions to various policies. The Consent Order requires The State Bank to maintain a Tier 1 capital to average asset ratio of a minimum of 8.0%. It also requires The State Bank to maintain a total capital to risk weighted asset ratio of 12.0%. At December 31, 2011, The State Bank had a Tier 1 capital to average assets ratio of 8.1% and a total capital to risk-weighted assets ratio of 12.3%.

The Consent Orders restrict the Bank from issuing or renewing brokered deposits. The Consent Orders also restrict dividend payments from The State Bank to the Corporation. The Corporation, the Board of Directors and management continue to work on plans to come into compliance with the Consent Orders. Recent actions included the injection of $900,000 capital into The State Bank on January 31, 2011 resulting from the sale of West Michigan Community Bank. Additional capital injections were made on June 2, 2011 in the amount of $2,862,000 and on July 27, 2011 in the amount of $850,000. These

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 15 - REGULATORY MATTERS (continued)

injections were the result of the sale of non-performing assets from the subsidiary of the Corporation. Following these injections, the Bank has attained capital levels that can be considered well capitalized by regulatory standards. Future non-compliance with Consent Order requirements may cause the Bank to be subject to further enforcement actions by the FDIC.

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

As illustrated in the table below, at December 31, 2011, the Consolidated Corporation’s total capital to risk weighted assets ratio indicates that it is adequately capitalized. The Corporation’s total capital to risk weighted assets ratio of 10.1% at December 31, 2011 was above the minimum requirement to be adequately capitalized of 8.0%. This is compared to December 31, 2010 when the total capital to risk weighted assets for the Corporation was at 7.8% and was under capitalized. The improvement in capital ratios was largely driven by the sale of West Michigan Community Bank. Despite the improvements and current capital levels, the Corporation continues to be required to obtain written approval prior to payments of any dividends or for any increase or decrease to outstanding debt.

The Corporation’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies.

Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the limitations described above.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 15 - REGULATORY MATTERS (continued)

(000s omitted)	Actual		For Capital Adequacy Purposes		Regulatory Agreement Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011
Total Capital
(to Risk Weighted Assets)
Consolidated	$22,263	10.1%	$17,646	8.0%	NA	NA
The State Bank	26,448	12.3	17,166	8.0	$25,749	12.0%

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	19,515	8.8	8,823	4.0	NA	NA
The State Bank	23,700	11.0	8,583	4.0	NA	NA

Tier 1 Capital
(to Average Assets)
Consolidated	19,515	6.5	11,981	4.0	NA	NA
The State Bank	23,700	8.1	11,654	4.0	23,307	8.0

(000s omitted)	Actual		For Capital Adequacy Purposes		Regulatory Agreement Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total Capital
(to Risk Weighted Assets)
Consolidated	$25,443	7.8%	$26,073	8.0%	NA	NA
The State Bank	22,670	10.0	18,152	8.0	$27,228	12.0%
West Michigan Community Bank	10,722	11.0	7,794	8.0	NA	NA

Tier 1 Capital
(to Risk Weighted Assets)
Consolidated	21,261	6.5	13,036	4.0	NA	NA
The State Bank	19,735	8.7	9,076	4.0	NA	NA
West Michigan Community Bank	9,475	9.7	3,897	4.0	NA	NA

Tier 1 Capital
(to Average Assets)
Consolidated	21,261	4.9	17,330	4.0	NA	NA
The State Bank	19,735	6.5	12,204	4.0	24,408	8.0
West Michigan Community Bank	9,475	7.5	5,025	4.0	10,050	8.0

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 15 - REGULATORY MATTERS (continued)

Management believes they have responded fully to the provisions of the Consent Order. Non-compliance with Consent Order requirements may cause the bank to be subject to further enforcement actions by the FDIC.

NOTE 16 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

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

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end:

(000s omitted)	2011	2010

Commitments to make loans (at market rates)	$5,725	$8,403
Unused lines of credit and letters of credit	28,420	29,746

Commitments to make loans are generally made for periods of 90 days or less. At December 31, 2011, loan commitments and unused line of credit had interest rates ranging from 2.75% to 7.75% and maturities ranging from 1 month to 30 years.

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17 - PARENT ONLY CONDENSED FINANCIAL INFORMATION

The condensed financial information that follows presents the financial condition of Fentura Financial, Inc. (parent company only), along with the results of its operations and its cash flows.

CONDENSED BALANCE SHEETS

Years ended December 31,

(000s omitted)

	2011	2010
ASSETS
Cash and cash equivalents	$356	$863
Securities available for sale, at fair value	1,073	1,148
Other assets	0	188
Investment in subsidiaries	28,696	29,317

Total assets	$30,125	$31,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Other liabilities	$1,465	$1,461
Subordinated debt	14,000	14,000

Total liabilities	15,465	15,461

Shareholders’ equity	14,660	16,055

Total liabilities and shareholders’ equity	$30,125	$31,516

CONDENSED STATEMENTS OF OPERATIONS

Years ended December 31,

(000s omitted)

	2011	2010
Other income	$860	$704
Interest expense	(437)	(450)
Other professional services	(407)	0
Operating expenses	(229)	(727)
Equity in undistributed net loss of subsidiaries	(1,186)	(3,780)

Net loss before income taxes	(1,399)	(4,253)
Federal income tax expense	113	1,132

Net loss	$(1,512)	$(5,385)

FENTURA FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17 - PARENT ONLY CONDENSED FINANCIAL INFORMATION (continued)

CONDENSED STATEMENTS OF CASH FLOWS

Years ended December 31,

(000s omitted)

	2011	2010
Cash flows from operating activities
Net loss	$(1,512)	$(5,385)
Change in other assets	188	937
Change in other liabilities	4	45
Equity in undistributed net loss of subsidiaries	1,186	3,780
Loss on security impairment	0	203

Net cash used in operating activities	(134)	(420)

Cash flows provided by investing activities
Proceeds from sale of subsidiary	711	2,741
Other investing activities	(1,239)	(1,900)

Net cash provided by (used in) investing activities	(528)	841

Cash flows used in financing activities
Proceeds from stock issuance	155	123

Net cash provided by financing activities	155	123

Change in cash and cash equivalents	(507)	544

Cash and cash equivalents at beginning of year	863	319

Cash and cash equivalents at end of year	$356	$863

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This section provides a narrative discussion and analysis of the consolidated financial condition and results of operations of Fentura Financial, Inc. (the Corporation), together with its subsidiaries, The State Bank (the Bank), Fentura Holdings, LLC (“FHLLC”) as well as Fentura Mortgage Company, for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. Davison State Bank, and West Michigan Community Bank, and West Michigan Mortgage Company, LLC have been reclassified into Discontinued Operations in all periods. The supplemental financial data included throughout this discussion should be read in conjunction with the primary financial statements presented on pages 1 through 48 of this report. It provides a more detailed and comprehensive review of operating results and financial position than could be obtained from a reading of the consolidated financial statements alone.

TABLE 1	Selected Financial Data

000s omitted except per share data and ratios	2011	2010	2009	2008	2007
Summary of Consolidated Statements of Income:
Interest income	$13,143	$15,536	$18,521	$20,803	$25,283
Interest expense	2,983	4,552	6,925	9,307	11,382

Net interest income	10,160	10,984	11,596	11,496	13,901
Provision for loan losses	3,142	8,107	11,134	5,552	5,473

Net interest income after provision	7,018	2,877	462	5,944	8,428
Total other operating income	4,858	4,773	3,390	3,060	5,308
Total other operating expense	13,827	13,209	14,712	14,455	13,854

Loss before income taxes	(1,951)	(5,559)	(10,860)	(5,451)	(118)
Federal income taxes (benefit)	52	(207)	2,283	(2,149)	(435)

Income (loss) from continuing operations	(2,003)	(5,352)	(13,143)	(3,302)	317
Discontinued operations, net of tax	491	(33)	(3,837)	(8,863)	(784)

Net loss	$(1,512)	$(5,385)	$(16,980)	$(12,165)	$(467)

Loss per share - basic*	$(0.65)	$(2.37)	$(7.70)	$(5.60)	$(0.22)
Loss per share - diluted*	$(0.65)	$(2.37)	$(7.70)	$(5.60)	$(0.22)

Summary of Consolidated Balance Sheets:
Assets	$298,861	$424,228	$522,079	$578,604	$628,019
Securities, including FHLB stock	62,311	46,965	40,200	44,999	59,682
Loans, including loans held for sale	205,890	218,981	243,384	293,561	301,767
Assets of discontinued operations	0	113,314	178,312	199,428	217,491
Deposits	265,881	275,977	311,551	331,992	354,303
Borrowings	14,923	15,833	15,145	17,507	20,679
Liabilities of discontinued operations	0	113,321	172,077	191,116	199,757
Shareholders’ equity	14,660	16,055	20,532	36,124	49,496

Other Financial and Statistical Data:
Tier 1 capital to risk weighted assets	8.80%	6.50%	6.50%	10.20%	10.40%
Total capital to risk weighted assets	10.10%	7.80%	7.80%	11.40%	11.60%
Tier 1 capital to average assets	6.50%	4.90%	5.00%	8.80%	9.00%
Total cash dividends	$0	$0	$0	$0	$2,163
Book value per share*	$6.14	$6.95	$9.13	$16.53	$22.88
Cash dividends paid per share*	$0.00	$0.00	$0.00	$0.00	$1.00
Year end market price per share*	$2.16	$1.75	$1.36	$6.75	$22.00
Dividend pay-out ratio	0.00%	0.00%	0.00%	0.00%	-463.17%
Negative return on average shareholders’ equity	-9.29%	-28.52%	-61.18%	-25.13%	-0.89%
Negative return on average assets	-0.48%	-1.15%	-3.02%	-2.03%	-0.08%
Net interest margin	3.80%	3.77%	3.61%	3.33%	3.66%
Total equity to assets at year end	4.91%	3.78%	3.93%	6.24%	7.88%

*	Per share data calculated using average shares outstanding in each year

RESULTS OF OPERATIONS

The Corporation posted a net loss of $1,512,000 for the twelve months ended December 31, 2011, compared to a net loss of $5,385,000 for the same period in 2010. The improvement in 2011 can be largely attributed to a lower need for provision for loan losses. Net interest income before provision for loan losses, declined $824,000, in 2011. This was due to a decrease of interest income of $2,393,000, while interest expense decreased $1,569,000. The change in interest income and interest expenses were the result of a change in the mix of outstanding balances along with the repricing of both interest bearing assets and interest bearing liabilities. Non-interest income increased in 2011 by $85,000 or 1.8% from the non-interest income in the prior year. Non-interest expense increased by $618,000 or 4.7%. Further details are discussed below.

Standard performance indicators used in the banking industry help management evaluate the Corporation’s performance. Two of these performance indicators are return on average assets and return on average equity. For 2011 and 2010 respectively, the Corporation posted a negative return on average assets of (0.48%) and (1.15%). Negative return on average equity was (9.29%) in 2011 and (28.52%) in 2010. The Corporation’s capital position experienced a decrease in equity of $1,395,000 or 8.7% in 2011. Total assets decreased $125,367,000 in 2011 and decreased $97,851,000 in 2010. The significant decrease in 2011 was the largely the result of the sale of a subsidiary bank during the first quarter of 2011. Diluted loss per share was ($0.65) in 2011 and ($2.37) in 2010. In both 2011 and 2010 loan volume decreased.

The markets in which the Corporation operates continue to be affected by the economic challenges in the State of Michigan. The economic conditions continue to place pressure on its customers and their ability to repay loans. This has driven up the level of troubled assets and has resulted in increased related loan expenses and provision for loan losses. The Corporation continues to monitor troubled assets and the capital levels of the Bank.

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

Table 2 summarizes the changes in net interest income resulting from changes in volume and rates for the years ended December 31, 2011 and 2010. Net interest income (displayed with consideration of full tax equivalency), average balance sheet amounts, and the corresponding yields for the last three years are shown in Table 3. Tax equivalent net interest income decreased by $958,000 in 2011 or 8.5% and decreased by $662,000 or 5.6% in 2010.

TABLE 2

Changes in net interest income due to changes in average volume and interest rates
	Years ended December 31,
	Increase /(Decrease) due to
	2011			2010
	Yield/			Yield/
(000s omitted)	Volume	Rate	Total	Volume	Rate	Total
Taxable securities	$570	$(122)	$448	$10	$(302)	$(292)
Tax-exempt securities (1)	(203)	8	(195)	(284)	13	(271)
Federal funds sold	(23)	31	8	18	6	24
Total loans (1)	(1,967)	(797)	(2,764)	(2,627)	153	(2,474)
Loans held for sale	(22)	(2)	(24)	(19)	(3)	(22)

Total earning assets	(1,645)	(882)	(2,527)	(2,902)	(133)	(3,035)

Interest bearing demand deposits	(4)	(36)	(40)	(13)	(154)	(167)
Savings deposits	4	(18)	(14)	(5)	(166)	(171)
Time CDs $100,000 and over	(779)	(228)	(1,007)	(751)	(150)	(901)
Other time deposits	(187)	(306)	(493)	(410)	(549)	(959)
Other borrowings	0	(15)	(15)	(25)	(150)	(175)

Total interest bearing liabilities	(966)	(603)	(1,569)	(1,204)	(1,169)	(2,373)

Net Interest Income	$(679)	$(279)	$(958)	$(1,698)	$1,036	$(662)

(1)	Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

As indicated in Table 3, for the year ended December 31, 2011, the Corporation’s net interest margin was 3.80% compared with 3.77% in 2010. The improvement in 2011 is primarily attributable to stabilization in the loan portfolio as fewer loans were placed into non-accrual status than in the prior year. In addition, the average interest bearing liability rate continued to decrease, as management continued to re-price the core deposit products along with time deposit portfolio as they matured. During 2011, the yield on interest bearing liabilities decreased more significantly than the yield on interest earning assets.

Average earning assets decreased 6.4% in 2011 and decreased 10.3% in 2010. Average earning assets were reduced through lower total loans and federal funds sold when comparing 2011 to 2010, offset by increases in securities. Loan balances, including loans held for sale, the highest yielding component of earning assets, represent 75.2% of earning assets in 2011, compared to 78.9% in 2010. Average interest bearing liabilities decreased 11.3% in 2011 and decreased 13.2% in 2010. Non-interest bearing deposits amounted to 22.8% of average earning assets in 2011 compared with 19.2% in 2010.

TABLE 3	Summary of Net Interest Income
(000s omitted)	Years Ended December 31,

	2011			2010			2009
	AVG BAL	INC/ EXP	YIELD	AVG BAL	INC/ EXP	YIELD	AVG BAL	INC/ EXP	YIELD
ASSETS
Securities:

U.S. Treasury and government Agencies	$51,118	$1,297	2.54%	$29,135	$849	2.91%	$28,346	$1,126	3.97%

State and Political (1)	3,699	227	6.14%	7,310	447	6.11%	11,961	718	6.00%

Other	2,838	57	2.01%	1,846	32	1.73%	3,067	47	1.53%

Total Securities	57,655	1,581	2.74%	38,291	1,328	3.47%	43,374	1,891	4.36%

Fed Funds Sold	9,288	35	0.38%	22,550	27	0.12%	5,089	3	0.06%
Loans:

Commercial	152,384	8,745	5.74%	181,852	11,167	6.14%	213,993	12,995	6.07%

Tax Free (1)	1,752	112	6.39%	2,228	144	6.46%	2,616	167	6.38%

Real Estate-Mortgage	21,393	1,199	5.60%	21,661	1,326	6.12%	28,492	1,738	6.10%

Consumer	27,232	1,562	5.73%	30,654	1,745	5.69%	34,382	1,956	5.69%

Total loans	202,761	11,618	5.73%	236,395	14,382	6.08%	279,483	16,856	6.03%

Allowance for Loan Loss	(9,340)			(10,834)			(9,027)

Net Loans	193,421	11,618	6.01%	225,561	14,382	6.38%	270,456	16,856	6.03%

Loans Held for Sale	521	24	4.61%	986	48	4.87%	1,373	70	5.10%

TOTAL EARNING ASSETS	270,225	13,258	4.91%	298,222	15,785	5.29%	329,319	18,820	5.71%

Cash Due from Banks	20,382			13,346			20,255

Assets of discontinued operations	10,055			141,639			194,152

All Other Assets	23,278			27,766			27,426

TOTAL ASSETS	$314,600			$470,139			$562,125

LIABILITIES & SHAREHOLDERS’ EQUITY:

Deposits:

Interest bearing - DDA	$46,670	$54	0.12%	$48,988	$94	0.19%	$51,657	$261	0.51%

Savings Deposits	68,406	63	0.09%	64,562	77	0.12%	66,056	248	0.38%

Time CD’s $100,000 and Over	39,684	1,429	3.60%	60,770	2,436	3.97%	80,055	3,337	4.17%

Other Time CD’s	54,243	932	1.72%	63,392	1,425	2.27%	77,943	2,384	3.06%

Total Interest Bearing Deposits	209,003	2,478	1.19%	237,712	4,032	1.70%	275,711	6,230	2.26%

Other Borrowings	15,339	505	3.29%	15,332	520	3.39%	15,916	695	4.37%

INTEREST BEARING LIABILITIES	224,342	2,983	1.33%	253,044	4,552	1.80%	291,627	6,925	2.37%

Non-interest bearing - DDA	61,492			55,286			53,941
Liabilities of discontinued operations	9,227			139,647			186,063

All Other Liabilities	3,265			3,281			2,741

Shareholders Equity	16,274			18,881			27,753

TOTAL LIABILITIES and S/H EQUITY	$314,600			$470,139			$562,125

Net Interest Rate Spread			3.58%			3.49%			3.34%

Impact of Non-Interest Bearing Funds on Margin			0.22%			0.28%			0.27%

Net Interest Income/Margin		$10,275	3.80%		$11,233	3.77%		$11,895	3.61%

(1) – Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

ALLOWANCE AND PROVISION FOR LOAN LOSSES

The Corporation maintains formal policies and procedures to control and monitor credit risk. Management believes the allowance for loan losses at December 31, 2011 was appropriate to provide for probable incurred losses in the loan portfolio. While the Corporation’s loan portfolio has no significant concentrations in any one industry or any exposure in foreign loans, the loan portfolio has a concentration connected with commercial real estate loans. Specific strategies have been deployed to reduce the concentration levels and limit exposure to this type of lending in the future. The Michigan economy, employment levels and other economic conditions in the Corporation’s local markets may have a significant impact on the level of credit losses. Management continues to identify and devote attention to credits that are not performing as agreed. Of course, deterioration of economic conditions could have an impact on the Corporation’s credit quality, which could impact the need for greater provision for loan losses and the level of the allowance for loan losses as a percentage of total loans. Non-performing loans are discussed further in the section titled “Non-Performing Assets.”

The allowance for loan losses reflects management’s judgment as to the level considered appropriate to absorb probable incurred losses in the loan portfolio. The Corporation’s methodology in determining the appropriateness of the allowance is based on ongoing quarterly assessments and relies on several key elements, which include specific allowances for identified problem loans and a formula based risk allocated allowance for the remainder of the portfolio. This includes a review of individual loans, size and composition of the loan portfolio, historical loss experience, current economic conditions, financial condition of borrowers, the level and composition of non-performing loans, portfolio trends; estimated net charge-offs, and other pertinent factors. Although reserves have been allocated to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

While the allowance for loan losses has decreased, the funds provided remain historically higher as a result of continued weaknesses in the national and local economies, elevated amounts of non-performing loans and elevated charge-off levels over the past four years. Following directives of regulators, the Bank refined its methodology from a rolling twelve to a rolling eight quarter calculation of historical charge off experience. These eight quarters are considered when calculating the current required level for the general reserve component of the allowance for loan losses. The amount of the allowance for loan losses specifically allocated to impaired loans decreased by $3,290,000 during 2011 as a result of charge offs incurred on loans for which specific allocations were previously recorded. The impact of the refinement in the calculation from a twelve to an eight quarter historical charge off experience reduced the required reserve by approximately $350,000.

At December 31, 2011, the allowance for loan losses was $8,164,000 or 3.97% of total loans. This compares with $11,224,000 or 5.15% at December 31, 2010, which represents a decrease of $3,060,000 during 2011. The recorded investment in impaired loan levels decreased $5,322,000 when comparing amounts outstanding at December 31, 2011 to December 31, 2010. Net charge-offs increased $533,000 during 2011 when compared to 2010. A previously discussed, a majority of the charge-offs in 2011 relate to loans for which specific allocations were recorded at December 31, 2010.

The provision for loan losses was $3,142,000 in 2011 and $8,107,000 in 2010. Provision for 2011 decreased from the 2010 level by $4,965,000. Continuing declines in appraised values of properties in Michigan along with additional loans migrating to watch status due to economic conditions, have contributed to the ongoing elevated level of provision for loan losses compared to historical levels. The amount of provision recorded for the year is a direct output of the calculation of loan loss appropriateness performed on a quarterly basis. The application of historical loss rates to the current portfolio has the potential to be a lagging indicator and management evaluates whether these allocations should be adjusted. While there are indications that asset quality is improving, uncertain current economic conditions justify the use of high historical loss rates in estimating the required level of allowance for loan losses. The Corporation has a methodology that provides for formula based allowances on homogeneous pools of general loans, as well as specific allocations for impaired loans. During 2011 specific reserves for impaired loans decreased compared to 2010. Reserves for the homogeneous pools of loans increased from 2010 to 2011. The Bank experienced gross charge-offs of impaired assets of $6,613,000 in 2011, compared to $6,590,000 in 2010. Charge-offs of commercial real estate loans totaled $6,044,000 in 2011 compared to $5,276,000 in 2010.

In 2011, the Corporation reduced the size of the commercial loan portfolio. Commercial loans decreased $10,101,000 from 2010 year end. Commercial real estate loans decreased $10,688,000, while residential real estate loans increased $7,580,000 from year end 2010. The decline in commercial real estate loans was primarily due to management efforts to continue to reduce exposure to this sector. The growth in residential real estate was to increase earning assets utilizing short-term adjustable rate mortgage (“ARM”) loans. The ARM loans are anticipated to mitigate interest rate risk due to their short term nature. Impaired loans decreased $12,643,000 in 2011 when compared to 2010.

Table 4 summarizes loan losses and recoveries from 2007 through 2011. During 2011, the Corporation experienced net charge-offs of $6,202,000, compared with net charge-offs of $5,669,000 in 2010. The year to year increase in charge offs was primarily due to an increase in commercial real estate loan charge offs by $768,000 year over year. The increase in charge offs is a reflection of the market value of real estate in Michigan. Commercial loan charge offs decreased $226,000, mortgage loan charge offs decreased by $314,000, installment loan charge offs increased $8,000 and home equity charge offs decreased by $213,000. Total recoveries decreased by $510,000 comparing 2011 with 2010. The net charge-off ratio is the difference of charged off loans minus the recoveries from loans divided by gross loans. Accordingly, the net charge-off ratio for 2011 was 3.01% compared to 2.60% for 2010.

TABLE 4

Analysis of the Allowance for Loan Losses	Years Ended December 31,

(000s omitted)	2011	2010	2009	2008	2007
Balance Beginning of Year	$11,224	$8,786	$7,546	$5,158	$4,286
Charge-offs:
Commercial	(212)	(438)	(1,487)	(1,077)	(44)
Commercial real estate	(6,044)	(5,276)	(7,090)	(1,917)	(3,988)
Residential real estate	(19)	(333)	(716)	(203)	(177)
Installment loans	(220)	(212)	(286)	(203)	(274)
Home equity	(118)	(331)	(603)	(163)	(314)

Total Charge-offs	(6,613)	(6,590)	(10,182)	(3,563)	(4,797)

Recoveries:
Commercial	80	180	51	222	2
Commercial real estate	269	633	192	0	138
Residential real estate	3	41	4	23	0
Installment loans	33	59	46	70	53
Home equity	26	8	15	84	3

Total Recoveries	411	921	308	399	196

Net Charge-offs	(6,202)	(5,669)	(9,874)	(3,164)	(4,601)
Provision for loan losses	3,142	8,107	11,114	5,552	5,473

Balance at End of Year	$8,164	$11,224	$8,786	$7,546	$5,158

Ratio of Net Charge-Offs During the Year	3.01%	2.60%	3.92%	1.05%	1.50%

NON-INTEREST INCOME

Non-interest income was $4,858,000 in 2011 and $4,773,000 in 2010. The change represents an increase of 1.8% when comparing 2011 to 2010. The Corporation experienced decreases in service charges collected, and gain on sale of mortgages. A component of the change was that the Corporation recorded a loss on equity investment of $307,000, in 2010, which did not occur in 2011. In addition, in the third quarter of 2011, the Bank sold a former retail office location and accordingly recorded a gain on sale of $350,000.

Service charges on deposit accounts were 23.8% of non-interest income. The fees from service charges were $1,157,000 in 2011, compared to $1,445,000 in 2010. This was a decrease of $288,000 or 19.9% in 2011. The decrease in 2011 was in all categories of service charges, with the largest declining component being NSF charges collected.

Gain on the sale of mortgage loans originated by the Bank and sold in the secondary market were $348,000 in 2011 and $701,000 in 2010. The decrease of 50.4% in 2011 is due to the slowing of refinancing activity, along with lower volumes of customers eligible for refinancing and new mortgages. Management believes in the near term future mortgage income will remain relatively flat. The Corporation sells the majority of the mortgage loans originated in the secondary market on a servicing released basis.

Trust, investment and financial planning services income increased $45,000 or 4.9% in 2011 compared to 2010. The increase is attributable to favorable changes in market value, which resulted in higher fee income.

Other income and fees includes income from the sale of checks, safe deposit box rent, merchant account income, ATM income, and other miscellaneous income items. Other income and fees were $2,038,000 for 2011, compared to $1,968,000 in 2010. The increase of $70,000 or 3.6% consists of decreased interchange income from debit cards offset by increases in income related to providing support services to other banks. During 2010, the Bank recognized impairment of $307,000 on one bank stock. This did not recur in 2011.

NON-INTEREST EXPENSE

Total non-interest expense was $13,827,000 in 2011 compared to $13,209,000 in 2010. This was a increase of 4.7% in 2011.

Salaries and employee benefits, the Corporation’s largest operating expense category, were $6,763,000 in 2011, compared with $6,387,000 in 2010. This is an increase of $376,000 or 5.9%. The increase is related to pension accruals associated with an early retirement of an executive officer, along with increases in benefits cost.

Occupancy expenses associated with the Corporation’s facilities were $1,117,000 in 2011 compared to $1,225,000 in 2010 for a decrease of 8.8%. Decreases of occupancy expenses were in property insurance, depreciation, utility costs and reductions in building repairs and maintenance, primarily due to lower snow removal costs in 2011.

In 2011, equipment expenses were $1,042,000 compared to $1,265,000 in 2010 for a decrease of 17.6% in 2011. In 2011, the Corporation experienced a decrease of $94,000 in depreciation expense. In addition rental expenses were down $71,000, and maintenance expenses were down $70,000.

Loan and collection expenses were $1,217,000 in 2011 compared to $1,357,000 in 2010. In 2011, ORE carrying costs and related expenses remained relatively flat and totaled $514,000 compared to $546,000 for 2010. Multiple properties being held in ORE required negative valuation adjustments totaling $480,000 in 2011 compared to $651,000 in 2010. These adjustments were made as a result of the continuing decline in real estate values in Michigan. The decrease in loan and collection expenses is the result of the decreased ORE carrying costs and decreased valuation adjustments. Other components of loan and collection expenses increased; including filing and recording costs, appraisal expense, collection expenses and other loan related expenses. It is anticipated that in 2012, loan and collection expenses will remain similar to 2011or have a slight decline.

Advertising expenses were $129,000 in 2011 compared to $101,000 in 2010. This is an increase of 27.7%. The Corporation has resumed advertising campaigns with the goal of attracting new customers for lending and deposit products, while also strengthening our presence in local communities through sponsorships of community events.

Other professional service fees include audit fees, consulting fees, legal fees, and various other professional services. Other professional services were $1,165,000 in 2011 compared to $338,000 in 2010. In 2011, the Corporation and the Bank had increases of $292,000 of legal expenses, related to general business matters. The Corporation had increases totaling $75,000 of audit and state exam fees during 2011, as well as increases totaling $27,000 in other professional services.

Other general and administrative expenses, including telephone and communication services, were $2,157,000 in 2011, a decrease of 5.8%, compared to $2,289,000 in 2010. Increases were in expenses such as operating insurances, other losses and other operating expenses. Offsetting these increases was a decrease in the FDIC assessment of $601,000 or 56.5% from 2010 to 2011. During the fourth quarter of 2011, the Bank paid $250,000 for the settlement of legal proceedings.

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

The Corporation’s total assets averaged $314,600,000 for 2011 declining from the 2010 average of $470,139,000 by $155,539,000 or 33.1%. Average loans comprised 75.0% of total average earning assets during 2011 compared to 78.9% in 2010. Loans declined $24,100,000, on average, from year end 2010 to year end 2011, with commercial loans having the largest decline of $20,104,000 or 11.7%. The ratio of average non-interest bearing deposits to total deposits was 22.8% in 2011 compared to 18.9% in 2010. Interest bearing deposits comprised 93.2% of total average interest bearing liabilities during 2011, down from 93.9% during 2010. This was primarily due to the decrease in interest bearing checking accounts and time deposits. The Corporation’s year-end total assets were $298,861,000 for 2011 down from $424,228,000 in 2010. The decrease of average assets and period end assets was mainly due to the sale of a subsidiary bank during 2011 along with the ongoing strategic shrinkage of the loan portfolio.

SECURITIES PORTFOLIO

Securities of continuing operations totaled $61,650,000 at December 31, 2011 compared to $46,225,000 at December 31, 2010. This was an increase of $15,425,000 or 33.4%. At December 31, 2011, these securities comprised 23.0% of earning assets, up from 16.7% at December 31, 2010. The Corporation’s present policies, with respect to the classification of securities, are discussed in Note 1 to the Consolidated Financial Statements. The Corporation considers all of its securities as available for sale except for Michigan tax-exempt securities which are classified as held to maturity.

As of December 31, 2011, the estimated aggregate fair value of the Corporation’s securities portfolio was $126,000 above amortized cost. At December 31, 2011, gross unrealized gains were $982,000 and gross unrealized losses were $856,000. A summary of estimated fair values and unrealized gains and losses for the major components of the securities portfolio is provided in Item 1 of the Form 10-K. As of year end 2011, the Corporation continues to receive a favorable rate of return on the securities.

With regard to equity investments held by the Corporation, management regularly reviews the performance of each institution that is not publicly traded. The majority of the equity securities are investments in Michigan bank holding companies. On a quarterly basis, management reviews the Corporation’s investment in these equity securities. Management reviews current market prices on publicly traded equity securities and compares the current price to the book price. Any difference is adjusted as a temporary valuation difference, unless other resources provide other information. Equity securities that are not publicly traded receive a multi-faceted review utilizing call report data. Management reviews such performance indicators as earnings, ROE, ROA, non-performing assets, brokered deposits and capital ratios. Management draws conclusions from this information, as well as any published information or trading activity received from the individual institutions, to assist in determining if any unrealized loss is other than temporary impairment. As a result of the September 30, 2010 review, OTTI totaling $298,000 was recognized during the quarter on the Corporation’s equity securities in bank holding companies. The impairment was recognized as a result of the length of time these securities had been at an unrealized loss position. There was no impairment recognized in 2011.

The Corporation has also been closely monitoring the performance of the CMO and MBS portfolios. In 2009, there were multiple CMOs that were downgraded in the market. Management continued to monitor items such as payment streams and underlying default rates, and did not determine a severe change in these items. On a quarterly basis, management uses multiple assumptions to project the expected future cash flows of the private label CMOs with prepayment speeds, projected default rates and loss severity rates. The cash flows are then discounted using the effective rate on the securities determined at acquisition. Recent historical experience is the base for determining the cash flow assumptions and is adjusted when appropriate after considering characteristics of the underlying loans collateralizing the private label CMO security. At December 31, 2011, management has concluded that the CMO and MBS portfolios hold only temporary impairment and do not require write downs.

TABLE 5

Analysis and Maturities of Securities

(000s omitted)	Amortized Cost	Fair Value	Yield (1)
Available for sale
U.S. government and federal agency
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	4,494	4,513	1.83%
Over ten years	1,650	1,652	2.00%

	6,144	6,165

Mortgage backed residential
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	0	0	0.00%
Over ten years	15,625	15,922	3.84%

	$15,625	$15,922

Collateralized mortgage obligations-agencies
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	0	0	0.00%
Over ten years	31,002	31,454	3.70%

	$31,002	$31,454

Collateralized mortgage obligations-private label
One year or less	$0	$0	0.00%
Over one through five years	0	0	0.00%
Over five through ten years	0	0	0.00%
Over ten years	3,725	3,023	2.69%

	$3,725	$3,023

Equity Securities	$2,155	$2,123

Held to maturity
State and municipal
One year or less	$395	$398	3.87%
Over one through five years	1,321	1,350	4.08%
Over five through ten years	1,247	1,305	4.19%
Over ten years	0	0	0.00%

	2,963	3,053

Total Securities	$61,614	$61,740

(1)- Presented on a fully taxable equivalent basis using a federal income tax rate of 34%.

LOAN PORTFOLIO

The Corporation extends credit primarily within in its local markets in Genesee, Oakland, and Livingston, counties. The Corporation’s commercial loan portfolio is widely diversified but includes a concentration in commercial real estate, as discussed previously and in the following paragraph. The Corporation’s loan portfolio balances are summarized in Table 6.

Total loans of continuing operations decreased $12,364,000 for the year ended December 31, 2011, with total loans comprising 76.9% of earning assets as compared to 82.2% of December 31, 2010 earning assets. The economic challenges experienced in the State of Michigan that began in 2007 have continued to linger through 2011. Continued employment and economic declines, primarily in the automotive industry, contributed to heightened unemployment rates and a declining population. With these burdening challenges as well as by management strategy, the Corporation achieved a reduction in commercial loans during the year. In 2011, commercial loans decreased $10,101,000 or 22.9% to $33,956,000. Commercial real estate decreased by $6,688,000 or 5.3% in 2011, as management focused efforts on reducing the concentration. Residential real estate loans increased $7,580,000 or 39.4%. Consumer loans decreased $3,155,000 or 10.8% in 2011.

TABLE 6

Loan Portfolio

December 31, (000s omitted)	2011	2010	2009	2008	2007
Commercial	$33,956	$44,057	$43,456	$37,358	$35,479
Commercial real estate	118,984	125,672	142,280	175,593	193,647
Residential real estate	26,829	19,249	23,980	31,508	31,142
Consumer	25,998	29,153	32,334	35,519	37,695

Total	$205,767	$218,131	$242,050	$279,978	$297,963

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

TABLE 7

Maturities of the Loan Portfolio by Loan Type

(000s omitted) December 31, 2011	Within One Year	One- Five Years	After Five Years	Total
Commercial	$24,577	$4,511	$4,868	$33,956
Commercial real estate	62,413	53,490	3,081	118,984
Residential real estate	942	2,033	23,854	26,829
Consumer	3,837	13,966	8,195	25,998

	$91,769	$74,000	$39,998	$205,767

TABLE 8

Maturities of the Loan Portfolio by Rate Categories

(000s omitted)	Within	One-	After
December 31, 2011	One	Five	Five
	Year	Years	Years	Total
Loans:
Fixed Rate	$66,410	$57,599	$20,999	$145,008
Variable Rate	25,359	16,401	18,999	60,759

	$91,769	$74,000	$39,998	$205,767

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

The Corporation closely monitors its commercial loan portfolio. Commercial loans totaling $33,956,000 comprised 16.5% of total loans at December 31, 2011, compared to $44,057,000 or 20.2% of total loans at December 31, 2010. Commercial real estate loans at December 31, 2011, which comprised 57.8% of total loans, totaled $118,984,000 as compared to $125,672,000 or 57.6% of total loans at the end of 2010.

The commercial and commercial real estate loan properties are located principally in the Corporation’s local markets. Included are loans to various individual, industrial, commercial, professional and small business borrowers. The Corporation believes that the portfolio is reasonably well diversified.

NON-PERFORMING ASSETS

Non-performing assets include loans on which interest accruals have ceased, loans past due 90 days or more and still accruing, loans that have been renegotiated, and real estate acquired through foreclosure (ORE) or deed-in-lieu of foreclosure.

Total non-performing assets decreased $2,363,000 at December 31, 2011 as compared to 2010. Other Real Estate Owned decreased $1,458,000 in 2011. Other Real Estate owned totaled $1,949,000 at December 31, 2011. Other Real Estate in Redemption decreased to $223,000 at the end of 2011 from $1,632,000 at the end of 2010. The Other Real Estate Owned in Redemption balance is comprised of three commercial and one residential property. Non-performing loans decreased by $2,680,000 at December 31, 2011 as compared to December 31, 2010. Modified loans increased $8,759,000 to $15,005,000 at December 31, 2011 compared to $6,246,000 at December 31, 2010. Modified loans presented in Table 9 are comprised of loans which have performed since modification and have been returned to accrual status. Included in non-accrual loans, at December 31, 2011 are $ 8,128,000 of modified loans which have not been returned to accrual status and at December 31, 2010 $ 2,553,000 of modified loans are included in non-accrual loans. Modified loans are loans for which concessions have been granted to the borrower based on their individual financial situation. These concessions may include modifications to the interest rate, term of the loan or forgiveness of principal or interest. Loans past due over 90 days and still accruing interest increased $355,000 during this period. Non-accrual loans decreased $3,035,000 when comparing December 31, 2011 to December 31, 2010.

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

Certain portions of the Corporation’s non-performing loans are considered impaired. The Corporation measures impairment on all large balance non-accrual commercial loans. Certain large balance accruing loans rated watch or monitor are also analyzed for possible impairment. Impairment losses are believed to be appropriately covered by the allowance for loan losses.

The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Accrued but uncollected interest is reversed against income for the current quarter when a loan is placed on non-accrual. At December 31, 2011, there were $488,000 of loans past due 90 days or more and still accruing. Management is not aware of any qualifying loans that have not been moved to non-accrual or not been reclassified to troubled debt restructurings at December 31, 2011. The potential, however, remains that a borrower may become financially distressed in the future and management may place that loan into non-accrual, but this is difficult to predict.

TABLE 9

Non-Performing Assets and Past Due Loans

	December 31,
(000s omitted)	2011	2010	2009	2008	2007
Non-performing loans:
Loans past due 90 days or more & still accruing	$488	$133	$319	$865	$54
Non-accrual loans	17,097	20,132	15,025	21,204	11,044

Total non-performing loans	17,585	20,265	15,344	22,069	11,098

Modified loans	6,877	3,693	1,464	942	431

Total modified loans	6,877	3,693	1,464	942	431

Other non-performing assets:
Other real estate	1,949	3,407	4,201	2,651	887
Other real estate owned in redemption	223	1,632	3,602	1,005	2,842
Other non-performing assets	0	0	0	25	49

Total other non-performing assets	2,172	5,039	7,803	3,681	3,778

Total Non-Performing Assets	$26,634	$28,997	$24,611	$26,692	$15,307

Non-performing loans as a % of total loans	8.55%	9.30%	6.34%	7.89%	372%
Non-performing assets as a % of
Total Loans and Other Real Estate	12.82%	13.10%	9.62%	8.79%	4.98%
Allowance for loan losses as a % of
Non-performing loans	46.43%	55.84%	57.26%	34.19%	46.48%
Accruing loans past due 90 days or
More to total loans	0.24%	0.06%	0.13%	0.29%	0.02%
Non-performing assets as a % of total assets	8.91%	6.84%	5.80%	6.29%	3.61%

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

TABLE 10

Allocation of the Allowance for Loan Losses

December 31,	2011		2010		2009		2008		2007
(000s omitted)	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %	Amount	Loan %
Commercial	$891	16.5%	$871	20.2%	$1,697	18.0%	$729	13.3%	$676	11.9%
Commercial real estate	5,759	57.8%	9,155	57.6%	5,664	58.7%	5,724	62.7%	3,648	64.9%
Residential real estate	476	13.1%	411	8.8%	571	9.9%	234	11.3%	209	10.5%
Consumer	697	12.6%	741	13.4%	622	13.4%	747	12.7%	513	12.7%
Unallocated	341		46		212		0		0

Total	$8,164	100.00%	$11,224	100.00%	$8,766	100.00%	$7,434	100.00%	$5,046	100.00%

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

Impaired loans, that are measured for impairment using the fair value of the collateral had a carrying amount of $7,105,000, with a valuation allowance of $1,880,000, which did not require additional provision for loan losses at December 31, 2011. At December 31, 2010 impaired loans had a carrying amount of $13,081,000, with a valuation allowance of $3,783,000, which resulted in additional provision for loan losses of $711,000.

The Corporation maintains policies and procedures to identify and monitor non-accrual loans. A loan is placed on non-accrual status when there is doubt regarding collection of principal or interest, or when principal or interest is past due 90 days or more. Interest accrued but not collected is reversed against income for the current quarter when the loan is placed on non-accrual status.

The Corporation’s average deposit balances, of continuing operations, and rates for the past five years are summarized in Table 11. Total average deposits were 7.7% lower in 2011 as compared to 2010. In 2011, non-interest bearing demand deposits increased $6,206,000 and savings deposits increased $3,844,000. The remaining categories of deposits experienced declining averages in 2011. During 2011, there was a change in the mix of average deposit composition. For 2011, interest-bearing demand average deposits comprised 17.3% of total average deposits, savings average deposits comprised 25.3% of total average deposits, and time average deposits comprised 34.7% of total average deposits. This is compared to interest-bearing average deposits which were 16.7% of total average deposits, average savings deposits were 22.0% of total average deposits and time deposit average deposits comprised 42.4% of total average deposits for 2010.

DEPOSITS

TABLE 11

Average Deposits

Years Ended December 31

	2011		2010		2009		2008		2007
	Average		Average		Average		Average		Average
(000s omitted)	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Non-int. bearing demand	$61,492		$55,286		$53,941		$53,043		$55,618
Interest bearing demand	46,670	0.12%	48,988	0.19%	51,657	0.50%	51,234	1.00%	56,993	1.69%
Savings	68,406	0.09%	64,562	0.12%	66,056	0.37%	66,778	0.89%	70,093	1.35%
Time	93,927	2.51%	124,162	3.11%	157,998	3.62%	162,999	4.32%	165,495	4.73%

Total	$270,495	1.19%	$292,998	1.70%	$329,652	2.26%	$334,054	2.90%	$348,199	3.33%

Brokered deposits, included in time deposits, totaled $11,015,000 and $21,995,000 at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, brokered deposits had interest rates ranging from 4.90% to 5.25% and 4.90% to 5.30%, respectively, and maturities ranging from four months to ten months. Brokered deposits mature in 2012 as follows: $5,000,000 in April, $3,000,000 in August, and $2,990,000 in October, plus accrued interest of $25,000 at December 31, 2011.

The State Bank is considered adequately capitalized at December 31, 2011, and is precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature. These repayments are anticipated to be made from fed funds and the Bank’s local deposits.

As of December 31, 2011, certificates of deposit of $100,000 or more accounted for approximately 13.1% of total deposits compared to 16.4% at December 31, 2010. The maturities of these deposits are summarized in Table 12.

TABLE 12

Maturity of Time Certificates of Deposit of $100,000 or More

(000s omitted)	December 31,
	2011	2010
Three months or less	$2,364	$4,638
Over three through six months	11,277	7,612
Over six through twelve months	10,039	11,012
Over twelve months	11,018	22,034

Total	$34,698	$45,296

FEDERAL INCOME TAXES

The Corporation’s effective tax rate, of continuing operations, was 1.69% for 2011 and 0.43% for 2010. The principal difference between the effective tax rates and the statutory tax rate of 34% is the Corporation’s investments in certain tax-exempt securities and loans as well as its valuation allowance against its tax assets.

During 2011 and 2010, the Corporation evaluated its deferred tax position. A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In 2009, the Corporation’s evaluation of taxable events and the losses in recent years led management to conclude that it was more likely than not that all or part of the benefit would not be realized. As a result, during the second quarter of 2009, the Corporation recognized a valuation allowance. A full valuation allowance is recorded at December 31, 2011 and 2010. Additional information relating to federal income taxes is included in Note 10 to the Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE RISK MANAGEMENT

Asset/Liability management is designed to assure liquidity and reduce interest rate risks. The goal in managing interest rate risk is to maintain a strong and relatively stable net interest margin. It is the responsibility of the Asset/Liability Management Committee (ALCO) to set policy guidelines and to establish short-term and long-term strategies with respect to interest rate exposure and balance sheet liquidity. The ALCO, which is comprised of key members of management, meets regularly to review financial performance and soundness, including interest rate risk and liquidity in relation to present and prospective markets and business conditions. Accordingly, the committee adopts funding and balance sheet management strategies that are intended to maximize earnings, maintain liquidity, and achieve balance sheet composition objectives.

Liquidity maintenance together with a solid capital base and strong earnings performance are key objectives of the Corporation. The Corporation’s liquidity is derived from a strong deposit base comprised of individual and business deposits. Deposit accounts of customers in the mature market represent a substantial portion of deposits of individuals. The Bank’s deposit base plus other funding sources (federal funds purchased, short-term borrowings, FHLB advances, other liabilities and shareholders’ equity) provided primarily all funding needs in 2011. While these sources of funds are expected to continue to be available to provide funds in the future, the mix and availability of funds will depend upon future economic conditions. The Corporation does not foresee any difficulty in meeting its funding requirements.

A source of liquidity that is no longer available to the Bank is brokered deposits. Brokered deposits totaled approximately $11,015,000 and $21,995,000 at December 31, 2011 and 2010. As The State Bank

is considered adequately capitalized at December 31, 2011, it is precluded, under prompt corrective action guidelines, from issuing or renewing brokered deposits. Management anticipates repayment of brokered deposits as they mature using fed funds and the Bank’s local deposits.

Primary liquidity is provided through short-term investments or borrowings (including federal funds sold and purchased), while the security portfolio provides secondary liquidity along with FHLB advances. As of December 31, 2011, the Corporation did not have federal funds sold as compared to $21,900,000 federal funds sold at the end of 2010. In 2011, loan total balances declined $12,364,000, while deposit balances decreased $10,096,000. The difference of $2,268,000 along with prior excess liquidity was placed into the investment portfolio to enhance earnings. The Corporation regularly monitors liquidity to ensure adequate cash flows to cover unanticipated reductions in the availability of funding sources.

In April 2009, the Corporation, in order to maintain liquidity at the holding company, provided notice to each of The Bank of New York and Wilmington Trust Company, the trustees of the Corporation’s junior subordinated debt securities due 2033 (“Fentura Trust I”), and junior subordinated debt securities due 2035 (“Fentura Trust II”), respectively, that the Corporation was exercising its right to defer interest payments for each of the interest payment dates of June 15, 2009, as to the Fentura Trust I, and May 23, 2009, as to the Fentura Trust II to June 15, 2014 and May 23, 2014, respectively, unless the Corporation subsequently gives notice that it has elected to shorten such deferral period. The Corporation has the ability under each of the trust indentures to defer interest payments for up to twenty consecutive quarterly periods (five years), so long as the Corporation is not in default, as defined in the respective indentures. The Corporation is not in default under either of the indentures. Interest on the debt securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period. The total then-estimated annual interest that was payable on the debt securities, if not deferred, was approximately $1,464,000, based on variable rates at the time of deferral. The management of the holding company liquidity position remains stable as the operating expenses of the holding company are minimal.

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

The Corporation used cash flows in financing activities resulting primarily from the outflow of time deposits. In 2011, total deposits decreased $10,096,000. Cash provided by investing activities was $84,850,000 in 2011 compared to $45,571,000 in 2010. The change in investing activities was due to the sale of a subsidiary bank. A continued decrease in loan volume from 2010 to 2011, which was management’s strategy, also played a key role in the change in investing activities. Sales of other real estate owned decreased $1,254,000 when comparing 2011 to 2010.

CAPITAL RESOURCES

Management closely monitors capital levels to provide for current and future business needs and to comply with regulatory requirements. Regulations prescribed under the Federal Deposit Insurance Corporation Improvement Act of 1991 have defined “well capitalized” institutions as those having total risk-based ratios, tier 1 risk-based capital ratios and tier 1 leverage ratios of at least 10%, 6%, and 5%, respectively. At December 31, 2011 the subsidiary Bank maintained adequately capitalized leverage requirements as defined by federal law.

At December 31, 2011, the Corporation’s tier 1 and total risk-based capital ratios were 8.8% and 10.1%, respectively, compared with 6.5% and 7.8% in 2010. The Corporation’s tier 1 leverage ratio was 6.5% at December 31, 2011 compared with 4.9% at December 31, 2010. Although the Corporation experienced a decline in equity from year to year, the Corporation was also able to reduce the size of the balance sheet and improve risk-based ratios over last year, primarily due to the sale of subsidiary Banks during 2010 and 2011.

Total shareholders’ equity declined 8.7% to $14,660,000 at December 31, 2011, compared with $16,055,000 at December 31, 2010. The decrease in equity in 2011 resulted from negative earnings. The Corporation did not pay dividends in either 2010 or 2011 in order to conserve capital. The Corporation’s equity to asset ratio was 4.9% at December 31, 2011, compared to 3.8% at December 31, 2010.

Additional information regarding the capital levels of the Corporation and the Bank is in Note 15 to the Financial Statements, for a discussion of capital requirements imposed by regulatory agreements.

REGULATORY ORDERS

In January 2010, The State Bank entered into a Consent Order with federal and state banking regulators that contain provisions to foster improvement in The State Bank’s earnings, lower nonperforming loan levels, increase capital, and require revisions to various policies. The Consent Order requires The State Bank to maintain a Tier 1 capital to average asset ratio of a minimum of 8.0%. It also requires The State Bank to maintain a total capital to risk weighted asset ratio of 12.0%. At December 31, 2011, The State Bank had a Tier 1 capital to average assets ratio of 8.1% and a total capital to risk-weighted assets ratio of 12.3%.

The Consent Order restricts the Bank from issuing or renewing brokered deposits. The Consent Order also restricts dividend payments from The State Bank to the Corporation. The Corporation, the Board of Directors and management continue to execute initiatives to comply with the Consent Order. Recent actions included the injection of capital into The State Bank resulting from the sale of West Michigan Community Bank. On January 31, 2011, $900,000 of capital was injected into The State Bank. Additional capital injections were made on June 2, 2011 in the amount of $2,862,000 and on July 27, 2011 in the amount of $850,000. These injections were the result of the sale of non-performing assets from the subsidiary of the Corporation. Following these injections, the Bank has attained capital levels that can be considered well capitalized by regulatory standards. Future non-compliance with Consent Order requirements would cause the Bank to be subject to further enforcement actions by the FDIC.

Effective in November 2010, the Corporation received a notice from The Federal Reserve which defined restrictions being placed upon the holding company. The restrictions include the declaration or payment of any dividends, the receipt of dividends from subsidiary banks, the repayment of any principal or interest on subordinated debentures or Trust Preferred securities, restrictions on debt, any changes in Executive or Senior Management or change in the role of Senior Management. In addition, the notice provided an expectation that the Corporation “maintain sufficient capital” levels. The board of directors and management continue to execute and monitor initiatives to comply with Federal Reserve restrictions.

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

The allowance for loan losses is maintained at a level we believe is appropriate to absorb probable losses identified and inherent in the loan portfolio. Our evaluation of the appropriateness of the allowance for loan losses is an estimate based on reviews of individual loans, assessments of the impact of current and anticipated economic conditions on the portfolio, and historical loss experience. The allowance for loan losses represents management’s best estimate, but significant downturns in circumstances relating to loan quality or economic conditions could result in a requirement for an increased allowance for loan losses in the future. Likewise, an upturn in loan quality or improved economic conditions may result in a decline in the required allowance for loan losses. In either instance unanticipated changes could have a significant impact on operating earnings.

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

Other Real Estate Owned and Foreclosed Assets are acquired through or instead of loan foreclosure. They are initially recorded at fair value less estimated selling costs when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. See Note 6 to the financial statements for additional information regarding other real estate owned.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Fentura Financial, Inc. faces market risk to the extent that both earnings and the fair value of its financial instruments are affected by changes in interest rates. The Corporation manages this risk with static GAP analysis and has begun simulation modeling. Throughout 2011 the results of these measurement techniques were within the Corporation’s policy guidelines. The Corporation does not believe that there has been a material change in the nature of the Corporation’s substantially influenced market risk exposures, including the categories of market risk to which the Corporation is exposed and the particular markets that present the primary risk of loss to the Corporation, or in how those exposures were managed in 2011 compared to 2010.

The Corporation’s market risk exposure is mainly comprised of its vulnerability to interest rate risk. Prevailing interest rates and interest rate relationships in the future will be primarily determined by market factors, which are outside of the Corporation’s control. All information provided in this section consists of forward-looking statements. Reference is made to the section captioned “Forward Looking Statements” in this annual report for a discussion of the limitations on the Corporation’s responsibility for such statements. The following table provides information about the Corporation’s financial instruments that are sensitive to changes in interest rates as of December 31, 2011. The table shows expected cash flows from market sensitive instruments for each of the next five years and thereafter. The expected maturity date values for loans and securities (at amortized cost) were calculated without adjusting the instruments’ contractual maturity dates for expected prepayments. Maturity date values for interest bearing core deposits were not based on estimates of the period over which the deposits would be outstanding, but rather the opportunity for re-pricing. The Corporation believes that re-pricing dates, as opposed to expected maturity dates, may be more relevant in analyzing the value of such instruments and are reported as such in the following table.

TABLE 13

Rate Sensitivity of Financial Instruments

(000s omitted)	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
Rate Sensitive Assets:
Fixed interest rate loans	$66,410	$21,224	$7,186	$5,950	$23,239	$20,999	$145,008	$134,002
Average interest rate	4.81%	6.72%	6.80%	6.88%	7.40%	6.44%	6.04%
Variable interest rate loans	$25,359	$4,055	$8,392	$2,913	$1,041	$18,999	$60,759	$56,357
Average interest rate	5.04%	4.24%	4.35%	4.74%	5.03%	4.19%	4.79%
Fixed interest rate securities	$15,591	$7,614	$8,271	$6,488	$2,929	$9,063	$49,956	$48,077
Average interest rate	3.19%	3.80%	3.81%	3.64%	3.80%	3.50%	3.50%
Variable interest rate securities	$8,153	$606	$288	$141	$1,878	$1,049	$12,115	$10,606
Average interest rate	2.34%	3.30%	3.30%	2.50%	2.50%	2.84%	2.23%
FHLB Stock	$661						$661	$661
Average interest rate	0.02%						0.02%

Total rate sensitive assets	$116,174	$33,499	$24,137	$15,492	$29,087	$50,110	$268,499	$249,703

Rate Sensitive Liabilities:
Interest-bearing checking	$52,973						$52,973	$52,973
Average interest rate	0.12%						0.12%
Savings	$64,365						$64,365	$64,365
Average interest rate	0.09%						0.09%
Time	$56,890	$17,942	$6,273	$2,621	$2,023	$83	$85,832	$84,814
Average interest rate	2.25%	1.89%	2.18%	1.97%	1.64%	0.80%	2.38%
FHLB advances	$33	$35	$39	$42	$774	$0	$923	$1,180
Average interest rate	7.30%	7.30%	7.30%	7.30%	7.30%	0.00%	7.34%
Subordinated debt	$14,000						$14,000	$12,612
Average interest rate	3.08%						3.08%

Total rate sensitive liabilities	$188,261	$17,977	$6,312	$2,663	$2,797	$83	$218,093	$215,944

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

Table 14 sets forth the distribution of re-pricing of the Corporation’s earning assets and interest bearing liabilities as of December 31, 2011, the interest rate sensitivity GAP, as defined above, the cumulative interest rate sensitivity GAP, the interest rate sensitivity GAP ratio (i.e. interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative sensitivity GAP ratio. The table also sets forth the time periods in which earning assets and liabilities will mature or may re-price in accordance with their contractual terms.

TABLE 14	Gap Analysis
(000s omitted)	December 31, 2011
	Within	Three	One to	After
	Three	Months-	Five	Five
	Months	One Year	Years	Years	Total
Securities	$13,249	$10,582	$28,228	$9,591	$61,650
Loans	40,969	50,676	74,002	40,120	205,767
Loans Held for Sale	123	0	0	0	123
FHLB Stock	661	0	0	0	661

Total Earning Assets	$55,002	$61,258	$102,230	$49,711	$268,201

Interest Bearing Liabilities:
Interest Bearing Demand Deposits	$52,973	$0	$0	$0	$52,973
Savings Deposits	64,365	0	0	0	64,365
Time Deposits Less than $100,000	7,908	25,303	17,840	81	51,132
Time Deposits Greater than $100,000	2,364	21,316	11,018	0	34,698
FHLB Advances	0	33	890	0	923
Subordinated Debt	14,000	0	0	0	14,000

Total Interest Bearing Liabilities	$141,610	$46,652	$29,748	$81	$218,091

Interest Rate Sensitivity GAP	$(86,608)	$14,606	$72,482	$49,630	$50,110
Cumulative Interest Rate Sensitivity GAP	$(86,608)	$(72,002)	$480	$50,110
Interest Rate Sensitivity GAP	0.39	1.31	3.44	613.72
Cumulative Interest Rate Sensitivity GAP Ratio	0.39	0.62	1.00	1.23

As indicated in Table 14, the short-term (one year and less) cumulative interest rate sensitivity gap is negative. Accordingly, if market interest rates increase, this negative gap position could have a short-term negative impact on interest margin. Conversely, if market rates decline this should theoretically have a short-term positive impact. However, gap analysis is limited and may not provide an accurate indication of the impact of general interest rate movements on the net interest margin since the re-pricing of various categories of assets and liabilities is subject to the Corporation’s needs, competitive pressures, and the needs of the Corporation’s customers. In addition, various assets and liabilities indicated as re-pricing within the same period may in fact re-price at different times within such period and at different rate indices. The Prime Rate has remained steady over the past twelve months. This steadiness allowed management to close the gap related to interest rate sensitivity. Management was able to reduce liquid interest bearing liability rates to extremely low rates, while maintaining relatively similar volumes. The Banks were also able to re-price maturing time deposits, usually in a downward fashion as longer term certificates at higher rates matured during the year. On the asset side of the balance sheet, rates on the investment portfolios remained relatively steady and the yields on loans increased slightly. Management worked to re-price loans favorably as they renewed and were priced accordingly for risk, however overall loan yields decreased. This was due to increases in non-performing loans. The Corporation expects to continue to make strides in managing interest rate sensitivity.

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

FENTURA FINANCIAL, INC. COMMON STOCK

The Corporation’s shares are quoted on the OTC Bulletin Board. Table 15 sets forth the high and low market information for each quarter of 2010 through 2011. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions. As of February 1, 2012, there were 704 shareholders of record, not including participants in the Corporation’s employee stock option program.

TABLE 15

Common Stock Data

		Market Information		Dividends Paid
Years	Quarter	High	Low	Per Share (1)

2010	First Quarter	$1.75	$1.10	$0.000
	Second Quarter	4.25	3.20	0.000
	Third Quarter	3.00	1.90	0.000
	Fourth Quarter	1.75	1.45	0.000
				$0.000

2011	First Quarter	$2.90	$1.10	$0.000
	Second Quarter	4.25	1.20	0.000
	Third Quarter	2.55	1.31	0.000
	Fourth Quarter	2.16	1.75	0.000
				$0.000

(1)	Refer to Note 1 to the Financial Statements “Dividend Restrictions” for a discussion of limitations on the Corporation’s ability to pay dividends.